As filed with the Securities and Exchange Commission on March 20, 1997
                                                     Registration No. 333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                   ---------

                                  AIRGAS, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                            9999                                56-0732648
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer Identification Number)
incorporation or organization)      Classification Code Number)

      259 Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5240 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ANDREW R. CICHOCKI,
                ASSISTANT VICE PRESIDENT-CORPORATE DEVELOPMENT
                                 AIRGAS, INC.

                      259 Radnor-Chester Road, Suite 100
                        Radnor, Pennsylvania 19087-5240
                                (610) 687-5253
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ------------------

                                With a copy to:

                          NANCY D. WEISBERG, ESQUIRE
                          McCAUSLAND, KEEN & BUCKMAN

                      259 Radnor-Chester Road, Suite 160
                        Radnor, Pennsylvania 19087-5240
                                (610) 341-1000

                              ------------------

       Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date of this
                            Registration Statement.

                              ------------------

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                               Proposed Maximum          Proposed Maximum         Amount of
         Title of Securities              Amount Being             Offering                 Aggregate           Registration
           Being Registered                Registered           Price Per Share           Offering Price             Fee
------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value........   1,688,236 Shares            $ 9.58 /(1)/         $ 16,173,301 /(1)/          $4,901

==============================================================================================================================

/(1)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based upon the book value of the shares of Class A Common Stock and Class B Common Stock of Carbonic Industries Corporation, less an estimate of the cash to be paid by the Registrant.

--------------------------------------------------------------------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 AIRGAS, INC.

             Cross Reference Sheet Showing Location in Prospectus
                      of Information Required by Form S-4

                 REGISTRATION STATEMENT ITEM                              LOCATION IN PROSPECTUS
   --------------------------------------------------------     -------------------------------------------

-------------------------------------------------------------------------------------------------------------
   A.    Information About the Transaction

         1.  Forepart of Registration Statement and
             Outside Front Cover Page of Prospectus.........     Front Cover Page

         2.  Inside Front and Outside Back Cover Pages
             of Prospectus..................................     Inside Front and Outside Back Cover Pages

         3.  Risk Factors, Ratio of Earnings to Fixed
             Charges and Other Information..................     Investment Considerations

         4.  Terms of the Transaction.......................     Summary of Proxy Statement/Prospectus;
                                                                 The Merger

         5.  Pro Forma Financial Information................     Summary of Proxy Statement/Prospectus;
                                                                 Unaudited Pro Forma Financial Information

         6.  Material Contacts with the Company
             Being Acquired.................................     Background and Related Matters

         7.  Additional Information Required for
             Re-offering by Persons and Parties
             Deemed to be Underwriters......................                   *

         8.  Interests of Named Experts and Counsel.........     Legal Opinions; Experts

         9.  Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities....................................                   *

   B.    Information About the Registrant

         10. Information with Respect to S-3 Registrants....                   *

         11. Incorporation of Certain Information
             by Reference...................................                   *

         12. Information with Respect to S-2 or
             S-3 Registrants................................                   *

         13. Incorporation of Certain Information
             by Reference...................................                   *

                                 AIRGAS, INC.

             Cross Reference Sheet Showing Location in Prospectus
                      of Information Required by Form S-4


                 REGISTRATION STATEMENT ITEM                              LOCATION IN PROSPECTUS
   --------------------------------------------------------     -------------------------------------------

         14. Information with Respect to Registrants
             Other than S-2 or S-3 Registrants.............      Summary of Proxy Statement/Prospectus;
                                                                 Investment Considerations; The Merger;
                                                                 Price Range of Common Stock; Dividend
                                                                 Policy; Airgas; Airgas -- Selected Financial
                                                                 Data; Airgas -- Management's Discussion
                                                                 and Analysis of Financial Condition and
                                                                 Results of Operations; Unaudited Pro Forma
                                                                 Financial Information; Index to Financial
                                                                 Statements; Airgas -- Airgas Common Stock

   C.    Information About the Company Being Acquired

         15. Information with Respect to S-3 Companies.....                      *

         16. Information with Respect to S-2
             or S-3 Companies..............................                      *

         17. Information with Respect to Companies
             Other than S-2 or S-3 Companies...............      Summary of Proxy Statement/Prospectus;
                                                                 Investment Considerations; The Merger;
                                                                 CIC; CIC -- Selected Financial Data; CIC --
                                                                 CIC Management's Discussion and Analysis
                                                                 of Financial Condition and Results of
                                                                 Operations; Unaudited Pro Forma Financial
                                                                 Information; Index to Financial Statements

   D.    Voting and Management Information

         18. Information if Proxies, Consents or
             Authorizations are to be Solicited............      Summary of Proxy Statement/Prospectus;
                                                                 The Special Meeting; The Merger --
                                                                 Dissenters' Rights; The Merger -- Interests
                                                                 of Certain Persons in the Merger; Airgas --
                                                                 Management of Airgas; Airgas -- Executive
                                                                 Compensation; Airgas -- Principal
                                                                 Stockholders of Airgas; CIC -- Principal
                                                                 Stockholders of CIC

         19. Information if Proxies, Consents or
             Authorizations are not to be Solicited........                      *

                        CARBONIC INDUSTRIES CORPORATION
                       3700 Crestwood Parkway, Suite 200
                          Duluth, Georgia 30136-5583


                                April __, 1997



Dear Shareholders:

         A Special Meeting of Shareholders of Carbonic Industries Corporation ("CIC") will be held at the offices of Osburn, Henning and Company at 617 East Colonial Drive, Orlando, Florida on May ___, 1997 at 1:00 p.m.

         At the Special Meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger ("Merger Agreement") pursuant to which CIC will be merged into a wholly-owned subsidiary of Airgas, Inc. (the "Airgas Subsidiary"). If the merger (the "Merger") is consummated, each outstanding share of CIC Class A common stock, no par value (the "Class A Common") will be converted into and exchanged for the right to receive an amount of Airgas common stock, par value $0.01 per share ("Airgas Common Stock") equal to $43 in value (valued as described below), $43 in cash or a combination thereof, at the shareholder's election, subject to proration and certain other limitations more fully described in the enclosed Prospectus and Proxy Statement (including that shareholders who own more than 500 shares of Class A Common, or who own 500 or fewer shares but received such shares after March 12, 1997 from someone who owned more than 500 shares on March 12, 1997, may not elect to receive cash for more than 45% of the value of their Class A Common). In addition, if the Merger is consummated, each share of CIC Class B Common Stock, no par value ("Class B Common"), will be converted into and exchanged for the right to receive $205 in cash or an amount of Airgas Common Stock equal to $205 in value (valued as described below), with 55% of such consideration to be paid in Airgas Common Stock and 45% to be paid in cash, but also subject to proration and certain other limitations as more fully described in the enclosed Prospectus and Proxy Statement.

         For purposes of calculating the number of shares of Airgas Common Stock which you will receive if the Merger is consummated, a share of Airgas Common Stock is valued at $_______. This works out to approximately __________ shares of Airgas Common Stock for each share of Class A Common and __________ shares of Airgas Common Stock for each share of Class B Common.

         Please also note that, unless you own 500 or fewer shares of Class A Common (and did not receive those shares after March 12, 1997 directly or indirectly from someone who owned more than 500 shares on March 12, 1997), 55% of the consideration you will receive for your CIC Common Stock (all in shares of Airgas Common Stock) will be held in escrow for up to two years from the time the Merger closes to cover certain indemnification obligations and to support the tax treatment of this transaction.

         If you wish to receive any cash for your shares of Class A Common, you must follow the procedures set forth in the Form of Cash Election/Transmittal Letter, enclosed with the Proxy Statement/Prospectus, and described under "Important Notice."

         You should also return the enclosed Continuity of Interest Certificate prior to the closing of the Merger. The purpose of this Certificate is to support the tax treatment of the Merger.

         Details of the Merger are set forth in the accompanying Proxy Statement/Prospectus, which you should read carefully and which contains a more complete discussion of these matters.

         Your Board of Directors has unanimously approved the Merger and believes that the Merger is in the best interests of CIC and its shareholders and therefore unanimously recommends a vote FOR the Merger. The Merger must be approved by each of a majority of the outstanding shares of Class A Common and a majority of the outstanding shares of Class B Common.

         All shareholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return your proxy card in the enclosed envelope (which requires no postage if mailed in the United States). If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                            Sincerely,


                                            J. Vernon Hinely
                                            Chairman of the Board and President

                        CARBONIC INDUSTRIES CORPORATION
                       3700 Crestwood Parkway, Suite 200
                          Duluth, Georgia 30136-5583

                           -----------------------

                           NOTICE OF SPECIAL MEETING

                                      OF

                                 SHAREHOLDERS

                           -----------------------



To the Shareholders:

         Notice is hereby given that a Special Meeting of Shareholders of Carbonic Industries Corporation ("CIC") will be held on May ___, 1997 at 1:00 p.m., at the offices of Osburn, Henning and Company, 617 East Colonial Drive, Orlando, Florida for the following purposes:

             To consider and vote upon an Agreement and Plan of Merger dated March 12, 1997 (the "Merger Agreement") pursuant to which (i) CIC would be merged (the "Merger") into a wholly-owned subsidiary of Airgas, Inc. ("Airgas"), a Delaware corporation; (ii) holders of shares of CIC Class A Common Stock, no par value (the "Class A Common") (other than holders who perfect dissenters' rights), would receive for each share of Class A Common outstanding, at each holder's election, subject to proration and other limitations set forth in the Merger Agreement, either (a) shares of Airgas Common Stock, par value $.01 per share (the "Airgas Common Stock"), or (b) cash for up to 45% of the value of their shares of Class A Common; and (iii) holders of shares of CIC Class B Common Stock, no par value (the "Class B Common") (other than holders who perfect dissenter's rights), would receive shares of Airgas Common Stock for 55% of the value of their shares of Class B Common and, subject to proration, cash for 45% of the value of their shares of Class B Common. In addition, outstanding options to acquire CIC Common Stock would be assumed by Airgas and would be exercisable for shares of Airgas Common Stock, in accordance with the provisions of the Merger Agreement.

         Shareholders of CIC have the right to dissent from the Merger and demand that if the Merger is consummated, they will be paid the "fair value" of their shares of CIC Common Stock, determined as of the close of business on the day prior to the Special Meeting (exclusive of any appreciation or depreciation in anticipation of the Merger). The right of any shareholder to receive such "fair value" payment is contingent on strict compliance with the requirements of the applicable provisions of Florida law, which are attached as Appendix B to the Proxy Statement/ Prospectus.

         Only holders of record of Class A Common and Class B Common at the close of business on April ___, 1997 will be entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof. Prior to the actual voting thereof, a proxy may be revoked by the person executing such proxy by filing with the Executive Vice President of CIC an instrument of revocation, by duly executed proxy bearing a later date or by voting in person at the Special Meeting.


                                              By Order of the Board of Directors



                                              Julian K. Dominick, Secretary



April __, 1997

                               IMPORTANT NOTICE


PROXY: TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE,
-----
DATE AND SIGN (EXACTLY AS YOUR NAME APPEARS THEREON) THE ENCLOSED PROXY, AND RETURN IT PROMPTLY TO CARBONIC INDUSTRIES CORPORATION IN THE POSTAGE PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

CONTINUITY OF INTEREST CERTIFICATE: YOU SHOULD ALSO RETURN TO CARBONIC
----------------------------------
INDUSTRIES CORPORATION IN THE ENCLOSED POSTAGE PAID ENVELOPE, TOGETHER WITH YOUR PROXY, THE CONTINUITY OF INTEREST CERTIFICATE. IF CIC DOES NOT RECEIVE CONTINUITY OF INTEREST CERTIFICATES FROM PERSONS WHO WILL DEPOSIT SHARES INTO THE LOCKUP/ESCROW FUND REPRESENTING AT LEAST 50% OF THE MERGER CONSIDERATION, THE MERGER MAY NOT BE COMPLETED.

CASH ELECTION/TRANSMITTAL LETTER: IF YOU ARE A HOLDER OF SHARES OF CLASS A
--------------------------------
COMMON, YOU MUST RETURN THE ENCLOSED FORM OF CASH ELECTION/TRANSMITTAL LETTER AND IF YOU ARE A HOLDER OF SHARES OF CLASS B COMMON, YOU MUST RETURN THE ENCLOSED CLASS B TRANSMITTAL LETTER WITH YOUR STOCK CERTIFICATES REPRESENTING CIC COMMON STOCK TO THE BANK OF NEW YORK, 101 BARCLAY STREET, NEW YORK, NEW YORK 10286 IN THE SEPARATE ENVELOPE PROVIDED TO RECEIVE ANY MERGER CONSIDERATION. IF YOU ARE A HOLDER OF SHARES OF CLASS A COMMON AND YOU WANT TO RECEIVE ANY (UP TO 45%) OF YOUR MERGER CONSIDERATION IN CASH INSTEAD OF AIRGAS COMMON STOCK, YOU NEED TO INDICATE THAT IN THE FORM OF CASH ELECTION/TRANSMITTAL LETTER, AND SEND IT (WITH ALL OF YOUR STOCK CERTIFICATES) TO THE BANK OF NEW YORK, 101 BARCLAY STREET, NEW YORK, NEW YORK 10286 IN THE SEPARATE ENVELOPE PROVIDED FOR RECEIPT NO LATER THAN THE CLOSE OF BUSINESS ON _______________, 1997. THE FORM OF CASH ELECTION/TRANSMITTAL LETTER ALSO PROVIDES THAT YOU WILL RECEIVE AIRGAS COMMON STOCK FOR YOUR REMAINING SHARES OF CLASS A COMMON.

                                 AIRGAS, INC.

                                  PROSPECTUS
                                  ----------

                            =======================


                        CARBONIC INDUSTRIES CORPORATION

                                PROXY STATEMENT
                                ---------------

         This Prospectus of Airgas, Inc. ("Airgas"), a Delaware corporation, relates to up to 1,688,236 shares of Airgas Common Stock, par value $.01 per share (the "Airgas Common Stock"), to be issued in connection with the proposed merger (the "Merger") of Carbonic Industries Corporation ("CIC") into a newly formed, wholly-owned subsidiary of Airgas (the "Airgas Subsidiary"), with Airgas Subsidiary surviving the Merger, in accordance with the Agreement and Plan of Merger dated as of March 12, 1997, by and among Airgas, Airgas Subsidiary and CIC (the "Merger Agreement"). This Prospectus also serves as a proxy statement of CIC in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of shareholders of CIC to be held on May __, 1997 at 1:00 p.m. at the offices of Osburn, Henning and Company, 617 East Colonial Drive, Orlando, Florida. This Proxy Statement/Prospectus, with accompanying form of proxy, is first being mailed to the CIC shareholders on or about ____________, 1997.

         Upon consummation of the Merger, all outstanding shares of CIC Class A Common Stock, no par value (the "Class A Common") will be converted into the right to receive, at each holder's election, subject to proration and other limitations described herein, shares of Airgas Common Stock or cash for up to 45% of the value of a holder's shares, provided that holders of 500 or fewer shares of Class A Common will not be subject to the 45% limitation unless the shares were transferred of record to such holder after March 12, 1997 by a person or entity who owned of record on March 12, 1997 more than 500 shares of Class A Common (such shares not subject to the 45% limitation are hereinafter referred to as the "De Minimis Shares"), and all outstanding shares of CIC Class B Common Stock, no par value (the "Class B Common"), will be converted into shares of Airgas Common Stock for 55% of the value of the Class B Common and, subject to proration, into cash for 45% of the value of the Class B Common (all such Airgas Common Stock and cash into which the Class A Common and the Class B Common are converted into the right to receive, collectively, the "Merger Consideration"). Except for the De Minimis Shares, the Merger Consideration payable to a CIC shareholder will be reduced by 0.25% for fees and expenses related to the Merger and the Lockup/Escrow Agreement (the "Lockup/Escrow Fee"). See "Summary - Merger Consideration" and "The Merger - Conversion of Shares and Fractional Shares."

         THE AIRGAS SECURITIES TO BE OFFERED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information included herein with respect to Airgas and its subsidiaries and affiliates was supplied by Airgas, and the information concerning CIC and its affiliates included herein was supplied by CIC.

         Holders of CIC Common Stock should carefully consider the information set forth under "Investment Considerations."

         The date of this Proxy Statement and Prospectus is April __, 1997.

                          PROXY STATEMENT/PROSPECTUS

                                --------------

                        Carbonic Industries Corporation

               Special Meeting of Shareholders -- May ___, 1997

                               ----------------

                               TABLE OF CONTENTS

                                                            Page
                                                            ----
Available Information.................................
Summary of Proxy Statement/Prospectus.................
Price Range of Common Stock...........................
Dividend Policy.......................................
Investment Considerations.............................
The Special Meeting...................................
         Purpose of the Meeting; Date, Time and
              Place of Meeting........................
         Record Date and Outstanding Shares
         Proxies and Vote Required....................
         Solicitation of Proxies......................
Background and Related Matters........................
         Background...................................
         CIC's Reasons for the Merger; Recommendation
              of the Board of Directors...............
         Airgas' Reasons for the Merger...............
The Merger............................................
         Effect of Merger.............................
         Conversion of Shares and Fractional Shares
         Election Procedures..........................
         Continuity of Interest Certificates
         CIC Employee Options.........................
         Board of Directors and Management of Airgas
            Following the Merger......................
         Lock-Up/Escrow Agreement.....................
         Representations and Warranties; Covenants
            and Agreements............................
         Conditions Precedent to Consummation of
            the Merger; Waiver........................
         Termination and Amendment....................
         Interests of Certain Persons in
            the Merger................................
         Certain Federal Income Tax
            Consequences of the Merger................
         Accounting Treatment.........................
         Expenses of the Merger.......................
         Resales of Airgas Common Stock by Former
          CIC Shareholders............................
         Dissenters' Rights...........................
         Comparison of Stockholders' Rights
Unaudited Pro Forma Financial Information
Unaudited Pro Forma Combined Condensed
    Balance Sheet.....................................
Unaudited Pro Forma Combined Condensed
    Statements of Operations..........................
Notes to Unaudited Pro Forma Combined Condensed
    Financial Statements..............................
Airgas   .............................................
         Selected Financial Data......................
         Management's Discussion and Analysis of
           Financial Condition and Results of
            Operations................................
         Business.....................................
         Properties...................................
         Litigation...................................
         Management of Airgas.........................
         Executive Compensation.......................
         Principal Stockholders of Airgas.............
         Airgas Common Stock..........................
         Airgas Preferred Stock.......................
         Stock Purchase Rights........................
CIC      .............................................
         Business.....................................
         Selected Financial Data .....................
         CIC Management's Discussion and Analysis of
            Financial Condition and
             Results of Operations....................
         Principal Stockholders of CIC................
Experts...............................................
Legal Opinions........................................
Index to Financial Statements ........................
Appendices:
         Appendix A --  Merger Agreement
         Appendix B --  Florida Dissenters' Rights


No person has been authorized to give any information or to make any representations not contained in this Proxy Statement/Prospectus in connection with the solicitation made hereby and, if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the shares of Airgas Common Stock covered by this Proxy Statement/Prospectus, or an offer to sell, or the solicitation of an offer to purchase, in any jurisdiction where, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the facts set forth herein since the date hereof.

                             AVAILABLE INFORMATION

         Airgas is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by Airgas can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, 17th Floor, New York, New York 10005.

         Airgas has filed with the SEC a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Airgas Common Stock offered by the Prospectus which is part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and to the exhibits listed therein, which can be inspected at the public reference facilities of the SEC referenced above, and copies of which can be obtained from the SEC at prescribed rates as indicated above.

--------------------------------------------------------------------------------


                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

        The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary does not contain a complete statement of all material features of the proposals to be voted on and is qualified in its entirety by the more detailed information and financial statements contained in this Proxy Statement/Prospectus and its Appendices. Shareholders are urged to read this Proxy Statement/Prospectus and the accompanying exhibits in their entirety.

The Companies

        Airgas

        Airgas is the largest independent distributor of industrial, medical and specialty gases and related equipment in North America. Airgas' distribution business is conducted through over 600 locations throughout North America. Principal products distributed include: nitrogen, oxygen, argon, helium, acetylene, carbon dioxide, nitrous oxide, hydrogen and welding gases and a variety of medical and specialty gases as well as a wide selection of name-brand welding equipment, accessories and industrial protective equipment ("hardgoods"). In connection with its gas distribution business, Airgas rents industrial gas cylinders and bulk storage tanks to its customers. Airgas also distributes industrial safety equipment and other industrial equipment and supplies through its Airgas Direct Industrial ("ADI") segment. Airgas also manufactures and sells acetylene gas as part of its distribution business. In addition to its distribution business, Airgas operates four manufacturing businesses which produce carbon products, calcium carbide, nitrous oxide and carbon dioxide.

        Airgas' principal business strategies include continued profitable growth through an active acquisition program, selective expansion of its product lines and providing high value-added products and services at the lowest possible cost to its customers.

        Airgas intends to broaden its product line by taking advantage of its broad distribution network, and through additional acquisitions by its ADI division. In addition, product line additions have included returnable containers, specialty gases and additional hardgoods (such as industrial safety products, fire protection products and industrial coatings). Airgas believes the selective addition of complementary product offerings will enable it to better serve its diverse, expanding customer base.

        CIC

        CIC is engaged in the production and distribution of liquid carbon dioxide and solid carbon dioxide (dry ice) and the rental of carbon dioxide equipment. CIC acquires carbon dioxide from natural sources and as a byproduct of various manufacturing processes, and then


--------------------------------------------------------------------------------
refines and processes it for distribution in bulk quantities in 19 states, principally located east of the Mississippi River. CIC rents storage tanks and related applications equipment to its carbon dioxide customers as an ancillary service to its carbon dioxide supply business. On a volume basis, CIC believes it is one of the four largest suppliers in the United States of carbon dioxide in its various forms.

The Meeting

        A Special Meeting of holders of CIC Common Stock will be held on May __, 1997 at 1:00 p.m. at the offices of Osburn, Henning and Company, 617 East Colonial Drive, Orlando, Florida.

        CIC has fixed the close of business on April __, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

        See "Voting and Proxies."

Purposes of the Meeting

        The purpose of the CIC Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the Merger pursuant to which CIC will be merged into the Airgas Subsidiary, with the Airgas Subsidiary surviving the Merger.
Vote Required

        The affirmative vote of the holders of a majority of the outstanding shares of Class A Common and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common is required to approve the Merger Agreement and the Merger. Each share of Class A Common and Class B Common entitles the holder to one vote. The directors and executive officers of CIC, who hold approximately 18% of the outstanding Class A Common and approximately 80% of the outstanding Class B Common, have advised CIC that they presently intend to vote their shares in favor of the Merger Agreement and the Merger, although they are not required to do so.

        See "The Special Meeting - Proxies and Votes Required."

Recommendation and Reasons

        The Board of Directors of CIC unanimously recommends a vote FOR the adoption and approval of the Merger Agreement and the Merger.

        The Board of Directors of CIC believes that the Merger is in the best interests of the shareholders of CIC. The CIC Board of Directors believes that the Merger will provide CIC with the capital and other resources necessary to exploit expansion opportunities and grow its business, and that the Merger Consideration can represent a potentially valuable return for the shareholders' investment in CIC Common Stock. In addition, the exchange of CIC Common Stock for Airgas Common Stock or cash will benefit CIC's shareholders by providing them with liquidity after the expiration of the Lockup/Escrow Agreement with respect to the escrowed shares because Airgas Common Stock is publicly traded. See "Background and Related Matters -- CIC's Reasons for the Merger."

The Merger - General

        When the Merger becomes effective, CIC will be merged with and into Airgas Subsidiary, with Airgas Subsidiary surviving the Merger. In the Merger, CIC shareholders (other than shareholders who perfect dissenters' rights) will receive, at each holder's election, subject to proration and other limitations, either the Stock Consideration (as defined herein) or the Cash Consideration (as defined herein) for each share of CIC Common Stock outstanding. In addition, outstanding CIC options will be assumed by Airgas and become exercisable for shares of Airgas Common Stock in accordance with the Class A Exchange Ratio (as defined herein).

Merger Consideration

        The following Merger Consideration will be payable to the CIC shareholders after the payment of the Lockup/Escrow Fee (which will not apply to the De Minimis Shares):

        Class A Common. Each share of Class A Common will be converted into the
        --------------
right to receive, at each holder's election but subject to proration and other limitations, either (i) $43 in shares of Airgas Common Stock (the "Class A Stock Consideration") or (ii) $43 in cash (the "Class A Cash Consideration") (with the limitation that cash may be elected only for up to 45% of the value of the holder's shares, except that the 45% limitation will not apply to the De Minimis Shares). The Class A Stock Consideration will be equal to that number of shares of Airgas Common Stock equal to the quotient of (a) $43.00 divided by (b) $_______("the Average Airgas Price"). The foregoing quotient, which is _________ is defined as the "Class A Exchange Ratio." The Average Airgas Price was determined in accordance with the Merger Agreement by averaging the closing sales price of the Airgas Common Stock for the five consecutive trading days beginning on and including __________, 1997.

        The right of the holders of Class A Common to elect to receive cash for up to 45% of the value of their shares of Class A Common will be subject to proration and other limitations described more fully in this Proxy Statement/Prospectus and in the Merger Agreement, which provide generally that the total amount of the Merger Consideration paid in cash (assuming that any dissenters are being paid fully in cash) (the "Aggregate Cash Consideration") cannot exceed the total amount of the Merger Consideration paid in shares of Airgas Common Stock (the "Aggregate Stock Consideration"), although a holder's percentage of Merger Consideration being paid as Class A Cash Consideration will not be reduced more than two percentage points.

        Class B Common. Each share of Class B Common will be converted into $205
        --------------
in shares of Airgas Common Stock (the "Class B Stock Consideration") or $205 in cash (the "Class B Cash Consideration"). The Class B Stock Consideration will be equal to that number of shares of Airgas Common Stock equal to the quotient of
(a) $205.00 divided by (b) $_________ ("the Average Airgas Price"). The foregoing quotient, which is ____________, is defined as the "Class B Exchange Ratio." Each holder of shares of Class B Common will receive the Class B Stock Consideration for 55% of the value of such holder's shares of Class B Common subject to proration, but not above 57%. Each holder of shares of Class B Common will receive (subject to proration, but not below 43%), the Class B Cash Consideration for 45% of the value of such holder's shares of Class B Common.

        The Class A Stock Consideration and the Class B Stock Consideration are sometimes collectively referred to herein as the "Stock Consideration" and the Class A Cash Consideration and the Class B Cash Consideration are sometimes collectively referred to herein as the "Cash Consideration."

        Fluctuations in Merger Consideration. On April __, 1997, the most recent
        ------------------------------------
practicable date prior to the date of this Proxy Statement/Prospectus, the closing sale price of the Airgas Common Stock on the New York Stock Exchange, Inc. (the "NYSE") was $____ per share. The market price of the Airgas Common Stock will depend on, and is expected to fluctuate with, among other things, the performance of Airgas, conditions (economic or otherwise) affecting the industrial gas and equipment distribution industries, interest rates, market conditions and other factors that generally influence the prices of securities.

Election Procedures

        The Merger Agreement provides that each holder of Class A Common has the right, subject to the proration and other limitations described herein, to submit a request specifying the number of shares of Class A Common owned by such holder which such holder desires to have converted into either (i) shares of Airgas Common Stock or (ii) cash. All elections must be made on the Form of Cash Election/Transmittal Letter (the "Form of Cash Election"), a copy of which is being mailed with this Proxy Statement/Prospectus, and must be received and accepted by the Cash Election Deadline, which is May __, 1997 [no later than 5 business days preceding the Closing Date]. The purpose of the election procedure is to permit holders of Class A Common to express their preferences for the type of consideration they wish to receive in the Merger, provided that, except for the De Minimis Shares, a holder's Class A Cash Consideration cannot exceed 45% of the value of each holder's shares of Class A Common, and the Aggregate Cash Consideration cannot exceed the Aggregate Stock Consideration (i.e. more than 50% of the Merger Consideration). Failure of a holder of shares of Class A Common to complete properly and to return the Form of Cash Election to the Exchange Agent (as defined herein) by the Cash Election Deadline, or failure to comply with the election procedures described in this Proxy Statement/Prospectus and Form of Cash Election, will cause all of such holder's shares of Class A Common to be converted into the Class A Stock Consideration without regard to the preference of such holder. Forms of Cash Election will be irrevocable upon receipt by the Exchange Agent, unless amendment or withdrawal is permitted in its sole and absolute discretion.

Regulatory Approvals

        Assuming receipt of the approval of the Merger by CIC's shareholders, the Merger will be consummated promptly upon the satisfaction or waiver of the conditions of the Merger.

Conditions to the Merger; Termination and Amendment

        There are various conditions to the respective obligations of Airgas and CIC to consummate the Merger, including approval of the Merger by the shareholders of CIC and that assertion of dissenters' rights does not exceed 10% of the issued and outstanding shares of Class A Common. Except with respect to shareholder approval and other matters required by law, each of the parties to the Merger Agreement may, at its option, waive compliance with any condition to its obligation to consummate the Merger. See "The Merger -- Conditions Precedent to the Consummation of the Merger; Waiver."

        The Merger Agreement may be terminated at any time prior to consummation of the Merger by mutual consent of the Boards of Directors of Airgas and CIC. In addition, the Merger Agreement may be terminated by either Airgas or CIC under certain conditions, including if the Merger is not consummated by August 31, 1997. Certain amendments to the Merger Agreement may be made by the mutual consent of Airgas and CIC at any time prior to the consummation of the Merger. See "The Merger -- Termination and Amendment."

Interests of Certain Persons in the Merger

        A condition to the consummation of the Merger is that certain officers of CIC enter into employment agreements with Airgas which include noncompete provisions. Additionally, all outstanding options to purchase CIC Common Stock will vest upon consummation of the Merger. The President of CIC and/or companies owned by his sons will have an option to purchase CIC's dry ice operations in Miami and Jacksonville, Florida.

        On December 1, 1996, Airgas acquired the pipeline that supplies natural carbon dioxide to CIC's natural source facility in Star, Mississippi. This source of carbon dioxide gas is one of two major sources of supply for CIC. In July 1996 (before the acquisition by Airgas was completed), CIC amended its supply contract to increase the supply of carbon dioxide it receives from the pipeline. Under the contract, CIC has the right to purchase natural carbon dioxide at prices set forth in the contract, based in part on the volume of carbon dioxide purchased, until July 1, 2016. See "The Merger - Interests of Certain Persons in the Merger."

Lockup/Escrow Agreement

        The Merger Agreement provides that 55% (subject to adjustment up to 57% in the event of the proration of the Cash Consideration) of each CIC shareholder's Merger Consideration (other than with respect to the De Minimis Shares) issuable to the shareholders after the payment of the Lockup/Escrow Fee will be paid in shares of Airgas Common Stock and held pursuant to the Lockup/Escrow Agreement. Such shares may be used to satisfy indemnification claims of up to $5,000,000 (after giving effect to a $500,000 deductible) made within one year of the Closing Date arising as a result of a breach of the representations, warranties and covenants made in the Merger Agreement or related documents (except that certain claims, including those for broker fees or those based on fraud, are not subject to the deductible or the limitation), for any decrease in tax benefits to the Airgas Subsidiary resulting from an adjustment with respect to tax returns filed by CIC on or prior to the Closing Date and for certain other matters specified in the Merger Agreement. Even if no such claims are made, the Airgas Common Stock will be held pursuant to the Lockup/Escrow Agreement for a period of up to two years, to help support the favorable tax treatment described herein. See "The Merger - Lockup/Escrow Agreement."

Effective Time of the Merger

        The Merger will become effective on the date that the Certificate of Merger is filed with the Secretary of the State of Delaware, provided that Articles of Merger are filed with the Florida Department of State in accordance with Florida law. These filings are expected to occur on the date of the Closing of the Merger.

Federal Income Tax Consequences

        Consummation of the Merger is conditioned upon the receipt of an opinion of counsel to Airgas stating that the Merger will be a tax-free reorganization for federal income tax purposes and that no gain or loss will be recognized by the shareholders of CIC on the exchange of their shares of CIC Common Stock for shares of Airgas Common Stock (other than with respect to cash received by those CIC shareholders receiving Cash Consideration and pursuant to dissenters' rights). The tax opinion to be received is subject to various assumptions and qualifications and is not binding on the Internal Revenue Service.

        In general, if pursuant to the Merger (i) a holder exchanges all of the shares of CIC Common Stock owned by it solely for shares of Airgas Common Stock, it will not recognize any gain or loss, and (ii) a holder exchanges all of the shares of CIC Common Stock owned by it for a combination of shares of Airgas Common Stock and cash, it will recognize gain equal to the lesser of (A) the amount of cash received and (B) the difference between (1) the sum of the cash received and the fair market value of the Airgas Common Stock received and (2) its adjusted tax basis in the shares of CIC Common Stock surrendered. CIC shareholders who receive cash pursuant to dissenters' rights will recognize gain or loss, if any, for federal tax purposes. CIC SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES OF THE MERGER WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY OF VARIOUS STATE AND LOCAL TAX LAWS. See "The Proposed Merger -- Certain Federal Income Tax Consequences of the Merger," "The Merger -- Dissenters' Rights" and "The Merger -- Election Procedures."

Accounting Treatment

        The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. See "The Merger -- Accounting Treatment."

Dissenters' Rights

        Each holder of CIC Common Stock who dissents from the Merger is entitled to the rights and remedies of dissenting shareholders provided in the applicable Florida statutes, subject to compliance with the procedures set forth therein. A copy of such statutory provisions, as in effect on the date of this Proxy Statement/Prospectus, is attached to this Proxy Statement/Prospectus as Appendix B, and a summary thereof is set forth under "The Merger-Dissenters' Rights."

Listing

        The shares of Airgas Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

Stock Prices and Dividends

        Airgas. On October 28, 1996, the last trading day before the proposed
        ------
Merger was first announced, the closing sale price of Airgas Common Stock on the NYSE, as reported by the NYSE Composite Tape, was $22.375 per share. Airgas has not paid any cash dividends on its Common Stock since inception and no cash dividends are anticipated in the foreseeable future.

        CIC.  CIC is a private company, and, accordingly, no established public
        ---
trading market exists for the CIC Common Stock. CIC has generally paid an annual dividend of varying amounts.

        See "Market Price of Common Stock" and "Dividend Policy."

Comparative per Share Data

        The following financial information reflects comparative per share information relating to unaudited net earnings per share, book value per share and cash dividends declared for (i) Airgas and CIC on a historical basis, (ii) on a pro forma basis assuming the Merger had been effected for the periods indicated and (iii) on a pro forma basis equivalent to one share of CIC Common Stock. The information shown below should be read in conjunction with the historical consolidated financial statements of Airgas and CIC including the respective notes thereto, and the unaudited pro forma combined condensed financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" and "INDEX TO FINANCIAL STATEMENTS." The pro forma equivalent per share value of CIC Common Stock on any date equals the Average Airgas Price, multiplied by the Class A Exchange Ratio for the Class A Common and the Class B Exchange Ratio for the Class B Common.


                                                                  Fiscal Year Ended
                            -------------------------------------------------------------------------------------------------
                                           CIC Class A       CIC Class B                      CIC Class A       CIC Class B
                             Airgas.          Common           Common          Airgas           Common            Common
                            March 31,      December 31,     December 31,     March 31,       December 31,       December 31,
                               1996            1995             1995            1996        1995 Equivale     1995 Equivalent
                            Historical      Historical       Historical     Pro Forma(1)     Pro Forma(2)       Pro Forma(2)
                            ----------      ----------       ----------     ------------     ------------       ------------
Net earnings per share       $   0.60     $   2.07          $   2.07        $   0.59        $   0.76          $ 3.33
Book value per share         $   3.57     $  15.79          $  15.79        $   n/a (3)     $   n/a (3)       $   n/a (3)
Cash dividends declared per
share                        $   0        $   0.50          $   0.50        $    0          $  0              $  0


                                                                    Nine Months Ended
                            -----------------------------------------------------------------------------------------------------
                                             CIC Class A       CIC Class B                       CIC Class A       CIC Class B
                               Airgas           Common           Common            Airgas           Common            Common
                            December 31,    September 30,     September 30,     December 31,     September 30,     September 30,
                                1996            1996             1996              1996         1996 Equivale     1996 Equivalent
                             Historical      Historical       Historical        Pro Forma(1)     Pro Forma(2)      Pro Forma(2)
                             ----------      ----------       ----------        ------------     ------------      ------------
Net earnings per share      $   0.49         $   2.12           $    2.12       $   0.49         $   0.63         $    2.76
Book value per share        $   5.23         $ 17.91            $   17.91       $  5.51          $  7.11 (4)      $   31.06(4)
Cash dividends declared
per share                   $   0            $   0              $    0          $   0            $   0            $   0


--------------
(1) The per share amounts used in the pro forma calculations were computed by adding the number of shares of Airgas Common Stock to be issued in the Merger to the actual weighted average number of outstanding shares of Airgas Common Stock for the respective periods.

(2) The Airgas pro forma financial information has been prepared assuming that (i) the Merger occurred at the beginning of the respective periods, (ii) 60% of the value of the Class A Common and 55% of the value of the Class B Common was converted into Airgas Common Stock, respectively, and (iii) the Average Airgas Price was $20.00, the Class A Exchange Ratio was 2.15 and the Class B Exchange Ratio was 10.25.

(3)      A pro forma balance sheet is presented for December 31, 1996 only.

(4) The equivalent pro forma book value per share of Class A Common excludes an assumed $17.20 Cash Consideration per share based on a 60% conversion into Airgas Common Stock. The equivalent pro forma book value per share of Class B Common excludes an assumed $92.25 Cash Consideration per share based on a 55% conversion into Airgas Common Stock.

The comparative pro forma per share data above assumes that 60% of the value of the Class A Common and 55% of the value of the Class B Common is converted into Airgas Common Stock, respectively. The table below shows the comparable pro forma per share data assuming the conversion of 90% of the value of the Class A Common and 55% of the Class B Common into Airgas Common Stock, respectively.


                                      Fiscal Year Ended                            Nine Months Ended
                         -----------------------------------------    ----------------------------------------------
                                        Class A       Class B                           Class A         Class B
                          Airgas.       Common         Common            Airgas          Common         Common
                         March 31,   December 31,   December 31,      December 31,   September 30,   September 30,
                            1996   1995 Equivalent 1995 Equivalent        1996       1996 Equivalent 1995 Equivalent
                         Pro Forma     Pro Forma     Pro Forma         Pro Forma        Pro Forma      Pro Forma
                         ---------     ---------     ---------         ---------        ---------      ---------
Net earnings per share    $ 0.60         $1.16         $3.38             $0.49             $0.95         $2.76

Book value per share        n/a            n/a          n/a              $5.62            $10.87        $31.68

                          PRICE RANGE OF COMMON STOCK


         The Airgas Common Stock is listed on the NYSE (ticker symbol: ARG). The following table sets forth, for each quarter during the last two fiscal years and through March 17, 1997, the high and low closing sales price as reported by the NYSE.

                                                             High            Low
                                                             ----            ---
           1995 Fiscal Year (1)
           --------------------

           First Quarter ................................   $13.82          $10.32
           Second Quarter................................    14.25           11.75
           Third Quarter.................................    14.94           10.25
           Fourth Quarter................................    13.25            9.82
           1996 Fiscal Year (1)
           --------------------

           First Quarter.................................   $13.88          $12.50
           Second Quarter................................    15.00           13.31
           Third Quarter.................................    16.63           15.69
           Fourth Quarter................................    20.06           19.81
           1997 Fiscal Year
           ----------------

           First Quarter.................................   $22.38          $18.75
           Second Quarter ...............................    25.50           17.38
           Third Quarter.................................    27.13           21.13
           Fourth Quarter
                (through March 17).......................    24.50           17.50

           -------------------------------------------
           (1) Adjusted to reflect a two-for-one stock split effective on April 15, 1996 (See Note 9 to Airgas' consolidated financial statements).

         On October 28, 1996, the last trading day prior to the public announcement of the proposed Merger, the closing sale price of the Airgas Common Stock on the NYSE was $22.375. On March 17, 1997, there were approximately 12,000 holders of record of the Airgas Common Stock, and the closing sale price was $20.875.

         CIC is privately held and there is no established market for the CIC Common Stock. CIC's management believes that the Class A Common has generally been purchased and sold at book value, which was approximately $17.91 at September 30, 1996. To CIC's management's knowledge, there have been no transactions in Class B Common, except two recent charitable gifts of 2,500 shares each by Mr. W. Herbert Hinely and Mr. J. Vernon Hinely.

         As of March 12, 1997, there were approximately 262 holders of Class A Common and four holders of Class B Common.

                                DIVIDEND POLICY

Airgas

         Airgas has never paid cash dividends. The present policy of Airgas is to retain earnings to provide funds for the operation and expansion of its business and not to pay cash dividends on its Common Stock. Any payment of future dividends and the amounts thereof will depend upon Airgas' earnings, financial condition, loan covenants, capital requirements and other factors deemed relevant by the Board of Directors (see note 8 to Airgas' Consolidated Financial Statements).

CIC

         The following dividends have been declared and paid on CIC Common
Stock:

             Year             Dividends Per Share                Date Paid
             ----             -------------------                ---------
             1994                   $ 0.50                     January 1995

             1995                   $ 0.50                     January 1996

             1996                   $ 0.75                     January 1997

         CIC's loan agreements contain covenants which, among other things, limit the payment of dividends.




                           INVESTMENT CONSIDERATIONS


Integration of Operations

         The benefits anticipated from the acquisition of CIC will not be achieved fully unless its operations are successfully integrated into those of Airgas. Furthermore, Airgas' acquisition strategy could place significant demands on its management and financial resources. CIC shareholders should consider the potential adverse impact that could result from Airgas' failure to effectively integrate CIC and other companies acquired into the operations of Airgas.

Continued Ability to Grow

         Airgas' significant growth in recent years has resulted in large part from its many acquisitions of independent gas distributors, and its ability to sustain such a rate of growth in the future will depend principally on management's continued ability to identify prospective companies for acquisition and management's further ability to negotiate favorable acquisition terms. Such efforts will be affected by factors, many of which are outside of Airgas' control, such as competition among buyers for such distributors and the ability of Airgas to obtain financing for such acquisitions on favorable terms. In making their decision, CIC shareholders are urged to consider that there can be no assurance as to the continued availability of prospective acquisition candidates or of Airgas' ability to complete such transactions on favorable terms.

Dependence on Key Personnel

         Airgas' success in recent years (including its growth strategy) is largely attributable to the efforts of certain key personnel and in particular its Chairman and Chief Executive Officer, Peter McCausland. There can be no assurance of such personnel's continued association with Airgas. Departure of any such officers (and, in particular, Mr. McCausland) would likely have a material adverse impact on the operations of Airgas and the price of the Airgas Common Stock.

Interests of Certain Persons in the Merger

         Certain officers and directors of CIC will receive certain benefits as a result of the Merger in addition to those which will result from the receipt of the Merger Consideration in exchange for CIC Common Stock and the assumption by Airgas of such persons' options to purchase CIC Common Stock. It is anticipated that certain officers and other employees of CIC will enter into employment agreements with Airgas or Airgas Subsidiary. In addition, J. Vernon Hinely and/or companies owned by his sons will have an option to purchase CIC's dry ice operations in Miami and Jacksonville, Florida.

         On December 1, 1996, Airgas acquired the pipeline that supplies natural carbon dioxide to CIC's natural source facility in Star, Mississippi. This source of carbon dioxide gas is one of two major sources of supply for CIC. In July 1996 (before the acquisition by Airgas was completed), CIC amended its supply contract to increase the supply of carbon dioxide it receives from the pipeline. Under the contract, CIC has the right to purchase natural carbon dioxide at prices set forth in the contract, based in part on the volume of carbon dioxide purchased, until July 1, 2016. See "The Merger - Interests of Certain Persons in the Merger."

Indemnification; Lockup/Escrow Agreement

         After payment of the Lockup/Escrow Fee, 55% of each CIC shareholders' Merger Consideration (subject to adjustment up to 57% in the event of proration in the payment of the Cash Consideration), which is the portion of the Merger Consideration as to which cash may not be elected or paid, will be deposited with a lockup/escrow agent pursuant to the terms of the Lockup/Escrow Agreement for up to two years, or, in certain instances, longer. The CIC shareholders will indemnify Airgas to the extent of up to $5,000,000 (after giving effect to a $500,000 deductible) of the Merger Consideration deposited with the lockup/escrow agent against claims made by Airgas within one year of the Closing Date with respect to certain losses or damages resulting from a breach by CIC of any warranty, representation or covenant in connection with the Merger Agreement or any related document, for any decrease in tax benefits to the Airgas Subsidiary resulting from an adjustment with respect to any tax returns filed by CIC on or prior to the Closing Date and for certain other matters specified in the Merger Agreement. Limited types of claims may not be subject to the deductible or the $5,000,000 cap. If indemnification claims are successfully made by Airgas, the CIC shareholders may not receive a portion of the Merger Consideration deposited by them with the lockup/escrow agent. Another purpose of the Lockup/Escrow Agreement is to support the tax treatment of the Merger described herein. See "The Merger - Lockup/Escrow Agreement."

Shareholder Rights Under Delaware Law

         If the Merger is consummated, holders of shares of CIC Common Stock will become holders of Airgas Common Stock, which will result in their rights as stockholders being governed by Delaware law. A discussion of the material differences between the rights of holders of CIC Common Stock under Florida law and Airgas Common Stock under Delaware law is set forth in "The Merger - Comparison of Stockholders' Rights."

Fluctuations in Market Price of Airgas Common Stock

         The market value of Airgas Common Stock after the completion of the Merger will depend upon, and is expected to fluctuate with, among other things, the performance of Airgas, conditions (economic or otherwise) affecting the industrial gas distribution and industrial equipment distribution industries, interest rates, market conditions and other factors that generally influence the prices of securities.

         The Average Airgas Price was established at $________ pursuant to the Merger Agreement. Between the time at which this price was determined and the time at which the CIC shareholders actually receive their Stock Consideration, the market value of Airgas Common Stock may fluctuate so that the value of the shares of Airgas Common Stock to be received as consideration in the Merger by the CIC shareholders may be greater or less than the Average Airgas Price. In particular, Stock Consideration that is subject to the Lockup/Escrow Agreement which will (except in the case of holders of De Minimis Shares) be at least 55% but no more than 57% of a CIC shareholder's Merger Consideration, will be held pursuant to the Lockup/Escrow Agreement for as long as two years from the date of the Merger, or, in certain instances, longer, during which time the market value of the Airgas Common Stock may rise and fall but the CIC shareholders will not be able to sell those shares. See "The Merger - Lockup/Escrow Agreement."

         Related to this point, if Airgas is entitled to indemnification pursuant to the Merger Agreement, such indemnification will be satisfied from the shares of Airgas Common Stock that are subject to the Lockup/Escrow Agreement (subject generally to a $500,000 deductible and a $5,000,000 cap). Because such shares of Airgas Common Stock will be valued at the Average Airgas Price for purposes of satisfying indemnification claims, satisfaction of indemnification claims using Airgas Common Stock that has a market value of more than the Average Airgas Price at the time of satisfaction will result in the CIC shareholders paying more to satisfy the indemnification claim than the actual amount of the claim. Similarly, however, satisfaction of indemnification claims using Airgas Common Stock that has a market value of less than the Average Airgas Price at the time of satisfaction will result in the CIC shareholders paying less to satisfy the claim than the actual amount of the claim.


                              THE SPECIAL MEETING


Purpose of the Meeting; Date, Time and Place of Meeting

         The CIC Special Meeting will be held on May ___, 1997 at 1:00 p.m., at the offices of Osburn, Henning and Company, 617 East Colonial Drive, Orlando, Florida. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the Merger.

Record Date and Outstanding Shares

         Shareholders of record of CIC Common Stock at the close of business on May __, 1997 (the "CIC Record Date") are entitled to notice of and to vote at the CIC Special Meeting. On the CIC Record Date, _________ shares of Class A Common and _________ shares of Class B Common were outstanding and entitled to vote at the Special Meeting. Each share of Class A Common and each share of Class B Common entitles the holder to one vote. The presence, in person or by proxy, of holders of a majority of the Class A Common and the holders of a majority of the Class B Common will constitute a quorum for purposes of the meeting. Abstentions will be treated as present for purposes of determining the presence of a quorum.

Proxies and Votes Required

         Approval of the Merger Agreement and the Merger requires the affirmative vote of a majority of the outstanding shares of Class A Common and the affirmative vote of a majority of the outstanding shares of Class B Common, each class voting separately. Shares of CIC Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and the Merger. Because the approval of the Merger Agreement and the Merger by CIC shareholders requires the affirmative vote of a majority of the outstanding shares of Class A Common and the affirmative vote of a majority of the outstanding shares of Class B Common, failure to submit a proxy and an abstention will have the same effect as a vote against approval of the Merger Agreement and the Merger.

         The Special Meeting may be adjourned to another date and/or place for any proper purpose including, without limitation, for the purpose of soliciting additional proxies.

         Any CIC shareholder may revoke a proxy at any time before it is voted by filing with CIC an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be made to the attention of John A. Toepke, Executive Vice President, Carbonic Industries Corporation, 3700 Crestwood Parkway, Suite 200, Duluth, Georgia 30136-5583. Presence at the Special Meeting will not revoke a shareholder's proxy unless the shareholder votes in person.

         CIC SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. CIC STOCK CERTIFICATES SHOULD BE FORWARDED TO THE EXCHANGE AGENT ONLY WITH THE FORM OF CASH ELECTION/TRANSMITTAL LETTER OR CLASS B TRANSMITTAL LETTER INCLUDED WITH THIS PROXY STATEMENT/PROSPECTUS. SEE "MERGER-ELECTION PROCEDURES" FOR INFORMATION ABOUT RETURNING YOUR STOCK CERTIFICATES.

         The directors and executive officers of CIC, who currently own in the aggregate approximately 18% of the outstanding Class A Common and 80% of the outstanding Class B Common, have advised CIC that they presently intend to vote their shares in favor of the Merger Agreement and the Merger, although they are not required to do so.

         See "The Merger -- Dissenters' Rights."

Solicitation of Proxies

         CIC will bear the costs of solicitation of proxies for its Special Meeting. In addition to solicitation by mail, directors, officers and employees of CIC may solicit proxies from its shareholders by telephone, telegram or in person. Such persons will not receive additional compensation for such solicitation.


                        BACKGROUND AND RELATED MATTERS


Background

         From time to time, and on various occasions, during approximately the past 10 years, members of Airgas' management, including Peter McCausland, Chairman and Chief Executive Officer, have spoken and visited with the members of CIC management, specifically, J. Vernon Hinely, Chairman and President, for the purpose of expressing interest in exploring a possible business combination of Airgas and CIC. Such discussions were general in nature and each resulted in CIC expressing reluctance to engage in any serious discussions with Airgas.

         During 1995, the Board of Directors of CIC began informal discussions of ways to maximize shareholder value in light of developments in CIC's business and operations. Major factors affecting this discussion included the success of the joint venture facility with Arcadian Corporation at Augusta, Georgia, the initiation of discussions with Arcadian Corporation for the expansion of the joint venture's operations, the expansion of operations at the Star, Mississippi production facility and the apparent course of multi-district anti-trust litigation involving CIC's major competitors.

         At the November 16, 1995 CIC board meeting, the directors of CIC asked that management explore strategic options for CIC. During December 1995, Mr. Hinely became ill and required major heart surgery. This fact and the resulting limitation of his participation in CIC affairs during his recuperation, as well as continuing developments in the factors mentioned above, caused the Board of Directors to focus even more closely on exploring strategic options.

         At the April 2, 1996 CIC board meeting, the directors considered information concerning several options, including increasing dividends, an initial public offering of CIC's capital stock, a leveraged recapitalization, a sale of CIC or a merger with another company.

         All of the directors of CIC were also serving as directors of Tomco\2\ Equipment Company ("Tomco"), a former subsidiary of CIC which was "spun off" as of December 31, 1992. The Board of Directors of CIC was aware that, while not precisely identical, the stockholders of the two companies were substantially similar. In a meeting also held on April 2, 1996, the Tomco Board also considered strategic options for that company, in part with awareness of the possible correlations between such options for both Tomco and CIC.

         As a result of these meetings and discussions, on April 22, 1996, Mr. Hinely contacted John Winn, President of Southeast Airgas, Inc. in Atlanta, Georgia (an Airgas subsidiary) to determine if Airgas might have an interest in acquiring Tomco.

         On May 1, 1996, Mr. Hinely, who also is Chairman of the Board of Tomco, accompanied by Jack Toepke, Executive Vice President of CIC and President of Tomco, met with Mr. Winn and Les Graff, Assistant Vice President-Corporate Development of Airgas, in Atlanta. As a result of this meeting, Tomco management was instructed to provide Airgas with appropriate financial data and profile information regarding Tomco. Sandra Fowler Hurt, Treasurer of CIC and Vice President - Finance of Tomco, prepared and compiled this information, which was delivered to Airgas. Airgas signed a Confidentiality Agreement at the same time.

         On July 23, 1996, Mr. Toepke and Ms. Fowler Hurt met with Mr. Winn and Andrew Cichocki, Assistant Vice President of Corporate Development of Airgas, in Atlanta. At this meeting, Airgas indicated that it would have no interest in acquiring Tomco without also acquiring CIC. Subsequently, Ms. Fowler Hurt prepared similar financial and profile information regarding CIC for presentation to Airgas.

         On August 16, 1996. Mr. Hinely and Mr. Toepke met with Gordon Keen, Vice President of Corporate Development of Airgas, Mr. Winn, now director of Carbon Dioxide Development for Airgas, and Mr. Cichocki to deliver the CIC information and to initiate discussions relative to Airgas' interest in acquiring CIC. It was decided at this time that Tomco would not be part of these discussions. Airgas executed a Confidentiality Agreement and CIC provided Airgas with a presentation of financial and other information compiled for the purpose of allowing Airgas to evaluate CIC. During late August and early September 1996, CIC provided Airgas with additional information about its business, and CIC and Airgas executives held telephone conversations on numerous occasions.

         On September 13, 1996, Mr. Hinely and Mr. Toepke met with Brian Haley, President, and Bill Mathews, Vice President of Finance, both of Holox, LTD, of Norcross, Georgia in their corporate offices to deliver identical information regarding CIC for their review and interest. Mr. Haley had previously indicated some interest in CIC and the carbon dioxide industry to Mr. Hinely. Holox is a regional industrial gas manufacturer, distributor and competitor of Airgas, but is not in the carbon dioxide business. Holox is a United States subsidiary of Hoek's Machine - en Zuurstoffabriek N.V., which trades on the Amsterdam Stock Exchange but does not list American Depository Receipts (ADRs) in the United States. Holox signed a Confidentiality Agreement with respect to the CIC information it received.

         On September 18, 1996, Mr. Hinely and Mr. Toepke met with Mr. Keen, Mr. Winn and Mr. Cichocki in Atlanta. At this meeting, Airgas presented a formal written proposal to acquire CIC, including a detailed term sheet. Other information, including an assumption of debt analysis, the terms of a noncompetition agreement with Mr. Hinely and the terms of consulting agreements for Mr. Hinely, Mr. Toepke and Ms. Fowler Hurt were also presented.

         On October 16, 1996, Mr. Hinely and Mr. Toepke met again with Mr. Haley and Mr. Matthews of Holox, LTD. At this meeting, Mr. Haley indicated that he had been unsuccessful in getting Holox's parent company to consider a formal offer for CIC, and that they would need more time to see if an offer would be forthcoming.

         On October 22, 1996, Mr. Hinely and Mr. Toepke met with Peter McCausland, Chief Executive Officer of Airgas, Mr. Keen, Mr. Winn and Mr. Cichocki in Atlanta. Mr. Hinely and Mr. Toepke proposed certain amendments to the original Airgas proposal, which included the valuation of CIC shares, the tax consequences of a merger, various employment and non-competition issues, and the the possibility of a transfer of all the dry ice customers in Jacksonville and Miami to Florida Carbonic Inc. of Orlando, Florida, a business owned by Mr. Hinely's sons, with the present profits of the two dry ice operations split between CIC and Florida Carbonic Inc. Mr. McCausland countered this proposal with slightly different terms set forth in a Letter of Intent the following day.

         On October 24, 1996, the Board of Directors of CIC held a telephonic meeting to consider the Letter of Intent presented by Airgas. The Board authorized Mr. Hinely and Mr. Toepke to pursue the transaction, subject to certain modifications. Immediately following this meeting, Mr. Hinely, Mr. Toepke and other CIC representatives met telephonically with Messrs. Keen and Cichocki to discuss changes to the Letter of Intent.

         On October 25, 1996, Mr. Hinely and Mr. Toepke met with representatives of Jefferson Pilot Life Insurance Company ("Jefferson Pilot") in Greensboro, North Carolina, to inform Jefferson Pilot of the Airgas offer. Jefferson Pilot is CIC's primary lender and its single largest shareholder.

         During the next three days, numerous telephone conversations were held between the representatives of CIC and Airgas and a revised Letter of Intent was presented to CIC by Airgas. On October 28, 1996, the Letter of Intent was signed by Mr. Hinely and his brother, Herbert Hinely, on behalf of CIC and themselves as the holders of all Class B CIC Common Stock. Airgas issued a press release announcing the signing of the Letter of Intent on October 29 and Mr. Hinely mailed a notice of the event to all the CIC shareholders immediately thereafter.

         On November 21, 1996, the CIC Board of Directors met and reaffirmed the earlier decision to proceed with the transaction in accordance with the revised Letter of Intent.

         Beginning in November 1996, Airgas management visited CIC's offices and operating locations on numerous occasions to conduct its due diligence investigation of CIC and Airgas' attorneys provided CIC with a draft of the proposed Merger Agreement on November 20, 1996. Thereafter, representatives of CIC and Airgas held detailed negotiations about the Merger Agreement, including, but not limited to, financial structure, treatment of stock options, scope of representations and warranties, indemnification, certain employee benefits and management compensation.

         On December 9, 1996, at a regular meeting of Airgas' Board of Directors, Airgas' management reported on the progress of negotiations and due diligence. Following discussions, the Airgas Board of Directors authorized management to conclude negotiations and execute the Merger Agreement.

         On February 20, 1997, the CIC Board of Directors elected Robert F. Harkrider to the Board of Directors to fill the vacancy left by W. Herbert Hinely, who passed away in December 1996. On February 25, 1997, the CIC Board of Directors held a special meeting to discuss the progress of the Merger negotiations and the proposed terms of the Merger Agreement. After discussions focusing on issues related to the determination of the Airgas Average Price, the Board authorized management to continue its negotiations and to finalize the Merger Agreement in accordance with the Board's instructions.

         On March 12, 1997, the Board of Directors of CIC held a special meeting of the Board to consider the proposed terms of the transaction. At this meeting, members of CIC's management, together with its legal advisers, discussed again the strategic rationale for the Merger, the proposed terms of the Merger and the potential benefits and disadvantages of the proposed transaction to CIC and its shareholders. At the conclusion of this meeting, the Board of Directors unanimously adopted the Merger Agreement, resolved that the Merger Agreement and the actions contemplated thereby should be submitted to the shareholders of CIC for approval with the Board's recommendation, and authorized the officers of CIC to execute the Merger Agreement, which was executed on March 12, 1997.

CIC's Reasons for the Merger; Recommendation of the Board of Directors

         At its March 12, 1997 meeting, the CIC Board determined that the Merger is advisable and in the best interests of CIC and its shareholders, and unanimously approved the Merger and the Merger Agreement. The Board of Directors unanimously recommends that the CIC shareholders vote FOR approval of the Merger Agreement. The Board considered the following factors, which are not set forth in any particular order of importance, in making its determination.

         1. Mr. Vernon Hinely, CIC's founder, President and Chairman of the Board of Directors, has, for health-related reasons, temporarily limited some of his active participation in CIC's affairs. Mr. Hinely has been one of the most significant driving forces behind CIC's successes and has extensive experience, knowledge and repute within the carbon dioxide industry. The Board believes it would be extremely difficult to replace Mr. Hinely should he be required to scale back his involvement with CIC, but that, if CIC were part of the larger operations of Airgas, there is greater likelihood of attracting additional strong new leadership than were CIC to undertake the task alone.

         2. CIC is currently experiencing growth, and the Board and management anticipates that there will be a continuing need for additional capital to maintain that growth and take advantage of other growth opportunities. In particular, the AC Industries joint venture is experiencing significant success and expansion of AC Industries is underway. Additionally, CIC recently negotiated a new agreement at its Star, Mississippi natural-source facility that allows CIC to take significant quantities of additional raw carbon dioxide from the pipeline. The latter agreement was completed before Airgas acquired the pipeline source in December 1996. In addition, partly as a result of certain anti-trust litigation involving a number of CIC's major competitors, the Board believes that CIC is developing, and has the potential to develop, expanded and additional relationships with major carbon dioxide customers, both within and beyond CIC's current market areas. The Board believes that Airgas has greater access to capital than does CIC, which would enable CIC to exploit these opportunities efficiently and economically. The Board believes that the businesses of the companies are compatible and that, accordingly, a business combination of CIC and Airgas will allow the combined entity to exploit the possibilities for significant growth in the carbon dioxide industry and achieve an improved competitive position under current market conditions.

         3. Airgas is a publicly traded company, which will provide CIC shareholders who receive Airgas stock greater liquidity than they currently have with CIC Common Stock and an equity interest in a larger company.

         4. The Board believes that the consideration to be paid for the CIC Common Stock will, for many CIC shareholders, represent a significant return on their initial investment in the stock. The opportunity for shareholders to receive a tax-free exchange of CIC Common Stock for Airgas Common Stock for federal income tax purposes should be of considerable value to many CIC shareholders.

         5. The Board believes that the Merger offers a favorable return on investment for CIC shareholders in consideration of all the circumstances. Airgas originally proposed a total consideration for all the outstanding CIC Common Stock of approximately $56.4 million, of which approximately $37 million (66%) would be paid for Class A Common (assuming the exercise of all options to acquire Class A Common), approximately $5.1 million (10%) for Class B Common and approximately $14.2 million (25%) would be by the assumption by Airgas of CIC debt. The Board negotiated an increase of approximately $1.8 million, all of which was allocated to the Class A Common (assuming exercise of the above mentioned options). This results in a price per share of $43.00 per share for Class A Common and $205.00 per share for Class B Common. The holders of the Class B Common, some of whom also hold Class A Common, will receive a total of approximately $5.1 million for all of their Class B Common. They will also receive an additional amount of approximately $3.1 million for all of their Class A Common (assuming their outstanding options to acquire Class A Common are exercised prior to the Merger) for an aggregate consideration to those shareholders of approximately $8.2 million (14.1%) of the total consideration. The Board concluded that this consideration, which was proposed by Airgas and which represents Airgas' assessment of the relative value of the two classes of stock, was appropriate for the following reasons:

                  (a) The $43.00 price per share for Class A Common represents a substantial premium over its September 30, 1996 book value, $17.91. Management believes Class A Common has historically been purchased and sold at book value, with one or two exceptions.

                  (b) Management believes that much of the Class A Common carries its original tax basis of less than $2.00 per share in the hands of its holders; thus a tax-free exchange for federal tax purposes may represent a substantial benefit to many shareholders when compared to a currently taxable transaction at the same nominal share value.

                  (c) The holders of Class B Common are entitled, under the terms of CIC's articles of incorporation, to elect a majority of the Board of Directors and thus control the Board of Directors. In addition, it is the view of the Board of Directors that the holders of Class B Common, under the terms of Florida law, must vote on significant corporate actions (including the Merger) as a separate class. This means that Class B Common has special rights that are consistent with a higher price per share, or a "control premium."

         6. Management had approached what CIC considered the most likely candidates for an acquisition, Airgas and Holox. The other possible candidate, Holox, has not submitted a specific acquisition proposal. Even if a proposal had been submitted by Holox, because that company is foreign-owned, any proposal was unlikely to be advantageous enough to outweigh the benefits of a tax-free transaction with a company whose shares were more readily tradable.

         In making its decision, the CIC Board also considered as negative factors that subsequent to the Merger CIC shareholders will no longer receive a dividend with respect to their stock, since historically Airgas has not paid dividends on its Common Stock, and that by virtue of the Merger and the characteristics of Airgas' capital structure, the CIC shareholders would have a minority voting interest in the combined enterprise.

         There were no other material factors considered by the CIC Board in reaching its decision. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its decision.

         For the reasons set forth above, CIC's Board of Directors voted unanimously to approve the Merger Agreement and the Merger and unanimously recommends that the holders of CIC Common Stock vote FOR approval of the Merger Agreement and the Merger.

Airgas' Reasons for the Merger

         The Board of Directors of Airgas has unanimously approved the Merger Agreement and the Merger and, for the reasons set forth below, believes that the Merger is in the best interests of Airgas and its stockholders.

         The Board believes that the Merger will significantly expand growth opportunities for each of CIC and Airgas within the carbon dioxide industry, and the Board believes CIC's established presence in the carbon dioxide industry will complement Airgas' national distribution network. In reaching the conclusion, the Airgas Board of Directors considered a number of factors including the following:

         1. Airgas has an established distribution network for cylinder gases throughout the United States and Southern Canada. Using that network, Airgas already is a distributor of carbon dioxide gases in small quantities (small bulk, beverage mini-bulk, cylinder gases and dry ice). Airgas currently purchases carbon dioxide from various producers, including CIC in the Southeastern United States, and redistributes the product to small-quantity users. Airgas currently has no production capability. The Board considered CIC's established production capabilities and production technology as a natural complement to Airgas' distribution capabilities. The Board considered that CIC would give Airgas the ability to independently source carbon dioxide, and possibly negotiate contractual supply agreements with other carbon dioxide producers in order to meet a portion of Airgas' demands for carbon dioxide throughout the United States. CIC would also bring to Airgas applications technologies and expertise in the food industry (specifically refrigeration, freezing and packaging) that would potentially allow Airgas to accelerate its growth in the carbon dioxide business outside of its current focus on traditional welding applications.

         2. The complementary nature of CIC's and Airgas' businesses would provide expanded growth opportunities for both companies. CIC would be able to leverage Airgas' expansive customer base to gain access to a large number of potential new customers, an opportunity CIC does not currently possess on its own. Additionally, a combination of Airgas and CIC would provide Airgas with additional growth opportunities through potential acquisitions of regional bulk carbon dioxide distribution companies as well as large beverage distribution businesses.

         3. CIC is a strong, well managed, highly profitable company that has successfully demonstrated consistent growth in a highly competitive industry. CIC would bring to Airgas a highly qualified team of managerial talent and an entrepreneurial history. J. Vernon Hinely, CIC's Chairman and President, is highly respected in the carbon dioxide industry and would bring to Airgas a measure of immediate credibility within the field.

         4. The Airgas Board considered the potential increase in stockholder value that could result from the strength and growth opportunities of the combined companies. Although the Merger would result in a minor dilution to Airgas' earnings per share in the first year of combined operations, the future expected accretion in earnings and cash flow, as well as an opportunity for accelerated growth, would make the Merger an attractive transaction for Airgas.

         After taking into consideration all of the factors set forth above, each of which was considered by Airgas' Board to support the Board's approval of the Merger, the Board of Directors determined that the Merger was in the best interests of the stockholders of Airgas. In reaching this determination, the Airgas Board considered numerous factors, including those listed above, as well as the terms and conditions of the Merger Agreement and information with respect to the financial condition, business operations and prospects of CIC, on both an historical and prospective basis. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its decision.


                                  THE MERGER


         This section of the Proxy Statement/Prospectus is not a complete explanation or description of the Merger Agreement. It is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A.

Effect of Merger

         The Merger Agreement provides that when the Merger becomes effective the separate existence of CIC will cease and it will be merged with and into Airgas Subsidiary, with Airgas Subsidiary as the surviving corporation. Airgas Subsidiary has been formed solely for the purpose of effecting the Merger, has conducted no business and has no material assets or obligations other than the Merger Agreement. All of the properties, rights, privileges and powers of Airgas Subsidiary and CIC will be vested or continue to be vested in Airgas Subsidiary and be subject to all of the obligations of the Airgas Subsidiary and CIC.

         If the Merger Agreement is approved by the CIC shareholders, the Merger will be effective on the date that the Certificate of Merger is filed with the Secretary of the State of Delaware, provided that Articles of Merger are filed with the Department of State of Florida (the "Effective Time"). The foregoing filings are expected to be made on the Closing Date.

         It is currently expected that the Merger will occur during the quarter ending June 30, 1997. Either party may terminate the Merger Agreement if the Merger has not occurred on or before August 31, 1997.

Conversion of Shares and Fractional Shares

         At the Effective Time, each outstanding share of Class A Common (other than shares as to which dissenters' rights have been perfected under Chapter 607 of the FBCA) will be converted, subject to proration and other limitations described herein, at the election of the holder, into the right to receive (i) the Class A Stock Consideration or (ii) the Class A Cash Consideration, and each outstanding share of

Class B Common will be converted into the right to receive (i) the Class B Stock Consideration or (ii) the Class B Cash Consideration.

         Class A Common. Each share of Class A Common will be converted into the
         --------------
right to receive, at each holder's election but subject to proration and other limitations, as described below, either the Class A Stock Consideration or the Class A Cash Consideration. The Class A Stock Consideration will be equal to that number of shares of Airgas Common Stock equal to the quotient of $43.00 divided by $__________ (the Class A Exchange Ratio).

         The right of holders of Class A Common to elect to receive the Class A Cash Consideration in the amount of $43.00 for each share of Class A Common in lieu of Class A Stock Consideration will be subject to proration and other limitations described herein and in the Merger Agreement, which provide generally that (i) the Class A Cash Consideration to be received by each holder cannot exceed 45% of the value of each of such holders' shares of Class A Common and (ii) the Aggregate Cash Consideration cannot exceed the Aggregate Stock Consideration (i.e. more than 50% of the Merger Consideration with allowance made for dissenters' rights, if any); although the proration and other limitations do not apply to the De Minimis Shares, as to which a holder may elect to receive 100% of his or her Merger Consideration in Class A Cash Consideration.

         Class B Common. Each share of Class B Common will be converted into the
         --------------
Class B Stock Consideration or the Class B Cash Consideration. The Class B Stock Consideration will be equal to that number of shares of Airgas Common Stock equal to the quotient of $205.00 divided by $__________________ (the Class B Exchange Ratio).

         The Class B Cash Consideration will be equal to $205.00 for each share of Class B Common. Each holder of shares of Class B Common will receive, the Class B Cash Consideration for 45% of the value of such holder's shares of Class B Common and the Class B Stock Consideration for 55% of his or her Class B Common, subject to the proration described below.

         Proration. The Aggregate Cash Consideration cannot exceed the Aggregate
         ---------
Stock Consideration (i.e. more than 50% of the Merger Consideration). If the Aggregate Cash Consideration does not exceed the Aggregate Stock Consideration, each share of Class A Common for which a valid Cash Election is received, up to 45% of the value of a holder's shares of Class A Common, will be converted in the Merger into the right to receive the Class A Cash Consideration and 45% of the value of the Class B Common will be converted into the right to receive the Class B Cash Consideration. However, if the Aggregate Cash Consideration would (but for the adjustment in the following sentence) exceed the Aggregate Stock Consideration, the holder's percentage of Merger Consideration being paid as Cash Consideration will be reduced pro rata on a basis proportionate with the other CIC shareholders' cash percentage until the Aggregate Stock Consideration is equal to or exceeds the Aggregate Cash Consideration, provided that a holder's percentage of Cash Consideration cannot be reduced by more than two percentage points and that this proration does not apply to the De Minimis Shares. The Exchange Agent will distribute the Stock Consideration for any shares of CIC Common Stock which are not fully converted into the right to receive the Cash Consideration.

         In the event that between the date of the Merger Agreement and the Effective Time, the number of issued and outstanding shares of Airgas Common Stock is changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Stock Consideration and the Cash Consideration will be appropriately adjusted.

         AS A RESULT OF THE PRORATION AND OTHER LIMITATIONS DESCRIBED HEREIN AND IN THE MERGER AGREEMENT, HOLDERS OF SHARES OF CLASS A COMMON WHO ELECT TO RECEIVE THE CASH CONSIDERATION MAY RECEIVE SHARES OF AIRGAS COMMON STOCK OR THE CASH CONSIDERATION IN AMOUNTS THAT MAY VARY FROM THE AMOUNTS SUCH HOLDERS ELECT TO RECEIVE. SUCH HOLDERS WILL NOT BE ABLE TO CHANGE THE AMOUNTS OF AIRGAS COMMON STOCK OR THE CASH CONSIDERATION ALLOCATED TO THEM.

         Fluctuations in Merger Consideration. On April __, 1997, the most
         ------------------------------------
recent practicable date prior to the date of this Proxy Statement/Prospectus, the closing sale price of the Airgas Common Stock on the NYSE was $____ per share. The market price of the Airgas Common Stock will depend on, and is expected to fluctuate with, among other things, the performance of Airgas, conditions (economic or otherwise) affecting the industrial gas and equipment distribution industries, interest rates, market conditions and other factors that generally influence the prices of securities. See "Investment Considerations - Fluctuations in Market Price of Airgas Common Stock."

         Fractional Shares. No fractional shares of Airgas Common Stock will be
         -----------------
issued in connection with the Merger. The number of shares of Airgas Common Stock issued to each CIC shareholder will be rounded up to the nearest whole number of shares.

Election Procedures

         Elections. The Merger Agreement provides that each holder of shares of
         ---------
Class A Common (other than treasury stock and shares that are owned by CIC, which shares will be cancelled and retired, without consideration, at the Effective Time, and shares as to which dissenters' rights have been exercised in accordance with and subject to the provisions of the FBCA) has the right, subject to the proration and other limitations described below, to submit a request specifying the number of shares of Class A Common owned by such holder, up to 45% of the value of each holder's shares, which such holder desires to have converted into cash in an amount equal to the Class A Cash Consideration (except that such prorations and limitations do not apply to the De Minimis Shares, as to which a 100% Cash Election may be made) (the "Cash Election").

         All Cash Elections must be made on the Form of Cash Election, a copy of which is being mailed simultaneously with this Proxy Statement/Prospectus, and must be received and accepted by the Cash Election Deadline. Additional copies of the Form of Cash Election will be available upon request from the Bank of New York, which will be serving as the Exchange Agent (the "Exchange Agent"), by calling ______________.

         The purpose of the Cash Election is to permit holders of shares of Class A Common to express their preferences for the type of consideration they wish to receive in the Merger, provided that (i) holders do not have the right to request Cash Consideration for more than 45% of the value of their shares of Class A Common (except with respect to the De Minimis Shares) and (ii) the Aggregate Cash Consideration cannot exceed the Aggregate Stock Consideration. As discussed below, subject to the proration and other limitations described herein, Cash Elections made by holders of Class A Common will be honored in issuing the Class A Cash Consideration after the Effective Time.

         ALTHOUGH THERE CAN BE NO ASSURANCE THAT A HOLDER OF SHARES OF CLASS A COMMON WHO DESIRES TO RECEIVE THE CASH CONSIDERATION WILL RECEIVE SUCH CONSIDERATION TO THE FULL EXTENT REQUESTED, A HOLDER OF SHARES OF CLASS A COMMON HAVING A PREFERENCE FOR THE CASH CONSIDERATION SHOULD MAKE AN ELECTION BECAUSE SHARES AS TO WHICH AN ELECTION HAS NOT BEEN MADE WILL RECEIVE THE STOCK CONSIDERATION IN THE MERGER. NEITHER THE CIC BOARD OF DIRECTORS NOR THE AIRGAS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER THE SHAREHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE STOCK CONSIDERATION IN THE MERGER. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO SUCH ELECTION.

         Failure of a holder of shares of Class A Common to complete properly and to return the Form of Cash Election to the Exchange Agent by the Cash Election Deadline, or failure to comply with the election procedures described in this Proxy Statement/Prospectus and the Form of Cash Election (including the instructions thereto), will cause all of such holder's shares of Class A Common to be converted into the Class A Stock Consideration without regard to the preference of such holder.

         Completing the Form of Cash Election. To make a proper Cash Election, a
         ------------------------------------
holder of shares of Class A Common must have delivered to the Exchange Agent at the address specified in the Form of Cash Election, prior to the Cash Election Deadline, a Form of Cash Election properly completed in accordance with the instructions thereon and signed by the record holder of the shares of Class A Common as to which such election is being made.

         Irrevocability of Cash Elections. Forms of Cash Election will become
         --------------------------------
irrevocable upon receipt by the Exchange Agent, unless the Exchange Agent, in its sole discretion, permits their amendment or withdrawal. However, all Cash Elections will be revoked automatically if the Exchange Agent is notified in writing by Airgas or CIC that the Merger Agreement has been terminated.

         Other Rules. Airgas and CIC have the right to make rules, not
         -----------
inconsistent with the terms of the Merger Agreement, governing the validity of any Form of Cash Election, the manner and extent to which Cash Elections are to be taken into account in making the determinations required by the Merger Agreement, the issuance and delivery of certificates for Airgas Common Stock for shares of CIC Common Stock converted into such stock in the Merger and the payment of cash for shares of Class A Common converted into the right to receive the Cash Consideration in the Merger.

         Delivery of CIC Common Stock Certificates. Certificates representing
         -----------------------------------------
the shares of Class A Common and shares of Class B Common to be converted into the right to receive the Merger Consideration should be surrendered by the Class A Common holders together with a completed and signed Form of Cash Election and the Class B Common holders together with the Class B Transmittal Letter, copies of which are enclosed with this Proxy Statement/Prospectus, as applicable.

         Delivery of Merger Consideration.  Promptly after the later of the
         --------------------------------
Effective Time and the delivery by a holder of the certificates representing the CIC Common Stock and the Form of Cash

Election or Class B Transmittal Letter, as applicable, to the Exchange Agent, the Exchange Agent will distribute to the holder certificates representing the number of shares of Airgas Common Stock (excluding the shares subject to the Lockup/Escrow Agreement) into which the shares of CIC Common Stock were converted, plus cash in the amount of the Cash Consideration into which such holder's shares were converted (provided that a holder of Class A Common has made a valid Cash Election). The Exchange Agent will also deliver to the lockup/escrow agent certificates representing shares of Airgas Common Stock subject to the Lockup/Escrow Agreement and will deliver to the CIC Shareholders' Agent Committee (as defined below) the Lockup/Escrow Fee of 0.25% of each CIC shareholder's Merger Consideration to be placed in the Fees & Expenses Fund. The fund will be used to cover fees, costs, expenses and contingencies arising under the Lockup/Escrow Agreement and any other related agreement. To the extent that any monies in the fund are not used to satisfy such costs and expenses, they will be distributed to the former CIC shareholders, on a pro rata basis. Until surrendered, each outstanding certificate that represented shares of CIC Common Stock prior to the Effective Time will be deemed for all corporate purposes to evidence the right to receive the Merger Consideration into which such shares of CIC Common Stock have been converted, but will not entitle the holder to receive dividends or other distributions from Airgas or to vote such shares.

Continuity of Interest Certificates

         Receipt of Continuity of Interest Certificates from CIC shareholders who will deposit shares of Airgas Common Stock into the Lockup/Escrow Fund which in the aggregate represent not less than 50% of the Merger Consideration is a condition to the consummation of the Merger. Holders of CIC Common Stock should return their completed and executed Continuity of Interest Certificates to CIC, together with their proxies, but in any event prior to the Closing of the Merger. If CIC does not receive such certificates, the Merger may not be consummated. The purpose of the certificate is to support the tax treatment of the Merger described herein.

CIC Employee Options

         Effective upon consummation of the Merger, Airgas will assume options to acquire CIC Common Stock granted pursuant to CIC's Incentive Stock Option Plan, outstanding at the Effective Time (the "CIC Stock Options"). Thereafter, the former CIC Stock Options will, by virtue of the Merger, become exercisable to purchase (i) that number of shares of Airgas Common Stock, rounded up to the nearest whole share, determined by multiplying (x) the number of shares of CIC Common Stock subject to such option immediately prior to the Effective Time by
(y) the Class A Exchange Ratio and (ii) at an exercise price per share equal to the exercise price per share pursuant to the CIC Stock Option divided by the Class A Exchange Ratio (rounded up or down to the nearest cent). After the Effective Time, each of such options will be fully vested and exercisable.

Board of Directors and Management of Airgas Following the Merger

         The directors and executive officers of Airgas will continue in such capacities following the Merger. J. Vernon Hinely and John A. Toepke will continue to serve as executive officers of the Airgas Subsidiary, although they will not serve as executive officers of Airgas. See "Airgas - Management."

         Neither Airgas nor CIC is aware of any material relationships between Airgas or its directors or executive officers and CIC or its directors or executive officers, except as contemplated by the Merger Agreement, or as described herein. See "-- Interests of Certain Persons in the Merger."

Lockup/Escrow Agreement

         Except with respect to the De Minimis Shares, the Exchange Agent will deposit with the lockup/escrow agent (the "Lockup/Escrow Agent") on behalf of each CIC shareholder Airgas Common Stock valued at 55% (subject to adjustment up to 57% if the Cash Consideration is prorated) of such CIC shareholder's Merger Consideration after the reduction for the Lockup/Escrow Fee, which Airgas Common Stock will be placed in the "Lockup/Escrow Fund." For a Class A Common holder electing the maximum amount of Class A Cash Consideration, this means that his entire Class A Stock Consideration is placed in the Lockup/Escrow Fund (to the extent a Class A Common holder elects to receive more stock and less cash, his Class A Stock Consideration in excess of 55% (or up to 57% if prorated) is paid directly to him). All shares of Class B Stock Consideration will be deposited with the Lockup/Escrow Agent. The purpose of the Lockup/Escrow Fund is twofold: first, to support the tax treatment of the Merger described herein (the "Tax Purpose") and second, to provide a source for satisfaction of indemnification claims by Airgas or its affiliates (the "Indemnification Purpose").

         Tax Purpose. Unless the Tax Purpose of the Lockup/Escrow Fund is
         -----------
earlier terminated as described below, no CIC shareholder will receive any of his portion of the Lockup/Escrow Fund until the second anniversary of the Effective Time. As soon as practicable after such date, each CIC shareholder's portion of the Lockup/Escrow Fund will be distributed to him to the extent it is not required to cover pending indemnification claims. The CIC shareholders will have the right to vote and receive dividends with respect to the Airgas Common Stock held in the Lockup/Escrow Fund. The Lockup/Escrow Agreement, however, prohibits the sale, assignment, pledge or other transfer by a CIC shareholder of his Airgas Common Stock while it is held in the Lockup/Escrow Fund. The Tax Purpose of the Lockup Escrow Fund will terminate prior to the second anniversary of the Effective Time if the parties obtain a legal opinion that an early distribution will not affect the tax treatment of the Merger described herein.

         Indemnification Purpose. Shares held in the Lockup/Escrow Fund may be
         -----------------------
used to satisfy indemnification claims up to $5,000,000 (after giving effect to a $500,000 deductible, except that certain claims, including for broker fees or those based on fraud are not subject to the deductible or $5,000,000 limitation). Any claim for indemnification will be offset or reduced by insurance proceeds received by Airgas or CIC as provided in the Merger Agreement. Claims not made by Airgas within one year of the date of the Closing will be forfeited. Timely claims that are not resolved at the time the Tax Purpose terminates will result in a portion of the Lockup/Escrow Fund sufficient to cover such claim (subject to any applicable cap and deductible) being held in the Lockup/Escrow Fund until resolution of such claim. At such time, shares not used to satisfy such claim will be distributed to the CIC shareholders.

CIC Shareholders' Agent Committee

         Upon the CIC shareholders' approval of the Merger Agreement, a shareholders' agent committee, initially consisting of J. Vernon Hinely, John A. Toepke and Jonathan I. Wax (together with any successors, the "CIC Shareholders' Agent Committee") will be entitled to act on behalf of the CIC shareholders in certain respects. The CIC Shareholders' Agent Committee will, among other things, act as the CIC shareholders' representative with regard to any claims for indemnification and may pay indemnification claims and certain fees and expenses related to the administration of the Merger Agreement and the Lockup/Escrow Agreement using the Fees and Expenses Fund or the Airgas Common Stock held pursuant to the Lockup/Escrow Agreement, all in accordance with the terms of the Merger Agreement and the Lockup/Escrow Agreement. The CIC Shareholders' Agent Committee will be empowered to endorse over any stock certificates held pursuant to the Lockup/Escrow Agreement to pay indemnification claims and to supplement the Fees and Expenses Fund.

Representations and Warranties; Covenants and Agreements

         The Merger Agreement and certain documents delivered in connection with the Merger Agreement contain representations, warranties, covenants and agreements by CIC and Airgas regarding, among other things, the accuracy and completeness of certain information supplied in connection with the Merger. The Merger Agreement also provides that between the date of the Merger Agreement and the Effective Time CIC will conduct its business only in the ordinary and usual course of business and it will not, without Airgas' written consent, among other things, issue any securities; except in accordance with prior practice, pay any dividends; redeem or purchase any of its capital stock; amend its Articles of Incorporation or Bylaws; increase the compensation payable to officers or employees (except for increases in the ordinary course of business consistent with past practices); enter into or amend any material agreements relating to borrowing of money, except as may be necessary in order to consummate the Merger or in the ordinary course of business; without providing notice to Airgas, enter into agreements in excess of $100,000 each; transfer any intellectual property, except in the ordinary course of business; make any material acquisitions of assets except in the ordinary course of business; or guarantee the obligations of others except for negotiable instruments endorsed in the ordinary course of business.

Conditions Precedent to the Consummation of the Merger; Waiver

         The respective obligations of CIC and Airgas to consummate the Merger are subject to a number of conditions, including (a) receipt by CIC of any necessary approvals of its shareholders in accordance with applicable law; (b) the absence of any order of a court, any statute, rule or regulation or proceeding before any court or governmental or regulatory authority that prevents or challenges consummation of the Merger; (c) the receipt of any permits, authorizations, approvals or consents necessary from third parties or governmental bodies; (d) the performance by CIC and Airgas of their obligations under the Merger Agreement and the accuracy in all material respects of the representations and warranties of CIC and Airgas contained therein; (e) the receipt of opinions of counsel to CIC and Airgas with respect to the organization, good standing and capital stock of CIC and Airgas, the validity and binding effect of the Merger, and other legal matters, including an opinion of counsel to Airgas with respect to certain tax matters; (f) the execution of employment agreements by two former executive officers of CIC; (g) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part; (h) the absence of any material adverse change in the financial condition, results of operations or business of CIC or Airgas between March 12, 1997 through the Effective Time and (i) the receipt of Continuity of Interest Certificates in form and substance satisfactory to Airgas and the CIC Shareholders' Agent Committee from owners of such number of shares subject to the Lockup/Escrow Agreement which in the aggregate represent no less than 50% of the Merger Consideration.

         It will not be known until immediately prior to the Effective Time whether all of the above conditions will have been satisfied. Except with respect to shareholder approval and other matters required by law, each of the parties to the Merger Agreement may, at its option, waive compliance with any condition to its obligation to consummate the Merger.

Termination and Amendment

         The Merger Agreement may be terminated at any time prior to the Effective Time, before or after its adoption by the shareholders of CIC (a) by mutual consent of Airgas and CIC; (b) by either Airgas or CIC if the Merger has not been consummated by August 31, 1997; (c) by either Airgas or CIC if any representation or warranty has been breached by the other party in any material respect; (d) by Airgas or CIC if any condition to the other party's obligations to effect the Merger has not been met or waived; or (e) by either Airgas or CIC if any court has issued an order prohibiting the Merger. The Merger Agreement may be amended by the mutual consent of Airgas and CIC at any time; provided, however, that after approval by CIC's shareholders, no amendment may be made which under Florida law requires further approval by the shareholders of CIC without such further approval, such as amendments that (a) reduce or change the form of composition of the consideration which the CIC shareholders would be entitled to receive or (b) alter or change any term or condition that would result in a material adverse effect on the CIC shareholders.

Interests of Certain Persons in the Merger

         At the closing of the Merger, Airgas will enter into employment agreements with J. Vernon Hinely and John A. Toepke. Under the new employment agreements, J. Vernon Hinely will serve as the Chairman, and John A. Toepke will serve as Executive Vice President, of the Airgas Subsidiary. The agreements contain confidentiality and non-competition agreements and permit the Airgas Subsidiary to terminate the employee's employment with cause. In the event that the employment is terminated without cause, the employee is entitled to severance benefits equivalent to the compensation he would have received for the remaining term of the agreement.

         All outstanding options to purchase CIC Common Stock will vest upon consummation of the Merger. Mr. Hinely and Mr. Toepke own options to acquire 15,000 and 10,000 shares of Class A Common, respectively. In addition, J. Vernon Hinely and/or companies owned by his sons will have an option to purchase CIC's dry ice operations in Miami and Jacksonville, Florida. If exercised, the purchasing company will pay a cash purchase price, enter in to a five-year liquid carbon dioxide supply contract with Airgas and grant Airgas a right of first refusal to acquire it or substantially all of its assets.

         On December 1, 1996, Airgas acquired the pipeline that supplies natural carbon dioxide to CIC's natural source facility in Star, Mississippi. This source of carbon dioxide gas is one of two major sources of supply for CIC. In July 1996 (before the acquisition by Airgas was completed), CIC amended its supply contract to increase the supply of carbon dioxide it receives from the pipeline. Under the contract, CIC has the right to purchase natural carbon dioxide at prices set forth in the contract, based in part on the volume of carbon dioxide purchased, until July 1, 2016.

Certain Federal Income Tax Consequences of the Merger

         The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger to a shareholder of CIC that holds its shares of CIC Common Stock as a capital asset (a "Holder"). The discussion is based on laws, regulations, rulings and decisions in effect in the date hereof, all of which are subject to change (possibly with retroactive effect) and differing interpretations. This discussion is for general information only, and does not address all aspects of federal taxation and does not address aspects of federal income taxation that may be applicable to a Holder subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, and holders who are not U.S. persons (as defined in section 7701(a)(30) of the Code). In addition, the discussion does not address the state, local or foreign tax consequences of the Merger.

         EACH HOLDER OF CIC COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX
CONSEQUENCES OF THE MERGER.

         Consummation of the Merger is conditioned upon the receipt by CIC of the opinion of McCausland, Keen & Buckman, counsel to Airgas, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. If CIC is unable to obtain an opinion from tax counsel because of a concern that the Merger would not satisfy the "continuity of interest" requirement for reorganization treatment, the number of shares of Airgas Common Stock to be issued in the Merger will be increased to the minimum extent necessary to enable such opinion(s) to be issued and the amount of Cash Consideration will be reduced accordingly. Under the Merger Agreement there are certain limitations on the number of shares of Airgas Common Stock that Airgas would be required to issue. See "--Election Procedures."

         Exchange of CIC Common Stock. As discussed below, the U.S. federal
         ----------------------------
income tax consequences of the Merger to a Holder generally will depend on whether the Holder exchanges its CIC Common Stock for cash, Airgas Common Stock, or a combination thereof.

         Exchange Solely for Airgas Common Stock. If pursuant to the Merger, a
         ---------------------------------------
Holder exchanges all of the shares of CIC Common Stock actually owned by it solely for shares of Airgas Common Stock, such Holder will not recognize any gain or loss. The aggregate adjusted tax basis of the shares of Airgas Common Stock received in that exchange will be equal to the aggregate adjusted tax basis of the shares of CIC Common Stock surrendered therefor, and the holding period of such Airgas Common Stock will include the period during which such shares of CIC Common Stock were held. If the Holder has differing bases or holding periods in respect of its shares of CIC Common Stock, it should consult its tax adviser prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Airgas Common Stock received in the exchange.

         Exchange for Airgas Common Stock and Cash. If pursuant to the Merger, a
         -----------------------------------------
Holder exchanges all of the shares of CIC Common Stock actually owned by it for a combination of Airgas Common Stock and cash, such holder will realize gain or loss equal to the difference between (i) the sum of cash and the fair market value of Airgas Common Stock received and (ii) its adjusted tax basis in the shares of CIC Common Stock surrendered. Such gain will only be recognized to the extent of the cash received, however, and no loss will be recognized on the exchange. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares cannot be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the Holder's ratable share of CIC's accumulated earnings and profits. See "Possible Treatment of Cash as a Dividend." The 0.25% of each holder's Merger Consideration that is deposited into the Fees and Expenses Fund will be treated as cash and taxed accordingly.

         The aggregate tax basis of Airgas Common Stock received by a Holder that exchanges its shares of CIC Common Stock for a combination of Airgas Common Stock and cash pursuant to the Merger will be equal to the aggregate adjusted tax basis of the shares of CIC Common Stock surrendered therefor, decreased by the cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of such Airgas Common Stock will include the holding period of the shares of CIC Common Stock surrendered therefor. If a Holder has differing bases or holding periods in respect of its shares of CIC Common Stock, it should consult its tax adviser prior to the exchange to identify the particular shares of CIC Common Stock to be surrendered in the exchange and the particular bases or holding periods of the particular shares of Airgas Common Stock it receives in the exchange.

         Possible Treatment of Cash as a Dividend. In general, the determination
         ----------------------------------------
of whether the gain recognized in the exchange will be treated as capital gain or dividend income depends upon whether and to what extent the exchange reduces the Holder's deemed percentage stock ownership of Airgas. For purposes of this determination, the Holder is treated as if it first exchanged all of its shares of CIC Common Stock solely for Airgas Common Stock and then Airgas immediately redeemed (the "Deemed Redemption") a portion of such Airgas Common Stock in exchange for the cash the holder actually received. The gain recognized in the exchange followed by a Deemed Redemption will be treated as capital gain if the Deemed Redemption is (i) "substantially disproportionate" with respect to the holder or (ii) "not essentially equivalent to a dividend."

         The Deemed Redemption, generally, will be "substantially disproportionate" with respect to a Holder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the Deemed Redemption is "not essentially equivalent to a dividend" with respect to a Holder will depend upon the Holder's particular circumstances. At a minimum, however, in order for the Deemed Redemption to be "not essentially equivalent to a dividend," the Deemed Redemption must result in a "meaningful reduction" in the Holder's deemed percentage stock ownership of Airgas. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Airgas that the Holder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (ii) the percentage of the outstanding stock of Airgas that is actually and constructively owned by the Holder immediately after the Deemed Redemption. In applying the foregoing tests, a stockholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, certain estates and trusts of which the Holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the Stockholder or such other persons. As these rules are complex, each Holder that may be subject to these rules should consult its tax adviser. The Internal

Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction." Accordingly, in most circumstances, gain recognized by a Holder that exchanges its shares of CIC Common Stock for a combination of Airgas Common Stock and cash generally will be long-term capital gain or loss if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain.

         Backup Withholding. Unless a Holder complies with certain reporting or
         ------------------
certification procedures or is an "exempt recipient" (i.e., in general, corporations and certain other entities), the Holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Merger. A foreign Holder should consult its tax adviser with respect to the application of withholding rules to it with respect to any cash payments received pursuant to the Merger.

         Federal Income Tax Information for CIC Optionholders. The assumption or
         ----------------------------------------------------
substitution of a compensatory stock option of CIC by Airgas should not generally result in the recognition of gain or loss to the holder thereof. Incentive stock options ("ISOs") of Airgas received in exchange for CIC ISOs should be treated as incentive stock options for purposes of Section 422 of the Code, provided no additional benefit is received by the optionholders in connection with the assumption or substitution of the options by Airgas. If an additional benefit is received, the assumed or substituted option will be treated as a nonstatutory stock option.

         The optionee should not recognize any ordinary income for federal income tax purposes upon the exercise of an ISO. Upon a sale of Airgas Common Stock, the tax treatment to the optionee will depend primarily upon whether the optionee has met certain holding period requirements at the time of sale. In addition, as discussed below, the exercise of an ISO may subject the optionee to alternative minimum tax liability in the year of exercise.

         If an optionee exercises an ISO and does not dispose of the shares received within two years of the date of the grant of such option and within one year after transfer of the shares to the optionee, whichever ends later, any gain realized upon disposition will be treated as long-term capital gain, and any loss will be long-term capital loss.

         If the optionee disposes of the shares either within two years after the date an ISO is granted or within one year after an ISO was exercised, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise less the purchase price for said shares or (2) the amount realized on the disposition less the purchase price for said shares, will be taxed as ordinary income in the taxable year in which the disposition occurs. Any such ordinary income will increase the optionee's tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized upon disposition of shares over the basis of such shares will be treated as short-term or long-term capital gain, as the case may be, and any loss realized upon the disposition will be treated as a capital loss.

         The exercise of an ISO may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an ISO is exercised over the option price is an adjustment in determining an optionee's alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year the optionee exercises an ISO. An optionee who makes a disqualifying disposition of shares acquired upon exercise of an ISO must still treat such excess as an adjustment in determining alternative minimum taxable income. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize alternative minimum tax in the year of exercise and ordinary income in the year of such disqualifying disposition in an amount determined under the rule described above. In addition, an optionee's alternative minimum tax liability is affected by the availability of a special credit, a basis adjustment and other complex rules.

         If an optionee receives a nonstatutory stock option, upon the exercise of such option the optionee will recognize ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the Airgas Common Stock at the date of exercise over the option exercise price. Upon a sale of any Airgas Common Stock acquired pursuant to the exercise of a nonstatutory stock option, the difference between the sales price and the optionee's basis in the shares will be treated as a long-term capital gain or loss if the optionee's holding period with respect to the stock is more than one year, and otherwise will be short term capital gain or loss. The optionee's tax basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of a nonstatutory stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option.

         THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF THE MORE SIGNIFICANT EFFECTS OF THE U.S. FEDERAL INCOME TAX LAWS UPON THE MERGER CONSIDERATION TO BE RECEIVED IN THE MERGER, AND THE AIRGAS OPTIONS AND AIRGAS COMMON STOCK ISSUABLE UPON EXERCISE OF THE AIRGAS OPTIONS AND DOES NOT PURPORT TO BE COMPLETE. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE AND THE INCOME TAX REGULATIONS PROMULGATED THEREUNDER. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE. EACH OPTIONEE SHOULD CONSULT WITH SUCH OPTIONEE'S OWN ADVISER CONCERNING THE FEDERAL (AND ANY STATE OR LOCAL) INCOME TAX CONSEQUENCES, INCLUDING THE APPLICABILITY OF ALTERNATIVE MINIMUM TAX TO THE OPTIONEE'S CIRCUMSTANCES.

Accounting Treatment

         The Merger is to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. Such allocations will be based upon valuations that have not been finalized. The excess of such purchase price over the amounts so allocated will be recorded as goodwill. See "Unaudited Pro Forma Financial Information."

Expenses of the Merger

         Airgas and CIC will pay their respective costs in connection with the Merger. If for any reason the Merger is not consummated and the Merger Agreement is terminated, each party shall bear the expenses incurred by it in connection with the proposed Merger. Airgas estimates that the maximum amount of funds required to pay the Cash Consideration will be approximately $18,405,000

Resales of Airgas Common Stock by Former CIC Shareholders

         Airgas Common Stock acquired by persons who may be deemed to be CIC affiliates may be resold in transactions permitted by Rule 145 under the Securities Act, pursuant to an effective registration statement under the Securities Act or in transactions exempt from registration. Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales and also on the quantity of resales which such affiliates, and others with whom they may act in concert, may make within any three-month period.

         Persons who may be deemed to be affiliates of CIC include officers, directors and certain of the larger holders of CIC's Common Stock. CIC shareholders who are not deemed to be affiliates of CIC or Airgas may sell their Airgas Common Stock without restriction.

Dissenters' Rights

         Each shareholder of CIC Common Stock is entitled to dissent from the Merger and obtain payment of the Fair Value of his shares of CIC Common Stock pursuant to Sections 607.1301, 607.1302 and 607.1320 of the FBCA, copies of which are attached hereto as Appendix B. Any shareholder who does not timely and completely comply with the provisions of the FBCA will be bound by the terms of the Merger Agreement and will be entitled to receive Airgas Common Stock or cash, or a combination thereof, as applicable, as provided in the Merger Agreement.

         The term ("Fair Value") means the value of shares of CIC Common Stock as of the close of business on the day prior to the date on which the shareholder vote authorizing the Merger is taken (the Special Meeting), exclusive of any appreciation or depreciation in anticipation of the Merger (unless exclusion would be inequitable). The Fair Value of the CIC Common Stock may be more or less than the consideration that a holder of such stock would be entitled to receive in the Merger.

         The following is a summary of the procedures to be followed by CIC shareholders who wish to dissent from the Merger. It does not purport to be a complete statement of the proceedings to be followed by CIC shareholders desiring to exercise dissenters' rights of appraisal. In the event of a conflict between this summary and the provisions of the FBCA, the FBCA shall prevail. Because exercise of such rights requires strict adherence to the statutory provisions referred to in this summary, each CIC shareholder who may desire to exercise such rights should adhere to the provisions of such laws and consult with such holder's legal advisers.

         (1) Pursuant to Section 607.1320 of the FBCA, any shareholder who wishes to assert dissenters' rights (i) must deliver to CIC prior to the shareholders' vote on the Merger written notice of his intent to demand payment of the Fair Value for his shares if the Merger is effectuated (a "Notice of

Intent"), and (ii) must not vote his shares in favor of the Merger. A proxy or vote against the Merger does not constitute a Notice of Intent. A shareholder may dissent as to less than all the shares registered in his name. If he does so, the shares as to which he dissents and the other shares will be treated as though they were registered in the names of different shareholders.

         (2) Within ten days of the shareholder approval of the Merger, the Airgas Subsidiary, as the surviving corporation in the Merger (the "Surviving Corporation"), will give written notice of such approval to each shareholder who timely filed a Notice of Intent.

         (3) Within twenty days after the giving of such notice to such shareholders, each shareholder electing to assert dissenters' rights shall file with the Surviving Corporation a notice of such election stating his name and address, the number, classes and series of shares as to which he dissents, and a demand for payment of the Fair Value of his shares (a "Notice of Election"). Any shareholder filing a Notice of Election is required to deposit his share certificates with the Surviving Corporation simultaneously with filing the Notice of Election. Once a shareholder has filed a Notice of Election he is no longer entitled to vote or exercise any of the other rights of a shareholder. The Notice of Election may be withdrawn in writing by the shareholder at any time before the Surviving Corporation makes the offer of payment described below; once the offer of payment is made, a Notice of Election to dissent may not be withdrawn unless the Surviving Corporation consents.

         (4) Within ten days after the expiration of the period in which shareholders electing to assert dissenters' rights must file the Notice of Election, or within ten days after the Merger is effected, whichever is later, the Surviving Corporation will make a written offer to pay each dissenter a specified price deemed by the Surviving Corporation to be the Fair Value of his shares. The offer of payment will be accompanied by a recent balance sheet of CIC and a profit and loss statement covering the twelve-month period ending as of such balance sheet.

         (5) If the dissenter accepts the Surviving Corporation's offer within 30 days of its making, the Surviving Corporation shall pay him for his shares within 90 days after the making of the offer or the consummation of the Merger (whichever is later), and he shall cease to have any interest in those shares thereafter.

         (6) If the Surviving Corporation fails to make a timely offer, or if it makes the offer and the dissenting shareholder fails to accept the offer within 30 days thereafter, then the Surviving Corporation, within 30 days after receipt of a written demand from any dissenting shareholder given within 60 days after the Merger, shall, or at its election at any time within such 60 days, may file an action in any court of competent jurisdiction in Broward County, Florida, requesting that the Fair Value of the shares be determined by the court. If the Surviving Corporation fails to institute such a proceeding, then any dissenting shareholder may file such an action in the name of the Surviving Corporation. Each shareholder whose demand remains unsettled shall be made a party to the proceeding and shall be entitled to judgment for the amount which the court finds to be the Fair Value of his shares. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of Fair Value.

         (7) The court shall determine all costs of the proceeding, including the compensation of appraisers appointed by the court, but not including fees and expenses of attorneys and experts of the parties. Such costs shall be assessed against the Surviving Corporation, except that the court may assess the costs against all or some of the dissenters to whom the Surviving Corporation made an offer of payment, in amounts the court finds equitable, to the extent the court finds any dissenters acted arbitrarily, vexatiously or not in good faith in failing to accept the Surviving Corporation's offer. If the Fair Value of the shares is determined to be materially higher than the amount the Surviving Corporation offered to pay or if no offer was made, the court may award any dissenting shareholder such sum that the court determines is reasonable compensation to any attorney or expert employed by the dissenting shareholder in the proceeding.

         (8) Notwithstanding the foregoing, a shareholder will not be entitled to be paid the Fair Value of his shares, and will have all his rights as a shareholder reinstated as of the date of filing of his Notice of Election, including any rights to intervening distributions or dividends and to payment of the consideration that would otherwise be payable to such shareholder as provided in the Merger Agreement, if (i) his Notice of Election is withdrawn as provided above, (ii) the Merger is abandoned, rescinded or the shareholders revoke the authority to effect it, (iii) no petition for a determination of Fair Value by a court is made within 60 days after the Merger, or (iv) the court determines that such shareholder is not entitled to dissenters' rights.

         Airgas shareholders will not have dissenters' rights in connection with the Merger.

Comparison of Shareholders' Rights

         The rights of Airgas stockholders are governed by Airgas' Amended and Restated Certificate of Incorporation (the "Airgas Certificate"), Airgas' Bylaws, and by the DGCL. The rights of CIC shareholders are currently governed by the CIC Articles of Incorporation, CIC's Bylaws, and by the FBCA. After the Merger, the rights of CIC shareholders who receive Airgas Common Stock in the Merger will thereafter be governed by the Airgas Certificate, Airgas' Bylaws, and by the DGCL. The following discussion describes the material differences in the rights of stockholders of Airgas and shareholders of CIC.

         Board of Directors; Removal; Filling Vacancies
         ----------------------------------------------

         Airgas. Article III, Section 1 of the Airgas Bylaws provides that the
         ------
number of directors which shall comprise the full Board of Directors of the corporation shall consist of no less than seven and no more than thirteen members, as shall be fixed by resolution of the Board of Directors. There are currently nine members on the Airgas Board of Directors. The Airgas Bylaws, pursuant to Article III, Section 4, provide that the entire Board of Directors or any individual Director may be removed without cause from office by the holders of 67% of the combined voting power of the then outstanding shares entitled to vote, subject to any rights of holders of any preferred stock. Vacancies in the Board of Directors may be filled by a majority of the remaining Directors in office, though less than a quorum, or by a sole remaining Director.


         CIC. Article VII of CIC's Articles of Incorporation requires CIC to
         ---
have not less than three directors and to have an odd number of directors.
Article II, Section 1 of CIC's Bylaws fixes the number of directors at seven, one of which must be resident of the State of Florida. Article III of CIC's Articles of Incorporation stipulates that the holders of Class B Common are entitled to elect a majority of the Board of Directors. Any director may be removed by the shareholders at any time, with or without cause. Vacancies on CIC's Board may be filled, pursuant to Section 9 of Article II of CIC's Bylaws, by a majority of the directors then in office, and such chosen director shall hold office until his successor is duly elected or qualified.

         Action by Written Consent; Special Meetings
         -------------------------------------------

         Airgas. The Airgas Certificate provides that Airgas stockholders may
         ------
not act by written consent without a stockholders' meeting for which notice of such meeting has been provided to Airgas stockholders. Special meetings of Airgas stockholders may be called at any time and for any purposes but only by the Board of Directors pursuant to a resolution approved by the Board or pursuant to the request of holders of 33% of the combined voting power of the then outstanding shares entitled to vote.

         CIC. Action by the shareholders of CIC may only be taken at a meeting
         ---
of the shareholders. Section 3 of Article I of the CIC Bylaws provides that special meetings of the shareholders may be called for any purpose by a majority of the Board of Directors or, if shareholders may be called for any purposes by a majority of the Board of Directors or, if requested in writing, by shareholders holding at least 50% of the outstanding capital stock.

         Vote Required for Certain Transactions
         --------------------------------------

         DGCL. Under the DGCL, a merger, consolidation or sale of all or
         ----
substantially all of a corporation's assets generally must be approved by the stockholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction. Stockholders of the surviving corporation need not approve the merger if: (i) the corporation's certificate of incorporation will not be amended as a result of the merger; (ii) each share of the corporation's stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the corporation after the effective date of the merger; and (iii) either no shares of the corporation's common stock and no securities convertible into such stock will be issued pursuant to the merger or the authorized unissued shares or treasury shares of the corporation's common stock to be issued pursuant to the merger do not exceed 20% of the shares of the corporation's common stock outstanding immediately prior to the effective date of the merger.

         FBCA. In connection with the approval of proposed mergers and share
         ----
exchanges, the FBCA generally requires the affirmative vote of a majority of all votes entitled to be cast on the plan for such transaction by all shares entitled to vote on the plan, voting as a single group, and the affirmative vote of a majority of the votes entitled to be cast by holders of shares of each voting group entitled to vote as a group under the corporation's articles of incorporation. Unless the articles of incorporation or the Board of Directors requires a greater vote or a vote by voting groups, the sale of all or substantially all of the assets of a corporation must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Under the FBCA, stockholders of the surviving corporation need not approve a merger if: (i) the articles of incorporation of the corporation will not differ from its articles before the merger (except for certain amendments permitted under the FBCA without shareholder approval); (ii) each share of stock of the corporation outstanding immediately before the effective date of the merger is to be an identical outstanding share immediately after the merger; and
(iii) the number
and kind of shares outstanding immediately after the merger; plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger.

         Both the DGCL and the FCBA permit corporations to require higher votes for approval of the transactions described above in their articles of incorporation or bylaws.

         Business Combinations
         ---------------------

         Airgas. The Airgas Certificate provides that any "Business Combination"
         ------
(hereinafter referred to as an "Airgas Business Combination") involving Airgas and a person who beneficially owns, directly or indirectly, 20% or more of Airgas' capital stock (an "Airgas Interested Stockholder") entitled to vote generally for the election of directors ("Voting Stock") must be approved by the affirmative vote of not less than sixty-seven percent (67%) of the Voting Stock (the "Airgas Voting Requirement"). The Airgas Voting Requirement does not apply if the majority of the Disinterested Directors (defined as a member of the Board of Directors of Airgas, other than the Airgas Interested Stockholder, who was a director prior to the time the Interested Stockholder became an Interested Stockholder, or any director who was recommended for election by the Disinterested Directors) approve the Airgas Business Combination or certain conditions regarding price and procedure have been satisfied.

         CIC . The CIC Certificate and its Bylaws do not provide for a "Business
         ---
Combination" provision.

         DGCL. Section 203 of the DGCL, which is applicable to Airgas as a
         ----
Delaware corporation, provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer); or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person. Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder.

         FBCA. Section 607.0901 of the FBCA, informally known as the "Affiliated
         ----
Transactions Statute," provides that the approval of the holders of two-thirds (2/3) of the voting shares of a company, other than the shares owned by an Interested Shareholder (as defined below), would be required to effectuate certain transactions, including without limitation a merger, consolidation, sale of assets, sale of shares, liquidation or dissolution of the corporation, and reclassification of securities involving a corporation and an Interested Shareholder (an "Affiliated Transaction"). An "Interested Shareholder" is defined as the beneficial owner of 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA or a corporation's articles of incorporation.

         The special voting requirement does not apply in any of the following four circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors; (ii) the Interested Shareholder has owned 80% of the corporation's voting stock for five years: (iii) the Interested Shareholder owns more than 90% of the corporation's voting shares; (iv) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the event; (v) the corporation is an investment company registered under the Investment Company Act of 1940; or
(vi) all of the following conditions are met: (a) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price calculated pursuant to various methods set forth in
Section 607.0901; (b) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Shareholder; (c) during the portion of the three years proceeding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no default in payment of preferred stock dividends, no decrease in annual stock dividends, no increase in annual dividends necessary to reflect any transaction which has the effect of reducing outstanding stock, no increase in the voting shares owned by the Interested Shareholder, and no benefit to the Interested Shareholder from loans, guaranties or other financial assistance or tax advantages provided by the corporation. This requirement is not applicable to the Merger because, as provided by Section 607.0901, a majority of CIC's "disinterested" directors have approved the Merger, the Merger Agreement and the transactions contemplated thereby.

         Section 607.0902 of the FBCA, known informally as the "Florida Control Share Acquisition Statute," provides that the voting rights to be accorded Control Shares (as defined below) of a Florida corporation that has (i) 100 or more shareholders; (ii) its principal place of business, its principal office or substantial assets in Florida, and (iii) either (a) more than 10% of its shareholders residing in Florida, (b) more than 10% of its shares owned by Florida residents or (c) 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation before the Control Shares will be granted any voting rights. "Control Shares" are defined in the FBCA to be shares of the issuing corporation owned by such person, that would entitle such person to exercise, either directly or indirectly, voting power within any of the following ranges; (1) 20% or more but less than 33% of all voting power of the corporation's voting securities, (2) 33% or more but less than a majority of all voting power of the corporation's voting securities or (3) a majority or more of all of the voting power of the corporation's voting securities. A "Control Share Acquisition" is defined in the FBCA as an acquisition, either directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, outstanding Control Shares. Section 607.0902 also indicates that, if provided in the articles of incorporation or bylaws of a corporation, Control Shares may be redeemed by the corporation for fair value in certain circumstances. Finally, unless otherwise provided in a corporation's articles of incorporation or bylaws prior to a Control Share Acquisition, in the event Control Shares are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders shall have dissenters' rights. This requirement is not applicable to the Merger because, as provided by Section 607.0902, (a) the transaction was unanimously approved by the CIC Board, and )(b) the transaction will be consummated pursuant to a statutory merger and CIC is a party to the Merger Agreement.

         Amendment of Certificate of Incorporation, Articles of Incorporation
         --------------------------------------------------------------------
and Bylaws
----------

         Airgas. Articles 5 and 6 of the Airgas Certificate provide that the
         ------
amendment or repeal of such articles shall require the affirmative vote of the holders of at least 67% of the voting power of the outstanding shares of capital stock entitled to vote generally for directors. In addition, so long as any shares of Non-Voting Preferred Stock are outstanding, if an amendment would change the rights and preferences of the Non-Voting Preferred Stock, Article 4 may not be amended without the approval of the holders of a majority of the outstanding shares of Non-Voting Preferred Stock voting as a class. Article 8 of the Airgas Certificate provides that, except as described above, the Airgas Certificate may be amended, altered or repealed as authorized by the DGCL and in the Airgas Certificate. Pursuant to the DGCL, Airgas' Certificate may be amended if the Board of Directors adopts a resolution setting forth the proposed amendment, declares its advisability and calls a stockholders' meeting for consideration of such amendment. At the meeting, the amendment must be approved by a majority of the outstanding shares entitled to vote.

         Article IX of Airgas' Bylaws provides that the Bylaws may be amended or repealed by the vote of holders of a majority of the outstanding shares entitled to vote, except that amendment of Article III (relating to Directors) requires the affirmative vote of the holders of 67% of the voting power of all outstanding shares entitled to vote generally in the election of directors.
Article IX also provides that, subject to the DGCL and the Airgas Certificate, the Board of Directors may adopt, amend or repeal the Bylaws.

         CIC. Pursuant to the FBCA, a majority of the shareholders entitled to
         ---
vote must approve amendments to the articles of incorporation, except for certain types of amendments that the corporation's board of directors may adopt without shareholder approval, unless precluded from doing so in the corporation's articles of incorporation. Article X of CIC's Articles of Incorporation requires each amendment to the Articles of Incorporation to be approved by the Board of Directors and by a majority of the stock entitled to vote thereon, unless all directors and shareholders sign a statement indicating their intention that a certain amendment be made. Article VIII of the CIC Bylaws provides that the CIC Bylaws may be amended, altered, repealed or added to by the affirmative vote of the shareholders representing two-thirds of the capital stock

         Indemnification
         ---------------

         Airgas. Article VII of Airgas' Bylaws provide indemnification by Airgas
         ------
to the full extent permitted by law, under the DGCL, to any director or officer of Airgas who is made or threatened to be made a party to any action or proceeding by reason of their position. Airgas' Certificate and Bylaws provide for the limitation of the liability of its directors, in accordance with the DGCL, to Airgas or its stockholders for monetary damages for breach of fiduciary duty except where such exemption is not permitted under the DGCL.

         CIC. CIC's Bylaws do not provide for indemnification by CIC of CIC's
         ---
directors or officers. However, under Section 607.0850 of the FBCA, a director, officer, employee or agent of CIC is entitled to indemnification if he has been successful in defense of any proceeding made against him by reason of his position except where such indemnification is not permitted by the FBCA. Before such indemnification can be paid, it must be determined to be permissible by a corporation's Board of Directors, a committee of the Board composed of two or more directors not a party to the proceeding, by independent legal counsel or by the shareholders. The party seeking indemnification may apply to the court conducting the proceeding, the circuit court or a court of competent jurisdiction for indemnification or advancement of expenses or both if the corporation fails to so provide. CIC may not indemnify its directors and officers with respect to any action, suit, or proceeding by or in the right of CIC where the person has been adjudged to be liable for negligence or misconduct in the performance of his duty to CIC unless indemnity is deemed proper by the court in which the action or suit was brought. Subject to limited exceptions, section 607.0831 of the FBCA exonerates directors from personal liability for monetary damages for any vote, decision, statement or failure to act, regarding corporate policy or management.

         Other Items
         -----------

         Airgas. Article 7 of the Airgas Certificate provides for the prevention
         ------
of the payment of greenmail by requiring that the holders of at least a majority of the combined voting power of the Airgas Voting Stock, voting as a single class, approve any direct or indirect purchase or other acquisition by Airgas of any voting stock of any class from any Airgas Interested Stockholder. Airgas has adopted a preferred stock purchase rights plan. See "Airgas - Description of Capital Stock - Rights Agreement."

         CIC.  CIC has not adopted a stock purchase rights plan.
         ---

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


The following Unaudited Pro Forma Combined Condensed Balance Sheet at December 31, 1996, and the Unaudited Pro Forma Combined Condensed Statements of Earnings for the year ended March 31, 1996 and the nine months ended December 31, 1996 combine information for Airgas and CIC and include unaudited pro forma adjustments as described in the accompanying notes. The Unaudited Pro Forma Combined Condensed Statements of Earnings give effect to the proposed Merger as if it had occurred at April 1, 1995 for the year ended March 31, 1996 and April 1, 1996 for the nine months ended December 31, 1996. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Merger as if it had occurred at December 31, 1996. The Pro Forma Combined Condensed Financial Statements are based on historical financial statements of Airgas and CIC, giving effect to the Merger, and applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the Pro Forma Combined Condensed Financial Statements. These Pro Forma Combined Condensed Financial Statements are based upon (i) for Airgas: the audited consolidated financial statements as of March 31, 1996 and for the year then ended and the unaudited consolidated financial statements as of December 31, 1996 and for the nine months then ended, and (ii) for CIC: the audited financial statements as of December 31, 1995 and for the year then ended and the unaudited financial statements as of September 30, 1996 and for the nine months then ended. These statements are based, and should be read in conjunction with, the historical financial statements of Airgas and CIC which are included elsewhere in this Proxy Statement. The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that Airgas' management believes are reasonable in such circumstances. The pro forma data are presented for information purposes only and are not necessarily indicative of the actual operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                         UNAUDITED PRO FORMA COMBINED
                            CONDENSED BALANCE SHEET


(Amounts in Thousands)                                                         December 31, 1996
                                                                               -----------------
                                                                       Carbonic
                                            Airgas, Inc.           Industries Corp.         Pro Forma
                                          December 31, 1996       September 30, 1996       Adjustments       Notes
                                            (Historical)             (Historical)            (Note 1)         Ref.         Pro Forma
                                            ------------             ------------            --------         ----         ---------

Cash and cash equivalents.............      $        -                $     655             $    (655)                   $         -
Accounts receivable, net..............         144,907                    4,905                     -                        149,812
Inventories...........................         132,060                    1,232                     -                        133,292
Prepaid expenses and other
  current assets......................          45,825                    2,160                                               47,985
                                            ----------                  -------             ---------                    -----------
                                               322,792                    8,952                  (655)                       331,089


Plant & equipment, net................         536,284                   16,445                18,668                        571,397
Goodwill, net.........................         293,654                      204                10,369                        304,227
Investments and other
  noncurrent assets...................         132,951                    5,638                  (101)                       138,488
                                            ----------                 --------             ---------                    -----------
                                             1,285,681                   31,239                28,281                      1,345,201

                                            ==========                 ========             =========                    ===========


Current portion of long-
  term debt...........................          18,974                    1,988                (1,988)                        18,974
Accounts payable, trade...............          56,613                    3,300                     -                         59,913
Accrued expenses and other
  current liabilities.................          89,571                    1,416                   100                         91,087
                                            ----------               ----------             ---------                    -----------

                                               165,158                    6,704                (1,888)                       169,974


Long-term debt........................         631,094                    6,951                19,151          (2)           657,196
Other noncurrent liabilities..........          36,039                        -                     -                         36,039
Deferred income taxes.................          95,453                    2,250                     -                         97,703
Stockholders' equity..................         357,937                   15,334                11,018          (3)           384,289
                                            ----------                 --------             ---------                    -----------
                                            $1,285,681                $  31,239             $  28,281                     $1,345,201

                                            ==========                =========             =========                    ===========




See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                         UNAUDITED PRO FORMA COMBINED
                       CONDENSED STATEMENTS OF EARNINGS


(Amounts in Thousands)                                                     Year Ended March 31, 1996
                                                                           -------------------------
                                                                   Carbonic
                                            Airgas, Inc.        Industries Corp.
                                           March 31, 1996      December 31, 1995          Pro Forma     Notes
Operating Data                              (Historical)          (Historical)           Adjustments     Ref.      Pro Forma
--------------                             -------------          ------------           -----------     ----      ---------
Net sales..............................    $ 838,144               $  41,970             $      -                  $ 880,114
Cost of products sold (excluding
  depreciation, depletion
   and amortization)...................      419,491                  23,671                    -                    443,162
Selling, distribution and
  administrative expenses..............      279,906                  12,523                    -                    292,429
Depreciation, depletion and
  amortization.........................       45,762                   3,048                1,248         (4)         50,058
                                           ---------               ---------             --------                  ---------

Total costs and expenses...............      745,159                  39,242                1,248                    785,649
                                           ---------               ---------             --------                  ---------


Operating income.......................       92,985                   2,728               (1,248)                    94,465

Interest expense, net..................      (24,862)                   (886)                (835)        (5)        (26,583)
Other income, net .....................          782                   1,216                    -                      1,998
Minority interest......................         (663)                      -                    -                       (663)
                                           -----------             ---------             --------                  ---------

Earnings before income taxes...........       68,242                   3,058               (2,083)                    69,217
Income taxes...........................       28,522                   1,284                 (748)        (6)         29,058
                                           ---------               ----------            ---------                 ---------

Net earnings...........................    $  39,720               $    1,774            $  (1,335)                $  40,159
                                           =========               ==========            =========                 =========

Earnings per share ....................    $    0.60               $     2.07                             (7)      $    0.59
                                           ==========              ==========                                      ==========

Weighted average shares                       66,215                                         1,317        (7)         67,532
                                           ==========                                    =========                  =========

  See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                         UNAUDITED PRO FORMA COMBINED
                       CONDENSED STATEMENTS OF EARNINGS


(Amounts in Thousands)                                                Nine Months Ended December 31, 1996
                                                                      -----------------------------------
                                                                 Carbonic
                                        Airgas, Inc.         Industries Corp.
                                      December 31, 1996     September 30, 1996       Pro Forma     Notes
Operating Data                          (Historical)           (Historical)         Adjustments     Ref.          Pro Forma
--------------                          ------------           ------------         -----------    -----          ---------
Net sales............................       $850,013              $34,530           $       -                     $ 884,543
Cost of products sold (excluding
  Depreciation, depletion
  and amortization)..................        447,782               19,110                   -                       466,892
Selling, distribution and
  Administrative expenses............        270,722               10,086                   -                       280,808
Depreciation, depletion and
     amortization....................         45,801                2,200                 969        (4)             48,970
                                           ---------            ---------              ------                     ---------

Total costs and expenses.............        764,305               31,396                 969                       796,670
                                           ---------            ---------              ------                     ---------

Operating income.....................         85,708                3,134                (969)                       87,873

Interest expense.....................        (28,419)                (576)               (823)       (5)            (29,818)
Other income, net ...................            572                  575                   -                         1,147
Minority interest....................           (558)                   -                   -                          (558)
                                           -----------       ------------          ----------                     ---------

Earnings before income taxes.........          57,303               3,133              (1,792)                       58,644
Income taxes.........................          23,883               1,316                (691)       (6)             24,508
                                           -----------       ------------          ----------                     ---------

Net earnings.........................       $  33,420            $  1,817            $ (1,101)                    $  34,136
                                            =========            ========            =========                    =========
Earnings per share                          $    0.49            $   2.12                            (7)          $    0.49
                                            =========            =========                                        =========

Weighted average shares                        68,200                                   1,317        (7)             69,517
                                            =========                                =========                   ==========

  See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                         NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The cost of the acquisition of CIC Common Stock is assumed to be approximately $59.5 million. Assuming that (a) 60% of the value of the Class A Common is converted into Airgas Common Stock, and 40% of the value of Class A Common is converted to cash and (b) 55% of the value of Class B Common is converted to Airgas Common Stock and 45% of the value of Class B Common is converted to cash, the components of the total purchase price are
     (i) $24.3 million of Airgas Common Stock exchanged for 60% of the value of Class A Common and 55% of the value of Class B Common, (ii) $16.6 million of cash exchanged for 40% of the aggregate value of Class A Common and 45% of the value of Class B Common, (iii) $2.1 million of additional paid-in capital from 72,000 CIC stock options assumed by Airgas and (iv) the assumption of CIC debt and other liabilities which total $16.5 million.

     For purposes of these Pro Forma Combined Condensed Financial Statements, it is assumed that 1,214,000 shares of Airgas Common Stock will be issued to CIC shareholders for the value of CIC Common Stock, and 103,000 shares will be issued for the CIC stock options assumed by Airgas. The actual cash and Airgas Common Stock will be determined in accordance with the Merger Agreement between Airgas and CIC, but is not expected to be materially different from the assumption made here. Assuming 90% of the value of the Class A Common and 55% of the Class B Common are converted into Airgas Common Stock, 1,751,000 shares of Airgas Common Stock will be issued to CIC shareholders.

     Pro forma adjustments to the Combined Condensed Balance Sheet include (a) eliminating the equity accounts of CIC, (b) recording additional equity for the issuance of Airgas Common Stock and assumption of the CIC stock options, (c) recording of the debt borrowed and the cash decrease resulting from funding the cash portion of the purchase price, (d) recording the assumed payables and other accrued expenses of CIC, (e) adjusting the CIC fixed assets to their fair market values and (f) establishing a value for goodwill for the purchase price in excess of the fair value of the assets acquired.

     The pro forma adjustments to the Combined Condensed Balance Sheet assume that the merger occurred on December 31, 1996. For the purposes of these Pro Forma Combined Condensed Financial Statements, the fair market values of the fixed assets acquired are estimated. The actual fair market values will be determined by independent appraisers and may be more or less than the costs estimated here. Subsequent to the acquisition, Airgas will apply the appraised values and more fully evaluate the assets acquired, and, as a result, the allocation of purchase price may change.

(2) A reconciliation of the pro forma adjustment to long-term debt is as follows, assuming 40% of the value of the Class A Common and 45% of the value of Class B Common are converted into cash.

         Cash consideration paid in the Merger                         $16,618
         Estimated long-term debt pay-off at Closing                     3,088
         Estimated transaction costs                                       100
         Historical CIC cash balance at September 30, 1996                (655)
                                                                       -------
                                                                       $19,151
                                                                       =======

(3) A reconciliation of the pro forma adjustment to stockholders' equity is as follows, assuming 60% of the value of the CIC Class A Common and 55% of the value of the CIC Class B Common is converted to Airgas Common Stock respectively, based on an assumed $20.00 per share market value:

                                                                                 (In thousands)
                                                                                 --------------
         Market value of Airgas Common Stock issued in the Merger                      $24,284
         CIC equity acquired                                                           (15,334)
         In the money value of CIC stock options assumed by Airgas                       2,068
                                                                                      --------
                      Pro forma stockholders' equity adjustment                        $11,018
                                                                                      ========

         The following pro forma adjustments to the Combined Condensed Statements of Earnings assume that the Merger occurred on April 1, 1995 for the year ended March 31, 1996, and April 1, 1996 for the nine months ended December 31, 1996, respectively.

(4) Depreciation and amortization expenses have been increased to reflect the purchase accounting adjustments related to the acquired fixed assets and goodwill. Goodwill is amortized over 40 years.

(5) Interest expense has been adjusted to reflect the debt incurred in financing the business acquisition at Airgas' effective interest rate.

(6) Income taxes have been adjusted to reflect Airgas' effective tax rate.

(7) Pro forma per share data is calculated using the pro forma net earnings divided by the pro forma weighted average shares which include (a) 1,214,000 shares of Airgas Common Stock issued to CIC shareholders and (b) 103,000 shares from the exercise of the right per the Merger Agreement to convert all CIC options to Airgas Common Stock. The calculation of the pro forma shares issued assume 60% of the value of the Class A Common and 55% of the Class B Common are converted into Airgas Common Stock, at an Average Airgas Price of $20.00 per share. Earnings per share amounts were determined using the treasury stock method. The treasury stock method assumes the exercise of all dilutive outstanding options and the use of the aggregate proceeds therefrom to acquire outstanding Airgas Common Stock.

AIRGAS

Selected Financial Data

         Selected financial data for Airgas is presented in the table below and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and Airgas' Consolidated Financial Statements.


(amounts in thousands except per share data):

                                                                                                                Nine months ended
                                                               Years Ended March 31, (5)                         December 31,
                                            ----------------------------------------------------------          --------------------


                                                  1996        1995         1994       1993        1992          1996          1995
                                                  ----        ----         ----       ----        ----          ----          ----
Operating Results:
Net sales....................................     $838,144    $687,983     519,349    $410,771    $351,491      $850,013    $601,851

Depreciation, depletion
   & amortization(2).........................       45,762      36,868      30,571      28,045      23,670        45,801      33,519

Operating income.............................       92,985      72,600      48,667      34,367      26,316        85,708      67,165

Interest expense, net........................       24,862      17,625      12,486      11,403      12,838        28,419      17,760

Income taxes(1)..............................       28,522      23,894      16,027      10,811       7,718        23,883      20,963

Net earnings.................................       39,720      31,479      20,290      12,469       7,292        33,420      28,606


Earnings Per Share(3):
Primary:
Net earnings ...............................      $    .60    $    .48     $   .31    $    .20    $    .14     $     .49    $    .43


Fully Diluted:
Net earnings................................      $    .60    $    .48     $   .31    $    .19    $    .13     $     .49    $    .43


                                                                        March 31, (5)                        December 31,
                                               --------------------------------------------------------      ------------
                                               1996          1995        1994         1993         1992          1996
                                               ----          ----        ----        -----         ----          ----
Balance Sheet Data:
Working capital...........................   $ 81,588     $ 54,084   $ 47,071     $ 40,253       $ 39,425      $  157,634
Total assets..............................    883,642      645,637    514,897      399,477        338,218       1,285,681
Current portion of long-term debt.........     12,179       11,780     10,304        9,923         10,026          18,974
Long-term debt............................    385,832      259,970    205,311      158,629        151,098         631,094
Other non-current liabilities.............     34,490       11,116      6,635          762            675          32,892
Stockholders' equity(4)...................    236,209      189,652    156,867      127,571        104,931         357,937

----------------

(1) Airgas retroactively adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" as of April 1, 1992.
(2) Effective April 1, 1993, Airgas changed its estimate of the useful lives of its acetylene and high pressure cylinders from 20 to 30 years. This change was made to better reflect the estimated periods during which these assets will remain in service. The change had the effect of reducing depreciation expense in 1994 by approximately $3.1 million and increasing net earnings by $1.9 million or $.03 per share.
(3) See notes 3 and 9 to Airgas' Consolidated Financial Statements for information regarding earnings per share calculations and adjustment for the stock split effective April 15, 1996.
(4)      Airgas has not paid any dividends on its common stock.
(5) During the fiscal years 1992 through 1996, Airgas acquired 121 distributors.


Management's Discussion and Analysis of Financial
   Condition and Results of Operations

Financial Review - Overview - Nine Months Ended December 31, 1996

         Airgas' financial results for the nine months ended December 31, 1996 reflect growth compared with the comparable period last year. Net sales of $850 million, net earnings of $33.4 million and earnings per share of $.49 represent increases over the prior period of 41%, 17% and 14%, respectively. Net sales increased during the nine months compared to the prior period primarily as a result of the acquisition of 58 distribution companies since April 1, 1995 and an increase in same-store distribution sales of approximately 4%. The increase in net earnings was primarily due to an increase in gross profits from higher same-store distribution sales. Offsetting Airgas' earnings growth was dilution associated with recent distribution acquisitions start-up, costs of new distribution branches, Airgas' 45% joint venture investment in National Welders Supply, Inc. ("National Welders"), and the start-up of ADI.

         Airgas' growth strategy through acquisitions continued through the nine-month period. During the current fiscal year, Airgas has acquired industrial gas distributors with annual sales of approximately $90 million. In addition, Airgas formed a new segment, ADI, through two acquisitions, IPCO Safety Products Company ("IPCO") and Rutland Tool & Supply Co., Inc. ("Rutland"), which have aggregate annual sales of approximately $120 million.

         On October 29, 1996, Airgas announced that it had signed a letter of intent to acquire CIC, the fourth largest producer of carbon dioxide in the United States, in a merger scheduled for completion during the first quarter of fiscal 1998. CIC will be merged into a newly-formed subsidiary of Airgas in exchange for a combination of Airgas' Common Stock and cash. In December 1996, Airgas acquired Shell Land & Energy Company's interest in unitized leases producing carbon dioxide, including Shell's 183 mile pipeline (the "Jackson Dome" properties).

         Airgas intends to continue to grow through acquisitions while exploring ways to leverage its broad geographic presence by selling additional products and services to existing customers through its network of more than 600 distribution locations in 41 states, Canada and Mexico. Recent product line additions have included returnable containers, specialty gases and additional hardgoods (such as industrial supplies, safety products and coatings). Airgas believes the selective addition of complementary products will enable it to better serve its diverse, expanding customer base.

         After tax cash flow (net earnings plus depreciation, amortization and deferred income taxes) increased 22% to $86.4 million compared to $71.0 million in the comparable nine-month period in the prior year. After tax cash flow per share increased by 19% to $1.27 from $1.08 for the comparable nine-month period last year. After tax cash flow is an important measurement of Airgas' ability to repay debt through operations and provides Airgas with the ability to pursue investment alternatives such as acquisitions and the repurchase of Airgas' Common Stock.

         In a separate matter, as announced on December 23, 1996, Airgas was the victim of a fraudulent breach of contract by a third party supplier related to purchases of refrigerant R-12. Immediately upon discovering the fraud, Airgas launched an intense effort to recover funds paid to the supplier and/or recover product.

         Based on limited information currently available, Airgas is unable to quantify the probable amount of the loss or recovery which may be associated with the fraud. Airgas believes the maximum pre-tax loss, including associated costs of the investigation and before considering any recoveries, will not exceed $23 million, however, the minimum estimate is immaterial. At December 31, 1996, prepaid and other current assets includes $23.7 million of costs associated with the fraud. Airgas believes there will be recoveries of assets related to the fraud, including cash in bank accounts frozen under restraining orders, recovery of product paid for and not delivered, net assets of the refrigerant supplier which breached the contract and insurance proceeds under Airgas' and the refrigerant supplier's policies. The aggregate recovery amount, and the timing of recording various portions thereof, is subject to change, even in the near term, as additional assets are identified, additional claims are asserted or the market value of restrained assets fluctuates. Airgas will continue to vigorously pursue all possible sources of recovery. Airgas anticipates that it will record a charge to earnings during the fourth quarter ending March 31, 1997, pending a full investigation of the facts and information pertaining to the loss and potential remedies. On February 12, 1997, Airgas filed a complaint seeking damages with respect to such loss. See "--- Litigation."

Results of Operations: Nine Months Ended December 31, 1996
         Compared to the Nine Months Ended December 31, 1995

Net sales increased 41% during the nine months ended December 31, 1996 compared to the prior year:


         (in thousands)                                        1996             1995            Increase
                                                            ---------        ---------       --------------
            Distribution..............................       $753,998         $575,156           $178,842
            Direct Industrial.........................         66,445               --             66,445
            Manufacturing.............................         29,570           26,695              2,875
                                                               ------           ------              -----
                                                             $850,013         $601,851           $248,162
                                                             ========         ========          =========

         For the nine months ended December 31, 1996, Distribution sales increased approximately $150 million resulting from the acquisition of 58 distributors since April 1, 1995 and approximately $29 million from same-store sales growth. Airgas estimates that had all acquisitions during the nine months ended December 31, 1996 been consummated on April 1, 1996, Distribution sales for 1996 would have been approximately $27 million higher. The increase in same-store Distribution sales of approximately 4% was a result of growth in all three product groups: gases, hardgoods and rent. The growth was attributable to strong sales of lower margin hardgoods combined with selective price increases, Airgas' gas sales initiatives related to small bulk and specialty gases, and continued growth in rental income. Airgas believes its same-store sales growth is slightly understated since it does not reflect Airgas' decision to cease unprofitable sales to certain customers and other sales lost during acquisition consolidation and integration activity. Airgas estimates same-store sales based on a comparison of current period sales to the prior period's sales, adjusted for acquisitions. Future same-store sales growth is dependent on the economy and Airgas' ability to expand markets for new and existing products and to increase prices. Management believes Airgas' broad customer base and geographic diversity help to reduce the adverse effects of an economic downturn on Airgas.

         Sales related to Airgas' ADI segment increased approximately 14% during the nine months ended December 31, 1996 compared to historical sales results of the prior year.

         Sales for Airgas' Manufacturing segment increased 11% during the nine months ended December 31, 1996 as a result of the acquisition of the Jackson Dome properties, increased sales of composite electrode paste and export sales of calcined coal.

         The increase in Distribution gross profit of approximately $82 million compared to the prior period resulted from acquisitions which contributed approximately $67 million and from same-store gross profit growth of approximately $15 million. The same-store gross profit growth is attributable to expansion of gross margins through selective price increases and better buying through national purchasing programs combined with increased sales of lower margin hardgoods, increased sales of gases related to Airgas' small bulk and specialty gases programs and growth in cylinder and other equipment rental income. Compared to the prior year, Airgas' distribution gross margin of 49.7% is down 130 basis points primarily due to industrial gas distribution acquisitions which have an average gross margin of approximately 45%, and sales of lower margin hardgoods.

         Selling, distribution and administrative expenses as a percentage of gross profits remained unchanged at 67% compared to the prior year. Operating costs associated with the consolidation and integration of acquisitions, start-up of new distribution branches and start-up of ADI have been partially offset by lower business insurance costs as a result of improved loss experience rates and claims management and an insurance rebate. Until such acquisitions and start-up activity is completed, Airgas expects that it will continue to incur additional operating expenses.

         Operating income increased 28% during the nine months ended December 31, 1996 compared to the prior year:


         (in thousands)                                         1996           1995          Increase
                                                              --------        -------        --------
            Distribution..............................         $77,895        $62,042         $15,853
            Direct Industrial.........................           2,172             --           2,172
            Manufacturing.............................           5,641          5,123             518
                                                              --------        -------        --------
                                                               $85,708        $67,165         $18,543
                                                              ========        =======        ========

         The Distribution operating income margin decreased 50 basis points to 10.3% compared to the same period in the prior year. The decrease was primarily the result of recent industrial gas distribution acquisitions which have operating margins averaging around 8%. Subject to the effects of future acquisitions and the economy, Airgas believes that its distribution operating income margin should improve as acquisitions are integrated.

         The operating income margin related to the ADI segment was 3.3%. Airgas believes that its ADI operating income margin will improve as sales programs are developed and implemented and upon the realization of the cost savings related to more efficient warehousing and shipping.

         Manufacturing operating income increased $518 thousand compared to the prior year primarily as a result of the acquisition of the Jackson Dome properties, a strong demand for carbon products offset by a shift in sales more towards lower margin exports of calcined coal versus domestic coal sales and slightly lower nitrous oxide sales.

         Interest expense, net, increased $10.7 million compared to the prior year primarily as a result of the increase in average outstanding debt associated with the acquisition of distribution businesses acquired since April 1, 1995 and interest costs associated with Airgas' investment in National Welders Supply, offset by slightly lower interest rates. As discussed in "Liquidity and Capital Resources" below, Airgas has hedged floating interest rates under certain borrowings with interest rate swap agreements.

         Income tax expense represented 41.7% of pre-tax earnings in the nine months ended December 31, 1996 compared to 42.3% in the prior year. The decrease in the effective income tax rate was a result of state tax planning strategies which were implemented late in fiscal 1996, offset by an increase in the effective rate for non-deductible goodwill from recent acquisitions.

Financial Review - Overview - 1996 Fiscal Year Ended March 31, 1996

         Airgas' financial results for the year ended March 31, 1996 reflect substantial growth compared to 1995. Net sales of $838 million, net earnings of $39.7 million and earnings per share of $.60 represent increases over 1995 of 22%, 26% and 25%, respectively. Airgas also finished 1996 with a record year for acquisitions by completing the acquisition of 42 distributors with aggregate annual sales of approximately $186 million and forming six new hubs. This follows 25 acquisitions in 1995 with aggregate annual sales of approximately $108 million.

         Airgas intends to continue to actively participate in the consolidation taking place in the fragmented industrial gas distribution market by acquiring independent gas distributors. In seeking to acquire distributors, Airgas anticipates competition from industrial gas producers and from certain other independent distributors. Airgas believes that it is well positioned to acquire distributors because of its extensive distribution network, its well-organized acquisition program, flexibility in structuring acquisitions to meet Sellers' needs and its ability to offer sellers and their employees a continuing management role in a decentralized entrepreneurial environment.

         During 1996, same-store sales, a comparison of current period sales to the prior period's sales, adjusted for acquisitions, increased 2% compared to the prior year. Airgas' same-store sales growth rate has historically followed the real gross domestic product annual growth rate as published by the U.S.

Department of Commerce. Weaker economic conditions compared to the prior year, combined with inclement weather, held down same-store sales growth in 1996. Management believes its same-store sales growth is slightly understated since it does not reflect Airgas' decision to cease unprofitable sales to certain customers and other sales lost during the consolidation and integration of acquisitions.

         Future same-store sales growth is primarily dependent on the economy and, to a lesser extent, Airgas' ability to expand markets for new and existing products and to increase prices. Management believes Airgas' broad customer base and geographic diversity help to reduce the adverse effects of an economic downturn on Airgas. Also, management believes that the gas portion of its distribution business is somewhat resistant to an economic downturn since: 1) gases frequently represent a fixed cost of operations that do not necessarily decline with production levels; 2) gases are required for maintenance and renovation activities which tend to increase during an economic downturn; 3) industries less subject to the effects of an economic downturn are major purchasers of gases; and 4) gas purchases often represent a small portion of typical user's overall cost of operation and, therefore, do not typically represent a large cost-cutting item. Management further believes that sales of certain lower margin non- consumable hardgoods equipment, such as welding machines, are more likely to be adversely impacted during a downturn in the economy and, conversely, are typically the fastest to rebound during an economic recovery.

         Sales in 1996 related to gases and rent represent 51% or $408.7 million of total distribution net sales. Bulk and specialty gas sales have increased due to the success of gas marketing programs. In order to support and grow its specialty gas business, Airgas has established 22 specialty gas mini-labs which benefit customers by providing them with certain specialty gas products in their local market. In connection with its hardgoods business, which accounted for 49% or $392.8 million of total distribution net sales, Airgas is focused on improving profitability by reducing its investment in inventories through the consolidation of vendors, and the negotiation of favorable pricing based on national purchasing arrangements.

         Airgas has recently undertaken initiatives to further develop its industrial gas customer base to selectively include customers which require large volume supplies of gases, such as nitrogen. For these customers, Airgas will enter into long-term supply contracts and will construct air separation plants near the customer's facility or facilities. Airgas has entered into agreements with two customers and is constructing two air separation plants which will begin production during fiscal 1998. In addition, terms related to the agreements provide for additional sales of cylinder gases and supplies.

         Airgas remains focused on cash flow growth. Historically, operations have generated sufficient cash flow to finance Airgas' operating requirements while borrowings have been incurred largely to finance acquisitions. Over the past three years, cash flow from operations has totaled approximately $230 million. This strong cash flow has helped fund Airgas' investment in acquisitions, excluding debt assumed, and capital expenditures which, for the past three years totaled $333.3 million and $99.3 million, respectively.

         At March 31, 1996, Airgas had unused availability of $205.0 million of unsecured lines of credit. Airgas' debt-to-equity ratio of 1.69 at March 31, 1996 increased compared to the prior year's ratio of 1.43 primarily as a result of acquisitions completed during 1996 combined with the purchase of treasury stock.

Results of Operations: 1996 Compared to 1995

         Net sales increased 22% in 1996 compared to 1995:

         (in thousands)                                         1996           1995         Increase
                                                              --------       ---------      ---------
            Distribution..............................        $801,552       $654,381       $147,171
            Manufacturing.............................          36,592         33,602          2,990
                                                              --------       --------       --------
                                                              $838,144       $687,983       $150,161
                                                              ========       ========       ========

          For the year ended March 31, 1996, distribution sales increased approximately $133 million resulting from the acquisition of 66 distributors of industrial, medical and specialty gases and related equipment since April 1, 1994 and approximately $14 million from same-store sales growth. Airgas estimates that had all acquisitions during the year ended March 31, 1996 been consummated on April 1, 1995, distribution sales for the year ended March 31, 1996 would have increased by an additional $100 million. The increase in same-store sales of approximately 2% was the result of slightly higher prices based on selected price increases to certain customers and increased volume within its gas, rental and hardgoods businesses. During 1996, Airgas' same-store sales increased 3% in the first quarter, 2% in the second and third quarters and 1% in the fourth quarter. Excluding the impact of the inclement weather, Airgas estimates same-store sales growth during the fourth quarter would have been approximately 2%. Airgas estimates same-store sales based on a comparison of current period sales to the prior period's sales, adjusted for acquisitions.

          Sales for Airgas' manufacturing operations increased 9% during the year ended March 31, 1996 compared to the prior year, primarily as a result of an increase in the volume of lower margin exports and increased demand for carbon products and nitrous oxide.

          The increase in distribution gross profit of $72.6 million over 1995 was attributable to increases associated with acquisitions of $62.7 million and same-store gross profit growth of $9.9 million. The majority of the $9.9 million same-store gross profit growth was derived from volume growth in gas and increases in cylinder rent. Higher gas volumes were partially attributable to the success of gas marketing programs, principally small bulk and specialty gases. On a same-store basis, distribution gross margins increased an estimated 0.3% compared to 1995 primarily due to improved rent gross margins combined with slightly higher margins in gases and hardgoods. Increased volumes of lower margin bulk gases partially offset the gas margin improvements.

          Selling, distribution and administrative expenses decreased as percentage of sales to 33.4% in 1996 compared to 34.3% in 1995. The decrease was a result of acquisition consolidation efforts and lower operating costs, such as a reduction in business insurance costs through improved claims management and reduced incident rates. In addition, certain operating costs, such as occupancy costs, are relatively fixed and do not increase proportionately with the increase in same-store sales. Partially offsetting these improvements were normal salary increases and slightly higher distribution costs.

          Operating income increased 28% in 1996 compared to 1995:

         (in thousands)                                          1996          1995          Increase
                                                               -------        -------        --------
            Distribution..............................         $86,130        $66,521        $19,609
            Manufacturing.............................           6,855          6,079            776
                                                               -------        -------        -------
                                                               $92,985        $72,600        $20,385
                                                               =======        =======        =======

          Distribution operating income as a percentage of net distribution sales increased to 10.7% for the year ended March 31, 1996 compared to 10.2% in 1995. The increase in distribution operating income in 1996 was the result of the increase in gross profits from higher same-store sales, improved gross profit margins and operating income provided by acquisitions.

          Manufacturing operating income increased $776 thousand in 1996 compared to 1995 due to strong demand for carbon products and nitrous oxide, and lower production and delivery costs related to calcium carbide and nitrous oxide business, partially offset by an increase in lower margin sales of carbon products.

         Interest expense, net, increased $7.2 million in 1996 compared to 1995 primarily as a result of the increase in average outstanding debt associated with the acquisition of industrial gas distributors since April 1, 1994, interest costs associated with the repurchase of Airgas common stock and slightly higher interest rates, partially offset by an increase in positive cash flow. As discussed in "Liquidity and Capital Resources" below, Airgas has hedged floating interest rates under certain borrowings with interest rate swap agreements.

         Income tax expense represented 41.8% of pre-tax earnings in 1996 compared to 43.2% in 1995. The decrease in the effective income tax rate was primarily due to an increase in pre-tax earnings relative to permanent differences and as a result of the implementation of certain tax planning strategies.

         Net earnings increased 26% to $39.7 million or $.60 per share in 1996 from $31.5 million or $.48 per share in 1995. After tax cash flow increased 21% to $96.4 million from $79.9 million in 1995.

Results of Operations: 1995 Compared to 1994

          Net sales increased 32% in 1995 compared to 1994:

         (in thousands)                                         1995           1994        Increase
                                                              --------       --------      --------
            Distribution..............................        $654,381       $486,836      $167,545
            Manufacturing.............................          33,602         32,513         1,089
                                                              --------       --------      --------
                                                              $687,983       $519,349      $168,634
                                                              ========       ========      ========

          In 1995, distribution sales increased approximately $136 million resulting from the acquisition of 40 industrial gas distributors since April 1, 1993 and approximately $32 million from same-store sales. Based on unaudited historical pro forma data, Airgas estimates that had all 1995 acquisitions been consummated on April 1, 1994, distribution sales for 1995 would have been approximately $49 million higher. The increase in same-store sales of approximately 5% is primarily the result of increased volume of hardgoods sales and increases in gas and rental businesses. Airgas estimates same-store sales based on a comparison of current period sales to the prior period's sales, adjusted for acquisitions. Hardgoods and gas volumes have primarily increased as a result of the general improvement in the economy and certain gas marketing programs. Same-store sales have also increased slightly as a result of price increases initiated during 1995 and 1994 Airgas believes that sales of hardgoods are adversely impacted during a recession, and conversely, are typically the fastest to rebound during an economic recovery.

          Sales for Airgas' manufacturing operations increased slightly compared to 1994 primarily as a result of an increase in the volume of lower margin products.

          Compared to 1994, distribution gross profit increases associated with acquisitions totaled an estimated $69 million. Gross profits associated with distribution same-store sales growth are estimated to total $16 million. The same-store gross profit growth is attributable to increased hardgoods volumes combined with improved gross margins resulting from Airgas' national purchasing arrangements, success of gas marketing programs and improved gas and rental gross margins due to price increases to customers. On a same-store basis, considering the impact of the change in Airgas' sales mix slightly towards lower margin hardgoods sales, distribution gross margins increased an estimated .6% compared to 1994.

         Selling, distribution and administrative expenses as a percentage of sales decreased to 34.3% compared to 34.8% in 1994. The decrease is a result of acquisition consolidation efforts and from controlling certain operating costs, such as business insurance through improved claims management and reduced incident rates. Through improved billing and collection efforts, Airgas has also reduced its bad debt expense and lowered its accounts receivable days sales outstanding to 44 days compared to 49 days at March 31, 1994. In addition, certain operating costs, such as occupancy costs, are relatively fixed even though Airgas' same-store sales increased over 1994. Partially offsetting these improvements were normal salary increases.

         Operating income increased 49% in 1995 compared to 1994:


         (in thousands)                                                                       Increase
                                                                1995           1994          (Decrease)
                                                              --------       --------         --------
            Distribution..............................         $66,521        $42,399          $24,122
            Manufacturing.............................           6,079          6,268             (189)
                                                              --------       --------         --------
                                                               $72,600        $48,667          $23,933
                                                              ========       ========         ========

          Distribution operating income as a percentage of net distribution sales increased to 10.2% compared to 8.7% in 1994. The increase in distribution operating income in 1995 was a result of the increase in gross profits from higher same-store sales, operating income provided by acquisitions and improved gross profit margins.

          Manufacturing operating income decreased $189 thousand compared to the prior year due to a product shift towards lower margin export sales of carbon products, slightly lower profits from the sale of calcium carbide combined with higher raw material costs, principally ammonium nitrate, for the Airgas' nitrous oxide plants.

          Interest expense, net, increased $5.1 million compared to 1994 primarily as a result of the increase in average outstanding debt associated with the acquisition of industrial gas distributors since April 1, 1993 combined with slightly higher interest rates. As discussed in "Liquidity and Capital Resources" below, Airgas has hedged floating interest rates under certain borrowings with interest rate swap agreements.

         Income tax expense represented 43.2% of pre-tax earnings in 1995 compared to 44.1% in 1994. The decrease in the effective income tax rate is primarily due to an increase in pre-tax earnings relative to permanent differences.

         Net earnings increased 55% to $31.5 million or $.48 per share in 1995 from $20.3 million or $.31 per share in 1994. After tax cash flow (net earnings plus depreciation, amortization and deferred income taxes) increased 35% to $79.9 million from $59.1 million in 1994. After tax cash flow is an important measurement of Airgas' ability to repay debt through operations and provides Airgas with the ability to pursue investment alternatives such as acquisitions and the repurchase of Airgas stock.

Liquidity and Capital Resources

         Airgas has primarily financed its operations, capital expenditures, stock repurchases, and acquisitions with borrowings, the issuance of common stock and funds provided by operating activities.

         Cash flows from operating activities totaled $38.5 million for the nine months ended December 31, 1996. Depreciation, depletion and amortization represented $45.8 million of cash flows from operating activities. Working capital components of cash flow increased $41.2 million as a result of an increase in accounts receivable associated with higher same-store sales, an increase in inventory levels to meet increased hardgoods and gas sales volumes and an increase in prepaid expenses and other current assets. Prepaid expenses and other current assets include $23.7 million of costs associated with the fraudulent breach of contract related to refrigerant R-12 purchases. The increase in other assets and liabilities, net, primarily relates to amounts paid in connection with securing product supply agreements. Days-sales outstanding and distribution hardgoods days supply of inventory improved slightly compared to March 31, 1996 levels. Total inventories have increased primarily as a result of an increase in distribution inventories of $6.5 million to support sales growth, and gases of $10 million associated with specialty gas sales initiatives.

         Cash used by investing activities totaled $250.8 million which was primarily comprised of $48.1 million for capital expenditures, $169.1 million related to acquisitions and $34.2 million related to Airgas' investment in unconsolidated affiliates ($27.9 related to the joint venture with National Welders and $6.3 million related to foreign investments).

         Airgas' use of cash for capital expenditures was attributable to the continued assimilation of certain acquisitions requiring capital expenditures for combining cylinder fill plants, improving truck fleets and purchasing cylinders in order to return cylinders which were rented from third parties. Additionally, capital expenditures include the purchase of cylinders and bulk tanks necessary to facilitate gas sales growth. Airgas estimates that its maintenance capital expenditures are approximately 2% of net sales. Airgas considers the replacement of existing capital assets to be maintenance capital expenditures.

         Airgas has recently undertaken initiatives to further develop its industrial gas customer base to selectively include customers which require large volume supplies of gases, such as nitrogen. For these customers, Airgas plans to enter into long-term supply contracts in conjunction with air separation plants which will be built near the customer's facility or facilities. Airgas has entered into agreements with two customers which requires the construction of two air separation plants which will begin production during fiscal 1998. Upon completion, as lessee, Airgas intends to lease the plants under long-term operating leases.

         Financing activities provided cash of $212.4 million with total debt outstanding increasing by $252.1 million from March 31, 1996. Funds borrowed in connection with the acquisition of distribution businesses and Airgas' investment in National Welders and other foreign investments, totaled $203.3 million.

         Airgas' primary source of borrowing is a $500 million unsecured revolving credit facility with various commercial banks which matures on September 30, 2001. At December 31, 1996, Airgas had approximately $357 million in borrowings under the facility and approximately $84 million committed under letters of credit, resulting in unused availability under the facility of approximately $59 million.

         On August 8, 1996, Airgas commenced a medium term note program pursuant to a registration statement filed with the Securities and Exchange Commission on July 15, 1996, which provides for the issuance of its securities with an aggregate public offering price of up to $450 million. In September 1996, Airgas issued the following long-term debt under the medium term note program: $100 million of unsecured notes due September 2006 bearing interest at a fixed rate of 7.75%; $50 million of unsecured notes due September 2001 bearing interest at a fixed rate of 7.15%. In March 1997, Airgas issued $75 million of unsecured notes due March 2004 at a fixed rate of 7.14% The proceeds from the medium term note issuances were used to repay bank debt.

         Airgas has a C$50 million Canadian credit facility (US$37 million) with various commercial banks which matures on November 14, 1998. At December 31, 1996, Airgas had approximately C$42 million (US$31 million) in borrowings outstanding under the facility, resulting in unused availability under the facility of approximately C$8 million (US$6 million).

         Airgas also has unsecured line of credit agreements with various commercial banks. At December 31, 1996, these agreements totaled $50 million, under which Airgas had no borrowings outstanding.

         At December 31, 1996, the effective interest rate related to outstanding borrowings under all credit lines was approximately 6.04%. Airgas' loan agreements contain covenants which include the maintenance of a minimum equity level and maintenance of certain financial ratios.

         In managing interest rate exposure, principally under Airgas' floating rate revolving credit facilities, Airgas has entered into 21 interest rate swap agreements during the period from June 1992 through December 31, 1996. The swap agreements are with major financial institutions and aggregate $324 million in notional principal amount at December 31, 1996. Approximately $205 million of the notional principal amount of the swap agreements require fixed interest payments based on an average effective rate of 6.53% for remaining periods ranging between 1 and 8 years. Five swap agreements require floating rates ($119.5 million notional amount at 5.75% at December 31, 1996). Under the terms of seven of the swap agreements, Airgas has elected to receive the discounted value of the counterparty's interest payments upfront. At December 31, 1996, approximately $19.7 million of such payments were included in other liabilities. Airgas continually monitors its positions and the credit ratings of its counterparties, and does not anticipate nonperformance by the counterparties.

         Airgas will continue to look for appropriate acquisitions and expects to fund such acquisitions, future capital expenditure requirements and commitments related to foreign investments primarily through the use of cash flow from operations, debt, Common Stock for certain acquisition candidates and other available sources. In connection with the acquisition of Rutland, Airgas issued approximately 3.4 million shares of its Common Stock, including approximately 2.4 million treasury shares.

         On October 29, 1996, Airgas announced that it signed a letter of intent to acquire CIC. In the proposed transaction, CIC will be merged into a newly-formed subsidiary of Airgas in exchange for a combination of Airgas' Common Stock and cash, and is expected to close during the first quarter of fiscal 1998.

         Subsequent to December 31, 1996, Airgas acquired industrial gas distribution businesses with aggregate annual sales of approximately $12 million.

         Pursuant to a 1,600,000 share repurchase program, approved in December 1996 by the Board of Directors, Airgas purchased 14,700 shares of Airgas Common Stock during the quarter ended December 31, 1996. Subsequent to December 31, 1996 and through March 11, 1997, Airgas repurchased an additional 630,000 shares, leaving a total of 970,000 shares available under the repurchase program. Airgas' treasury shares will be used to fund acquisitions and employee benefit programs and will be acquired in open market transactions, from time-to-time, depending on market conditions.

         Airgas does not currently pay dividends.

Other

         New Accounting Pronouncements

         In the first quarter of fiscal 1997, Airgas adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires the recognition of an impairment loss for an asset held for use when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. Measurement of the impairment loss is based on fair value of the asset.

         Management believes that the adoption of this statement did not have a material impact on earnings, financial condition or liquidity of Airgas.

         Airgas accounts for stock options according to the provisions of Accounting Principles Board Opinion 25 (APB 25), "Accounting for Stock Issued to Employees." In October 1995, the Financial Accounting Standards Board issued FASB Statement No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and similar equity instruments. Companies may elect to continue to use existing accounting rules or adopt the fair value method for expense recognition. Companies that elect to continue to use existing accounting rules are required to provide pro-forma disclosures of net income and earnings per share assuming the fair value method was adopted. Airgas has elected to continue to use existing accounting rules. Accordingly, Airgas will present the required pro-forma disclosure provisions for its fiscal year ending March 31, 1997. As Airgas will continue to account for stock-based compensation using the intrinsic value method, this statement will not have a material impact on earnings, financial condition or liquidity of Airgas.

         In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This statement is effective for transfer and servicing of financial assets and extinguishments of liabilities for fiscal years beginning after December 15, 1996 and is to be applied prospectively. Management believes that the adoption of this statement will not have a material impact on earnings, financial condition or liquidity of Airgas.

         In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1 (SOP), which prescribes generally accepted accounting principles for environmental remediation liabilities. This SOP more specifically identifies future, long-term monitoring and administration expenditures as remediation liabilities that need to be accrued on the balance sheet as an existing obligation. This SOP is effective for fiscal years beginning after December 15, 1996. Management believes that the adoption of this statement will not have a material impact on earnings, financial condition or liquidity of Airgas.

         Forward-looking Statements

         This Proxy Statement/Prospectus contains forward-looking statements. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, there are certain important factors that could cause Airgas' actual results to differ materially from those included in such forward-looking statements. Some of the important factors which could cause actual results to differ materially from those projected include, but are not limited to: Airgas' ability to continue to identify, complete and integrate strategic acquisitions to enter new markets and expand existing business (including CIC); continued availability of financing to provide additional sources of funding for future acquisitions; Airgas' ability to consolidate and integrate new acquisitions; capital expenditure requirements and foreign investments; the effects of competition from independent distributors and vertically integrated gas producers on products and pricing, growth and acceptance of new product lines through Airgas' sales and marketing programs; changes in product prices from gas producers and name-brand manufacturers and suppliers of hardgoods; uncertainties regarding accidents or litigation which may arise in the ordinary course of business; Airgas' ability to recover assets in connection with the fraudulent breach of contract related to refrigerant R-12 purchases; and the effects of, and changes in the economy, monetary and fiscal policies, laws and regulations, inflation and monetary fluctuations and fluctuations in interest rates, both on a national and international basis. Airgas does not undertake to update any forward-looking statement made herein or that may be made from time to time by or on behalf of Airgas.

Business

         General

         Airgas classifies its operations in three business segments: distribution, direct industrial and manufacturing. Sales for Airgas were $838, $688 and $519 million in fiscal 1996, 1995, and 1994, respectively. Sales were $850 and $602 million for the nine months ended December 31, 1996 and 1995, respectively Distribution sales represented 96% of total sales and 93% of Airgas' operating income in fiscal 1996, and represented 89% of the total sales and 91% of operating income for the nine months ended December 31, 1996. Financial information by business segment can be found in note 20 to Airgas' consolidated financial statements for the three years ended March 31, 1996 and "-- Management's Discussion and Analysis of Financial Condition and Results of Operations" for the nine months ended December 31, 1996 and 1995, respectively.

         The distribution business is conducted through approximately 600 locations in 41 states, Canada and Mexico. Principal products distributed include: industrial, medical and specialty gases and a wide selection of name-brand welding equipment, accessories and industrial protective equipment ("hardgoods"), including electrode holders, welding wire, cable lugs and connectors, hard hats, welding helmets, hearing protectors, goggles, face shields, safety glasses, welding machines and electrodes. In connection with the distribution of gases, Airgas rents industrial gas cylinders and bulk storage tanks to its customers. Additionally, acetylene gas is manufactured and sold as part of Airgas' distribution business. Since its formation, Airgas' strategy has been to expand through the acquisition of independent distributors. Airgas believes that it is the largest distributor of industrial, medical and specialty gases and related equipment in North America.

         During the 1997 fiscal year, Airgas acquired IPCO and Rutland . IPCO and Rutland provide additional product lines and management talent to form the base for Airgas' industrial distribution segment, ADI.

         Manufacturing operations include the production of carbon products, calcium carbide, nitrous oxide and carbon dioxide.

         The Distribution Business

         Industry Background. The industrial gas distribution market is broad
         -------------------
and includes customers from most major industries. Airgas sells nitrogen, oxygen, argon, helium, acetylene, carbon dioxide, nitrous oxide, hydrogen and welding gases and a variety of medical and specialty gases to a diverse customer base. Gases are distributed and stored in industrial gas cylinders and bulk storage tanks. Hardgoods sold through its distribution network include: protective equipment, such as hard hats, welding helmets, goggles, face shields and protective glasses; welding machines and welding consumables; and accessories, such as electrodes, electrode holders and cable connectors.

         The United States market for industrial gases is approximately $6.5 billion annually. Sales to major users of industrial gases that have the capacity to accept large bulk shipments or pipeline deliveries are generally serviced directly by industrial gas producers and account for approximately $3.5 billion of such market. Historically, industrial gas producers have focused on this segment of the market, which is capital intensive. The remaining $3.0 billion of annual industrial gas sales are made to small bulk users and cylinder gas customers. These small bulk users and cylinder gas customers are also believed to purchase approximately $3.5 billion of hardgoods annually. Small bulk users and cylinder gas customers are served by a fragmented distribution system of approximately 1,000 distributors, the majority of which are independently owned. Airgas concentrates on the small bulk, cylinder gas, welding and protective equipment segment of the market. This segment is less capital intensive, in part, because of the long useful lives of the fixed assets, principally cylinders.

         Airgas Strategy Acquisition Program. Since May 1986, Airgas has
         -----------------------------------
acquired over 225 distributors of industrial gas and related equipment. These distributors are organized into five operating divisions with approximately 600 locations in 41 states, Canada and Mexico. The five operating divisions provide Airgas with a national distribution network that is unique to the industry. In addition, on June 28, 1996, based on the terms of a joint venture agreement, Airgas acquired 45% of the voting capital stock of National Welders, a major distributor of industrial, medical and specialty gases and related equipment based in Charlotte, North Carolina. The purpose of the joint venture is to carry on the business of NWS, enhanced by its association with Airgas and its financial, purchasing and national marketing strengths, and to pursue acquisition opportunities in the area currently served by National Welders.

         Airgas' principal business strategy is to continue to expand its distribution network through a program of acquiring independent distributors. The industrial gas distribution industry continues to undergo a consolidation process which Airgas believes will continue to present it with opportunities to acquire industrial gas distributors.

         Airgas believes that its principal competitive advantages in acquiring distributors are its extensive distribution network, its well-organized acquisition program, flexibility in structuring acquisitions to meet sellers' needs and ability to offer sellers and their employees a continuing management role in a decentralized entrepreneurial environment. In seeking to acquire distributors, Airgas competes with industrial gas producers and other independent distributors.

          Airgas has made investments in industrial gas operations in Poland and India. At December 31, 1996, the total investment in these foreign operations was less than 1% of total assets. Airgas will continue to evaluate foreign industrial gas opportunities, although its principal focus remains on North American expansion.

         Airgas has financed distributor acquisitions primarily with internally generated funds and debt. Airgas has been able to obtain debt financing due, in part, to its ability to generate cash flow from operating activities and the long useful lives and relatively stable market values of the fixed assets, principally cylinders.

         Operating Policies. Airgas believes that its operations are best
         ------------------
managed at the local level by entrepreneurial, incentive-driven executives with backgrounds principally in the industrial gas industry. The president of each distribution subsidiary is typically a former owner or key employee of the acquired business or an experienced executive recruited by management. The continuity afforded by retaining the key employees of an acquired business combined with local management is essential because Airgas' distribution business is local in nature and is dependent upon satisfied repeat customers.

         Customer Base. The majority of Airgas' gases are generally stored in
         -------------
bulk tanks at Airgas' cylinder fill plants and are pumped into cylinders for distribution to customers or, in the case of bulk customers, in tanker trucks or tube trailers for delivery into bulk tanks at the customer's business location. Airgas emphasizes sales to cylinder and small bulk gas customers.

         The distribution of industrial gases historically has been to customers engaged in the business of welding and metal fabrication. In order to better serve these customers, industrial gas distributors have traditionally sold hardgood items through their distribution branch locations. As certain sectors of the economy have grown, such as the electronics and chemicals industries, and as new applications for gases have developed, the customer base of the gas distribution business has broadened significantly to include businesses in almost every major industry, from medical and high technology to consumer and basic industries. For example, the food and beverage industry uses carbon dioxide and nitrogen; the electronics industry uses oxygen, nitrogen, argon, and hydrogen; the healthcare industry uses oxygen, nitrogen, and nitrous oxide; and the chemical and fiber industries use nitrogen.

         Specialty gases, which are used in numerous industries and in electronic and laboratory applications, include rare gases, high- purity gases, and blended multi-component gas mixtures. Airgas helps service its specialty gas customers through its 22 specialty gas mini-labs which operate in 17 states. Airgas anticipates continuing growth in this product area. The principal drivers for market growth include: (1) environmental regulations, such as the Clean Air Act, water testing and pollution remediation and testing and monitoring; (2) quality control services using in-line chromatography and spectrography to analyze samples; and (3) the growth of environmental, research and clinical laboratories.

         Airgas has also concentrated its efforts in the small bulk gas market. The primary gases that Airgas sells in bulk are liquid oxygen, nitrogen, argon, and carbon dioxide, and gaseous hydrogen, helium and nitrogen. Airgas charges customers rent for the use of bulk tanks and tube trailers which are placed on the customer's property Airgas believes there are growth opportunities in marketing to these small bulk customers, which it can serve more effectively than industrial gas producers.

         Airgas has recently undertaken initiatives to further develop its industrial gas customer base to selectively include customers which require large volume supplies of gases, such as nitrogen. For these customers, Airgas will enter into a long-term supply contract and will construct an air separation plant near the customer's facility or facilities. Airgas has entered into agreements with two customers and is constructing two air separation plants which will begin production during fiscal 1998. In addition, terms related to the agreements provide for additional sales of cylinder gases and supplies.

         Airgas' same-store sales, a comparison of current period sales to the prior period's sales, adjusted for acquisitions, has historically followed the real gross domestic product annual growth rate as published by the Commerce Department. Management believes Airgas' broad customer base and geographic diversity help to reduce the adverse effects of an economic downturn on Airgas. Also, management believes that the gas portion of its distribution business is somewhat resistant to economic downturns due to the following factors: 1) gases frequently represent a fixed cost of operations that do not necessarily decline with production levels; 2) gases are required for maintenance and renovation activities which tend to increase during an economic downturn; 3) industries less subject to the effects of an economic downturn, such as the medical field, are major purchasers of gases; and 4) gas purchases often represent a small portion of a typical user's overall cost of operation and, therefore, do not typically represent a large cost-cutting item. Management further believes that sales of certain lower margin non- consumable hardgoods equipment, such as welding machines, are more adversely impacted during a downturn in the economy and are typically the fastest to rebound during an economic recovery.

         Products. Gases distributed by Airgas include oxygen, nitrogen,
         --------
hydrogen, argon, helium, acetylene, carbon dioxide, nitrous oxide and specialty gases. In addition to gases, Airgas distributes a wide selection of name-brand hardgoods, including electrode holders, welding wire, cable lugs and connectors, hard hats, welding helmets, hearing protectors, goggles, face shields, safety glasses, welding machines and electrodes. Of Airgas' fiscal 1996 sales from distribution, approximately 51% represent sales of gases and rentals of cylinders and bulk tanks, and 49% represent hardgood sales. Of distribution sales for the nine months ended December 31, 1996, 50% represent sales of gases and rent, and 50% represent hardgood sales.

         Airgas intends to strategically broaden its product line in order to increase sales in existing locations and to take advantage of its distribution network. Recent product line additions have included returnable containers, specialty gases and additional hardgoods (such as industrial safety products and coatings). Airgas believes the selective addition of complementary product offerings through its distribution network and ADI will enable it to better serve its diverse, expanding customer base.

         Suppliers. Airgas purchases industrial, medical and specialty gases
         ---------
pursuant to requirements contracts from all four of the major producers of industrial gases in the United States and three regional producers. Airgas believes that if a contractual arrangement with any supplier of gases were terminated, it would be able to locate alternative sources of supply without significant cost increases and with no disruption of service.

         Airgas purchases hardgoods from name-brand manufacturers and suppliers. For certain products, Airgas has negotiated favorable pricing based on national purchasing arrangements and is reducing its investment in hardgood inventories by consolidating vendors.

         Direct Industrial Business

         During the 1997 fiscal year, Airgas acquired IPCO and Rutland, which have aggregate annual sales of $120 million. IPCO and Rutland provide additional product lines and management talent to form the base for the Company's industrial distribution segment, ADI. IPCO is a distributor of safety, industrial and environmental supplies, and utilizes a system of regional warehouses and telemarketing centers to market its products. Rutland is a distributor of industrial tools, MRO supplies and welding and safety equipment, and markets its products through direct mail, catalogs and monthly flyers. ADI's objective is to facilitate the growth of safety products and other industrial supplies through the Airgas distribution network. Airgas' strategy is to acquire additional industrial distribution companies with a focus on increasing same-store sales of new industrial product lines through both the acquired businesses and its existing distribution network.

         Manufacturing and Related Businesses

         Nitrous Oxide. Airgas produces nitrous oxide which is used in various
         -------------
medical and commercial applications. Nitrous oxide is used as an anesthetic in the medical and dental fields, as a propellant in the packaged food business and is utilized in the manufacturing process of certain high technology electronic industries. Airgas' nitrous oxide manufacturing facilities are located in Yazoo City, Mississippi and Donora, Pennsylvania.

         Carbon Products. Airgas manufactures carbon electrode paste, carbon
         ---------------
ramming paste and electrically calcined anthracite ("ECA") at its manufacturing facility located in Keokuk, Iowa. Airgas is the nation's primary manufacturer of carbon electrode paste which is used as a consumable electrode in the production of special alloy steel, nickel and other metals. ECA is used as an ingredient in carbon mixes used in the aluminum industry and as an additive in the production of certain metals. Sales of electrode paste and ECA are conducted through a marketing organization which owns more than five percent of Airgas' outstanding common stock.

         Calcium Carbide. Airgas is a partner with Elkem Metals Company
         ---------------
("Elkem") in a joint venture (Elkem-American Carbide Company) which primarily sells calcium carbide which is used in the production of acetylene gas. Airgas and Elkem receive certain fees, based on net sales, for acting as agents for the joint venture. Additionally, as general manager of the joint venture, Elkem receives a management fee based on net sales. Airgas operates a manufacturing facility in Pryor, Oklahoma which sells calcium carbide to the joint venture.

         Carbon Dioxide. On December 1, 1996, Airgas acquired interests in
         --------------
unitized leases producing carbon dioxide in the Northeast Jackson Dome area of Mississippi and an attached 183-mile carbon dioxide pipeline stretching from the Northeast Jackson Dome area to White Castle, Louisiana. The pipeline services three major liquid carbon dioxide producers (including CIC) and a major methanol producer, each pursuant to a long-term supply contract, as well as a group of enhanced oil recovery fields.

         Competition

         Each of the major business areas in which Airgas participates is highly competitive. Some competitors are larger than Airgas and have greater resources.

         Airgas' industrial gas distribution operations compete with independent distributors and vertically integrated gas producers such as Air Products and Chemicals, Inc., Praxair, Inc., Liquid Air Corporation of America, BOC Gases Group and others, all of which have distribution operations. Airgas also purchases industrial gases pursuant to requirements contracts from all four of the above major producers of industrial gases.

          Competition in the distribution market is based on customer service, prompt delivery, price, consistent product quality, attention to safety procedures, and employee and customer training in the uses of gases and hardgoods. Airgas believes its decentralized system allows competitive decisions to be made on the local level which results in reduced costs and/or improved service. In addition, Airgas' size allows it to realize economies of scale in purchasing, training, marketing and information systems.

         Regulatory and Environmental Matters

         The businesses of Airgas' subsidiaries are subject to federal and state laws and regulations adopted for the protection of the environment and the health and safety of employees and users of Airgas' products. Airgas has programs for the operation and design of its facilities to achieve compliance with applicable environmental rules and regulations. Airgas believes that it is in compliance in all material respects with such laws and regulations. Expenditures for environmental purposes during the fiscal year ended March 31, 1996 and the nine months ended December 31, 1996 were not material.

         Insurance

         Airgas' policy is to obtain liability and property insurance coverage that is currently available at what management determines to be a fair and reasonable price. As of December 31, 1996, Airgas had a liability insurance limit of $100 million. The liability insurance is subject to per-occurrence deductible amounts of $1 million for product liability, general liability and workers' compensation claims, and approximately $500 thousand for motor vehicle liability.

         The nature of Airgas' business may subject it to product and general liability lawsuits. To the extent that Airgas is subject to claims which exceed its liability insurance coverages, such suits could have a material adverse effect on Airgas' financial position, results of operations or liquidity.

         Employees

         On December 31, 1996, Airgas employed approximately 6,500 people of whom approximately 6% were covered by collective bargaining agreements. Airgas believes it has good relations with its employees and has not experienced a strike or work stoppage in the past 10 years.

         Patents, Trademarks and Licenses

         Airgas holds trademark registrations for "Airgas", "Dyna-Switch" and "Va-Weld", and a patent registration for the purification of acetonitrile. Airgas believes that its businesses as a whole are not materially dependent upon any single patent, trademark or license.

Properties

         Airgas has offices, manufacturing and distribution facilities in 41 states, Canada and Mexico. The principal executive offices of Airgas are located in leased space in Radnor, Pennsylvania.

         Airgas' manufacturing segment produces carbon products at its Keokuk, Iowa, facility; calcium carbide at its Pryor, Oklahoma, facility; and nitrous oxide at its Donora, Pennsylvania and Yazoo City, Mississippi facilities. Manufacturing facility utilization, based on market demand, has ranged from 65% to 100%.

         The Keokuk and Pryor facilities are owned by Airgas. The Donora plant is located on property leased through the year 2006. The Yazoo City property is owned by Airgas; however, it will revert to the local municipality if the plant terminates operations. The Keokuk, Pryor and Donora facilities are pledged as collateral under Industrial Development Board revenue bonds (see note 8 to Airgas' consolidated financial statements.).

         Airgas' distribution segment conducts business from its locations in 41 states, Canada and Mexico. These locations are either owned or are leased from third parties or from employees of Airgas who were previous owners of businesses acquired on terms consistent with commercial rental rates prevailing in the surrounding rental market. 17 distribution locations in 12 states have acetylene manufacturing plants. Airgas' acetylene plants operate at approximately 60% of capacity.

         Airgas believes that its facilities are adequate for its present needs and that its properties are generally in good condition, well maintained and suitable for their intended use.

Litigation

         Airgas and its subsidiaries are parties to pending legal proceedings arising out of their business operations. The proceedings involve claims for personal injuries, breach of contract, product warranty and product design, and claims involving employee relations and certain administrative proceedings. Except as discussed below, management does not believe that the eventual outcome of any litigation to which Airgas or its subsidiaries are parties would have a material adverse effect on the consolidated financial position, results of operations or liquidity.

         On July 26, 1996, Praxair, Inc. ("Praxair") filed suit against Airgas in the Circuit Court of Mobile County, Alabama. The complaint alleges tortious interference with business or contractual relations with respect to Praxair's Right of First Refusal contract with the majority shareholders of National Welders Supply Company, Inc. ("National Welders") by Airgas in connection with Airgas' formation of a joint venture with National Welders. Praxair is seeking compensatory damages in excess of $100 million and punitive damages. On February 24, 1997, the court entered an order denying

Airgas' motion to dismiss for forum non conveniens. Airgas has filed a petition for writ of mandamus with the Alabama Supreme Court requesting that the lower court's order be vacated or set aside. Airgas believes that Praxair's claims are without merit and intends to defend vigorously against such claims.

         On September 9, 1996, Airgas filed suit against Praxair in the Court of Common Pleas of Philadelphia County, Pennsylvania. The complaint alleges breach of contract, fraud, conversion and misappropriation of trade secrets with respect to an agreement between Praxair and Airgas, pursuant to which Praxair induced Airgas to provide Praxair valuable information and conclusions developed by Airgas concerning CBI Industries, Inc. ("CBI") in exchange for Praxair's promise not acquire CBI without Airgas' participation. Airgas has alleged that it became entitled, pursuant to such agreement, to acquire certain of CBI's assets having a value in excess of $800 million. Airgas is seeking compensatory and punitive damages. On January 2, 1997, the court entered an order overruling Praxair's preliminary objections to Airgas' complaint and ordering Praxair to file an answer to the complaint. Praxair has since filed an answer and asserted various defenses.

         On February 12, 1997, Airgas filed a lawsuit in the United States District Court for the Southern District of Georgia against Discount Auto Parts, Inc. ("Discount"), an employee of Discount, and certain other business and individual defendants, alleging that Discount and the other defendants engaged in racketeering activity involving the fraudulent sale of smuggled and counterfeit R-12 refrigerant gas. Airgas' complaint alleges that the racketeering activity of the defendants caused damages to Airgas in an amount not less than $20 million. The complaint seeks treble damages under the Federal RICO and Georgia RICO statutes, as well as monetary damages under other counts alleging fraud, conspiracy and related wrongful conduct. On December 23, 1996, Airgas had reported that it had been a victim of a fraudulent breach of contract by a supplier. That incident was part of the racketeering activity alleged in the lawsuit filed.

Management of Airgas

         Directors and Executive Officers

         The directors and executive officers of Airgas are as follows:

Name                                        Age                          Position
----                                        ---                          --------
Peter McCausland (1)......................   47        Chairman of the Board and Chief Executive Officer
John A.H. Shober..........................   63        Director
Merril L. Stott...........................   68        Director
Argeris N. Karabelas, Ph.D. ..............   44        Director
Erroll C. Sult ...........................   69        Director
Robert E. Naylor, Jr......................   64        Director
Robert L. Yohe............................   60        Director
W. Thacher Brown..........................   49        Director
Frank B. Foster, III......................   62        Director
Hermann Knieling..........................   58        President and Chief Operating Officer
E. Pat Baker..............................   57        Division President - Eastern Division
Alfred B. Crichton........................   49        Division President - Western Division

Kenneth A. Keeley.........................   56        Division President - Northern Division
Ronald B. Rush............................   53        Division President - Southern Division
William A. Rice, Jr.......................   50        Division President - Industrial Distribution and
                                                        Purchasing
Thomas C. Deas, Jr........................   46        Vice President & Chief Financial Officer
Gordon L. Keen, Jr........................   52        Vice President - Corporate Development
William E. Sanford........................   36        Executive Vice President - Sales and Marketing
Thomas Mason..............................   63        Senior Vice President
Scott M. Melman...........................   40        Vice President - Chief Administrative Officer
Rudi G. Endres............................   53        Vice President - International
Samuel H. Goldstein.......................   37        Vice President - Chief Information Officer

------------------
(1)      Member of the Board of Directors

         Mr. McCausland has been a Director of Airgas since June 1986, the Chairman of the Board and Chief Executive Officer of Airgas since May 1987, President from June 1986 to August 1988, and from April 1, 1993 to November 30, 1995, and Chairman and Chief Executive Officer of US Airgas since its organization in February 1982. From January 1982 until June 1990, Mr. McCausland was a partner in the law firm of McCausland, Keen & Buckman, Radnor, Pennsylvania, which provides legal services to Airgas.

         Mr. Shober is a director of Betz Dearborn,, Inc., Anker Coal Group, Inc., Charter Power Systems, Inc., Ensign Bickford Industries, Inc., First Reserve Corporation and MIBRAG mbH, as well as a Member of the Board of Managers of Pennsylvania Hospital, a Member of the Board of Trustees of Eisenhower Exchange Fellowships, Inc. and director of the YMCA of Philadelphia and vicinity. Mr. Shober has served as a director of Airgas since 1990.

         Mr. Stott has been providing management consulting services to Airgas since April 1, 1994. Prior to that, he was the Director of Management Development for Airgas from April 1, 1993 to March 31, 1994, was President from April 1, 1991 to March 31, 1993, and was Vice President-Operations from August 1988 to March 31, 1991. Mr. Stott has served as a director of Airgas since 1993.

         Dr. Karabelas has been the President of SmithKline Beecham Pharmaceuticals' North American division since 1993. Prior to 1993, he held a variety of marketing and sales positions at SmithKline Beecham, a healthcare company, including Senior Vice President of Marketing from 1990 to 1993. From 1989 to 1990, Dr. Karabelas was CEO of Cytotherapeutics, a biotechnology company. Prior to that, he was an Assistant Professor of Industrial Pharmacy and Pharmacokinetics at the Massachusetts College of Pharmacy. Dr. Karabelas has served as a director of Airgas since August 1996.

         Mr. Sult has been the President of National Welders Supply Co., Inc., a major independent producer and distributor of industrial gases, welding supplies and related equipment in North Carolina, South Carolina, Georgia and Virginia, since 1987, and was Executive Vice President for more than five years prior thereto. Mr. Sult has served as a director of Airgas since 1988.

         Mr. Naylor retired from the Rohm & Haas Company, a specialty chemical manufacturer, in December 1995. For ten years prior to his retirement, he had been Group Vice President and a director of Rohm & Haas Company. Mr. Naylor has served as a director of Airgas since 1992.

         Mr. Yohe is an independent investor, corporate director and advisor. He was Vice Chairman of Olin Corporation and a member of its Board of Directors until 1994. Mr. Yohe is a Director of Betz Dearborn, Inc., Calgon Carbon Corporation and The Middleby Corporation. He also is a trustee of Lafayette College. Mr. Yohe has served as a director of Airgas since 1994.

         Mr. Brown has been the Chairman, President and a director of 1838 Investment Advisors, Inc., an investment management company, and President of 1838 Investment Advisors, L.P., since July 1988, and has been President of 1838 Investment Advisors Funds since 1995. He is a director of the 1838 Bond Debenture Trading Fund Inc., the 1838 Investment Advisors Funds and The Harleysville Mutual Insurance Company, and was a Senior Vice President and a director of Drexel Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown has been a director of Airgas since 1989.

         Mr. Foster has been Chairman of DBH Associates, a venture capital/consulting firm, since 1989. He was President and CEO of Diamond-Bathurst Inc., a publicly-held manufacturer of glass containers, from 1975 until he founded DBH. He also serves as a director of Contour Packaging, U.S. Precision Glass, Fragrance Impressions, Ltd., Carr-Lowrey Glass Company and 1838 Investment Advisors Funds.
Mr. Foster has been a director of Airgas since 1986.

         Mr. Knieling has been the President and Chief Operating Officer of Airgas since December 1, 1995. Mr. Knieling served as Division President - Southern Division from April 1, 1995 to November 30, 1995 and as Division President - Eastern Division from February 3, 1993 to March 1995. Mr. Knieling served as a Regional Vice President from June 1990 to February 1993 and as resident of Gulf States Airgas from June 1989 to February 1993. Mr. Knieling owned and operated an industrial gas distributor which was sold to Airgas in 1989. Also, Mr. Knieling served in various capacities for Hoechst AG during a period of 18 years, and, prior to his leaving Hoechst in 1982 was President and Chief Executive Officer of its subsidiary, MG Burdett Gas Products Company.

         Mr. Baker has been Airgas' Division President - Eastern Division since April 1, 1995. Mr. Baker served as a Regional Vice President from May 1991 to February 1993 and President of Southwest Airgas since the acquisition of Southwest Airgas (formerly West Texas Welders Supply), in October 1988, to March 1995. Prior to joining Airgas, Mr. Baker was President and owner of West Texas Welders Supply from August 1981 to October 1988.

         Mr. Crichton has been Airgas' Division President - Western Division since February 3, 1993. Mr. Crichton served as a Regional Vice President from May 1991 to February 1993 and as President of Sierra Airgas since the acquisition of Sierra Airgas (formerly Moore Bros.) in January 1987. Mr. Crichton was employed by Union Carbide Industrial Gases (UCIG) from 1969 through 1986, and prior to joining Moore Bros., was President of a subsidiary of UCIG.

         Mr. Keeley has been Airgas' Division President - Northern Division since December 1, 1995. Mr. Keeley served as the Division President - Central Division from February 3, 1993 to November 30,

1995, as a Regional Vice President from April 1989 to February 1993 and as President of Michigan Airgas from March 1984 to March 1989. Prior to 1984, Mr. Keeley owned and operated an industrial gas distributor which was sold to Airgas.

         Mr. Rush has been Airgas' Division President - Southern Division since December 1, 1995. Mr. Rush served as President of Sooner Airgas from June 1, 1991 to November 30, 1995 and as Vice President of Sales for Southwest Airgas from September 1990 to May 31, 1991.

         Mr. Rice has been Airgas' Division President - Industrial Distribution and Purchasing since April 1, 1995 and served as Vice President - Purchasing from August 1, 1993 to March 1995. Until August 1993, Mr. Rice was President of Virginia Welding Supply, which was acquired by Airgas in July 1992. Mr. Rice has over 20 years of industry experience and serves on the boards of various companies.

         Mr. Deas has been the Vice President & Chief Financial Officer since February 17, 1997. From March 1996 to February 1997, Mr. Deas served as Chief Financial Officer of Maritrans, Inc., a New York Stock Exchange listed shipping company headquartered in Philadelphia. Prior to that, Mr. Deas served for 18 years in various positions at Scott Paper Company, a manufacturer of tissue products, including Vice President, Treasury and Assistant Treasurer from October 1988 to February 1996.

         Mr. Keen has been the Vice President - Corporate Development since January 1, 1992. From January 1982 until December 1991, Mr. Keen was a partner in the law firm of McCausland, Keen & Buckman, Radnor, Pennsylvania, which provides legal services to Airgas.

         Mr. Sanford has been Airgas' Executive Vice President since December 1, 1995 and Vice President - Sales and Marketing since February 3, 1993. Mr. Sanford served as President of Cascade Airgas from March 1989 to February 1993. From May 1984 to February 1989 Mr. Sanford served as Vice President -- Sales and Marketing for Midwest Carbide.

         Mr. Mason has been Senior Vice President since December 1, 1995. Mr. Mason served as Assistant to the Chairman from January 1993 to November 1995. Prior to that, Mr. Mason served as Executive Vice President of Airgas from March 1990 until January 1993 and served as President from August 1988 until February 1990.

         Mr. Melman has been Vice President - Chief Administrative Officer since April 1, 1995. Mr. Melman served as Vice President - Corporate Controller from August 1994 to March 1995 and Corporate Controller from August 1986 to July 1994. Prior to joining Airgas, Mr. Melman was the Controller for Integrated Circuit Systems, Inc. from November 1983 to July 1986, and prior to joining Integrated Circuit Systems, Inc., was a Tax Manager for KPMG Peat Marwick LLP.

         Mr. Endres has been Vice President - International since January 1993. Mr. Endres served as Vice President - Marketing from July 1991 until December 1992. From February 1987, Mr. Endres served as General Manager and Vice President for the western region of Airgas. Prior to joining Airgas, Mr. Endres served for 18 years in various positions nationally and internationally for Messer Griesheim, a major producer of industrial gases headquartered in Germany. His last position was Vice President for Specialty Gases and Chemicals at MG Industries in Valley Forge, PA.

         Mr. Goldstein has been the Vice President and Chief Information Officer of Airgas since September 9, 1996. He joined Airgas from KPMG Peat Marwick LLP
(KPMG) where he served as a National Service Leader for their Consulting Division since June 1991. Prior to 1991, he was a Senior Manager at KPMG. Mr. Goldstein held a variety of consulting positions at Coopers & Lybrand LLP from June 1986 to July 1989.

         Compensation of Directors

         Directors (other than those who are employees of Airgas) are paid an annual retainer of $9,000 plus a fee of $1,000 for each Board or Committee meeting attended, and are entitled to participate in the 1989 Non-Qualified Stock Option Plan for Directors (Non-Employees) (the "Directors' Plan"). Under the Directors' Plan, on the date of each annual meeting of stockholders, continuing directors are granted options to purchase 8,000 shares of Airgas' Common Stock at an exercise price equal to the fair market value on the date of grant. The options are exercisable immediately and have terms of 10 years. Messrs. Brown, Foster, Hoak, Naylor, Shober, Sult, Stott and Yohe each received options to acquire 5,000 shares adjusted to reflect the 2-for-1 stock split in April 1996 (after they each waived their right to options to acquire 3,000 shares) in fiscal 1996. The Chairman of the Audit Committee and the Nominating and Compensation Committees also receive an additional $3,000 annual retainer. Directors are also reimbursed for their travel expenses for attendance at Board and Committee meetings.

         From April 1, 1995, through March 31, 1996, Mr. Stott was paid $10,000 for consulting services he rendered to Airgas.

         Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934 requires Airgas' officers and directors, and persons who own more than ten percent of a registered class of Airgas' equity securities, to file reports of ownership and changes in ownership of the securities with the SEC and the NYSE. Such persons are also required to furnish Airgas with copies of all Section 16(a) forms they file. Airgas knows of no greater than ten percent stockholders, other than one person who is an officer and director.

         Based solely on its review of the copies of the forms received by it with respect to the 1996 fiscal year, or written representations from certain reporting persons that no Forms 5 were required, Airgas believes that all of its officers and directors complied with all filing requirements applicable to them, except with respect to one late filing of a Form 4 to report the sale of 353 shares of Airgas' Common Stock by E. Pat Baker in August 1995, which Form 4 was filed in September 1996, two weeks late. Additionally, 215 shares of Airgas' Common Stock acquired by Mr. Baker on March 31, 1995, pursuant to Airgas' 1994 Stock Purchase Plan was inadvertently omitted from Mr. Baker's Form 3. The acquisition of shares was made one day before the date on which Mr. Baker became an executive officer for purposes of Section 16(a). Upon discovery of the error, an amendment was promptly filed.

Executive Compensation

         The following table sets forth certain information concerning the compensation paid during the fiscal years ended March 31, 1996, 1995 and 1994 to Airgas' Chief Executive Officer and each of Airgas' four other most highly compensated executive officers based on salary and bonus earned during the 1996 fiscal year.

         Summary Compensation Table

                                       Annual Compensation                              Long Term Compensation
                          -----------------------------------------------  ------------------------------------------------------
                                                             Other Annual                  Securities                All Other
Name and Principal        Fiscal                             Compensation  Restricted      Underlying    LTIP        Compensation
    Position               Year     Salary($)     Bonus($)   (1)           Stock Awards    Options(#)    Payouts     ($)(1)
    --------               ----     ---------     --------   ------------  ------------    ----------    -------     ------------
Peter McCausland           1996     $ 500,000    $ 497,500        (1)          None         144,000        None      $ 6,066  (2)
Chairman and               1995       325,000      580,280                     None         216,000        None        5,766
Chief Executive Officer    1994       325,000      575,000                     None         272,000        None        4,558

Hermann Knieling           1996       163,333       71,000        (1)          None          34,000        None        8,513  (3)
President and Chief        1995       120,000       64,733                     None          40,400        None        6,900
Operating Officer          1994       115,000       50,700                     None          51,200        None        5,600

Britton H. Murdoch         1996       159,500       72,500        (1)          None          32,000        None        7,727  (5)
Vice President-            1995       153,000       85,000                     None          40,400        None        7,692
Finance (4)                1994       147,500       68,300                     None          51,200        None        6,082

Kenneth A. Keeley          1996       150,556       55,000        (1)          None          32,000        None        8,316  (6)
Division President-        1995       152,062       64,733                     None          40,400        None        8,125
Central                    1994       145,000       49,500                     None          51,200        None        6,488

Gordon L. Keen, Jr.        1996       127,700       76,000        (1)          None          20,000        None        6,641  (7)
Vice President-            1995       123,600       60,800                     None          24,400        None        6,062
Corporate Development      1994       123,000       50,200                     None          32,000        None        5,048

----------------------

(1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.
(2) Consists of $5,718 of employer matching contributions and additional discretionary contributions based on the profitability of Airgas under Airgas' 401(k) Plan, and the value of life insurance premiums of $348 paid for the benefit of Mr. McCausland.
(3) Consists of $7,109 of employer matching contributions and discretionary contributions based on the profitability of Airgas under Airgas' 401(k) Plan and the value of life insurance premiums of $1,404 paid for the benefit of Mr. Knieling.
(4) Mr. Murdoch resigned from his position with the Company in September, 1996.
(5) Consists of $7,595 of employer matching contributions and additional discretionary contributions based on the profitability of Airgas under Airgas' 401(k) Plan, and the value of life insurance premiums of $132 paid for the benefit of Mr. Murdoch.
(6) Consists of $7,416 of employer matching contributions and additional discretionary contributions based on the profitability of Airgas under Airgas' 401(k) Plan and the value of life insurance premiums of $900 paid for the benefit of Mr. Keeley.

(7) Consists of $6,065 of employer matching contributions and additional discretionary contributions based on the profitability of Airgas under Airgas' 401(k) Plan and the value of life insurance premiums of $576 paid for the benefit of Mr. Keen.

         Option Grants During 1996 Fiscal Year

         The following table provides information related to options granted to the named executive officers during fiscal 1996. does not have any outstanding stock appreciation rights.

                                                                                           Potential Realization Value at Assumed
                                                                                           Annual Rates of Stock  Price Appreciation
                              Individual Grants                                            for Option Term (1)
  ---------------------------------------------------------------------------------------- -----------------------------------------

                                              % of Total
                          No. of Securities   Options
                          Underlying          Granted to
                          Options             Employees in      Exercise     Expiration
          Name            Granted  (#)(2)     Fiscal Year     Price ($/Sh)      Date        0%($)(3)      5%($)(3)      10%($)(3)
  ---------------------   -----------------   -------------   ------------   ----------    ----------    ----------    -----------
  Peter McCausland             72,000              7.4%          $13.32     May 22, 2005      $ 0         $603,135      $1,528,463
                               72,000              7.4            17.31     May 22, 2005        0          315,855       1,241,183

  Hermann Knieling             16,000              1.6            13.32     May 22, 2005        0          134,030         339,658
                               16,000              1.6            17.31     May 22, 2005        0           70,190         275,818
                                2,000               .2            13.32     May 22, 2005        0           16,754          42,457

  Britton H. Murdoch           16,000              1.6            13.32     May 22, 2005        0          134,030         339,658
                               16,000              1.6            17.31     May 22, 2005        0           70,190         275,818

  Kenneth A. Keeley            16,000              1.6            13.32     May 22, 2005        0          134,030         339,658
                               16,000              1.6            17.31     May 22, 2005        0           70,190         275,818

  Gordon L. Keen, Jr.          10,000              1.0            13.32     May 22, 2005        0           83,769         212,287
                               10,000              1.0            17.31     May 22, 2005        0           43,868         172,387

-------------------------------------
(1) These amounts, based on assumed appreciation rates of 0%, 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of Airgas' stock price.
(2) Options to acquire shares of Common Stock, which become exercisable in four equal annual installments beginning May 22, 1996.
(3) No gain to the Optionees is possible without an increase in stock price, which will benefit all stockholders. If the named executive officers realize the appreciated values based on the 5% and 10% appreciation rates set forth in the table, total stockholder value will have appreciated by approximately $584 million and $1.481 billion, respectively, and the value of the named executive officers' appreciation will be approximately 0.3% of the total stockholders' appreciation. Potential stock price appreciation to all stockholders is calculated based on a total of 64,265,320 shares of Common Stock outstanding on June 10, 1996, and a price of $14.46 per share, the weighted average exercise price of options granted in fiscal 1996 referred to in the table above.

Aggregated Option Exercises During 1996 Fiscal Year and Fiscal Year-End Option Values

         The following table provides information related to employee options and warrants exercised by the named executive officers during fiscal 1996 and the number and value of such options held at fiscal year-end.

                                                                            Number of Securities
                                                                                 Underlying              Value of Unexercised
                                                                             Unexercised Options         In-the-Money Options
                                                                            at Fiscal Year-End(#)      at Fiscal Year-End($)(2)
                                 Shares Acquired            Value        -------------------------    ---------------------------
       Name                      on Exercise (#)       Realized ($)(1)   Exercisable Unexercisable    Exercisable   Unexercisable
-------------------              ---------------       ---------------   ----------- -------------   ------------   -------------
  Peter McCausland                    ----                   ----           802,000      526,000       12,892,390      5,007,730

  Hermann Knieling                    14,600                155,908          71,500       95,900        1,003,837        770,496

  Britton H. Murdoch                  48,000                550,080         157,700       97,900        2,533,427        823,696

  Kenneth A. Keeley                  360,000              4,219,120         212,900       93,900        3,503,867        757,376

  Gordon L. Keen, Jr.                 ----                   ----           272,100       60,300        3,268,090        517,330

         (1) Represents the difference between the option exercise price and the market value on the date of exercise.
         (2) Value based on the closing price of $19.88 per share on March 31, 1996, less the option exercise price.

         Termination of Employment and Change in Control Arrangement

         Airgas has agreed that upon Mr. McCausland's termination of employment or change in control of Airgas, he is entitled to a payment equal to two times annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all previously granted stock options.

         Certain Transactions

         As a condition to the amendment in January 1991 of warrants held by Mr. McCausland, Mr. McCausland exercised warrants and the Company agreed to provide financing assistance, including a guarantee of a bank loan in the principal amount of $1,116,695, to Mr. McCausland, the proceeds of which were used by Mr. McCausland to purchase shares under certain of the warrants. The loan was guaranteed by the Company until July 23, 1993 and was repaid by Mr. McCausland on September 9, 1993. In addition, the Company has agreed to guarantee an individual loan for, or to lend to Mr. McCausland directly, the amount of taxes, if any, which may be payable by reason of the warrant exercise.

         On February 28, 1994, Alfred B. Crichton, Division President-Western Division, William Sanford, Vice President - Marketing, E. Pat Baker, Division President-Eastern Division, Rudi G. Endres, Vice President-International, and Mr. Knieling elected to exchange minority equity interests they held in subsidiaries of Airgas for 15,463, 17,610, 3,805, 27,366 and 7,951 shares, respectively, of Airgas Common Stock pursuant to Exchange Rights Agreements entered into between Airgas and such persons. Pursuant to the agreements, Airgas' Board of Directors designated February 28, 1994 as an exchange date. The number of shares of Airgas Common Stock issued in exchange was determined based on a valuation of the subsidiary's shares on September 30, 1993, as reviewed by an independent appraiser, and the market price of Airgas Common Stock as of November 1, 1993.

         McClain Corporation ("McClain"), Woodstock, Illinois, whichwas the beneficial owner of more than five percent of Airgas' Common Stock, is the exclusive sales agent of a subsidiary of Airgas for the sale and marketing of certain products, including electrically calcined anthracite and electrode paste, under a sales agency agreement which was renewed by the parties in October 1993 for a ten-year term (the "Sales Agency Agreement"). The Sales Agency Agreement provides for the payment of commissions to McClain equal to 5% of the sales for all Company products sold under the Sales Agency Agreement by McClain. During the fiscal years ended March 31,1994, 1995 and 1996, Midwest Carbide, a wholly-owned subsidiary of Airgas, paid McClain $515,000, $543,000 and $685,000, respectively, pursuant to the Sales Agency Agreement. Airgas believes the amounts paid to McClain are not inconsistent with industry practices.

         Airgas leases two properties from Mr. Knieling under two leases that expire in fiscal 1997. During fiscal 1994, 1995 and 1996, Airgas made rental payments to Mr. Knieling in the aggregate amounts of $64,200, $70,000 and $64,800, respectively. The leases were executed in connection with the purchase by Airgas of Mr. Knieling's business prior to his employment by Airgas. Airgas believes that the terms of the leases are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

         In fiscal 1994, National Welders, of which Mr. Sult was the President, paid $1,107,219 to a joint venture of Airgas for the purchase of calcium carbide. In fiscal 1995 and 1996, National Welders paid $546,000 and $495,000, respectively, to Airgas for the purchase of nitrous oxide and $1,209,000 and $987,000, respectively, to a joint venture of Airgas for the purchase of calcium carbide. In addition, during fiscal 1996, National Welders paid $109,000 to Airgas for the purchase of specialty gases. On June 28, 1996, Airgas acquired, pursuant to the terms of a joint venture agreement, 45% of the voting capital stock of National Welders for cash and notes totaling approximately $47.6 million. In connection with the agreement, during the three-year period beginning on July 1, 2006, the major shareholders of National Welders have the right to cause National Welders to redeem their National Welders preferred stock for either $58.1 million in cash or to exchange such preferred stock for approximately 2.38 million shares of Airgas Common Stock. Airgas believes that the terms of the transactions are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

         Airgas leases cylinders from William A. Rice, Jr., Division President - Industrial Distribution and Purchasing, of Airgas, under a capital lease continuing through December 1997. The lease was executed in connection with the purchase by Airgas of Mr. Rice's business prior to his employment by Airgas. During its 1995 and 1996 fiscal years, Airgas made principal and interest payments totaling $174,000 in each such year under the cylinder lease. Airgas believes that the terms of the lease are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

         In April 1995, Airgas made a $110,000 loan to William E. Sanford, Vice President - Sales and Marketing, to assist in the payment of taxes incurred as a result of Mr. Sanford's exchange of an interest in a subsidiary for Airgas' Common Stock. The loan had an annual interest rate of 9%, and principal and interest were due and payable on demand. Mr. Sanford repaid the principal amount in full plus interest of $7,975 in December 1995.

         In fiscal 1995, Mr. Knieling received a $250,000 contingent payment from Airgas in connection with Airgas' acquisition of a company owned by Mr. Knieling.

Principal Stockholders of Airgas

         The following table sets forth certain information, according to information supplied to Airgas regarding the number and percentage of shares of Airgas' Common Stock beneficially owned on December 31, 1996 (i) by each person who is the beneficial owner of more than 5% of the Common Stock; (ii) by each nominee for director and director (who is a nominee or continuing director);
(iii) by each executive officer named in the Summary Compensation Table; and
(iv) by all directors and executive officers of Airgas as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

                                                    Amount and Nature of                  Percentage of
        Name of Beneficial Owner                   Beneficial Ownership/(1)/            Shares Outstanding
        ------------------------                   --------------------                 ------------------
Peter McCausland
612 East Gravers Lane
Wyndmoor, PA................................         9,593,380  /(2)(3)(4)/                      13.8

Erroll C. Sult..............................            85,600  /(2)/                             *

W. Thacher Brown............................           110,000  /(2)(5)/                          *

Frank B. Foster, III........................            59,600  /(2)/                             *

John A. H. Shober...........................            60,000  /(2)/                             *

Merril L. Stott.............................           206,984  /(2)(4)(6)/                       *

Robert E. Naylor, Jr........................            32,000  /(2)/                             *

Robert L. Yohe..............................            19,000  /(2)/                             *

Argeris N. Karabelas, Ph.D..................             4,600  /(2)/                             *

Kenneth A. Keeley...........................           533,677  /(2)(4)(7)/                       *

Gordon L. Keen, Jr..........................           354,299  /(2)(4)/                          *

Hermann Knieling............................           217,606  /(2)(4)/                          *

Thomas W. Smith
323 Railroad Avenue
Greenwich, CT 06830.........................         3,695,600  /(8)/                             5.4

Edward J. McAree
323 Railroad Avenue
Greenwich, CT 06830.........................         3,698,000  /(8)/                             5.4

Thomas N. Tryforos
323 Railroad Avenue
Greenwich, CT 06380.........................         3,696,392  /(8)/                             5.4

Firstar Investment Research and
 Management Company
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202..................         3,435,750  /(9)/                             5.0

Firstar Corporation
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202..................         3,435,750  /(9)/                             5.0

Putnam Investments, Inc.
One Post Office Square
Boston, Massachusetts 02109.................        4,827,786   /(10)/                            7.1

The Capital Group Companies, Inc.
333 South Hope Street
Los Angeles, California 90071...............        4,064,300   /(11)/                            6.0

Capital Research and Management Company
333 South Hope Street
Los Angeles, California 90071                       4,064,300   /(11)/                            6.0

All directors and executive officers
 as a group (21 persons)....................        12,410,774   /(1)(2)(3)(4)(5)(6)(7)/         17.5
-------------------------

*  Less than 1% of the outstanding Common Stock

/(1)/ Includes all options and other rights to acquire shares exercisable on or within 60 days of December 31, 1996. Each of the amounts beneficially owned have been adjusted to reflect a 2-for-1 stock split of Airgas' Common Stock effective on April 15, 1996.

/(2)/ Includes the following number of shares of Common Stock which may be acquired by certain directors and executive officers through the exercise of options which were exercisable as of December 31, 1996 or became exercisable within 60 days of that date: Mr. McCausland, 1,044,000 shares; Mr. Hoak, 42,000 shares; Mr. Sult, 62,000 shares; Mr. Brown, 54,000 shares; Mr. Foster, 46,000 shares; Mr. Shober, 46,000 shares; Mr. Stott, 22,000 shares; Mr. Naylor, 30,000 shares; Mr. Karabelas, 4,000 shares; Mr. Keeley, 249,800 shares; Mr. Keen, 84,200 shares; Mr. Knieling, 108,900 shares; Mr. Yohe, 14,000 shares; and all directors and executive officers as a group, 2,459,420 shares.

/(3)/ Investment and/or voting power with respect to 2,279,880 of such shares are shared with, or under the control of, members of Mr. McCausland's immediate family, and 90,558 shares are held by a charitable foundation of which Mr. McCausland is an officer and director.

/(4)/ Includes the following shares of Common Stock held under Airgas' 401(k) Plan as of November 30, 1996: Mr. McCausland, 32,450 shares; Mr. Stott, 4,184 shares; Mr. Keeley, 18,189 shares; Mr. Keen, 824 shares; Mr. Knieling, 10,331 shares; and all executive officers as a group, 140,434 shares.

/(5)/    Includes 8,000 shares owned by members of Mr. Brown's immediate family.

/(6)/ Includes 180,800 shares owned in a living trust of which Mr. Stott and his spouse are co-trustees and their children are the beneficiaries.

/(7)/ Includes 253,084 shares owned in a living trust, of which Mr. Keeley is both trustee and beneficiary and 2,200 shares held in a partnership, the partners of which are Mr. Keeley and his two sons.

/(8)/ Messrs. Smith, McAree and Tryforos jointly reported on a Schedule 13D, dated February 11, 1994, (upon which Airgas has relied in making this disclosure) that in their capacities as investment managers for certain managed accounts consisting of three private investment limited partnerships (of which each is a general partner) and an employee profit sharing plan of a corporation of which Mr. Smith is the sole stockholder (and for which each of them is a trustee) they had the following voting and investment power for shares of the Common Stock:
         Messrs. Smith, McAree and Tryforos each have shared voting and dispositive power for 3,695,600 shares; Mr. McAree has sole voting and dispositive power for 2,400 shares; and Mr. Tryforos has sole voting and dispositive power for 792 shares.

/(9)/ Firstar Investment Research and Management Company ("FIRMC") reported on Schedule 13G, dated February 13, 1996 (upon which Airgas has relied in making this disclosure) that it had sole voting power for 1,252,400 shares, shared voting power for 2,014,050 shares, sole dispositive power for 1,416,000 shares and shared dispositive power for 2,019,750 shares. FIRMC is a subsidiary of Firstar Corporation, as reported in a
         Schedule 13G filed by Firstar Corporation, dated February 13, 1996, upon which Airgas has relied in making this disclosure. Firstar Corporation reported that it had sole voting power for 2,882,200 shares, shared voting power for 389,950 shares, sole dispositive power for 3,045,800 shares and shared dispositive power for 389,950 shares.

/(10)/ Putnam Investments, Inc. ("PI"), a wholly-owned subsidiary of Marsh & McLennon Companies, Inc., wholly owns Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. (collectively, the "Putnam Group"). The Putnam Group together filed a Schedule 13G dated January 29, 1996, upon which Airgas has relied in making this disclosure. Each of the members of the Putnam Group are considered beneficial owners in the aggregate of 4,827,786 shares, or 7.54% of shares outstanding, of Airgas' voting common stock, which shares were acquired for investment purposes by the Putnam Group for certain of their advisory clients.

/(11)/ Capital Research and Management Company ("Capital Research"), a registered investment adviser, is a wholly-owned subsidiary of The Capital Group Companies ("Capital Group"). Capital Research and Capital Group reported that they have sole dispositive power and therefore beneficially own 4,064,300 shares as the result of Capital Research acting as investment adviser to various investment companies. Capital Research and Capital Group together filed a Schedule 13G dated February 22, 1997, upon which Airgas has relied in making this disclosure.

Airgas Common Stock

         Airgas has the authority to issue 200,000,000 shares of common stock, par value $.01 per share. At December 31, 1996, Airgas had outstanding 68,470,317 shares of common stock.

         The following description of the Airgas Common Stock sets forth certain general terms and provisions of the Airgas Common Stock. The statements below describing the Airgas Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of Airgas's Amended and Restated Certificate of Incorporation and Bylaws.

         Holders of the Airgas Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors of Airgas, out of assets legally available therefor. Upon any liquidation, dissolution or winding up of Airgas, holders of Airgas Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred stock. The Airgas Common Stock possesses ordinary voting rights for the election of director and in respect of other corporate matters, with each share entitling the holder thereof to one vote. Holders of shares of Airgas Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Airgas Common Stock that may be issued by Airgas at a subsequent date. The Airgas Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights.

         As a corporation under the laws of the State of Delaware, Airgas is subject to Section 203 of the DGCL, which restricts certain business combinations between Airgas and an "interested stockholder" (in general, a stockholder owning 15% or more of Airgas's outstanding voting stock) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which such stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of Airgas outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of Airgas), or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of Airgas's stockholders (and not by written consent) by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the interested stockholder. Airgas's Amended and Restated Certificate of Incorporation also includes a provision requiring the affirmative vote of at least 67% of the outstanding voting stock for certain business combinations involving an interested stockholder, except under the circumstances provided therein. for purposes of such provisions, an "interested stockholder" means generally a stockholder owning 20% or more of the outstanding voting stock of Airgas or an affiliate of Airgas that, at any time within the two year period preceding the related business combination, held 20% of the outstanding voting stock of Airgas. In addition, Airgas's Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of capital stock of Airgas for the purchase by Airgas of its equity securities (as defined in such Amended and Restated Certificate of Incorporation) from any interested stockholder (as defined in the preceding sentence) who has beneficially owned such securities for less than a two year period.

Airgas Preferred Stock

Airgas's Amended and Restated Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock ("Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Airgas Board. Accordingly, the Airgas Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Airgas Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Airgas. Airgas is also authorized to issue 30,000 shares of Non-Voting Preferred Stock, none of which are outstanding. If issued, holders of the Non-Voting Preferred Stock would be entitled to annual, cumulative dividends of $6.00 per share for the first four years and $8.00 per share thereafter. Although Airgas has no commitments as of the date of this Proxy Statement/Prospectus to issue any shares of Preferred Stock, there can be no assurance that Airgas will not do so in the future.

Stock Purchase Rights

         On August 1, 1988, the Airgas Board of Directors declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Airgas Common Stock. The distribution was payable on August 12, 1988 to stockholders of record on that date. Each Right entitles the registered stockholder to purchase from Airgas a unit consisting of one one-hundredth of a share (a "Unit") of the Series A Junior Participating Preferred Shares, par value $.01 per share, of Airgas (the "Preferred Shares"), or a combination of securities and assets of equivalent value, at a purchase price of $65.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of August 1, 1988 (the "Rights Agreement"), between the Company and The Philadelphia National Bank as Rights Agent.

         Under the terms of the Rights Agreement, the Rights were distributed as a dividend at the rate of one Right for each share of Airgas Common Stock held as of the close of business on August 12, 1988. Airgas stockholders did not receive certificates for the Rights, but the Rights are part of each share of Airgas Common Stock. The number of Rights outstanding is subject to adjustment under certain circumstances and all Rights expire on August 1, 1988.

         Each Right entitles the holder to buy 1/100th of a Preferred Share at an exercise price of $65.00. Each Preferred Share fraction was designed to be substantially equivalent in voting and dividend rights to one share of Airgas Common Stock. The Rights will be exercisable and will trade separately from the Airgas Common Stock only if a person or group acquires beneficial ownership of 20% (or 30% in the case of Peter McCausland) or more of the Airgas Common Stock or commences a tender or exchange offer that would result in such a person or group owning 30% or more of the Airgas Common Stock. Only when one or more of these events occurs will stockholders receive certificates for the Rights.

         If any person actually acquires 35% or more of Airgas Common Stock, other than through a tender or exchange offer for all shares of Airgas Common Stock that provides a fair price and other terms for such shares, or if a 20% or more stockholder (30% in the case of Peter McCausland) engages in certain "self-dealing" transactions or engages in a merger or other business combination in which Airgas survives and the Airgas Common Stock remains outstanding, the other stockholders will be able to exercise the Rights and buy Airgas Common Stock having twice the value of the exercise price of the Rights. Additionally, if Airgas is involved in certain other mergers where its shares are exchanged or certain major sales of its assets occur, stockholders will be able to purchase the other party's common stock in an amount equal to twice the value of the exercise price of the Rights. Upon the occurrence of any of these events, the Rights will no longer be exercisable for Preferred Shares.

         Airgas may redeem the Rights at $.02 per Right at any time until the tenth day following a public announcement that a person has acquired a 20% ownership position in Airgas Common Stock (30% in the case of Peter McCausland). Airgas in its discretion may extend the period during which it can redeem the Rights.


                                      CIC

Business

         General. CIC is engaged in the production and distribution of liquid
         -------
carbon dioxide and solid carbon dioxide (dry ice) and the rental of carbon dioxide equipment. CIC was incorporated in Florida in 1965, under the name Florida Carbonic Manufacturing Company. In 1972, CIC changed its name to Carbonic Industries Corporation. CIC's principal executive offices are located at 3700 Crestwood Parkway, Suite 200, Duluth, Georgia 30136. Sales for CIC were approximately $42 million, $35 million and $30 million in 1995, 1994 and 1993, respectively. Sales for the nine months ended September 30, 1996 and 1995 were $35 million and $31 million, respectively. Sales of carbon dioxide (liquid carbon dioxide and dry ice) represented 94% of total sales and 82% of operating income in 1995, and represented 95% of total sales and 88% of operating income for the nine months ended September 30, 1996.

         On a volume basis, CIC believes it is one of the four largest suppliers in the United States of carbon dioxide in its various forms. The other major carbon dioxide producers in the United States are the BOC Group, Praxair, Inc. and Air Liquide. Similar to other merchant carbon dioxide producers, CIC's customers use carbon dioxide in refrigeration, freezing, food processing and beverage carbonation, chemical processing, crude oil recovery, metal fabrication and agricultural fumigations. CIC acquires carbon dioxide from natural sources and as a byproduct of various manufacturing processes, and then refines and processes it into liquid and dry ice forms before marketing and selling it in bulk quantities. CIC markets and sells carbon dioxide products in 19 states, principally located east of the Mississippi River.

         CIC rents liquid carbon dioxide storage tanks and related applications equipment to its customers as an ancillary service to its carbon dioxide supply business. Revenues from the equipment rental business represent less than three percent of CIC's total revenues.

         CIC is a party to an agreement dated January 14, 1994 with Arcadian LCD Corporation ("Arcadian") forming a 50%/50% joint venture known as AC Industries. AC Industries operates a single 500 ton per day plant which produces liquefied carbon dioxide from unpurified carbon dioxide gas purchased from an affiliate of Arcadian. A 650 ton per day expansion project is underway and scheduled for completion in July 1997. CIC markets all the inventory produced by AC Industries under a marketing agreement. AC Industries is managed and operated by employees of CIC and Arcadian under various expense reimbursement agreements.

         Suppliers.  Success in the carbon dioxide business is dependent to a
         ---------
significant extent on access to adequate and reliable supplies of the gas. CIC currently obtains unprocessed carbon dioxide from five suppliers, two of which (AC Industries and Airgas' carbon dioxide facility located in Jackson, Mississippi) supply 85% of CIC's needs. See "The Merger -- Interests of Certain Persons in the

Merger." CIC has long-term supply contracts with each of its suppliers that require the purchase of specified minimum amounts of carbon dioxide, but generally these contracts do not obligate the suppliers to continue to produce carbon dioxide or to supply specified minimum quantities to CIC. Generally CIC purchases carbon dioxide from these suppliers at fixed prices with provisions for cost escalation. These contractual provisions have not historically had a material adverse affect on CIC's ability to maintain its sources of supply. CIC believes it has good relationships with each of its suppliers and that its access to supplies of carbon dioxide is secure.

         Customers. In 1996, fifteen customers accounted for approximately 22%
         ---------
of CIC's revenues. Although the loss of any one of these customers would have an adverse impact on CIC's business in the short term, CIC believes it would be able to replace the lost business fairly quickly and that it would not suffer any long term material adverse impact.

         Facilities and Equipment. In addition to its principal executive
         ------------------------
offices, CIC operates nine production facilities and 17 distribution and warehousing facilities, primarily in the eastern United States. AC Industries operates another production facility in Georgia. Generally CIC owns the buildings and equipment that are associated with its production facilities, and has a lease with the source of carbon dioxide for land adjacent to the source to house the production facility. The lease typically runs for the term of the supply contract and is for a nominal amount of rent. Distribution and warehousing facilities are owned or leased on short-term standard business leases which CIC believes can generally be replaced with similar facilities, if necessary, without any material adverse effect on CIC. CIC has operating leases for the use of railroad tank cars, tractors and trucks with terms that range from three to ten years.

         Employees.  CIC employed approximately 270 employees at March 1, 1997.
         ---------
The employees are not subject to a collective bargaining agreement. Management of CIC considers its relations with its employees to be good.

Selected Financial Data

         Selected financial data for CIC is presented in the table below and should be read in conjunction with CIC's Management's Discussion and Analysis of Financial Condition and Results of Operations and CIC's Financial Statements.

                                                                                                                 Nine Months
                                                         Years Ended December 31,                          Ended September 30,
                                 ----------------------------------------------------------------------
                                    1995             1994         1993         1992/(1)/      1991/(1)/     1996          1995
                                    ----             ----         ----         ---------      ---------     ----          ----
Operating Results:
  Net sales..................... $41,970,110    $34,640,562    $29,899,054   $28,959,174    $28,050,540   $34,530,000  $31,111,000
  Depreciation & amortization...   3,047,922      3,052,242      3,154,391     3,283,424      3,121,347     2,200,000    2,225,000
  Operating income..............   2,727,787      2,421,517      1,156,184     1,755,228      1,457,915     3,134,000    2,367,000
  Interest expense, net.........     885,920        715,564        622,271       691,985        743,772       576,000      692,000
  Income taxes..................   1,284,580      1,032,351         16,462       566,019        273,472     1,316,000      990,000
  Net earnings..................   1,773,854      1,326,318         14,999       724,680        291,147     1,817,000    1,365,000

Earnings per share:
  Primary:
    Net earnings................        2.07           1.55           .02           .85            .34          2.12         1.60

  Fully Diluted:
    Net earnings................        2.07           1.55           .02           .85            .34          2.12        1.60

Balance Sheet Data:
  Working capital...............   2,879,928      1,991,698     2,459,892     2,192,276      1,534,093     2,248,000
  Total assets..................  28,081,227     27,742,308    23,480,429    24,784,590     26,663,820    31,239,000
  Current portion of
     long-term debt.............   1,386,669      1,251,885     1,128,983     1,104,930      1,119,344     1,988,000
  Long-term debt................   6,240,438      7,480,583     6,657,737     7,608,263      8,713,192     6,951,000
  Stockholders' equity..........  13,516,461     12,157,369    11,246,326    11,219,525     10,794,108    15,334,000
-----------------

        (1) The Company spun-off a wholly owned subsidiary effective January 1, 1993. The 1992 and 1991 selected financial data above has been restated to give effect to the spin-off as if it had taken place on January 1, 1991.


        CIC Management's Discussion and Analysis of Financial Condition and Results of Operations

        Financial Review Overview - Nine Months Ended September 30, 1996

                CIC's financial results for the nine months ended September 30, 1996 reflect substantial growth compared to the same period for 1995. Net sales of approximately $35 million, net earnings of $1.8 million and earnings per share of $2.12 represent increases over 1995 of 11%, 33%, and 33%, respectively. During the nine months ended September 30, 1996, carbon dioxide sales increased 13% compared to the same period in the prior year.

                CIC intends to enter into an agreement to modify its long term supply contract with Arcadian LCD Corporation and to construct a plant addition at the AC Industries facility to begin production in fiscal year 1997. This long term supply agreement will provide for additional carbon dioxide sales by CIC.

                Additional railcars were received during the nine months ended September 30, 1996, bringing the fleet to 162. The total fleet of liquid carbon dioxide transport trailers has increased to 54 with the addition of 20 new units. This additional capacity will ensure a continued supply to the current customer base and allow for growth with the AC Industries expansion.

                Historically, operations have generated sufficient cash flow to finance CIC's operating activities. CIC has financed major production facility expansions with long-term debt borrowings. In 1996, the Company incurred additional debt of $2.5 million related to purchases of liquid carbon dioxide transport trailers and a storage receiver. In addition, CIC has made a capital contribution of $2 million to fund the planned production plant expansion at AC Industries. The total commitment required by CIC in connection with this plant expansion is approximately $5.1 million.

                At September 30, 1996 CIC had unused availability of $1.5 million on a secured line of credit. CIC's debt to equity ratio at September 30, 1996 increased to 58.3% compared to 56.4% at December 31, 1995.

         Net sales increased 11% during the nine months ended September 30, 1996 compared to the prior year:

(in thousands)

                                       September 30,      September 30,        Increase
                                               1996               1995         (Decrease)
                                       -------------      ------------         ----------
Carbon dioxide                              $32,812            $29,073           $3,739
Equipment sales & rental                      1,718              2,038           (  320)
                                            -------            -------           ------
                                            $34,530            $31,111           $3,419
                                            =======            =======           ======

         For the nine months ended September 30, 1996, carbon dioxide sales increased approximately $4 million, or 13%. The increase in sales was primarily attributable to the growth in the customer base.

         Sales of equipment and rental revenue decreased 16%. This decrease was attributable to a 24% decrease in equipment sales and a 13% decrease in service revenue associated with renting and servicing equipment.

         The increase in gross profit of approximately $2 million was attributable to the increase in sales revenue. Partially offsetting this was the additional cost associated with the increase in railcar lease commitments. Gross profit as a percentage to sales for the nine months ended September 30, 1996 was 45% compared to 43% for the same period in the prior year.

         Distribution, selling, and general and administrative expenses remained at 35% of sales for the nine months ending September 30, 1996 compared to the same period in 1995. Lower operating costs as a percent to sales were achieved as a result of sales growth which did not increase operating costs proportionately. Offsetting these improvements were the increase in distribution cost as a result of the purchase of additional liquid carbon dioxide transport trailers.

         Operating income increased 32% during the nine months ended September 30, 1996 compared to the prior year:

(in thousands)

                                        September 30,        September 30,         Increase
                                                1996                 1995          (Decrease)
                                        ------------        -------------          ----------
Carbon dioxide                                $2,753               $1,974             $779
Equipment sales & rental                         381                  393             (112)
                                              ------               ------             ----
                                              $3,134               $2,367             $767
                                              ======               ======             ====

         Carbon dioxide operating income as a percentage of net sales increased to 7.9% for the nine months ending September 30, 1996 compared to 6.3% for the same period in the prior year. The increase in carbon dioxide operating income in 1996 was a result of the increase in the sales base while replacing lower gross margin accounts with higher gross margin accounts. The volume of carbon dioxide sold decreased 10%.

         Equipment sales and rental operating income decreased as a percentage of net sales to 1.1% for the nine months ended September 30, 1996 compared to 1.3% for the prior period. The decrease was attributable to the decrease in rental income partially offset by higher margins on sale of equipment.

         Interest expense decreased $139 thousand in 1996 compared to 1995 primarily as a result of converting debt associated with plant expansion to term financing, partially offset by the increase in debt for capital expenditure purchases.

         Equity in earnings of AC Industries decreased to $535 thousand for the nine months ended September 30, 1996 from $608 thousand in 1995. The reduction in earnings in 1996 resulted from a scheduled, temporary shutdown for routine maintenance by the carbon dioxide gas supplier to AC Industries. Equity in earnings of AC Industries represented 17% of pre-tax earnings in 1996 compared to 26% in the prior period.

         Income tax expense is estimated at 42% of pre-tax earnings in the nine months ended September 30, 1996 and 1995.

         Net earnings increased 33% to $1.8 million or $2.12 per share in 1996 from $1.4 million or $1.60 per share in 1995. After tax cash flow (net earnings plus depreciation, amortization, deferred income taxes, and distribution from AC Industries, less earnings from AC Industries) increased 24% to $4.2 million in 1996 from $3.4 million in 1995.

Financial Review Overview - Fiscal Year Ended December 31, 1995

         CIC's financial results for the year ended December 31, 1995 reflect substantial growth compared to 1994. Net sales of approximately $42 million, net earnings of $1.8 million and earnings per share of $2.07 represent increases over 1994 of 21%, 34% and 34%, respectively. Attainment of the 1995 results were largely attributable to the availability of liquid carbon dioxide for the first full fiscal year from AC Industries and also the general shortage of supply within the carbon dioxide industry. AC Industries was created on January 14, 1994 with initial liquid carbon dioxide production beginning June 30, 1994. During 1995, carbon dioxide sales increased 22% compared to the prior year.

         During 1995, production plant modifications were in progress in several locations, for the purpose of improving production capacity at such locations: the Jacksonville, Florida plant was rebuilt, increasing CIC's dry ice production at that location to 4.75 tons per hour; the Star, Mississippi production plant and the Augusta, Georgia plant were both modified to increase condensing capacity. In addition, additional railcars were ordered, to bring the fleet to 162, and the total fleet of liquid carbon dioxide transport trailers was increased to 54, with the addition of 20 new units on order.

         Historically, operations have generated sufficient cash flow to finance CIC's operating activities. CIC has financed major production facility expansions with long-term debt borrowings. In 1995, CIC incurred additional debt of $4.3 million related to the construction of the Augusta, Georgia dry ice production facility and the investment in AC Industries. CIC received a commitment letter for $6.6 million for the financing of 20 liquid carbon dioxide transport trailers and a production plant expansion at AC Industries during the year ended December 31, 1995.

         At December 31, 1995, CIC had unused availability of $1.5 million on a secured line of credit. CIC's debt to equity ratio at December 31, 1995 decreased to 56.4% compared to 84.2% in the prior year.

Results of Operations: 1995 Compared to 1994

         Net sales increased 21% in 1995 compared to 1994:

(in thousands)

                                         1995             1994         Increase
                                         ----             ----         --------
Carbon dioxide                        $39,355          $32,331           $7,024
Equipment sales & rental                2,615            2,310              305
                                      -------          -------           ------
                                      $41,970          $34,641           $7,329
                                      =======          =======           ======

         For year ended December 31, 1995, carbon dioxide sales increased approximately $7 million, or 22%. The increase in carbon dioxide sales was primarily a result of increased carbon dioxide supply from AC Industries production facility.

         Sales of equipment and rental revenue increased 13%. This increase was attributable to an 18% increase in equipment sales and a 63% increase in service revenue associated with renting and selling equipment.

         The increase in gross profit of approximately $3.1 million was attributable to the increase in sales revenue. CIC was able to improve its cost of production for 1995 compared to the prior year due to the long term supply contract with AC Industries. Partially offsetting these savings was the additional cost associated with the increase in railcar lease commitments. Gross profit as a percentage of sales remained at 44% for December 31, 1995 compared to the prior year.

         Distribution, selling and general and administrative expenses remained at 37% of sales for the year ended December 31, 1995 compared to December 31, 1994. CIC increased the volume of carbon dioxide distributed by 36% for the year ended December 31, 1995 compared to the prior year. Lower operating costs as a percent to sales were achieved as a result of sales growth which did not increase operating costs proportionately. Offsetting these improvements were insurance adjustments for audits, retrospective premiums and losses absorbed by CIC through deductibles and self-insurance.

         Operating income increased 13% in 1995 compared to 1994:

(in thousands)

                                        1995             1994          Increase
                                        ----             ----          --------
Carbon dioxide                        $2,225            2,041             184
Equipment sales & rental                 503              381             122
                                      ------           ------          --------
                                      $2,728           $2,422            $306
                                      ======           ======          ========

         Carbon dioxide operating income as a percentage of net sales decreased to 5.3% for the year ended December 31, 1995 as compared to 5.9% for the prior year. The decrease in carbon dioxide operating income in 1995 was a result of the increase in operating lease commitments of railcars and tractors to support the growth in the sales base.

         Equipment sales and rental operating income increased as a percentage of net sales to 1.2% for the year ended December 31, 1995 compared to 1.1% for the prior year. The increase was attributable to the lower cost of maintaining rental equipment partially offset by lower margins on sale of equipment.

         Interest expense increased $57 thousand in 1995 compared to 1994 primarily as a result of the additional debt associated with production plant expansions.

         Equity in earnings of AC Industries increased to $843 thousand in 1995 from $336 in 1994. AC Industries began initial production on June 30, 1994. Equity in earnings of AC Industries represented 27.6% of pre-tax earnings in 1995 compared to 14.2% in the prior year.

         Income tax expense represented 42% of pre-tax earnings in 1995 compared to 43.8% in 1994. The decrease in effective income tax rate was primarily due to the impact of temporary differences between the amounts used for financial reporting purposes and such amounts recognized for tax purposes.

         Net earnings increased 34% to $1.8 million or $2.07 per share in 1995 from $1.3 million or $1.55 per share in 1994. After tax cash flow (net earnings plus depreciation, amortization, deferred income taxes, and distribution from AC Industries, less earnings from AC Industries) increased 19% to $5.0 million in 1995 from $4.2 million in 1994.

Results of Operations: 1994 Compared to 1993

         Net sales increased 16% in 1994 compared to 1993:

(in thousands)

                                            1994            1993       Increase
                                            ----            ----       --------
Carbon dioxide                           $32,331         $27,993         $4,338
Equipment sales & rental                   2,310           1,906            404
                                         -------         -------         ------
                                         $34,641         $29,899         $4,742
                                         =======         =======         ======

         In 1994, carbon dioxide sales increased approximately $4.3 million, or 15%. The increase in sales was primarily due to the increase in the availability of carbon dioxide supply for six months in 1994 from the start-up of AC Industries production beginning June 30, 1994.

         Sales of equipment and rental revenue increased 21%. This increase was due to a 97% increase in equipment sales and a 56% increase in service revenue associated with renting and selling equipment.

         Compared to 1993, gross profit increased approximately $2.5 million. The gross profit on carbon dioxide increased from 44% to 46% due to the availability of liquid carbon dioxide supply from AC Industries. Gross profit as a percentage to sales increased from 43% to 44% for the year ending December 31, 1994.

         Distribution, selling, and general and administrative expenses as a percentage of sales decreased to 37% compared to 39% for the prior year. This reduction is primarily due to spreading certain operating costs that are relatively fixed over a larger sales base.

         Operating income increased 110% in 1994 compared to 1993:

(in thousands)

                                        1994            1993        Increase
                                        ----            ----        --------
Carbon dioxide                        $2,041          $  864          $1,177
Equipment sales & rental                 381             292              89
                                      ------          ------          ------
                                      $2,422          $1,156          $1,266
                                      ======          ======          ======

         Carbon dioxide operating income as a percentage of net sales increased to 5.9% compared to 2.9% for the prior year. The increase in gross profit in 1994 was a result of the increase in sales base and a lower cost of sales resulting from the availability of liquid carbon dioxide from AC Industries production plant.

         Equipment sales and rental operating income increased as a percentage of net sales to 1.1% compared to 1.0% for the prior year. The increase was attributable to an increase in sales volume partially offset by lower margins on those sales.

         Interest expense increased $136 thousand primarily as a result of the increase in outstanding debt associated with production plant expansions.

         Equity in earnings of AC Industries; contributed an increase of $336 thousand to net earnings over 1993. AC Industries began initial production on June 30, 1994. Equity in earnings of AC Industries represented 14.2% of pre-tax earnings for 1994.

         Income tax expense represented 43.8% of pre-tax earnings in 1994 compared to 52.3% in 1993. The decrease in effective income tax rate was primarily due to the impact of temporary differences between the amounts used for financial reporting purposes and such amounts recognized for tax purposes.

         Net earnings increased substantially from the prior year to $1.3 million or $1.55 per share in 1994 from $15 thousand or $.02 per share in 1993. After tax cash flow (net earnings plus depreciation, amortization, deferred income taxes, and distribution from Joint Venture, less earnings from Joint Venture) increased 48.8% to $4.2 million from $2.8 million in 1993.

Liquidity and Capital Resources

         CIC has primarily financed its operations and capital expenditures with funds provided by operating activities and with borrowings.

         Cash flows from operating activities totaled $2.3 million for the nine months ended September 30, 1996, after adding back depreciation and amortization totaling $2.2 million. Working capital components of cash flow decreased $1.2 million as a result of an increase in prepaid expenses and other receivables, partially offset by an increase in accrued expenses. Days-sales outstanding had decreased to 37 days as of September 30, 1996 compared to 48 days for the same period in 1995.

         Cash used in investing activities totaled $4.8 million for the nine months ended September 30, 1996 which was primarily comprised of $3.5 million for capital expenditures and contribution of capital to AC Industries of $2.0 million, offset by a $700 thousand distribution from AC Industries.

         CIC's use of capital expenditures beyond maintenance capital expenditures was to invest in vehicles and equipment to support the growth in the sales base. CIC estimates that its maintenance capital expenditures are approximately 5% of net sales. CIC considers the replacement of existing capital assets to be maintenance capital expenditures.

         Financing activities provided cash of $884 thousand for the nine months ended September 30, 1996 with total debt outstanding increasing by $1.3 million from December 31, 1995. CIC paid $428 thousand in dividends in 1996 and 1995. The CIC Board of Directors declared a dividend in November 1995 that was paid on January 2, 1996.

         CIC has a secured line of credit with a commercial bank for $1.5 million. At September 30, 1996, CIC had no outstanding borrowings under this line. In January 1997, CIC increased this line of credit to $3 million. As of March 19, 1997, there were no outstanding borrowings under this line. In addition, in February 1997, CIC borrowed $2 million from a commercial bank, which is due May 22, 1997.

         At September 30, 1996 the effective interest rate related to outstanding borrowings under all credit agreements was approximately 10.1%. CIC's loan agreements contain covenants which include the maintenance of a minimum equity level, minimum working capital, maintenance of certain financial ratios, restrictions on additional borrowings and operating lease commitments, and limitations on dividends.

         CIC will continue to look for opportunities to expand its product supply in order to expand its sales base. CIC expects to fund these capital expenditure requirements primarily through the use of cash flow and debt.

Forward-looking Statements

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Proxy Statement/Prospectus contains statements regarding CIC that are forward-looking, such as statements relating to business development activities, plant expansion, future capital expenditures, financing sources and availability and the effects of regulation and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties affecting the carbon dioxide business generally (such as the effects of competition from other distributors and producers, variations in sources and reliability of supply and changes in pricing), possible environmental liabilities, risks relating to the self-insurance of certain aspects of CIC's business, risks relating to leverage and debt service and the effects of changes in the economy on both a national and international basis.

New Accounting Pronouncements

         In the first quarter of fiscal 1996, CIC adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires the recognition of an impairment loss for an asset held for use when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. Measurement of the impairment loss is based on fair value of the asset. Management believes that the adoption of this statement did not have a material impact on earnings, financial condition or liquidity of CIC.

         CIC accounts for stock options according to the provisions of Accounting Principles Board Opinion 25 (APB 25), "Accounting for Stock Issued to Employees." In October 1995, the Financial Accounting Standards Board issued SFAS Statement No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and similar equity instruments. Companies may elect to continue to use existing accounting rules or adopt the fair value method for expense recognition. Companies that elect to continue to use existing accounting rules are required to provide pro forma disclosures of net income and earnings per share assuming the fair value method was adopted. CIC has elected to continue to use existing accounting rules. Accordingly, CIC will present the required pro forma disclosure provisions for its fiscal year ending December 31, 1996. As CIC will continue to account for stock-based compensation using the intrinsic value method, this statement will not have a material impact on earnings, financial condition or liquidity of CIC.

         In October 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, which prescribes generally accepted accounting principles for environmental remediation liabilities. This SOP more specifically identifies future, long-term monitoring and administration expenditures as remediation liabilities that need to be accrued on the balance sheet as an existing obligation. This SOP is effective for fiscal years beginning after December 15, 1996. Management believes that the adoption of this statement will not have a material impact on earnings, financial condition or liquidity of CIC.

Principal Stockholders

         The following table sets forth, as of March 1, 1997, certain information with respect to ownership of the outstanding CIC Common Stock by (i) all persons known to CIC to own beneficially more than 5% of the outstanding CIC Common Stock, (ii) each director of CIC, (iii) each executive officer of CIC, and (iv) all directors and executive officers of CIC as a group. Unless otherwise indicated, to CIC's knowledge, each listed stockholder has sole voting and investment power over all shares listed.

              Name and Address                            Shares of CIC Common
             of Beneficial Owner                        Stock Beneficially Owned                   Percent of Class
             -------------------                        ------------------------                   ----------------
                                                      Class A              Class B              Class A           Class B
                                                      -------              -------              -------           -------
Jefferson Pilot Life Insurance Co.                    250,000                    0               30.05%               0%
P.O. Box 20407
Greensboro, NC 27420

J. Vernon Hinely,(1)                                   55,318/(2)//(3)/
Chairman and President                                                      10,000/(4)/           6.53%              40%
1473 Montcalm Street
Orlando, FL 32806

Estate of W. Herbert Hinely                            18,219/(1)/          10,000                2.19%              40%
 (former Director)
9200 S. Kilgore
Orlando, FL 32811

              Name and Address                            Shares of CIC Common
             of Beneficial Owner                        Stock Beneficially Owned                   Percent of Class
             -------------------                        ------------------------                   ----------------
                                                      Class A              Class B              Class A           Class B
                                                      -------              -------              -------           -------

John A. Toepke,                                        40,500/(3)/(5)/           0                                     0%
Director, Executive Vice President                                                              4.81%
3700 Crestwood Parkway
Duluth, GA 30136
Julian K. Dominick                                      1,330                    0                *                    0%
Director, Secretary
170 E. Washington
Orlando, Fl  32801
David W. Fike                                          12,703/(3)/(6)/           0              1.51%                  0%
Vice President, Operations
3700 Crestwood Parkway
Duluth, GA 30136
Sandra Fowler Hurt                                      9,000/(3)/(7)/           0              1.07%                  0%
Treasurer
3700 Crestwood Parkway
Duluth, GA 30136
W.  Lamar Lightsey                                      4,600                    0                *                    0%
Director
105 Wendover Road
Greenwood, SC 29649
Thomas E. Matthews                                      8,750                    0              1.05%                  0%
Director
4401 Joseph Drive
Lithonia, GA  30058
Robert F. Harkrider                                     4,000(8)                                  *                    0%
Director
2093 Gatlin Avenue
Orlando, Florida 32806
Jonathan I. Wax                                           151                    0                *                    0%
Director
2214 Bohler Road
Atlanta, GA  30327
Heirs of Michael F. Coyne/(9)/                        118,500                    0             14.24%                  0%
c/o Kevin K. Coyne
228 Camino del Lago
Atherton, CA 94027
All Executive Officers and Directors
as a Group/(10)/                                      154,571               20,000             17.69%                 80%

------------------
*       Less than one percent.

(1) Mr. J. Vernon Hinely acts as administrator of his brother's, W. Herbert Hinely's, estate and consequently exercises voting control over the shares held by the estate.

(2) Includes 20,035 shares of Class A Common owned by Bonnie L. Hinely, Mr. Hinely's wife, over which she exercises sole voting and investment power. Also includes options to acquire 15,000 shares of Class A Common granted to Mr. Hinely. Does not include shares held by Mr. Hinely's brother's estate, over which he exercises voting power.

(3) Options are currently 20% vested but will become fully vested immediately prior to a change in control, including the consummation of the Merger.

(4) All of the Class B Common is owned jointly by Mr. and Mrs. Hinely and they share voting and investment power as to this stock.

(5) Includes 3,294 shares held by Freda Hanson-Toepke, Mr. Toepke's wife, who exercises sole voting and investment power over these shares. Includes options to acquire 10,000 shares of Class A Common granted to Mr. Toepke.

(6) Includes 125 shares each owned by David W. Fike GGMA Torrence N. Fike and David W. Fike GGMA Adam N. Fike, over which Mr. Fike exercises sole voting and investment power. The remaining 4,453 shares are owned jointly with Judith A. Fike, Mr. Fike's wife, and they share investment and voting power with respect to these shares. Also includes options to acquire 8,000 shares of Class A Common.

(7) Consists of options to acquire 5,000 shares of Class A Common held by Ms. Fowler Hurt and options to acquire 4,000 shares of Class A Common held by Robert E. Hurt, Ms. Fowler Hurt's husband.

(8) All shares are owned jointly with Arline T. Harkrider, Mr. Harkrider's wife, and they share investment and voting power with respect to their shares. 2,500 shares of Class B Common owned by Church of Christ at South Bumby, Inc., of which Mr. Harkrider serves as pastor, are not included.

(9)     Includes shares held by 28 trusts and individuals, all heirs of Michael
        F. Coyne. CIC management believes these shares may be deemed to be beneficially owned by all of the heirs acting as a group.

(10) Includes shares held by the estate of W. Herbert Hinely and options held by executive officers and directors.


                                    EXPERTS


        The consolidated financial statements and schedule of Airgas as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of CIC as of December 31, 1995 and 1994 and for each of three years in the period ended December 31, 1995 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of Osburn, Henning and Company, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                LEGAL OPINIONS


        The validity of the Airgas Common Stock to be issued in connection with the Merger will be passed upon for Airgas by McCausland, Keen & Buckman, Radnor, Pennsylvania. As of March 14, 1997, certain shareholders of McCausland, Keen & Buckman beneficially owned 50,410 shares of Airgas Common Stock.

        The material federal income tax consequences of the Merger to CIC's shareholders will be passed upon by McCausland, Keen & Buckman.

                         INDEX TO FINANCIAL STATEMENTS

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

Airgas, Inc. and Subsidiaries:
------------------------------
Independent Auditors' Report.................................................................      F-3

Consolidated Balance Sheets at March 31, 1996 and 1995.......................................      F-4

Consolidated Statements of Earnings for the Years Ended
  March 31, 1996, 1995 and 1994..............................................................      F-5

Consolidated Statements of Stockholders' Equity for the
  Years Ended March 31, 1996, 1995 and 1994..................................................      F-6

Consolidated Statements of Cash Flows for the Years Ended
  March 31, 1996, 1995 and 1994..............................................................      F-8

Notes to Consolidated Financial Statements for the Years Ended
 March 31, 1996, 1995 and 1994...............................................................      F-10

Consolidated Balance Sheets at December 31, 1996 (unaudited) and
March 31, 1996...............................................................................      F-29

Consolidated Statements of Earnings for the Nine Months Ended
  December 31, 1996 and 1995 (unaudited).....................................................      F-31

Consolidated Statements of Cash Flows for the Nine Months
  Ended December 31, 1996 and 1995 (unaudited)...............................................      F-32

Notes to Consolidated Financial Statements for the Nine Months
 Ended December 31, 1996 and 1995 (unaudited)................................................      F-33

Carbonic Industries Corporation:
         Independent Auditors' Report......................................................................... F-38

         Balance Sheets at December 31, 1995 and 1994......................................................... F-39

         Statements of Income for the Years Ended December
           31, 1995, 1994 and 1993............................................................................ F-41

         Statements of Stockholders' Equity for the Years Ended
           December 31, 1995, 1994 and 1993................................................................... F-41

         Statements of Cash Flows for the Years Ended December
           31, 1995, 1994 and 1993............................................................................ F-42

         Notes to Financial Statements for the Years Ended December
            31, 1995, 1994 and 1993........................................................................... F-43

         Balance Sheets at September 30, 1996 and December 31, 1995 (unaudited) .............................. F-50

         Statements of Income for the Nine Months Ended
           September 30, 1996 and 1995 (unaudited)............................................................ F-52

         Statements of Cash Flows for the Nine Months
           Ended September 30, 1996 and 1995 (unaudited)...................................................... F-53

         Notes to Financial Statements for the Nine Months Ended September
           30, 1996 and 1995 (Unaudited).....................................................................  F-54

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Airgas, Inc.:

         We have audited the consolidated financial statements of Airgas, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Airgas, Inc. and subsidiaries as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth thereon.


Philadelphia, Pennsylvania                                 KPMG PEAT MARWICK LLP
May 9, 1996

                         AIRGAS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               March 31,
(In thousands, except per share amounts)                     1996       1995
----------------------------------------                    ----       ----
ASSETS (Note 8)
Current Assets
Trade receivables, less allowances for doubtful
 accounts of $3,396 in 1996 and $4,161 in 1995 . . . . . .$120,811   $ 93,423
Inventories (Note 4) . . . . . . . . . . . . . . . . . . .  86,162     65,947
Prepaid expenses and other current assets. . . . . . . . .  11,601     10,467
                                                           -------    -------
     Total current assets. . . . . . . . . . . . . . . . . 218,574    169,837
                                                           -------    -------
Plant and Equipment, at cost (Note 5). . . . . . . . . . . 586,328    464,983
 Less accumulated depreciation. . . . . . . . . . . . . . (147,451)  (118,715)
                                                           -------    -------
  Plant and equipment, net . . . . . . . . . . . . . . . . 438,877    346,268
                                                           -------    -------
Other Non-current Assets (Note 6) . . . . . . . . . . . . . 60,948     41,388
Goodwill, net of accumulated amortization
 of $19,552 in 1996 and $15,094 in 1995. . . . . . . . . . 165,243     88,144
                                                           -------    -------
                                                          $883,642   $645,637
                                                           =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt (Note 8) . . . . . . . .$ 12,179   $ 11,780
Accounts payable, trade. . . . . . . . . . . . . . . . . .  52,528     43,782
Accrued expenses and other current liabilities (Note 7). .  72,279     60,191
                                                           -------     ------
     Total current liabilities . . . . . . . . . . . . . . 136,986    115,753
                                                           -------    -------
Long-Term Debt (Note 8). . . . . . . . . . . . . . . . . . 385,832    259,970
Deferred Income Taxes (Note 13). . . . . . . . . . . . . .  88,400     67,540
Other Non-current Liabilities. . . . . . . . . . . . . . .  34,490     11,116
Minority Interest in Subsidiaries (Note 19). . . . . . . .   1,725      1,606
Commitments and Contingencies (Note 17)

Stockholders' Equity (Note 9)
Common Stock, par value $.01 per share, 200,000 shares
 authorized, 66,314 and 63,002 shares issued in
 1996 and 1995, respectively . . . . . . . . . . . . . . .     663        630
Capital in Excess of Par Value . . . . . . . . . . . . . .  91,512     61,820
Retained Earnings. . . . . . . . . . . . . . . . . . . . . 173,360    133,640
Cumulative Translation Adjustments . . . . . . . . . . . .    (410)      (469)
Treasury Stock, 2,355 and 472 common shares at cost
 in 1996 and 1995, respectively. . . . . . . . . . . . . . (28,916)    (5,969)
                                                            -------   -------
     Total stockholders' equity. . . . . . . . . . . . . . 236,209    189,652
                                                           -------    -------
                                                          $883,642   $645,637
                                                           =======    =======

         See accompanying notes to consolidated financial statements.

                         AIRGAS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS


                                                    Years Ended March 31,
(In thousands, except per share amounts)       ------------------------------
---------------------------------------        1996        1995        1994
                                               ----        ----        ----
Net Sales
Distribution . . . . . . . . . . . . . . . . $801,552    $654,381    $486,836
Manufacturing  . . . . . . . . . . . . . . .   36,592      33,602      32,513
                                              -------     -------     -------
     Total net sales . . . . . . . . . . . .  838,144     687,983     519,349
                                              -------     -------     -------
Costs and Expenses
Cost of products sold (excluding depreciation
 and amortization)
  Distribution . . . . . . . . . . . . . . .  395,370     320,800     238,429
  Manufacturing. . . . . . . . . . . . . . .   24,121      22,076      20,741
Selling, distribution and administrative
 expenses  . . . . . . . . . . . . . . . . .  279,906     235,639     180,941
Depreciation and amortization. . . . . . . .   45,762      36,868      30,571
                                              -------     -------     -------
   Total costs and expenses. . . . . . . .    745,159     615,383     470,682
                                              -------     -------     -------
Operating Income
 Distribution . . . . . . . . . . . . . . . .  86,130      66,521      42,399
Manufacturing. . . . . . . . . . . . . . . .    6,855       6,079       6,268
                                              -------     -------     -------
    Total operating income . . . . . . . . .    92,985      72,600     48,667
Interest expense, net (Note 11). . . . . . .  (24,862)    (17,625)    (12,486)

Other income, net (Note 12). . . . . . . . .      782       1,067         453

Minority interest (Note 19). . . . . . . . .     (663)       (669)       (317)
                                              -------     -------     -------
       Earnings before income taxes. . . . .   68,242      55,373      36,317
Income taxes (Note 13) . . . . . . . . . . .   28,522      23,894      16,027
                                              -------     -------     -------
       Net earnings. . . . . . . . . . . . . $ 39,720    $ 31,479    $ 20,290
                                              =======     =======     =======
Earnings Per Share (Notes 3 and 9) . . . . . $    .60    $    .48    $    .31
                                              -------     -------     -------

Weighted average shares. . . . . . . . . . .   66,215      65,525      64,780

         See accompanying notes to consolidated financial statements.

                        AIRGAS, INC. AND SUBSIDIARIES

                          CONSOLIDATED STATEMENTS OF
                             STOCKHOLDERS' EQUITY

                                       Years Ended March 31, 1996, 1995 and 1994

                                       -----------------------------------------
                                        Shares of                    Capital in
                                        Common Stock      Common     Excess of
(In thousands)                          $.01 Par Value    Stock      Par Value

--------------                          --------------    ------     ----------

Balance--April 1, 1993 . . . . . . . . .    31,999.6       $320        $46,966

Two-for-one stock split (Note 9) . . . .    31,999.6        320           (320)
Net earnings . . . . . . . . . . . . . .
Foreign currency translation adjustment.
Stock warrants and options exercised . .     1,568.8         16          3,477
Tax benefit associated with exercise
 of stock options and warrants (Note 13)                                 3,590
Shares issued upon acquisition of
 minority interests (Note 19). . . . . .       166.7          1          1,739
Shares issued in connection with
 Employee Stock Purchase Plan (Note 14).        59.5          1            549
                                            --------        ---         ------
Balance--March 31, 1994. . . . . . . . .    65,794.2       $658        $56,001

Net earnings . . . . . . . . . . . . . .
Foreign currency translation adjustment.
Retirement of treasury stock . . . . . .    (3,754.4)       (37)        (1,445)
Purchase of treasury stock (Note 9). . .
Issuance of stock in connection
 with acquisitions . . . . . . . . . . .       123.2          1          1,436
Stock warrants and options exercised . .       538.9          5          1,265
Tax benefit associated with exercise
 of stock options and warrants (Note 13)                                 1,859
Shares issued in connection with
 Employee Stock Purchase Plan (Note 14).       300.2          3          2,704
                                            --------        ---         ------
Balance--March 31, 1995. . . . . . . . .    63,002.1       $630        $61,820
Net earnings . . . . . . . . . . . . . .
Foreign currency translation adjustment.
Purchase of treasury stock (Note 9). . .
Issuance of stock in connection
 with acquisitions . . . . . . . . . . .       843.7          9         11,435
Stock warrants and options exercised . .     1,841.6         17          3,705
Tax benefit associated with exercise
 of stock options and warrants (Note 13)                                 7,613
Shares issued upon acquisition of minority
  interests (Note 19). . . . . . . . . .       258.1          3          3,547
Shares issued in connection with
 Employee Stock Purchase Plan (Note 14).       368.2          4          3,392
                                            --------        ---         ------
Balance--March 31, 1996. . . . . . . . .    66,313.7        $663       $91,512
                                            ========         ===        ======

                         AIRGAS, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF
                      STOCKHOLDERS' EQUITY - (Continued)

                                       Years Ended March 31, 1996, 1995 and 1994

                                       -----------------------------------------
                                                          Cumulative
                                            Retained      Translation   Treasury
(In thousands)                              Earnings      Adjustments    Stock

--------------                             ---------     -----------    --------

Balance--April 1, 1993  . . . . . . . . .   $81,871        $(104)       $(1,482)
Two-for-one stock split (Note 9). . . . .
Net earnings. . . . . . . . . . . . . . .    20,290
Foreign currency translation adjustment .                   (367)
Stock warrants and options exercised. . .
Tax benefit associated with exercise
 of stock options and warrants (Note 13).
Shares issued upon acquisition of
 minority interests (Note 19) . . . . . .
Shares issued in connection with
 Employee Stock Purchase Plan (Note 14) .
                                            -------         ----          -----
Balance--March 31, 1994 . . . . . . . . .  $102,161        $(471)       $(1,482)

Net earnings. . . . . . . . . . . . . . .    31,479
Foreign currency translation adjustment .                      2
Retirement of treasury stock. . . . . . .                                 1,482
Purchase of treasury stock (Note 9) . . .                                (5,969)
Issuance of stock in connection
 with acquisitions. . . . . . . . . . . .
Stock warrants and options exercised. . .
Tax benefit associated with exercise
 of stock options and warrants (Note 13).
Shares issued in connection with
 Employee Stock Purchase Plan (Note 14) .
                                            -------         ----         ------
Balance--March 31, 1995 . . . . . . . . .  $133,640        $(469)       $(5,969)

Net earnings. . . . . . . . . . . . . . .    39,720
Foreign currency translation adjustment .                     59
Purchase of treasury stock (Note 9) . . .                               (22,947)
Issuance of stock in connection
 with acquisitions. . . . . . . . . . . .
Stock warrants and options exercised. . .
Tax benefit associated with exercise
 of stock options and warrants (Note 13).
Shares issued upon acquisition of
 minority interests (Note 19) . . . . . .
Shares issued in connection with
 Employee Stock Purchase Plan (Note 14) .
                                            -------         ----         ------
Balance--March 31, 1996 . . . . . . . . .  $173,360        $(410)      $(28,916)
                                            =======          ===         ======

       See accompanying notes to consolidated financial statements.

                         AIRGAS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)                                       Years Ended March 31,
                                                    1996      1995      1994

                                                    ----      ----      ----

Cash Flows From Operating Activities
Net earnings . . . . . . . . . . . . . . . . . .  $39,720   $31,479   $20,290
Adjustments to reconcile net earnings to
  net cash provided by operating activities:
  Depreciation and amortization . . . . . . . .    45,762    36,868    30,571
Deferred income taxes . . . . . . . . . . . . .    10,868    11,549     8,189

  Equity in earnings of unconsolidated
   affiliates . . . . . . . . . . . . . . . . .    (1,428)     (840)   (1,258)

  Gain on sale of investment in CBI
    Industries, Inc.  . . . . . . . . . . . . .       --      (560)       --
(Gain)/Loss on sale of plant and equipment. . .      (12)      110       (63)

 Minority interest in earnings  . . . . . . . .      663       669       317
  Stock issued for employee benefit plan
   expense. . . . . . . . . . . . . . . . . . .    3,396     2,707       550
  Changes in assets and liabilities, excluding
   effects of business acquisitions:
    Trade receivables, net. . . . . . . . . . .   (5,300)   (1,179)   (5,444)
    Inventories . . . . . . . . . . . . . . . .   (2,509)   (1,874)    1,626
    Prepaid expenses and other current assets .     (960)      198      (546)
    Accounts payable, trade . . . . . . . . . .   (1,461)    2,934     3,799
    Accrued expenses and other current
     liabilities. . . . . . . . . . . . . . . .    4,485     1,332     4,548
    Other assets and liabilities, net . . . . .   (1,202)   (3,441)   (4,804)

                                                  ------    ------    ------
    Net cash provided by operating activities.    92,022    79,952    57,775
Cash Flows From Investing Activities
                                                  ------    ------    ------
Capital expenditures . . . . . . . . . . . . . . (41,236)  (36,712)  (21,318)
Proceeds from sale of plant and equipment. . . .   3,968     2,563     1,914
Business acquisitions, net of cash acquired. . .(153,605)  (86,342)  (93,375)
Purchase of investment in CBI Industries, Inc. .      --   (17,026)       --
Proceeds from sale of investment in CBI
  Industries, Inc. . . . . . . . . . . . . . . .      --    17,892        --
Other, net . . . . . . . . . . . . . . . . . . .     860       116      (287)
                                                 -------    ------    ------
    Net cash used by investing activities. . . .(190,013) (119,509) (113,066)
Cash Flows From Financing Activities
                                                 -------    ------    ------
Proceeds from borrowings . . . . . . . . . . . . 692,414   394,193   195,292
Repayment of debt. . . . . . . . . . . . . . . .(594,931) (359,253) (150,844)
Financing costs. . . . . . . . . . . . . . . . .    (136)     (230)       (6)
Repurchase of treasury stock . . . . . . . . . . (22,947)   (5,969)       --
Exercise of options and warrants . . . . . . . .   3,722     1,270     3,493
Net overdraft. . . . . . . . . . . . . . . . . .   4,068     4,591     2,459
Other financing activities . . . . . . . . . . .  15,745     4,960     5,120
                                                 -------    ------    ------
    Net cash provided by financing activities. .  97,935    39,562    55,514

                                                 -------    ------    ------
Effects of discontinued activities, net. . . . .      56        (5)     (223)

                                                 -------    ------    ------

Cash Increase (Decrease) . . . . . . . . . . . .      --        --        --
Cash--beginning of year. . . . . . . . . . . . .      --        --        --
                                                  ------    ------    ------
Cash--End of Year. . . . . . . . . . . . . . . . $    --   $    --   $    --
                                                  ======    ======    ======

             For supplemental cash flow disclosures see Note 18. See accompanying notes to consolidated financial statements.

                         AIRGAS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      Basis of Presentation

The consolidated financial statements include the accounts of Airgas, Inc. and subsidiaries (the "Company"). Unconsolidated affiliates are accounted for on the equity method and generally consist of 20-50% owned operations where control does not exist or is considered temporary. The excess of the cost of these affiliates over the Company's share of their net assets at the acquisition date is being amortized over 20 to 40 years. Significant intercompany accounts and transactions are eliminated.

         The Company has made estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(b)      Inventories

         Inventories are stated at the lower of cost or market with cost for approximately 81% and 77% percent of the inventories at March 31, 1996 and 1995, respectively, determined by the first-in, first-out (FIFO) method. Cost for the remainder of inventories was determined using the last-in, first-out (LIFO) method.

(c)      Plant and Equipment

         Plant and equipment are stated at cost. Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets.

         Effective April 1, 1993, the Company changed its estimate of the useful lives of its acetylene and high pressure cylinders from 20 to 30 years. This change was made to better reflect the estimated periods during which these assets will remain in service. The change had the effect of reducing depreciation expense in 1994 by approximately $3.1 million and increasing net earnings by $1.9 million or $.03 per share.

         The Company changed the estimated useful life of cylinders as a result of thorough studies and analyses. The studies considered technological advances in cylinders, empirical data obtained from cylinder manufacturers and other industry experts and experience gained from the Company's maintenance of a cylinder population of approximately two million cylinders.

         In the first quarter of fiscal 1997, the Company will adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires the recognition of an impairment loss for an asset held for use when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. Measurement of the impairment loss is based on fair value of the asset. Management believes that the adoption of this statement will not have a material impact on earnings, financial condition or liquidity of the Company.

                         AIRGAS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (Continued)

(d)      Other Assets

         Costs related to the acquisition of long-term debt are deferred and amortized over the term of the related debt. Costs and payments pursuant to noncompetition arrangements entered into in connection with business acquisitions are amortized over the terms of the arrangements which are principally over 5 years. On an ongoing basis, management reviews the valuation and amortization of intangible assets.

(e)      Goodwill

         Goodwill represents costs in excess of net assets of businesses acquired and is amortized on a straight-line basis over the expected periods to be benefited, which currently ranges from 20 to 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future cash flows.

(f)      Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(g)      Foreign Currency Translation

         The functional currency of the Company's foreign operations is the applicable local currency. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average exchange rates during each reporting period. The gains or losses, net of applicable deferred income taxes, resulting from such translations are included in stockholders' equity. Gains and losses arising from foreign currency transactions are reflected in the consolidated statements of earnings as incurred.

(h)      Concentrations of Credit Risk

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk are limited due to the Company's large number of customers and their dispersion across many industries. Credit terms granted to customers are generally net 30 days.

                         AIRGAS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(i)  Revenue Recognition

     Sales are recorded upon shipment to the customer.

(j)  Financial Instruments

     In hedging interest rate exposure, the Company enters into interest rate swap agreements. These instruments are not entered into for trading purposes and the Company has the ability and intent to hold these instruments to maturity. The Company only uses non-leveraged instruments. When interest rates change, the difference to be paid or received is accrued and recognized as interest expense over the life of the agreement. The fair values of the Company's financial instruments are estimated based on quoted market prices for the same or similar issues.

     The carrying amounts for accounts receivable, accounts payable and current portion of long-term debt approximate fair value because of the short-term maturity of these financial instruments.

(k)  Reclassification

     Certain reclassifications have been made in previously issued financial statements to conform to the current presentation.

(2)  ACQUISITIONS

     The Company has acquired businesses primarily engaged in the distribution of industrial, medical and specialty gases and related equipment . Acquisitions have been recorded using the purchase method of accounting, and, accordingly, results of their operations have been included in the Company's consolidated financial statements since the effective dates of the respective acquisitions.

     1996 - During 1996, the Company purchased 42 businesses. The largest of these acquisitions and their effective dates included Tech-Weld, Inc. (April 3, 1995), Trinity Welding Supply, Inc. (May 1, 1995), Red-D-Arc, Limited (June 29,
1995), Capital Welding Supply, Inc. (August 1, 1996), Langdon Oxygen Company (October 5, 1995), Acetylene Gas Company (January 1, 1996), Iatech Sales Co. (January 1, 1996), Welders Equipment Company (February 1, 1996) and Braun Welding Supply, Inc. (March 1, 1996). The aggregate purchase price for these acquisitions amounted to approximately $164 million. The purchase price for the remaining 33 businesses amounted to approximately $73 million.

     1995--During 1995, the Company purchased 25 businesses. The largest of these acquisitions and their effective dates included The Jimmie Jones Company (August 1, 1994) and Post Welding Supply (November 1, 1994). The aggregate purchase price for these acquisitions amounted to approximately $83 million. The purchase price for the remaining 23 businesses amounted to approximately $44 million.

                         AIRGAS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

         1994--During 1994, the Company purchased 18 businesses. The largest of these acquisitions and their effective dates included General Welding Supply Co. (July 1, 1993), PDI Western Distributing Group, Inc. (July 1, 1993), Phoenix Northeast Distributors Group, Inc. (September 1, 1993) and certain operations of The BOC Group, Inc. (February 1, 1994). The aggregate purchase price for these acquisitions amounted to approximately $90 million. The purchase price for the remaining 14 businesses amounted to approximately $31 million.

         In connection with the above business acquisitions, the total purchase price, fair value of assets acquired, cash paid and liabilities assumed were as follows:

                                                    Years Ended March 31,
                                                 ---------------------------
(In thousands)                                   1996         1995      1994
--------------                                   ----         ----      ----
Cash paid . . . . . . . . . . . . . . . . . . $141,916     $ 82,258   $ 89,782
Issuance of Airgas common stock . . . . . . .   11,443          775         --
Notes issued to sellers . . . . . . . . . . .   27,820       11,340      5,808
Notes payable assumed and capital leases. . .    4,073        9,067      4,276
Other liabilities assumed and accrued
 acquisition costs. . . . . . . . . . . . . .   51,505       23,376     20,806
                                                ------       ------     ------
 Total purchase price allocated to assets
  acquired. . . . . . . . . . . . . . . . . . $236,757     $126,816   $120,672
                                               =======      =======    =======

         Also, as discussed in note 19, the Company has accounted for the acquisition of subsidiary minority interests in 1996, 1995 and 1994 using the purchase method of accounting.

         In connection with certain acquisitions, the Company is required to make future payments to sellers based on future earnings of the acquired business in excess of predetermined amounts. Such payments, if any, are capitalized as an additional cost of the acquisition. Amounts payable under contingent payment terms continue through 1997 and are limited to $2.1 million. To-date, the Company has made aggregate payments of $1.1 million under these contingent terms. In addition, certain other acquisitions require the issuance of Airgas common stock if the Airgas common stock price at certain dates during 1999 is less than a previously established price.

         The purchase price for business acquisitions and minority interests were allocated to the assets acquired and liabilities assumed based on their estimated fair values. Costs in excess of net assets acquired (goodwill) for 1996, 1995 and 1994 amounted to $81.3 million, $40.8 million and $9.9 million, respectively.

         The following presents unaudited estimated pro forma operating results as if the 1996 and 1995 acquisitions had been consummated on April 1, 1994. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of April 1, 1994 or of results which may occur in the future.


                                                       Years Ended March 31,
                                                       ---------------------
(In thousands except per share amounts)                 1996           1995
---------------------------------------                 ----           ----
Net sales . . . . . . . . . . . . . . . . . . .       $938,877       $911,818
Net earnings. . . . . . . . . . . . . . . . . .         36,229         25,700
Earnings per share: . . . . . . . . . . . . . .            .54            .39

         Subsequent to March 31, 1996, the Company has acquired ten distribution businesses with annual sales of approximately $105 million for an aggregate purchase price of approximately $96 million.

(3) EARNINGS PER SHARE

    Primary and fully diluted earnings per share amounts were determined using the Treasury Stock method.

(4) INVENTORIES

    Inventories consist of:

                                                              March 31,
                                                     -----------------------
(In thousands)                                        1996            1995
--------------                                        ----            ----
Finished goods. . . . . . . . . . . . . . . . . . .  $85,626         $65,693
Raw materials . . . . . . . . . . . . . . . . . . .    1,879           1,315
                                                      ------          ------
                                                      87,505          67,008
Less reduction to LIFO cost . . . . . . . . . . . .   (1,343)         (1,061)
                                                      ------          ------
                                                     $86,162         $65,947
                                                      ======          ======

(5) PLANT AND EQUIPMENT

     The major classes of plant and equipment, at cost, are as follows:


                                                             March 31,
                                                     -----------------------
(In thousands)                                        1996            1995
--------------                                        ----            ----
Land and land improvements . . . . . . . . . . . . $  20,066       $ 17,571
Buildings and leasehold improvements . . . . . . .    58,153         43,714
Machinery and equipment, including cylinders . . .   472,868        376,284
Transportation equipment . . . . . . . . . . . . .    33,724         25,944
Construction in progress . . . . . . . . . . . . .     1,517          1,470
                                                     -------        -------
                                                    $586,328       $464,983
                                                     =======        =======

Depreciation and amortization of plant and equipment charged to operations amounted to $32.0 million, $26.3 million and $21.1 million in 1996, 1995 and 1994, respectively.

(6) OTHER NONCURRENT ASSETS

     Other noncurrent assets include:

                                                            March 31,
                                                     -----------------------
(In thousands)                                        1996            1995
--------------                                        ----            ----
Investment in unconsolidated affiliates (Note 10).  $ 9,332         $ 5,473
Noncompete agreements and other intangible
  assets, at cost, net of accumulated
  amortization of $46.7 million in 1996
  and $37.4 million in 1995 . . . . . . . . . . . .  47,530          31,955
Other assets. . . . . . . . . . . . . . . . . . . .   4,086           3,960
                                                     ------          ------
                                                    $60,948         $41,388
                                                     ======          ======

(7) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities include:

                                                            March 31,
                                                     -----------------------
(In thousands)                                        1996            1995
--------------                                        ----            ----
Cash overdraft. . . . . . . . . . . . . . . . . . .  $15,706        $11,638
Insurance payable and related reserves. . . . . . .    5,297          6,304
Customer cylinder deposits. . . . . . . . . . . . .    7,058          6,242
Other accrued expenses and current liabilities. . .   44,218         36,007
                                                      ------         ------
                                                     $72,279        $60,191
                                                      ======         ======

The cash overdraft is attributable to the float of the Company's outstanding checks.

(8) INDEBTEDNESS

(a) Long-term debt consists of the following:

                                                            March 31,
                                                     -----------------------
(In thousands)                                        1996            1995
--------------                                        ----            ----
Revolving credit borrowings . . . . . . . . . . . .  $314,804       $202,585
Senior subordinated notes . . . . . . . . . . . . .    20,000         27,857
Acquisition notes . . . . . . . . . . . . . . . . .    50,392         26,532
Industrial Development Board revenue bonds. . . . .     2,491          3,450
All other notes, at various rates and maturities. .    10,324         11,326
                                                      -------        -------
Total long-term debt. . . . . . . . . . . . . . . .   398,011        271,750
Less current installments . . . . . . . . . . . . .   (12,179)       (11,780)
                                                      -------        -------
Long-term debt, excluding current installments. . .  $385,832       $259,970
                                                      =======        =======

     During 1996, the Company amended and increased its unsecured revolving credit facility with various commercial banks from $250 million to $375 million, and converted the facility to a five-year revolver maturing on August 10, 2000. The revolving credit facility also provides for the issuance of letters of credit up to $150 million. Under the terms of the revolving credit facility, interest is payable quarterly. At March 31, 1996, $66 million of money market based borrowings were outstanding under the revolving credit facility with effective rates of 5.57%. At March 31, 1996, $105 million of Libor based borrowings were outstanding under the revolving credit facility with effective rates of 5.98%. At the Company's option, borrowings under the revolving credit facility may be prime based, Libor based or Certificate of Deposit based in each case plus an applicable margin.

     The Company has an additional $100 million unsecured line of credit with a group of commercial banks which matures in July 1997 and provides for borrowings at the Libor rate plus an applicable margin ($100 million outstanding at 5.76% as of March 31, 1996). The Company intends to terminate its $100 million facility in conjunction with an anticipated increase in the Company's $375 million revolving credit facility in September 1996, which will have terms and conditions similar to its existing $375 million facility.

     The Company has a CDN $50 million Canadian credit facility ($37 million U.S.) with various commercial banks which matures on November 14, 1998. At March 31, 1996, the Company had approximately CDN $33 million ($24 million U.S.) in borrowings outstanding under the facility, resulting in unused availability under the facility of approximately CDN $17 million ($13 million U.S.).

     The Company also has unsecured line of credit agreements with various commercial banks. At March 31, 1996, these agreements totaled $60 million, under which the Company had aggregate outstanding borrowings of $19 million, at 5.61%.

     Senior subordinated notes with an original face value aggregating $55 million require semi-annual interest payments at 11.375%. Equal annual principal payments of $4.3 million for $12.8 million of the senior subordinated notes continue through August 1998 and equal annual principal payments of $3.6 million for $7.2 million of the senior subordinated notes continue through July 1997.

     Acquisition notes represent notes issued to sellers of businesses acquired and are repayable in periodic installments including interest at an average rate of 7.5%. Some acquisition notes require balloon payments which are included in the aggregate maturity schedule.

     Industrial development revenue bonds have variable interest rates ranging from 60% to 75% of the prime rate. The bonds mature at various dates between 1996 and 2006. Certain bonds are redeemable at the option of the issuer. The bonds are secured by mortgages on certain plant and equipment.

     Certain of the Company's credit facility agreements contain restrictive covenants which include the maintenance of a minimum equity level, maintenance of certain financial ratios and restrictions on additional borrowings and dividend payments.

     The aggregate maturities of long-term debt for the five years ending March 31, 2002 and thereafter are as follows (in thousands):

       Years Ending March 31,                       Aggregate Maturity

       ----------------------                       ------------------
       1997 . . . . . . . . . . . . . . . . . . .    $ 12,179
       1998 . . . . . . . . . . . . . . . . . . .     126,121
       1999 . . . . . . . . . . . . . . . . . . .      37,204
       2000 . . . . . . . . . . . . . . . . . . .      12,017
       2001 . . . . . . . . . . . . . . . . . . .     200,754
       2002 and thereafter. . . . . . . . . . . .       9,736

                                                      -------
                                                     $398,011
                                                      =======

The fair value of long term debt as of March 31, 1996 was approximately $400 million based on current rates offered to the Company by financial institutions for similar type instruments.

(b) Swap Agreements

     In managing interest rate exposure, principally under the Company's floating rate revolving credit facilities, the Company has entered into 18 interest rate swap agreements during the period from June 1992 through March 31, 1996, including two forward starting swaps. The interest rate swap agreements are with major financial institutions having a total notional principal amount of $224 million at March 31, 1996.

     Approximately $205 million of the swap agreements require fixed interest payments based on an average effective rate of 6.53% for remaining periods ranging between 1 and 8 years. The remaining $19 million of swap agreements require floating rates (5.53% at March 31, 1996). The effect of the swap agreements was to increase interest expense $1.3 million and $1.2 million in 1996 and 1995, respectively. Under the terms of seven of the swap agreements, the Company has elected to receive the discounted value of the counterparty's interest payments upfront. At March 31, 1996, approximately $23 million of such payments were included in other liabilities.

     The Company continually monitors its positions and the credit ratings of its counterparties, and does not anticipate nonperformance by the counterparties. The fair market value of these swaps was $2.9 million below their carry value at March 31, 1996.

     The aggregate maturities of the Company's interest rate swaps by type of swap for the five years ending March 31, 2001 and thereafter are as follows (in thousands):

                                        Notional Principal Amounts

                                       ----------------------------
       Years Ending March 31,          Pay-Fixed      Receive-Fixed

       ----------------------          ---------      -------------
       1997 . . . . . . . . . . . . .  $      0       $     0
       1998 . . . . . . . . . . . . .    30,000             0
       1999 . . . . . . . . . . . . .    12,500         7,500
       2000 . . . . . . . . . . . . .    26,179        12,000
       2001 . . . . . . . . . . . . .    66,178             0
       2002 and thereafter. . . . . .    70,000             0

                                        -------        ------
                                       $204,857       $19,500
                                        =======        ======

(9) STOCKHOLDERS' EQUITY

(a) Common Stock

     On March 22, 1996, the Company's Board of Directors declared a two-for-one stock split to stockholders of record on April 1, 1996, payable on April 15, 1996. Stock options and other rights to acquire the Company's common stock reflect the split. The Statements of Stockholders' Equity have been restated to account for the stock split as if it had occurred on April 1, 1993. All references to the number of shares, except shares authorized, reflect the stock split.

(b) Preferred Stock and Redeemable Preferred Stock

     The Company is authorized to issue 20 million shares of preferred stock. At March 31, 1996 and 1995, no shares were outstanding. The preferred stock may be issued from time to time by the Board of Directors in one or more series, and the Board of Directors is authorized to fix the dividend rights and terms, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, and any other rights, preferences, privileges and restrictions of any series of Preferred Stock, and the number of shares constituting each such series and designation thereof.

     Additionally, the Company is authorized to issue 30,000 shares of redeemable preferred stock. At March 31, 1996 and 1995, no shares were outstanding.

(c) Treasury Stock

     The Company's Board has approved a four million share common stock repurchase program. Through March 31, 1996, the Company purchased 2.4 million shares of the Company's common stock at an aggregate cost of $28.9 million. The impact of the stock repurchases on earnings per share amounts was immaterial for 1996. The future purchase of common stock is dependent on prevailing market conditions.

(d) Stock Options

     The Company has a stock option plan for officers and key employees and has reserved 14,080,000 shares under this plan. Options are granted on terms and conditions determined by a committee of the Board of Directors. At March 31, 1996, 3,774,546 options were available for issuance.

     The following table summarizes the activity of the plan during the three years ended March 31, 1996:

                                                   Number          Price Per
                                                  of Shares          Share
                                                 ----------         ---------

March 31, 1994
Outstanding, beginning of year . . . . . . . .  5,033,292        $1.46 - $3.49
Granted. . . . . . . . . . . . . . . . . . . .  1,339,320         6.32 -  8.57
Exercised. . . . . . . . . . . . . . . . . . . (1,055,408)        1.46 -  3.49
Expired. . . . . . . . . . . . . . . . . . . .    (66,304)        1.83 -  6.32
March 31, 1995
Outstanding, beginning of year . . . . . . . .  5,250,900         1.46 -  8.57
Granted. . . . . . . . . . . . . . . . . . . .  1,004,600        11.32 - 14.71
Exercised. . . . . . . . . . . . . . . . . . .   (424,060)        1.46 -  7.89
Expired. . . . . . . . . . . . . . . . . . . .     (2,500)        3.30 -  6.32
March 31, 1996
Outstanding, beginning of year . . . . . . . .  5,828,940         1.83 - 14.71
Granted. . . . . . . . . . . . . . . . . . . .    974,020        11.44 - 17.31
Exercised. . . . . . . . . . . . . . . . . . .   (589,010)        1.83 - 11.32
Expired. . . . . . . . . . . . . . . . . . . .    (14,490)        3.30 - 13.32
Outstanding, end of year . . . . . . . . . . .  6,199,460       $ 1.83 -$17.31

     The Company maintains a stock option plan covering Directors who are not employees which has 800,000 shares reserved. At March 31, 1996, 400,000 options were available for issuance.


     The following table summarizes the activity of the plan during the three years ended March 31, 1996:

                                                   Number          Price Per
                                                  of Shares          Share
                                                 ----------         ---------

March 31, 1994
Outstanding, beginning of year . . . . . . . .    248,000        $2.10 - $4.16
Granted. . . . . . . . . . . . . . . . . . . .     56,000             8.57
Exercised. . . . . . . . . . . . . . . . . . .    (32,000)        2.10 -  2.21
March 31, 1995
Outstanding, beginning of year . . . . . . . .    272,000         2.10 -  8.57
Granted. . . . . . . . . . . . . . . . . . . .     40,000            13.82
March 31, 1996
Outstanding, beginning of year . . . . . . . .    312,000        2.10 -  13.82
Granted. . . . . . . . . . . . . . . . . . . .     40,000            13.50
Outstanding, end of year . . . . . . . . . . .    352,000       $2.10 - $13.82

(e) Stock Purchase Warrants

     The Company and the Chairman of the Company were parties to a Stock and Warrant Issuance Agreement, as amended (the "Warrant Agreement"), which was entered into in connection with the Company's acquisition of US Airgas, Inc., of which the Chairman was the majority shareholder, in May 1986. Pursuant to the Warrant Agreement, the Chairman received warrants to purchase a total of 14,127,432 shares of the Company's common stock. Subsequent to the grant dates, the Chairman transferred warrants to purchase 2,976,800 shares of common stock to employees of the Company and to certain other individuals. As of May 1, 1996, all warrants had been exercised or had expired.


     The following table summarizes the activity of the stock purchase warrants during the three years ended March 31, 1996.

                                                    Number          Price Per
                                                  of Shares          Share

                                                 ----------         ---------

March 31, 1994
Outstanding, beginning of year . . . . . . . .  2,105,680        $1.68 - $2.19
Exercised. . . . . . . . . . . . . . . . . . .   (481,400)        1.76 -  2.19
March 31, 1995
Outstanding, beginning of year . . . . . . . .  1,624,280         1.68 -  2.19
Exercised. . . . . . . . . . . . . . . . . . .   (114,800)        1.76 -  2.19
March 31, 1996
Outstanding, beginning of year . . . . . . . .  1,509,480         1.76 -  2.19
Exercised. . . . . . . . . . . . . . . . . . . (1,252,568)        1.76 -  2.19
Cancelled. . . . . . . . . . . . . . . . . . .    (12,712)
Outstanding, end of year . . . . . . . . . . .    244,200        $1.76 - $2.19

(f) Shareholder Rights Plan

     Under the terms of a Shareholder Rights Plan, preferred share purchase rights were distributed during 1988 as a dividend at the rate of one right for each common share. The number of rights outstanding is subject to adjustment under certain circumstances and all rights expire on August 1, 1998. The rights are not exercisable until a person or entity acquires twenty percent of the Company's common stock. Each right will entitle the holder to buy $16.25 worth of the Company's common stock at an exercise price of $8.13.

(g)  Stock-Based Compensation

     The Company accounts for stock options according to the provisions of Accounting Principles Board Opinion 25 (APB 25), "Accounting for Stock Issued to Employees." In October 1995, the Financial Accounting Standards Board issued FASB Statement No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and similar equity instruments. Companies may elect to continue to use existing accounting rules or adopt the fair value method for expense recognition. Companies that elect to continue to use existing accounting rules will be required to provide pro-forma disclosures of net income and earnings per share assuming the fair value method was adopted. The Company will elect to continue to use existing accounting rules. The new statement is effective for fiscal years beginning after December 15, 1995. Accordingly, the Company will adopt the provisions in the first quarter of fiscal 1997 and present the required pro-forma disclosure provisions for its fiscal year ending March 31, 1997. As the Company will continue to account for stock-based compensation using the intrinsic value method, this statement will not have a material impact on earnings, financial condition or liquidity of the Company.

(10) INVESTMENT IN UNCONSOLIDATED AFFILIATES

     At March 31, 1996, the Company's investment in unconsolidated affiliates totaled $9.3 million and includes Elkem-American Carbide Company (U.S.), Poligaz SA (Poland) and Bhoruka Gases, Ltd. (India). The Company's share of earnings from unconsolidated affiliates was $1.4 million, $840 thousand and $1.3 million for the years ended March 31, 1996, 1995 and 1994, respectively.

(11) INTEREST EXPENSE, NET

     Interest expense, net, consists of:


                                                    Years Ended March 31,
                                                 ---------------------------
(In thousands)                                   1996         1995      1994
--------------                                   ----         ----      ----
Interest expense. . . . . . . . . . . . . . .   $25,854     $18,476   $13,189
Interest and finance charge income. . . . . .      (992)       (851)     (703)
                                                 ------      ------    ------
                                                $24,862     $17,625   $12,486
                                                 ======      ======    ======
(12) OTHER INCOME, NET

     Other income, net, consists of:

                                                    Years Ended March 31,
                                                 ---------------------------
(In thousands)                                    1995         1994     1993
--------------                                    ----         ----     ----
Gain on sale of investment in CBI
 Industries, Inc. . . . . . . . . . . . . . .   $    --     $   560   $    --
Other income, net . . . . . . . . . . . . . .       782         507       453
                                                  -----       -----       ---
                                                $   782     $ 1,067   $   453
                                                  =====       =====       ===

(13) INCOME TAXES

     Pre-tax earnings were derived from the following sources:


                                                   Years Ended March 31,
                                                 ---------------------------
(In thousands)                                   1996         1995      1994
--------------                                   ----         ----      ----
United States . . . . . . . . . . . . . . . .   $66,810     $54,239   $35,621
Foreign . . . . . . . . . . . . . . . . . . .     1,432       1,134       696
                                                 ------      ------    ------
                                                $68,242     $55,373   $36,317


    Income tax expense consisted of:


                                                   Years Ended March 31,
                                                 ---------------------------
(In thousands)                                   1996         1995      1994
--------------                                   ----         ----      ----
Current:
   Federal . . . . . . . . . . . . . . . . .    $14,657     $ 9,997   $ 6,515



   Foreign . . . . . . . . . . . . . . . . .       699          573       326
   State . . . . . . . . . . . . . . . . . .     2,298        1,775       997
                                                ------       ------    ------
                                                17,654       12,345     7,838
                                                ------       ------    ------
Deferred:
  Federal . . . . . . . . . . . . . . . . . .    9,660        9,829     6,827
  Foreign . . . . . . . . . . . . . . . . . .       34           47        61

  State . . . . . . . . . . . . . . . . . . .    1,174        1,673     1,301
                                                ------       ------    ------
                                                10,868       11,549     8,189
                                                ------       ------    ------
                                               $28,522      $23,894   $16,027
                                                ======       ======    ======


         Significant differences between taxes computed at the federal statutory rate and the provision for income taxes were:

                                                    Years Ended March 31,
                                                 ---------------------------
                                                  1996        1995      1994
                                                  ----        ----      ----
Taxes at U.S. federal statutory rate . . . . . .  35.0%        35.0%     35.0%
Increase in income taxes resulting from:
State income taxes, net of federal benefit . . .   3.3          4.0       4.1
Increase in statutory rate on deferred tax items    --           --       4.5
  Amortization of non-deductible goodwill. . . .   1.8          1.8       2.3
Adjustment of federal and state accruals . . . .    --           --      (4.5)
Other, net . . . . . . . . . . . . . . . . . . .   1.7          2.4       2.7
                                                  ----         ----      ----
                                                  41.8%        43.2%     44.1%
                                                  ====         ====      ====

     The significant components of deferred income tax expense attributable to earnings for the years ended March 31, 1996, 1995 and 1994 are as follows:


                                                    Years Ended March 31,
                                                 ---------------------------
(In thousands)                                   1996        1995     1994
--------------                                   ----        ----     ----
Deferred tax expense (exclusive of the
 effects of other components listed below). .  $10,868      $11,549   $ 8,189
Adjustments to deferred tax assets and
 liabilities for enacted changes in tax laws
 and rates. . . . . . . . . . . . . . . . . .       --           --       663
Adjustment of federal and state accruals. . .       --           --      (663)
                                                ------        -----     -----
                                               $10,868       11,549   $ 8,189
                                                ======       ======     =====


     The tax effects of cumulative temporary differences that gave rise to the significant portions of the deferred tax liability and deferred tax asset were as follows:


                                                            March 31,
                                                     -----------------------
(In thousands)                                        1996             1995

______________                                        ----             ----
Deferred Tax Assets:
--------------------
 Inventories . . . . . . . . . . . . . . . . . .  $  1,396         $  1,368
 Accounts Receivable . . . . . . . . . . . . . .       553              885
 Deferred Rental Income. . . . . . . . . . . . .       809              880
 Insurance Reserves. . . . . . . . . . . . . . .     1,339            1,791
 Other Reserves. . . . . . . . . . . . . . . . .     2,487            2,296
 AMT Credit Carryforwards. . . . . . . . . . . .     2,184            3,079
 Other . . . . . . . . . . . . . . . . . . . . .     1,151            1,185
                                                     -----           ------
                                                     9,919           11,484
                                                     -----           ------

Deferred Tax Liabilities:
-------------------------
 Property and equipment. . . . . . . . . . . . .   (91,371)         (70,787)
 Intangible Assets . . . . . . . . . . . . . . .      (605)          (2,734)
 Other . . . . . . . . . . . . . . . . . . . . .    (3,412)            (286)
                                                     -----           ------
                                                   (95,388)         (73,807)
                                                    ------           ------
Net Deferred Tax Liability . . . . . . . . . . .  $(85,469)        $(62,323)
                                                    ======           ======

         The Company has recorded tax benefits amounting to $7.6 million, $1.9 million and $3.6 million in 1996, 1995 and 1994, respectively, resulting from the exercise of stock options and warrants. This benefit has been recorded in capital in excess of par value.

         The Internal Revenue Service is currently conducting an examination of the Company's federal income tax returns for the years ended March 31, 1993 and 1994. Management believes that the results of this examination will not have a material effect on the Company's earnings, financial condition, or liquidity.

(14) BENEFIT PLANS

(a) Pension and Profit Sharing Plans

         The Company has a defined contribution 401(k) plan covering substantially all full-time employees. Under the terms of the plan, the Company makes matching contributions up to two percent of participants' wages plus additional discretionary profit sharing contributions based upon the profitability of the Company. Amounts expensed under the plan for 1996, 1995 and 1994 were $5.1 million, $4.7 million and $3.3 million, respectively.

         During 1993, the Company authorized termination of two defined benefit pension plans effective December 31, 1992. At December 31, 1995, the plans' projected benefit obligations approximate the plans' net assets available for benefits. The settlement of the vested benefit obligations by the purchase of nonparticipating annuity contracts or lump-sum payments for covered employees is not expected to result in a significant gain or loss.

         Certain subsidiaries of the Company participate in multi-employer pension plans which provide defined benefits to union employees. Contributions are made to the plans in accordance with negotiated labor contracts. The Company has not taken any action to terminate or withdraw from these plans. Management believes that the Company's liability, if any, for multi-employer plan withdrawal liability will not have a material effect on the Company's financial position, results of operations, or liquidity. Amounts expensed under these plans for 1996, 1995 and 1994 were $482 thousand, $418 thousand and $227 thousand, respectively.

(b) Employee Stock Purchase Plan

         The Company has established an employee stock purchase plan (the "Plan") to encourage and assist employees to acquire an equity interest in the Company. The Plan is authorized to issue 2 million shares of common stock. Generally, employees may elect to have 1 to 15 percent of their gross pay withheld to buy Airgas, Inc. common stock at 85 to 95 percent of the market value depending upon base salary levels. Market value under the Plan is either the employees' enrollment date market value or the quarterly purchase date market value, whichever is lower. An employee may lock-in a purchase price for up to 27 months. The Plan is designed to comply with the requirements of section 423 of the Internal Revenue Code.

         Under the Plan, 368,194, 300,204 and 59,470 shares were issued at an average purchase price of $9.22, $9.02 and $9.00 per share during 1996, 1995 and 1994, respectively.

(c) Other Employee Benefits

         The Company sponsors a multi-employer postretirement medical benefit plan for certain employees of one subsidiary under a collective bargaining agreement. In accordance with SFAS 106 "Employers Accounting for Postretirement Benefits Other Than Pensions" and APB Opinion No. 16 "Business Combinations", the postretirement benefit obligation was recorded at the acquisition date.

         The net postretirement benefit expense was $98 thousand and $88 thousand for the years ended March 31, 1996 and 1995, respectively. The Company's unfunded accumulated postretirement benefit obligation was $896 thousand and $837 thousand at March 31, 1996, and 1995, respectively.

         In determining the accumulated postretirement benefit obligation, the discount rate used to estimate the actuarial present value of other postretirement benefits was 7.50% and 8.25% at March 31, 1996 and 1995, respectively. The assumed rate of increase in the health care cost trend rate for employees less than age 65 was 8.25% and 9.75% for March 31, 1996 and 1995, declining gradually to 5.25% and 6.0%, respectively, over the next four years. For employees 65 and older, the assumed rate of increase was 6.16% and 6.62% for March 31, 1996 and 1995, declining gradually to 5.25% and 5.5%, respectively, over the next four years. A 1% increase in the healthcare cost trend rate would have increased net postretirement benefit expense approximately $18 thousand and the APBO approximately $139 thousand at March 31, 1996.

(15) RELATED PARTIES

         The Chairman and Vice President -- Corporate Development, were partners in the law firm which provides legal services to the Company. During the years ended March 31, 1996, 1995 and 1994, fees paid to the law firm totaled $754 thousand, $525 thousand, and $551 thousand, respectively.

         The Company is a party to a sales agency agreement for the sale of carbon products with a company which is a greater than five percent stockholder and a director of that company is also a former director of the Company. The sales agency agreement expires in October 2003. During the years ended March 31, 1996, 1995 and 1994, the Company paid $685 thousand, $543 thousand and $515 thousand, respectively, under this agreement.

         A member of the Company's board of directors is the president of a regional producer and distributor of industrial gases and related equipment in the Southeastern United States. During the years ended March 31, 1996, 1995 and 1994, this company paid $987 thousand, $914 thousand and $1.1 million, respectively, to a joint venture of the Company for the purchase of calcium carbide. In addition, this company paid $604 thousand and $546 thousand to the Company for other gas purchases in 1996 and 1995, respectively.

(16) LEASES

         The Company leases certain distribution facilities and equipment under long-term operating leases with varying terms. Most leases contain renewal options and in some instances, purchase options. Rentals under these long-term leases (exclusive of real estate taxes, insurance, and other expenses payable under the terms of the leases) for the years ended March 31, 1996, 1995 and 1994, amounted to $17.8 million, $14.5 million and $9.7 million, respectively. Additionally, the Company leases certain operating facilities from employees of the Company who were previous owners of businesses acquired at market rates.

         The Company entered into certain operating leases for real estate with a trust established by a commercial bank. The trust is committed to purchase real estate properties up to an aggregate amount of $25 million. The trust holds title to the properties and leases the properties to the Company. The rental payments are based on Libor plus an applicable margin and the cost of the property acquired by the trust. The Company has entered into interest rate swap agreements in a notional principal amount of $10 million to hedge the effects of fluctuations in the Libor based rental rate. At the expiration of the leases in 1999, the Company has the option to purchase the real properties at fair value or assist in the sale of the properties to a third party. The Company has guaranteed a portion of the debt outstanding against these properties in the event the proceeds of a sale are not sufficient to cover the trust's investment in the properties. At March 31, 1996, the Company had a contingent guarantee of approximately $7.6 million related to leased facilities.

         The Company has also entered into certain operating leases for cylinders and bulk tanks. At the expiration of the leases in 1998, the Company has the option to purchase equipment at a fixed price, assist in the sale of the equipment to third parties, or renew the lease for a period of one year. The Company has guaranteed a portion of the cost of the equipment in the event the proceeds of a sale are not sufficient to cover the lessor's investment in the equipment. At March 31, 1996, the Company had a contingent guarantee of $2.8 million related to equipment under such leases.

         At March 31, 1996, future minimum lease payments under noncancellable operating leases are as follows:


                                                        (in thousands)
                                                         ------------
               1997 . . . . . . . . . . . . . . . . . .    $17,248
               1998 . . . . . . . . . . . . . . . . . .     15,264
               1999 . . . . . . . . . . . . . . . . . .     12,845
               2000 . . . . . . . . . . . . . . . . . .     10,319
               2001 . . . . . . . . . . . . . . . . . .      7,424
               2002 and thereafter. . . . . . . . . . .     16,435
                                                            ------
                                                           $79,535
                                                            ======

(17) COMMITMENTS AND CONTINGENCIES

         The Company is involved in various legal and regulatory proceedings which have arisen in the ordinary course of its business and have not been finally adjudicated. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse effect upon the Company's consolidated financial position, results of operations or liquidity.

(18) CASH FLOWS

         Cash paid for interest expense and income taxes was as follows:



                                                    Years Ended March 31,
                                                 ---------------------------
(In thousands)                                   1996         1995      1994
--------------                                   ----         ----      ----
Interest . . . . . . . . . . . . . . . . . . . $25,107     $19,011    $13,502
 Income taxes (net of refunds). . . . . . . . . 10,325      11,411      5,333
                                                ======      ======     ======

         The total purchase price, fair value of assets acquired, cash paid and liabilities assumed for business acquisitions is described in note 2.

         During 1996 and 1995, the Company entered into capital lease obligations for approximately $912 thousand and $3.7 million, respectively.

         During 1995, the Company retired 3.8 million shares of treasury stock.

(19) MINORITY INTEREST IN SUBSIDIARIES

         Minority interests in subsidiaries represent the minority shareholders' proportionate share of the equity and the results of operations of certain subsidiaries. Under the terms of exchange rights agreements between the Company and minority shareholders, the Company, under certain circumstances, may require or permit exchange of the minority interests of a subsidiary for common stock of the Company. The agreements provide the minority shareholders with the right to exchange their subsidiary shares for common stock of the Company at certain exchange dates designated by the Board of Directors. Each exchange will be based on the fair value of the subsidiary's shares and the market price of the Company's common stock as of a valuation date designated by the Board of Directors.

         On August 31, 1995 and February 28, 1994, in connection with optional exchanges, certain minority shareholders elected to exchange their minority interests for an aggregate of 258,116 and 166,732 shares of common stock, respectively. The market price of the Company's common stock on August 31, 1995 and February 28, 1994 was $13.75 and $10.438 per share, respectively . The acquisition of the minority interests has been recorded using the purchase method of accounting.

         During 1996, 1995 and 1994, the Company sold minority interests in certain of its subsidiaries to employees based on the estimated fair market value of the subsidiary shares. These sales of subsidiary shares were accounted for as capital transactions and, therefore, no gain or loss was recorded.

(20) SUMMARY BY BUSINESS SEGMENT

         The Company, through its subsidiaries, is principally engaged in two related businesses: 1) the distribution of industrial, medical and specialty gases, and related equipment and 2) the manufacture of products for the industrial gas and metals industries.

         Industrial, medical and specialty gases are distributed through the Company's subsidiaries which operate in five divisions with locations in 38 states, Canada and Mexico. The industrial gas distribution market is broad and includes most major industries.

         Products manufactured by the Company include nitrous oxide, a gas with applications in the medical, food packaging and certain high technology electronic industries and calcium carbide and carbon products for the production of acetylene gas and for the non-ferrous metal industry.


(In thousands)                           Distribution   Manufacturing    Total
--------------                           ------------   -------------    -----
1996
Net sales  . . . . . . . . . . . . . . .   $801,552      $ 36,592       $838,144
Operating income . . . . . . . . . . . .     86,130         6,855         92,985
Assets . . . . . . . . . . . . . . . . .    846,129        37,513        883,642
Depreciation and amortization. . . . . .     44,386         1,376         45,762
Additions to plant and equipment
 excluding business acquisitions. . . . .    39,755         1,481         41,236
1995
Net sales. . . . . . . . . . . . . . . .    654,381        33,602        687,983
Operating income . . . . . . . . . . . .     66,521         6,079         72,600
Assets . . . . . . . . . . . . . . . . .    613,320        32,317        645,637
Depreciation and amortization. . . . . .     35,548         1,320         36,868
Additions to plant and equipment
 excluding business acquisitions. . . . .    35,961           751         36,712
1994
Net sales  . . . . . . . . . . . . . . .    486,836        32,513        519,349
Operating income . . . . . . . . . . . .     42,399         6,268         48,667
Assets . . . . . . . . . . . . . . . . .    487,701        27,196        514,897
Depreciation and amortization. . . . . .     29,101         1,470         30,571
Additions to plant and equipment
 excluding business acquisitions. . . . .    20,515           803         21,318

     Corporate operating expenses are allocated between the Company's distribution and manufacturing business segments based on relative sales dollars.

(21) SUPPLEMENTARY INFORMATION (UNAUDITED)

Summary By Quarter

     This table summarizes the unaudited results of operations for each quarter of 1996 and 1995:


(In thousands, except per share data)    First     Second    Third    Fourth
-------------------------------------    -----     ------    -----    ------
1996
Net sales . . . . . . . . . . . . . . . $194,272  $199,030  $208,549  $236,293
Operating income. . . . . . . . . . . .   22,037    22,144    22,984    25,820
Net earnings. . . . . . . . . . . . . .    9,454     9,335     9,817    11,114
Net earnings per share (1), (2):. . . . $    .15  $    .14  $    .15  $    .17

1995
Net sales . . . . . . . . . . . . . . . $159,462  $164,986  $174,112  $189,423
Operating income. . . . . . . . . . . .   15,701    17,115    18,577    21,207
Net earnings. . . . . . . . . . . . . .    6,789     7,460     7,790     9,440
Net earnings per share (1), (2):. . . . $    .10  $    .11  $    .12  $    .14

------------------
(1) Earnings per share calculations for each of the quarters are based on the weighted average number of shares outstanding in each period. Therefore, the sum of the quarters do not necessarily equal the full year earnings per share.

(2) See notes 3 and 9 to the Company's consolidated financial statements for information regarding earnings per share calculations and adjustment for the stock split effective April 15, 1996.

                                 AIRGAS, INC.
                          CONSOLIDATED BALANCE SHEETS

(In thousands)

                                                  December 31,    March 31,
                                                    1996           1996
                                                  (Unaudited)
                                                  -------------   --------

ASSETS
--------------------------------------------
Current Assets
Trade receivables, less allowances for
  doubtful accounts of $4,578 at December 31,
  1996 and $3,396 at March 31, 1996                $  144,907       $120,811

Inventories                                           132,060         86,162

Prepaid expenses and other current assets              45,825         11,601
                                                    ---------        -------
               Total current assets                   322,792        218,574
                                                    ---------        -------

Plant and Equipment, at cost                          712,492        586,328

   Less accumulated depreciation and amortization    (176,208)      (147,451)
                                                    ---------        -------
               Plant and equipment, net               536,284        438,877

Other Non-current Assets                              132,951         60,948

Goodwill, net of accumulated amortization of
  $24,956 at December 31, 1996 and $19,552
  at March 31, 1996                                   293,654        165,243
                                                    ---------        -------
               Total assets                        $1,285,681       $883,642
                                                    =========        =======

See accompanying notes to consolidated financial statements.

                                 AIRGAS, INC.
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)

(In thousands, except per share amounts)


                                                 December 31,       March 31,
                                                   1996              1996
                                                 (Unaudited)
                                                  -----------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities
Current portion of long-term debt                 $   18,974         $ 12,179
Accounts payable, trade                               56,613           52,528
Accrued expenses and other current liabilities        89,571           72,279
                                                   ---------          -------
         Total current liabilities                   165,158          136,986
                                                   ---------          -------

Long-Term Debt                                       631,094          385,832

Deferred Income Taxes                                 95,453           88,400

Other Non-current Liabilities                         32,892           34,490

Minority Interest in Subsidiaries                      3,147            1,725

Stockholders' Equity
   Common stock $.01 par value, 200,000 shares
   authorized, 68,485 and 66,314
   shares issued at December 31, 1996 and
   March 31, 1996, respectively                          687              663
   Capital in excess of par value                    151,170           91,512
   Retained earnings                                 206,780          173,360
   Cumulative translation adjustment                    (384)            (410)
   Treasury stock, 15 and 2,355 common shares
    at cost at December 31, 1996 and
    March 31, 1996, respectively                        (316)         (28,916)
                                                   ---------          -------
       Total stockholders' equity                    357,937          236,209
                                                   ---------          -------
       Total liabilities and stockholders' equity $1,285,681        $ 883,642
                                                   =========          =======



See accompanying notes to consolidated financial statements.

                                 AIRGAS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (Unaudited)

(In thousands, except per share amounts)


                                 Nine Months Ended          Nine Months Ended
                                 December 31, 1996          December 31, 1995

                                 -----------------          -----------------
Net sales:
   Distribution                      $753,998                      $575,156
   Direct Industrial                   66,445                             -
   Manufacturing                       29,570                        26,695
                                      -------                       -------
         Total net sales              850,013                       601,851
                                      -------                       -------
Costs and expenses:
   Cost of products sold
    (excluding depreciation,
     depletion and amortization)
       Distribution                   378,888                       281,849
       Direct Industrial               49,450                             -
       Manufacturing                   19,444                        17,372
  Selling, distribution and
    administrative expenses           270,722                       201,946
   Depreciation, depletion and
    amortization                       45,801                        33,519
                                      -------                       -------
         Total costs and expenses     764,305                       534,686
                                      -------                       -------
Operating income:
   Gas Distribution                    77,895                        62,042
   Direct Industrial                    2,172                             -
   Manufacturing                        5,641                         5,123
                                      -------                       -------
                                       85,708                        67,165


Interest expense, net                 (28,419)                      (17,760)
Other income, net                         564                           656
Equity in earnings of
 unconsolidated affiliates                  8                             -
Minority interest                        (558)                         (492)
                                      -------                       -------
   Earnings before income taxes        57,303                        49,569

Income taxes                           23,883                        20,963
                                      -------                       -------
Net earnings                         $ 33,420                      $ 28,606
                                      =======                       =======

Earnings per share                   $    .49                      $    .43
                                      =======                       =======
Weighted average common and
common equivalent shares               68,200                        65,800
                                      =======                       =======

See accompanying notes to consolidated financial statements.

                                 AIRGAS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
(In thousands)

                                      Nine Months Ended     Nine Months Ended
                                      December 31, 1996     December 31, 1995
                                      ------------------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net earnings                                $ 33,420               $ 28,606
 Adjustments to reconcile net
  earnings to net cash provided
  by operating activities:
   Depreciation, depletion and amortization    45,801                 33,519
   Deferred income taxes                        7,165                  8,874
   Equity in earnings of unconsolidated
    affiliates                                   (988)                (1,036)
   (Gain) Loss on sale of plant and equipment     214                   (202)
   Minority interest in earnings                  558                    492
   Stock issued for employee benefit plan       3,720                  2,459
  Changes in assets and liabilities,
   excluding effects of business
   acquisitions:
    Trade receivables, net                       (854)                  (418)
    Inventories                               (15,877)                (2,291)
    Prepaid expenses and other
     current assets                           (29,567)                (3,710)
    Accounts payable, trade                    (5,805)                (9,727)
    Accrued expenses and other current
     liabilities                               10,872                  3,091
    Other assets and liabilities, net         (10,196)                (1,505)
                                              -------                -------
    Net cash provided by operating activities  38,463                 58,152
                                              -------                -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                        (48,080)               (28,680)
  Proceeds from sale of plant and
   equipment                                    1,585                  2,871
  Business acquisitions, net of cash acquired(169,096)               (48,681)
  Investment in unconsolidated affiliates     (34,196)                     -
  Dividends from joint venture                  1,055                    652
  Other, net                                   (2,085)                  (366)
                                              -------                -------
   Net cash used by investing activities     (250,817)               (74,204)
                                              -------                -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings                    801,048                443,106
  Repayment of debt                          (588,333)              (406,857)
  Financing costs                              (1,793)                   (75)
  Repurchase of treasury stock                   (316)               (22,947)
  Exercise of options and warrants              2,846                  3,490
  Net overdraft                                (1,098)                  (665)
                                              -------                -------
   Net cash provided by financing
    activities                                212,354                 16,052
                                              -------                -------
CHANGE IN CASH                              $       0               $      0
Cash - beginning of period                          0                      0
                                              -------                -------
Cash - end of period                        $       0               $      0
                                             ========               ========

See accompanying notes to consolidated financial statements.

                                 AIRGAS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
(1)   BASIS OF PRESENTATION
      ---------------------

      The consolidated financial statements include the accounts of Airgas, Inc. and its subsidiaries (the "Company"). Unconsolidated affiliates are accounted for on the equity method and generally consist of 20 - 50% owned operations where control does not exist or is considered temporary.

      The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. These statements do not include all disclosures required for annual financial statements. These financial statements should be read in conjunction with the more complete disclosures contained in the Company's audited consolidated financial statements for the year ended March 31, 1996.

      The financial statements reflect, in the opinion of management, all adjustments (normal recurring adjustments) necessary to present fairly the Company's consolidated balance sheets at December 31, 1996 and March 31, 1996; the consolidated statements of earnings for the three and nine months ended December 31, 1996 and 1995; and the consolidated statements of cash flows for the nine months ended December 31, 1996 and 1995. The interim operating results are not necessarily indicative of the results to be expected for an entire year.

(2)   ACQUISITIONS
      ------------

      From April 1, 1996 to December 31, 1996, the Company acquired twenty businesses engaged in the distribution of industrial, medical and specialty gases and welding supplies and two distributors of safety and industrial tools and supplies, with aggregate annual sales of approximately $220 million. The aggregate purchase price, including amounts related to non-competition and confidentiality agreements, amounted to approximately $292 million and includes cash and real estate acquired of $1.7 million and $4.8 million, respectively. Included in the aggregate purchase price is the issuance of approximately 3.4 million shares of the Company's common stock, (which includes approximately 2.4 million shares which were issued out of treasury stock), issued in connection with the September 1996 acquisition of Rutland Tool & Supply Co., Inc. ("Rutland"). Acquisitions have been recorded using the purchase method of accounting, and, accordingly, results of their operations have been included in the Company's consolidated financial statements since the effective dates of the respective acquisitions.

      On October 29, 1996, the Company announced that it signed a letter of intent to acquire Carbonic Industries Corporation ("Carbonic Industries"). In the proposed transaction, Carbonic Industries will be merged into a newly-formed subsidiary of the Company in exchange for a combination of the Company's common stock and cash, and is expected to close during April 1997.

                                 AIRGAS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                  (Unaudited)


(3)   INVENTORIES
      -----------

      Inventories consist of:

      (In thousands)


                                         December 31,             March 31,
                                            1996                    1996
                                         -----------              --------
      Finished goods                     $132,423                 $ 85,626
      Raw materials                         1,176                    1,879

                                          -------                  -------
                                          133,599                   87,505

      Less reduction to LIFO cost         ( 1,539)                  (1,343)

                                          -------                  -------
                                         $132,060                 $ 86,162
                                          =======                  =======



(4)  PLANT AND EQUIPMENT
     -------------------

     The major classes of plant and equipment are as follows:


     (In thousands)

                                         December 31,             March 31,
                                             1996                    1996
                                         -------------            ---------
    Land and land improvements           $ 21,830                 $ 20,066
    Building and leasehold improvements    64,663                   58,153
    Machinery and equipment, including
     cylinders                            583,942                  472,868
    Transportation equipment               39,369                   33,724
    Construction in progress                2,688                    1,517

                                          -------                  -------
                                         $712,492                 $586,328
                                          =======                  =======

                                 AIRGAS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                  (Unaudited)

(5)  OTHER NON-CURRENT ASSETS
     -----------------------

     Other non-current assets include:

     (In thousands)

                                         December 31,              March 31,
                                            1996                     1996

                                         -------------            ---------
    Investment in unconsolidated
     affiliates                          $ 63,560                 $  9,332
    Noncompete agreements and other
     intangible assets, at cost, net
     of accumulated amortization of
     $55.7 million at December 31, 1996
     and $46.7 million at March 31, 1996   56,877                   47,530
    Other assets                           12,514                    4,086

                                          -------                  -------
                                         $132,951                 $ 60,948
                                          =======                  =======

Investment in unconsolidated affiliates at December 31, 1996 includes the Company's investment of approximately $47.6 million in cash and notes related to the June 28, 1996 purchase of 45% of the voting capital stock of National Welders Supply Company, Inc. As of December 31, 1996, the investment in unconsolidated affiliates includes goodwill of approximately $30 million which is being amortized into income over 40 years.


(6) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
    ----------------------------------------------

    Accrued expenses and other current liabilities include:

     (In thousands)

                                         December 31,             March 31,
                                            1996                    1996

                                         -------------            ---------
    Cash overdraft                       $ 14,608                 $ 15,706
    Insurance payable and related
     reserves                               6,202                    5,297
    Customer cylinder deposits              8,353                    7,058
    Other accrued expenses and current
     liabilities                           60,408                   44,218

                                          -------                  -------
                                         $ 89,571                 $ 72,279
                                          =======                  =======

                                 AIRGAS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                  (Unaudited)

(7)   INDEBTEDNESS
      ------------

      On August 8, 1996, the Company commenced a medium-term note program pursuant to a registration statement filed with the Securities and Exchange Commission on July 15, 1996, which provides for the issuance of its securities with an aggregate public offering price of up to $450 million. In September 1996, the Company issued the following long-term debt under the medium term note program: (a) $100 million of unsecured notes due September 2006 bearing interest at a fixed rate of 7.75%; and (b) $50 million of unsecured notes due September 2001 bearing interest at a fixed rate of 7.15%. The proceeds from the medium term note issuances were used to repay bank debt. In connection with the issuance of the notes, the Company entered into three reverse interest rate swap agreements.

(8)   EARNINGS PER SHARE
      ------------------

      Earnings per share amounts were determined using the treasury stock method. This method assumes the exercise of all dilutive outstanding options and warrants and the use of the aggregate proceeds therefrom to acquire the Company's outstanding common stock.

(9)   COMMITMENTS AND CONTINGENCIES
      -----------------------------

     The Company is involved in various legal proceedings which have arisen in the ordinary course of its business and have not been finally adjudicated. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse effect upon the Company's financial condition, results of operations or liquidity.

     On July 26, 1996, Praxair, Inc. ("Praxair") filed suit against the Company in the Circuit Court of Mobile County, Alabama. The complaint alleges tortious interference with business or contractual relations with respect to Praxair's Right of First Refusal contract with National Welders Supply Company, Inc. ("National Welders") by the Company in connection with the Company's formation of a joint venture with the majority shareholders of National Welders. Praxair is seeking compensatory damages in excess of $100 million and punitive damages. The Company believes that Praxair's claims are without merit and intends to defend vigorously against such claims.

(10)  FRAUDULENT BREACH OF CONTRACT
      -----------------------------

      On December 23, 1996, the Company announced that it was the victim of a fraudulent breach of contract by a third party supplier related to purchases of refrigerant R-12. Immediately upon discovering the fraud, the Company launched an intense effort to recover funds paid to the supplier and/or recover product.

      Based on limited information currently available, the Company is unable to quantify the probable amount of the loss or recovery which may be associated with the fraud. The Company believes the maximum pre-tax loss, including associated costs of the investigation and before considering any recoveries, will not exceed $23 million, however, the minimum estimate is immaterial. At December 31, 1996, prepaid expenses and other current assets

                                 AIRGAS, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                  (Unaudited)

include $23.7 million of costs associated with the fraud. The Company believes there will be recoveries of assets related to the fraud, including cash in bank accounts frozen under restraining orders, recovery of product paid for and not delivered, net assets of the refrigerant supplier which breached the contract and insurance proceeds under the Company's and the refrigerant supplier's policies. The aggregate recovery amount, and the timing of recording various portions thereof, is subject to change, even in the near term, as additional assets are identified, additional claims are asserted or the market value of restrained assets fluctuates. The Company will continue to vigorously pursue all possible sources of recovery. The Company anticipates that it will record a charge to earnings during the fourth quarter ending March 31, 1997, pending a full investigation of the facts and information pertaining to the loss and potential remedies.

      On February 12, 1997, the Company filed a lawsuit in the United States District Court for the Southern District of Georgia against Discount Auto Parts, Inc. ("Discount"), an employee of Discount, and certain other business and individual defendants, alleging that Discount and the other defendants engaged in racketeering activity involving the fraudulent sale of smuggled and counterfeit R-12 refrigerant gas. The Company's complaint alleges that the racketeering activity of the defendants caused damages to The Company in an amount not less than $20 million. The complaint seeks treble damages under the Federal RICO and Georgia RICO statutes, as well as monetary damages under other counts alleging fraud, conspiracy and related wrongful conduct. The incident described above on December 23, 1996 was part of the racketeering activity alleged in the lawsuit filed.

                         Independent Auditors' Report


To the Stockholders and Board of Directors
Carbonic Industries Corporation

         We have audited the accompanying balance sheets of Carbonic Industries Corporation as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carbonic Industries Corporation as of December 31, 1995 and 1994, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                       OSBURN, HENNING AND COMPANY



Orlando, Florida
February 16, 1996

Carbonic Industries Corporation

Balance Sheets

ASSETS

==============================================================================================================================
                                                                                                          December 31,
                                                                                                     1995             1994
------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents                                                                       $ 2,296,223      $ 1,249,711
  Trade receivables, less allowance for doubtful
    accounts, 1995 - $100,000; 1994 - $100,000                                                      5,143,772        4,578,550
  Other receivable                                                                                          -          900,000
  Inventories                                                                                       1,056,366          924,361
  Prepaid expenses                                                                                    192,198          181,505
  Prepaid income taxes                                                                                265,697          111,927
------------------------------------------------------------------------------------------------------------------------------

                        Total current assets                                                        8,954,256        7,946,054
------------------------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
  Land                                                                                                862,876          862,876
  Buildings and improvements                                                                        5,086,024        5,004,153
  Plant machinery and equipment                                                                    16,730,209       16,523,539
  Transportation equipment                                                                          3,787,863        3,153,326
  Receivers and related equipment                                                                  10,298,002       10,421,521
  Dry ice shipping containers                                                                       1,988,278        1,665,728
  Other equipment and furniture                                                                     2,811,565        2,083,609
------------------------------------------------------------------------------------------------------------------------------

                                                                                                   41,564,817       39,714,752
  Less accumulated depreciation                                                                    26,519,323       23,987,359
------------------------------------------------------------------------------------------------------------------------------

                                                                                                   15,045,494       15,727,393
------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
  Investment in joint venture                                                                       3,201,592        3,258,162
  Unamortized intangible assets (net of accumulated amortization of
    $859,419 in 1995 and $795,907 in 1994)                                                            480,709          423,342
  Cash value of life insurance and deposits                                                           306,676          294,857
  Note receivable                                                                                      92,500           92,500
------------------------------------------------------------------------------------------------------------------------------

                                                                                                    4,081,477        4,068,861
------------------------------------------------------------------------------------------------------------------------------

                                                                                                  $28,081,227      $27,742,308

==============================================================================================================================

Carbonic Industries Corporation

LIABILITIES AND STOCKHOLDERS' EQUITY

==============================================================================================================================
                                                                                                         December 31,
                                                                                                     1995            1994
------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Note payable                                                                                    $         -      $ 1,500,000
  Current maturities of long-term debt                                                              1,386,669        1,251,885
  Accounts payable                                                                                  3,557,143        2,029,979
  Accrued wages                                                                                       337,706          306,445
  Other accrued expenses                                                                              339,324          332,126
  Dividends payable                                                                                   428,029          427,563
  Income taxes payable                                                                                 25,457          106,358
------------------------------------------------------------------------------------------------------------------------------

                        Total current liabilities                                                   6,074,328        5,954,356
------------------------------------------------------------------------------------------------------------------------------


LONG-TERM DEBT, less current maturities                                                             6,240,438        7,480,583
------------------------------------------------------------------------------------------------------------------------------


DEFERRED INCOME TAXES, noncurrent                                                                   2,250,000        2,150,000
------------------------------------------------------------------------------------------------------------------------------


COMMITMENTS AND CONTINGENCIES (Note 12)
------------------------------------------------------------------------------------------------------------------------------


STOCKHOLDERS' EQUITY Common stock:
    "Class A", $2 stated value; 2,000,000 shares
      authorized; 831,059 and 830,126 shares issued
      and outstanding in 1995 and 1994, respectively                                                1,662,118        1,660,252
    "Class B", $2 stated value; 25,000 shares
      authorized, issued and outstanding                                                               50,000           50,000
  Additional paid-in capital                                                                        1,372,675        1,361,274
  Retained earnings                                                                                10,431,668        9,085,843
------------------------------------------------------------------------------------------------------------------------------

                                                                                                   13,516,461       12,157,369
------------------------------------------------------------------------------------------------------------------------------

                                                                                                  $28,081,227      $27,742,308
==============================================================================================================================



  The Notes to Financial Statements are an integral part of these statements.

Carbonic Industries Corporation

Statements of Income

                                                                                           Years Ended December 31,
                                                                                 1995               1994              1993
------------------------------------------------------------------------------------------------------------------------------------

Sales                                                                          $41,970,110       $34,640,562      $29,899,054
------------------------------------------------------------------------------------------------------------------------------------
Cost of sales                                                                   23,671,245        19,418,034       17,127,373
------------------------------------------------------------------------------------------------------------------------------------

                        Gross profit                                            18,298,865        15,222,528       12,771,681
------------------------------------------------------------------------------------------------------------------------------------
Operating expenses:

  Distribution                                                                  10,735,964         8,341,069        7,204,190

  Selling                                                                        1,361,173         1,236,092        1,132,517

  General and administrative                                                     3,473,941         3,223,850        3,278,790
------------------------------------------------------------------------------------------------------------------------------------
                        Total operating expenses                                15,571,078        12,801,011       11,615,497
------------------------------------------------------------------------------------------------------------------------------------
                        Operating income                                         2,727,787         2,421,517        1,156,184

Nonoperating income (expense) - net                                                330,647           (62,848)      (1,124,723)
------------------------------------------------------------------------------------------------------------------------------------
                        Income before income taxes                               3,058,434         2,358,669           31,461

Income taxes                                                                     1,284,580         1,032,351           16,462
------------------------------------------------------------------------------------------------------------------------------------
                        Net income                                             $ 1,773,854       $ 1,326,318      $    14,999
====================================================================================================================================

====================================================================================================================================
Earnings per common share                                                      $      2.07       $      1.55      $       .02
====================================================================================================================================

Statements of Stockholders' Equity

                                                                                      Years Ended December 31, 1995, 1994 and 1993
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Common Stock                  Additional
                                                          -----------------------------          Paid-in            Retained
                                                          "Class A"           "Class B"          Capital            Earnings
                                                        -----------------------------------------------------------------------
Balance, January 1, 1993                                  $1,656,520         $   50,000         $1,340,916        $ 8,172,089

  Issuance of 933 shares
    of common stock                                            1,866                  -              9,936                  -

  Net income                                                       -                  -                  -             14,999
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993                                 1,658,386             50,000          1,350,852          8,187,088

  Issuance of 933 shares
    of common stock                                            1,866                  -             10,422                  -

  Net income                                                       -                  -                  -          1,326,318

  Dividends                                                        -                  -                  -           (427,563)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                                 1,660,252             50,000          1,361,274          9,085,843

  Issuance of 933 shares
    of common stock                                            1,866                  -             11,401                  -

  Net income                                                       -                  -                  -          1,773,854

  Dividends                                                        -                  -                  -           (428,029)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                                $1,662,118         $   50,000         $1,372,675        $10,431,668
====================================================================================================================================

  The Notes to Financial Statements are an integral part of these statements.

Carbonic Industries Corporation

Statements of Cash Flows


                                                                                              Years Ended December 31,
                                                                                          1995          1994          1993
---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                                                          $1,773,854     $1,326,318    $   14,999
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation                                                                     2,950,913      2,948,031     3,050,180
      Amortization                                                                        97,009        104,211       104,211
      Bad debts                                                                           33,058         75,818         2,259
      (Gain) on disposal of property and equipment                                      (274,474)      (277,027)      (32,143)
      Equity in earnings of joint venture                                               (843,431)      (335,728)           --
      Other                                                                               13,267         12,297        11,802
      Change in assets and liabilities:
        (Increase) in trade receivables                                                 (598,280)    (1,180,955)     (272,507)
        (Increase) in inventories                                                       (132,005)      (125,388)     (155,298)
        Decrease (increase) in prepaid expenses                                          (10,693)      (112,197)     (118,129)
        Decrease (increase) in prepaid income taxes                                     (153,770)       163,358            --
        Increase in accounts payable and accrued expenses                              1,565,623        406,167       351,173
        Increase (decrease) in income taxes payable                                      (80,901)       106,358       (75,690)
        Increase (decrease) in deferred income taxes                                     100,000        (35,000)     (360,000)
----------------------------------------------------------------------------------------------------------------------------------
                        Net cash provided by operating activities                      4,440,170      3,076,263     2,520,857
----------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities
  Increase in other receivable                                                                --       (700,000)     (200,000)
  Proceeds from disposal of property and equipment                                       480,809        346,472       254,106
  Purchase of property and equipment                                                  (2,475,349)    (4,017,827)   (1,310,829)
  Contribution of capital to joint venture                                                    --       (323,155)           --
  Distributions from joint venture                                                       900,000        173,155            --
  Purchase of other assets                                                               (11,818)       (12,791)      (14,184)
----------------------------------------------------------------------------------------------------------------------------------
                        Net cash (used in) investing activities                       (1,106,358)    (4,534,146)   (1,270,907)
----------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities
  Dividends paid                                                                        (427,563)            --      (319,972)
  Proceeds from (payments on) note payable                                            (1,500,000)     1,500,000            --
  Proceeds from long-term debt                                                         2,700,000             --       182,000
  Principal payments on long-term debt                                                (2,905,361)    (1,826,685)   (1,108,473)
  Cash reserved for debt                                                                      --            --       (500,000)
  Release of cash reserved for debt                                                           --      2,000,000            --
  Debt issue costs incurred                                                             (154,376)            --            --
----------------------------------------------------------------------------------------------------------------------------------
                        Net cash provided by (used in) financing activities           (2,287,300)    (1,673,315)   (1,746,445)
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in Cash and Cash Equivalents                                       1,046,512        215,432      (496,495)

Cash and Cash Equivalents, Beginning                                                   1,249,711      1,034,279     1,530,774
----------------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents, Ending                                                     $2,296,223     $1,249,711    $1,034,279
==================================================================================================================================
Supplemental Disclosures of Cash Flow Information

  Cash payments for:
    Interest                                                                          $  884,404     $  918,331    $  786,823
==================================================================================================================================
    Income taxes                                                                      $1,419,218     $  813,585    $  540,872
==================================================================================================================================
Noncash Investing and Financing Activities  (See Note 6)


  The Notes to Financial Statements are an integral part of these statements.

Carbonic Industries Corporation

Notes to Financial Statements
------------------------------------------------------------------------------
Note 1.            Nature of Business and Significant Accounting Policies

Nature of Business:
Carbonic Industries Corporation ("The Company") is engaged in the manufacture and sale of carbon dioxide products. The Company operates primarily in the Eastern United States, with additional operations in Texas and Arkansas.

Significant Accounting Policies:

Use of estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those reported.

Cash and cash equivalents:
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories (in part):
Inventories are valued at the lower of cost or market on the first-in, first-out basis.

Property and equipment:
Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:


  Buildings and improvements                                 5 - 20 years
  Plant machinery and equipment                              5 - 20 years
  Transportation equipment                                   3 - 10 years
  Receivers and related equipment                            5 - 20 years
  Dry ice shipping containers                                     5 years
  Other equipment and furniture                              5 - 10 years


Depreciation expense amounted to $2,950,913, $2,948,031 and $3,050,180 for the years ended December 31, 1995, 1994 and 1993, respectively.

Investment in joint venture (in part):
The investment in joint venture is accounted for by use of the equity method.

Unamortized intangible assets (in part):
All intangible assets are being amortized over their estimated useful lives using the straight-line method.

Goodwill represents costs in excess of net assets of businesses acquired and is amortized on a straight-line basis over the expected periods to be benefited, which currently ranges from 15 to 40 years. The Company assesses the recoverability of these intangible assets by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future cash flows.

Income taxes (in part):
Income taxes are provided based on financial statement income before income taxes. Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial statement purposes and such amounts recognized for tax purposes. These deferred income taxes are measured by applying the provisions of currently enacted tax laws.

Earnings per common share:
Earnings per common share are determined by dividing net income by the weighted average number of common shares outstanding, after giving effect to potentially dilutive stock options. The number of common shares used in computing earnings per common share was 855,359 in 1995, 854,429 in 1994 and 853,592 in 1993.

Financial Instruments:
The carrying amounts of accounts receivable, accounts payable, and current maturities of long-term debt approximate fair value because of the short-term maturity of these financial instruments.

Note 1.           Nature of Business and Significant Accounting Policies
                  (continued)

Reclassifications:
Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 financial statements presentation.


================================================================================================================================

Note 2.           Inventories

Inventories consist of the following:
                                                                                                          December 31,
                                                                                                   1995                 1994
                      ----------------------------------------------------------------------------------------------------------
                      Materials                                                                $  624,277           $ 571,478
                      Finished goods                                                              432,089             352,883
                      ----------------------------------------------------------------------------------------------------------
                                                                                               $1,056,366           $ 924,361
                      ==========================================================================================================

================================================================================================================================

Note 3.               Investment in Joint Venture

On January 14, 1994, the Company entered into an agreement with Arcadian LCD Corporation to form a 50/50 joint venture named AC Industries (the Joint Venture). The Joint Venture was formed to build, own and operate a 500 ton per day carbon dioxide liquefaction plant in Augusta, Georgia. The Joint Venture is managed and operated by employees of the joint venturers under various expense reimbursement agreements.

The carbon dioxide liquefaction plant was built by Tomco2 Equipment Company (Tomco2) (see Note 10). At December 31, 1994, the Joint Venture owed Tomco2 $276,377, representing final payment for construction of the plant.

The Joint Venture's primary customer is the Company. During 1995 and 1994, the Company purchased carbon dioxide totaling $4,010,691 and $1,593,279, respectively, from the Joint Venture. At December 31, 1995 and 1994, the Company owed the Joint Venture $653,959 and $246,660, respectively, related to these purchases.

At December 31, 1995 and 1994, the Joint Venture owed the Company $77,388 and $115,724, respectively, for reimbursement of expenses incurred on the Joint Venture's behalf.

Distributions from the Joint Venture amounted to $900,000 and $173,155 for the years ended December 31, 1995 and 1994, respectively.

Summary information on the Joint Venture as of and for the years ended December 31, 1995 and 1994 is as follows:



                                                                                                    1995               1994
                      ----------------------------------------------------------------------------------------------------------
                      Current assets                                                             $1,749,567         $1,500,965
                      Property, plant and equipment, net                                          5,051,366          5,713,629
                      Other assets                                                                       --             28,311
                      ----------------------------------------------------------------------------------------------------------
                                Total assets                                                      6,800,933          7,242,905
                      Current liabilities                                                           397,745            726,581
                      ----------------------------------------------------------------------------------------------------------
                                Net assets                                                       $6,403,188         $6,516,324
                      ==========================================================================================================

                      Net sales                                                                  $5,655,065         $2,674,221
                      ==========================================================================================================

                      Net income                                                                 $1,686,864         $  671,458
                      ==========================================================================================================


--------------------------------------------------------------------------------

Note 4.               Unamortized Intangible Assets

Unamortized intangible assets consist of the following:

                                                               Original          Amortization                December 31,
                                                                 Cost               Period             1995             1994
                      ----------------------------------------------------------------------------------------------------------

                      Business acquisition costs              $   49,168             15 years        $ 16,736         $ 20,014
                      Debt issue costs                           327,322         5 - 12 years         201,426           71,841
                      Non-compete agreements                      50,000         3 -  5 years               -            2,500
                      Patent rights                                9,178             17 years               -              248
                      Customer lists                              81,394         5 - 15 years          14,500           22,070
                      Goodwill                                   823,066        15 - 40 years         248,047          306,669
                      ----------------------------------------------------------------------------------------------------------
                                                              $1,340,128                             $480,709         $423,342
                      ==========================================================================================================

--------------------------------------------------------------------------------

Note 5.               Note Payable

The Company has a $1,500,000 line of credit with SunTrust Bank. This line of credit has an interest rate of prime, (8.5% for the years ended December 31, 1995 and 1994), is collateralized by trade receivables and inventory and expires May 31, 1996. At December 31, 1995 and 1994, the Company had an outstanding balance due of $0 and $1,500,000, respectively, on this line of credit.

--------------------------------------------------------------------------------

Note 6.               Long-Term Debt

Long-term debt consists of the following:

                                                                               Payment                   December 31,
                                                      Collateral                 Terms             1995                1994
                      ----------------------------------------------------------------------------------------------------------
                      Jefferson-Pilot Life          Most
                         Insurance Company          Company
                         (Stockholder) (A)          Assets                        (1)           $ 3,300,000        $ 3,850,000

                      Jefferson-Pilot Life          Most
                         Insurance Company          Company
                         (Stockholder) (A)          Assets                        (2)             4,140,741                  -

                      Florida College               Star, MS
                         (Stockholder) (B)          Project                       (3)                    -           2,500,000

                      SunTrust Bank (A)             Terre Haute, IN               (4)                    -              83,310
                                                    Project

                      Arcadian Fertilizer,          Investment in
                        L.P. (B)                    Joint Venture                 (5)                    -           2,073,628

                      Other debt                    Various                       (6)              186,366             225,530
                      ----------------------------------------------------------------------------------------------------------
                                                                                                 7,627,107           8,732,468
                              Current Maturities                                                 1,386,669           1,251,885
                      ----------------------------------------------------------------------------------------------------------
                              Long-Term Maturities                                             $ 6,240,438         $ 7,480,583
                      ==========================================================================================================

Note 6.               Long-Term Debt (continued)

                      (1) Term loan agreement dated October 23, 1989. Quarterly interest payments at 11%. Quarterly principal payments of $137,500, beginning February 1, 1992. Note matures November 1, 2001. This loan is guaranteed by Tomco2 Equipment Company (see
                           Note 10).

                      (2) Senior secured notes dated May 12, 1995. Quarterly principal payments of $159,256 plus 10.5% interest beginning September 30, 1995. Notes mature March 31, 2002.

                      (3) Promissory note dated February 18, 1987 and amended December 20, 1989. 8.25% interest only payments due quarterly. Principal due April 1, 1995. Beginning January 1, 1990, the Company was required to reserve $250,000 cash on a semi-annual basis to meet this principal obligation. Florida College waived the requirement for any cash debt reserve at December 31, 1994. On May 31, 1995 this note, net of $900,000 of loans receivable from Florida College, was liquidated out of the gross proceeds of the new Jefferson-Pilot debt.

                      (4) Promissory note with monthly principal payments of $27,778 ending on March 1, 1995. Interest at two-thirds (2/3) of the prime rate.

                      (5) Promissory note with three semi-annual principal payments due beginning December 15, 1994 and ending December 15, 1995. 11% interest payments due monthly. Original loan of $2,772,433 was invested in the Joint Venture by Arcadian Fertilizer, L.P. for the benefit of the Company.

                      (6) Other debt consists of two notes with interest rates at 9% and 10%, respectively. These notes mature October 4, 1997 and July 23, 1999, respectively.

                      (A) These loan agreements contain restrictive covenants which include the maintenance of a minimum equity level, maintenance of certain financial ratios and restrictions on additional borrowings and dividend payments.

                      (B) On March 23, 1995, the Company obtained a commitment from Jefferson-Pilot Life Insurance Company to purchase $4,300,000 of 10.5% senior secured notes to be issued by the Company in 1995. The Company used the proceeds of these notes to pay the Florida College and Arcadian Fertilizer, L.P. short-term debts described above. Therefore, $4,300,000 of these two debts were reclassified at December 31, 1994 from current liabilities to noncurrent liabilities.

Principal payment requirements subsequent to December 31, 1995 are as follows:
1996 - $1,386,669; 1997 - $1,305,375; 1998 -$1,204,153; 1999 - $1,197,576;
2000 - $1,187,037; thereafter - $1,346,297.

Total interest cost amounted to $971,043 for 1995, $913,822 for 1994, and $778,130 for 1993 including $737,625, $653,698, and $721,760, respectively, incurred on the above stockholder debt.

The carrying value of long-term debt at December 31, 1995 approximates its fair value based on borrowing rates available to the Company for loans of similar terms and maturities.

--------------------------------------------------------------------------------

Note 7.               Nonoperating Income (Expense) - Net

Nonoperating income (expense) - net consists of the following:

                                                                                             Year Ended December 31,
                                                                                        1995          1994          1993
                      --------------------------------------------------------------------------------------------------------

                      Equity in earnings of joint venture                            $ 843,431    $  335,728   $         -
                      Interest income                                                   85,123       198,258       155,859
                      Interest expense                                                (971,043)     (913,822)     (778,130)
                      Gain on disposal of property and equipment                       274,474       277,027        32,143
                      Settlement of lawsuit (A)                                              -             -      (575,000)
                      Other income                                                      98,662        39,961        40,405
                      --------------------------------------------------------------------------------------------------------
                                                                                     $ 330,647    $  (62,848)  $(1,124,723)
                      --------------------------------------------------------------------------------------------------------

                      (A) In November 1993, the Company agreed to settle a
                          lawsuit arising from a customer's claim that it purchased defective equipment from the Company.

--------------------------------------------------------------------------------

Note 8.               Income Taxes

Income taxes consist of the following components:

                                                                                             Year Ended December 31,
                                                                                      1995            1994             1993
                      ----------------------------------------------------------------------------------------------------------

                      Current:
                        Federal                                                   $1,001,230      $  892,018       $  309,428
                        State                                                        183,350         175,333           67,034
                                                                                  ----------      ----------       ----------
                                                                                   1,184,580       1,067,351          376,462
                                                                                  ----------      ----------       ----------

                      Deferred:
                        Federal                                                       83,000         (29,000)        (298,000)
                        State                                                         17,000          (6,000)         (62,000)
                                                                                  ----------      ----------       ----------
                                                                                     100,000         (35,000)        (360,000)
                      ----------------------------------------------------------------------------------------------------------
                                                                                  $1,284,580      $1,032,351       $   16,462
                      ----------------------------------------------------------------------------------------------------------

Significant differences between taxes computed at the federal statutory rate and the provision for income taxes are:

                                                                                            Year Ended December 31,
                                                                                      1995            1994             1993
                      ----------------------------------------------------------------------------------------------------------

                      Taxes at U.S. federal statutory rate                           34.0%            34.0%            34.0%

                      Increase in income taxes resulting from:
                        State income taxes, net of federal benefit                    4.3              4.7             10.6

                        Non-deductible expenses and other, net                        3.7              5.1              7.7

                      ----------------------------------------------------------------------------------------------------------
                                                                                     42.0%            43.8%            52.3%
                      ==========================================================================================================

The tax effects of cumulative temporary differences that gave rise to the noncurrent deferred tax liability are as follows:

                                                                                                        December 31,
                                                                                                        ------------
                                                                                                 1995                 1994
                      ----------------------------------------------------------------------------------------------------------

                      Deferred tax liabilities:
                        Property and equipment                                                $1,902,000           $2,019,000
                        Investment in joint venture                                              348,000              131,000
                      ----------------------------------------------------------------------------------------------------------
                                 Deferred tax liability                                       $2,250,000           $2,150,000
                      ==========================================================================================================
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

Note 9.               Retirement Plan

The Company has a 401(k) retirement plan which provides benefits for substantially all employees of the Company who meet length of service requirements. Under the plan, qualified non-elective contributions are made by the Company. Additional annual contributions may be made by the Company at the discretion of the Board of Directors. Company contributions to the plan during 1995, 1994, and 1993 amounted to $197,939, $156,664, and $89,538, respectively.

--------------------------------------------------------------------------------

Note 10.  Related Party Transactions

The Company purchases inventory and equipment from Tomco\2\ Equipment Company (Tomco\2\), an entity related to the Company through substantially the same ownership and officers. These purchases amounted to $1,757,225 in 1995, $3,324,347 in 1994 and $1,138,633 in 1993.

Accounts payable includes $330,379 and $292,858 at December 31, 1995 and 1994, respectively, owed to Tomco2.

The other receivable at December 31, 1994 consists of loans to Florida College. These loans bear interest at 8.25% and were liquidated in 1995.

--------------------------------------------------------------------------------

Note 11.              Concentrations

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers, their dispersion across many industries and geographies and generally short payment terms.

The Company's manufacturing process includes the purchase of unprocessed carbon dioxide. This unprocessed carbon dioxide is obtained from suppliers, usually as a by-product of the supplier's manufacturing process (the source). As of December 31, 1995, the Company obtains this unprocessed carbon dioxide from six suppliers, two of which supply 80% of the Company's needs. Although the Company has long-term purchase contracts with these suppliers, the contracts allow the suppliers to cancel the contracts if they elect to close the source.

--------------------------------------------------------------------------------

Note 12.              Commitments and Contingencies

Product Purchase Agreements:

The Company has various purchase agreements for certain amounts of carbon dioxide. Purchases under these agreements for 1995, 1994 and 1993 totaled $8,745,000, $5,909,000 and $4,182,000, respectively. Most of these agreements have escalation clauses based on changes in the producer price index. The following schedule summarizes the future minimum payments required under these agreements that have initial or remaining noncancellable terms of one year or more as of December 31, 1995:

                      Year Ending December 31,
                         1996                                      $ 2,882,000
                         1997                                        2,266,000
                         1998                                        1,760,000
                         1999                                        1,760,000
                         2000                                        1,760,000
                         Later years                                22,880,000
                      ----------------------------------------------------------

                           Total minimum payments required         $33,308,000
                      ==========================================================

                      Included in the above minimum payments is $31,680,000 due to A.C. Industries and the Company's joint venture partner (see Note 3).


Operating Lease Agreements:

The Company has various long-term operating lease agreements for the use of office/warehouse facilities, railroad tank cars, trucks, tractors and other equipment. Some of the truck and tractor leases also call for additional rental amounts based on miles driven. Total rental expense in 1995, 1994 and 1993 amounted to $3,233,000, $2,502,000 and $2,386,000, respectively.

The following schedule summarizes the future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms of one year or more as of December 31, 1995:

                      Year Ending December 31,
                         1996                                      $ 3,111,000
                         1997                                        3,051,000
                         1998                                        2,982,000
                         1999                                        2,337,000
                         2000                                        1,643,000
                         Later years                                 3,938,000
                      ----------------------------------------------------------

                         Total minimum payments required           $17,062,000
                      ==========================================================

Litigation:

At December 31, 1995, a lawsuit which alleges violations of anti-trust laws is pending against the Company. This lawsuit alleges damages approximating $9,000,000 against the Company and several of the Company's competitors. The Company and its competitors are vigorously contesting this lawsuit. Management believes that ultimate liabilities, if any, resulting from this lawsuit will not materially affect the financial position or results of operations of the Company and, therefore, no provision for loss has been made in the accompanying financial statements.

--------------------------------------------------------------------------------

Note 13.              Capital Stock

The shares of "Class A" and "Class B" common stock are substantially identical in rights, except that the owners of the "Class B" shares have the right to elect a majority of the Board of Directors.

--------------------------------------------------------------------------------

Note 14.              Stock Option Plan

On November 17, 1994, the Company's Board of Directors approved a stock option plan. The plan provides for the granting of incentive stock options and nonqualified stock options to purchase 100,000 shares of the Company's "Class A" common stock to directors, officers and other key employees at a price not less than the fair market value on the date the option is granted.

Options become exercisable ratably over a five year period from the date of grant, unless accelerated by a change of control in the Company's ownership. Options expire ten years after the date of grant, unless accelerated by termination of employment.

During 1995, the Board of Directors granted stock options for 71,000 shares with option prices of $14.22 to $15.79 per share. No stock options were exercisable at December 31, 1995.

--------------------------------------------------------------------------------

Note 15.              Spin-Off of Subsidiary

During 1992, the Company's Board of Directors approved the "spin-off" effective January 1, 1993 of the Company's wholly owned subsidiary, Tomco2 Equipment Company (Tomco2). As a result of the "spin-off", the Company's stockholders received one share of "Class A" or "Class B" common stock in Tomco2 for each share of "Class A" or "Class B" stock held.

Carbonic Industries Corporation

Balance Sheets

ASSETS
Unaudited

====================================================================================================================================
                                                                                        September 30,      December 31,
                                                                                            1996              1995
------------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and cash equivalents                                                              $   655,000       $ 2,296,223
  Trade receivables, less allowance for doubtful
    accounts, September 30, 1996 - $100,000;
    December 31, 1995 - $100,000                                                           4,905,000         5,143,772
  Other receivable                                                                         1,118,000                --
  Inventories                                                                              1,232,000         1,056,366
  Prepaid expenses                                                                         1,042,000           192,198
  Prepaid income taxes                                                                            --           265,697
------------------------------------------------------------------------------------------------------------------------------------

               Total current assets                                                        8,952,000         8,954,256
------------------------------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
  Land                                                                                       863,000           862,876
  Buildings and improvements                                                               5,006,000         5,086,024
  Plant machinery and equipment                                                           17,596,000        16,730,209
  Transportation equipment                                                                 5,545,000         3,787,863
  Receivers and related equipment                                                         11,089,000        10,298,002
  Dry ice shipping containers                                                              2,085,000         1,988,278
  Other equipment and furniture                                                            2,904,000         2,811,565
------------------------------------------------------------------------------------------------------------------------------------

                                                                                          45,088,000        41,564,817
  Less accumulated depreciation                                                           28,643,000        26,519,323
------------------------------------------------------------------------------------------------------------------------------------

                                                                                          16,445,000        15,045,494
------------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
  Investment in joint venture                                                              5,037,000         3,201,592
  Unamortized intangible assets (net of accumulated amortization of
    $934,000 at September 30, 1996 and $859,419 at December 31, 1995)                        405,000           480,709
  Cash value of life insurance and deposits                                                  307,000           306,676
  Note receivable                                                                             93,000            92,500
------------------------------------------------------------------------------------------------------------------------------------

                                                                                           5,842,000         4,081,477
------------------------------------------------------------------------------------------------------------------------------------

                                                                                         $31,239,000       $28,081,227
====================================================================================================================================

Carbonic Industries Corporation

LIABILITIES AND STOCKHOLDERS' EQUITY
(Unaudited)

====================================================================================================================================
                                                                                          September 30,    December 31,
                                                                                              1996             1995
------------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
  Current maturities of long-term debt                                                   $ 1,988,000       $ 1,386,669
  Accounts payable                                                                         3,300,000         3,557,143
  Accrued wages                                                                              461,000           337,706
  Other accrued expenses                                                                     812,000           339,324
  Dividends payable                                                                               --           428,029
  Income taxes payable                                                                       143,000            25,457
------------------------------------------------------------------------------------------------------------------------------------

               Total current liabilities                                                   6,704,000         6,074,328
------------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT, less current maturities                                                    6,951,000         6,240,438
------------------------------------------------------------------------------------------------------------------------------------

DEFERRED INCOME TAXES, noncurrent                                                          2,250,000         2,250,000
------------------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES
------------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
  Common stock:
    "Class A", $2 stated value; 2,000,000 shares
      authorized; 831,059 shares issued and outstanding                                    1,662,000         1,662,118
    "Class B", $2 stated value; 25,000 shares
      authorized, issued and outstanding                                                      50,000            50,000
  Additional paid-in capital                                                               1,373,000         1,372,675
  Retained earnings                                                                       12,249,000        10,431,668
------------------------------------------------------------------------------------------------------------------------------------

                                                                                          15,334,000        13,516,461
------------------------------------------------------------------------------------------------------------------------------------

                                                                                         $31,239,000       $28,081,227
====================================================================================================================================



  The Notes to Financial Statements are an integral part of these statements.

Carbonic Industries Corporation

Statements of Income
(Unaudited)

                                                                                                Nine Months ended September 30,
                                                                                            1996                           1995
------------------------------------------------------------------------------------------------------------------------------------
Sales                                                                                    $34,530,000                    $31,111,000
------------------------------------------------------------------------------------------------------------------------------------

Cost of sales                                                                             19,110,000                     17,656,000
------------------------------------------------------------------------------------------------------------------------------------

               Gross profit                                                               15,420,000                     13,455,000
------------------------------------------------------------------------------------------------------------------------------------

Operating expenses:

  Distribution                                                                             8,490,000                      7,411,000

  Selling                                                                                  1,063,000                      1,040,000

  General and administrative                                                               2,733,000                      2,637,000
------------------------------------------------------------------------------------------------------------------------------------

               Total operating expenses                                                   12,286,000                     11,088,000
------------------------------------------------------------------------------------------------------------------------------------

               Operating income                                                            3,134,000                      2,367,000

Nonoperating income (expense) - net                                                          (1,000)                        (12,000)
------------------------------------------------------------------------------------------------------------------------------------

               Income before income taxes                                                  3,133,000                      2,355,000

Income taxes                                                                               1,316,000                        990,000
------------------------------------------------------------------------------------------------------------------------------------

               Net income                                                                 $1,817,000                     $1,365,000
====================================================================================================================================
====================================================================================================================================
Earnings per common share                                                                      $2.12                          $1.60
====================================================================================================================================





  The Notes to Financial Statements are an integral part of these statements.

Carbonic Industries Corporation

Statements of Cash Flows
(Unaudited)                                                                                      Nine Months Ended September 30,
                                                                                               1996                         1995
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                                                               $  1,817,000                 $  1,365,000

  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation                                                                            2,124,000                    2,156,000
      Amortization                                                                               76,000                       69,000
      Bad debts                                                                                       -                       36,000
      Equity in earnings of joint venture                                                     (535,000)                    (608,000)
      Other                                                                                      28,000                    1,288,000
      Change in assets and liabilities:
        Decrease (Increase) in trade receivables                                                210,000                  (1,778,000)
        (Increase) in inventories                                                             (176,000)                    (178,000)
        (Increase) in prepaid expenses                                                      (1,968,000)                    (361,000)
        Decrease in prepaid income taxes                                                        265,000                      112,000
        Increase in accounts payable and accrued expenses                                       339,000                      942,000
        Increase (decrease) in income taxes payable                                             118,000                     (31,000)
------------------------------------------------------------------------------------------------------------------------------------
               Net cash provided by operating activities                                      2,298,000                    3,012,000
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities
  Purchase of property and equipment                                                        (3,523,000)                  (1,734,000)
  Contribution of capital to joint venture                                                  (2,000,000)                            -
  Distributions from joint venture                                                              700,000                      400,000
------------------------------------------------------------------------------------------------------------------------------------
               Net cash (used in) investing activities                                      (4,823,000)                  (1,334,000)
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities
  Dividends paid                                                                              (428,000)                    (428,000)
  Proceeds from (payments on) note payable                                                            -                  (1,500,000)
  Proceeds from long-term debt                                                                2,530,000                    2,700,000
  Principal payments on long-term debt                                                      (1,218,000)                  (2,129,000)
  Debt issue costs incurred                                                                           -                    (152,000)
------------------------------------------------------------------------------------------------------------------------------------
               Net cash provided by (used in) financing activities                              884,000                  (1,509,000)
------------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in Cash and Cash Equivalents                                            (1,641,000)                      169,000

Cash and Cash Equivalents, Beginning                                                          2,296,000                    1,250,000
------------------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents, Ending                                                              $655,000                   $1,419,000
------------------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosures of Cash Flow Information

  Cash payments for:
    Interest                                                                                   $720,000                     $769,000
------------------------------------------------------------------------------------------------------------------------------------

    Income taxes                                                                             $1,173,000                     $915,000
------------------------------------------------------------------------------------------------------------------------------------

  The Notes to Financial Statements are an integral part of these statements.

Carbonic Industries Corporation

Notes to Financial Statements (Unaudited)
--------------------------------------------------------------------------------
Note 1.       Nature of Business and Significant Accounting Policies


Carbonic Industries Corporation (the "Company") is engaged in the manufacture and sale of carbon dioxide products. The Company operates primarily in the Eastern United States, with additional operations in Texas and Arkansas.

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. These statements do not include all disclosures required for annual financial statements. These financial statements should be read in conjunction with the more complete disclosures contained in the Company's audited financial statements for the year ended December 31, 1995.

The financial statements reflect, in the opinion of management, all adjustments (normal recurring adjustments) necessary to present fairly the Company's balance sheets at September 30, 1996 and December 31, 1995; the statements of income for the nine months ended September 30, 1996 and 1995; and the statements of cash flows for the nine months ended September 30, 1996 and 1995. The interim operating results are not necessarily indicative of the results to be expected for an entire year.


--------------------------------------------------------------------------------

Note 2.       Inventories

Inventories consist of the following:

                                          September 30,          December 31,
                                             1996                     1995
              ------------------------------------------------------------------
              Materials                   $  699,000               $  624,277
              Finished goods                 533,000                  432,089
              ------------------------------------------------------------------
                                          $1,232,000               $1,056,366
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

Note 3.       Unamortized Intangible Assets

Unamortized intangible assets consist of the following:

                                                Original        Amortization      September 30,       December 31,
                                                   Cost               Period              1996               1995
              ---------------------------------------------------------------------------------------------------
              Business acquisition costs      $   49,168             15 years        $ 14,000          $ 16,736
              Debt issue costs                   327,322         5 - 12 years         177,000           201,426
              Customer lists                      81,394         5 - 15 years          10,000            14,500
              Goodwill                           823,066        15 - 40 years         204,000           248,047
              ---------------------------------------------------------------------------------------------------
                                              $1,280,950                             $405,000          $480,709
              ---------------------------------------------------------------------------------------------------

Carbonic Industries Corporation

Notes to Financial Statements (Unaudited)
--------------------------------------------------------------------------------

Note 4.       Long-Term Debt

New long-term debt borrowings consist of the following:

                                                                                         September 30,
                                                        Collateral     Payment Terms            1996
              ----------------------------------------------------------------------------------------------------------
              SunTrust Bank                              Vehicles              (1)      $    964,000

              SunTrust Bank                            Vehicles &
                                                       Receiver                (2)       $ 1,430,000

     (1) Term loan agreement dated April 1, 1996. Monthly principal and interest payments of $35,000 at 8.25% interest. Note matures April 1, 1999.
     (2) Term loan agreement dated September 18, 1996. Monthly principal and interest payments of $29,000 at 8.25% interest. Note matures October 2, 2001.

--------------------------------------------------------------------------------

Note 5.       Commitments and Contingencies

At September 30, 1996, a lawsuit which alleges violations of anti-trust laws is pending against the Company. This lawsuit alleges damages approximating $9,000,000 against the Company and several of the Company's competitors. The Company and its competitors are vigorously contesting this lawsuit. Management believes that ultimate liabilities, if any, resulting from this lawsuit will not materially affect the financial position or results of operations of the Company and, therefore, no provision for loss has been made in the accompanying financial statements.

--------------------------------------------------------------------------------

Note 6.        Subsequent Event

On March 12, 1997, the Board of Directors of the Company approved a Merger Agreement, subject to shareholder approval, in which Airgas, Inc. would exchange common stock and cash for all of the issued and outstanding common stock of the Company and the Company will be merged with and into a wholly-owned subsidiary of Airgas, Inc.
--------------------------------------------------------------------------------

                                                                      Appendix A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 AIRGAS, INC.,

                        AIRGAS CARBONIC INDUSTRIES, INC.

                                      AND

                        CARBONIC INDUSTRIES CORPORATION

                           DATED AS OF MARCH 12, 1997

================================================================================

                               TABLE OF CONTENTS
                               -----------------
                                                                         PAGE(S)

                                   ARTICLE 1

THE MERGER................................................................   1
    1.1    The Merger.....................................................   1
    1.2    Closing Date and Location......................................   1
    1.3    Closing Deliveries and Actions.................................   1
    1.4    Effects of the Merger..........................................   2
    1.5    Certificate of Incorporation...................................   2
    1.6    By-Laws........................................................   2
    1.7    Directors and Officers of the Surviving Corporation............   2
    1.8    Tax Status of the Merger.......................................   3
    1.9    Amendment......................................................   3

                                   ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE PARTIES; EXCHANGE OF CERTIFICATES..................................   3
     2.1    Certain Definitions...........................................   3
     2.2    Effect on Capital Stock.......................................   4
     2.3    Class A Cash Election Procedure...............................   7
     2.4    Dissenting Shares.............................................   8
     2.5    CIC Stock Options.............................................   8
     2.6    Payments to Exchange Agent....................................   9
     2.7    CIC Shareholder Deliveries....................................  10
     2.8    Payments to CIC Shareholders..................................  10
     2.9    Adjustments to Cash Merger Consideration......................  11

                                   ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CIC.....................................  12
     3.1    Organization and Good Standing................................  12
     3.2    Capitalization................................................  12
     3.3    Articles of Incorporation and Bylaws..........................  13
     3.4    Directors, Officers and Employees.............................  13
     3.5    Corporate Approval............................................  13
     3.6    Consents and Approvals; No Violations.........................  13
     3.7    Binding Obligation............................................  14
     3.8    Interest in Competitors.......................................  14
     3.9    Personal Property.............................................  14
     3.10   Inventories...................................................  15
     3.11   Real Property.................................................  15
     3.12   Accounts and Notes Receivable.................................  16
     3.14   Insurance Policies............................................  16

    3.14   Leases, Contracts, Etc........................................  16
    3.15   Patents, Etc..................................................  18
    3.16   Labor Contracts, Employment Contracts and Employee
             Benefit Plans...............................................  19
    3.17   Litigation....................................................  19
    3.18   Franchises, Permits and Licenses..............................  20
    3.19   Customers and Suppliers.......................................  20
    3.20   Stock Records, Etc............................................  20
    3.21   Taxes.........................................................  20
    3.22   Financial Information.........................................  21
    3.23   Absence of Undisclosed Liabilities............................  21
    3.24   Absence of Certain Changes....................................  21
    3.25   Conditions Affecting the Company..............................  22
    3.26   No Brokers....................................................  22
    3.27   Compliance with Laws..........................................  22
    3.28   Banks, Etc....................................................  22
    3.29   Transactions with Related Parties.............................  23
    3.30   Disclosures...................................................  23
    3.31   No Material Omission..........................................  23
    3.32   No Reliance on Forecasts......................................  23
    3.33   Express Disclaimer............................................  23

                                   ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
AIRGAS AND SUB............................................................  24
    4.1    Organization and Standing; Power and Authority.................  24
    4.2    Capitalization.................................................  24
    4.3    Corporate Approval.............................................  24
    4.4    Consents and Approvals; No Violations..........................  25
    4.5    Binding Obligation.............................................  25
    4.6    Consents.......................................................  26
    4.7    Obligations; Absence of Violation..............................  26
    4.8    Disclosure.....................................................  26
    4.9    SEC Reports....................................................  26
    4.10   Absence of Material Adverse Change.............................  27
    4.11   No Reliance on Forecasts.......................................  27
    4.12   Express Disclaimer.............................................  27

                                   ARTICLE 5

COVENANTS CONCERNING CONDUCT AND
TRANSACTIONS PRIOR TO MERGER..............................................  27
EFFECTIVE TIME
    5.1    Access.........................................................  27
    5.2    Operations of CIC..............................................  28
    5.3    Financial Statements...........................................  29
    5.4    Confidentiality and Nondisclosure..............................  30

                                   ARTICLE 6

FURTHER AGREEMENTS........................................................  31
    6.1    Expenses.......................................................  31
    6.2    Shareholders' Meeting or Consents..............................  31
    6.3    No Solicitation................................................  32
    6.4    News Releases..................................................  32
    6.5    SEC Filing.....................................................  32
    6.6    Certain Employee Matters.......................................  33
    6.8    NYSE Listing...................................................  33
    6.9    Rule 145.......................................................  33
    6.12   Hinely Office Furniture and Fixtures...........................  34

                                   ARTICLE 7

INDEMNIFICATION...........................................................  34
    7.1    Indemnification................................................  34
    7.2    Procedures for Claims..........................................  35
    7.3    Third Party Claims.............................................  36
    7.4    Limitations on Indemnification Rights..........................  37
    7.5    Satisfaction of Indemnification Obligations....................  38
    7.6    Other Rights and Remedies Not Affected.........................  38
    7.7    Survival of Representations, Warranties and Covenants..........  38
    7.8    Consent as to Representation...................................  38

                                   ARTICLE 8

SHAREHOLDERS' AGENT COMMITTEE.............................................  39
    8.1    Appointment and Acceptance.....................................  39
    8.2    Authorization..................................................  39
    8.3    Fees & Expenses Fund...........................................  40
    8.4    Procedural Matters.............................................  41
    8.5    Reliance.......................................................  41
    8.6    Successors.....................................................  41
    8.7    Survival of Authorizations.....................................  41
    8.8    Certain Limitations............................................  42
    8.9    Indemnification................................................  42
    8.10   No Implied Agency or Partnership...............................  42
    8.11   Expenses.......................................................  42

                                   ARTICLE 9

CONDITIONS TO OBLIGATION TO CLOSE.........................................  42
    9.1    Conditions Precedent to Obligations of CIC.....................  42
    9.2    Conditions Precedent to Obligations of Airgas and Sub..........  44
    9.3    Conditions to Obligations of Airgas, Sub and CIC...............  45

    9.4   Post-Closing Actions............................................  45

                                  ARTICLE 10

TERMINATION AND ABANDONMENT; REMEDIES.....................................  46
   10.1   Termination and Abandonment.....................................  46
   10.2   Effect of Abandonment and Termination...........................  47

                                  ARTICLE 11

MISCELLANEOUS PROVISIONS..................................................  47
   11.1   Good Faith......................................................  47
   11.2   Entire Agreement; Amendment.....................................  47
   11.3   Waivers.........................................................  47
   11.4   Notices.........................................................  47
   11.5   Governing Law...................................................  49
   11.6   Attribution of Knowledge........................................  50
   11.7   General Definitions.............................................  50
   11.8   Certain Rules of Construction...................................  56
   11.9   Time of the Essence; Computation of Time........................  57
   11.10  Severability....................................................  57
   11.11  No Joint Venture................................................  57
   11.12  Absence of Third Party Beneficiary Rights.......................  57

                                   EXHIBITS:
                                   --------


Exhibit 1.3(a)  ................ Certificate of Merger (Delaware)
Exhibit 1.3(b)  ................ Articles of Merger (Florida)
Exhibit 2.2(b)  ................ Lockup/Escrow Agreement
Exhibit 2.5(b)  ................ CIC Stock Option Conversion
Exhibit 6.6(b)  ................ Accrued Vacation
Exhibit 6.7     ................ Terms of Sale of Jacksonville and
                                   Miami Dry Ice Operations
Exhibit 9.1(e)  ................ Opinion of McCausland, Keen & Buckman
Exhibit 9.2(e)  ................ Opinion of Sutherland, Asbill & Brennan, L.L.P.
Exhibit 9.3(g)  ................ Tax Opinion of McCausland, Keen & Buckman
Exhibit 11.4    ................ CIC Shareholders' Agent Committee


                            CIC DISCLOSURE SCHEDULE
                            -----------------------

                           AIRGAS DISCLOSURE SCHEDULE
                           --------------------------

                         AGREEMENT AND PLAN OF MERGER
                                 BY AND AMONG
                                 AIRGAS, INC.
                                      AND
                       AIRGAS CARBONIC INDUSTRIES, INC.
                                      AND
                        CARBONIC INDUSTRIES CORPORATION

     This is an AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 12, 1997 by and among AIRGAS, INC. ("Airgas"), a Delaware corporation, AIRGAS CARBONIC INDUSTRIES, INC. , a Delaware corporation ("Sub") and CARBONIC INDUSTRIES CORPORATION, a Florida corporation (the "CIC"), with respect to the acquisition of CIC by Airgas through the merger of CIC with and into Sub (the "Merger"), and by which such parties, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                  THE MERGER
                                  ----------

      1.1 The Merger.  Upon the terms and subject to the conditions set forth in
          ----------
this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and the Florida Business Corporation Act, as amended (the "FBCA" ), respectively, CIC shall be merged with and into Sub.

      1.2 Closing Date and Location.  The closing of the Merger (the "Closing")
          -------------------------
will take place at the offices of Sutherland, Asbill & Brennan, 999 Peachtree Street, N.E., Atlanta, Georgia 30309-3996, on the latest to occur of (a) May 1, 1997, (b) the fifth (5th) business day after the later of (i) the date of a meeting of holders of record of issued and outstanding CIC Common Stock ("CIC Shareholders") held to approve the Merger and (ii) the date that the last of the conditions set forth in Article 9 is satisfied or waived or (c) at such other time and place and on such other date as Airgas and CIC shall mutually agree. The Merger shall become effective as of the close of business on the date the filings are made pursuant to Section 1.3(d) (the time the Merger becomes effective being the "Merger Effective Time"). The date on which the Merger Effective Time occurs is the "Closing Date."

      1.3 Closing Deliveries and Actions.  The Closing shall consist of the
          ------------------------------
parties providing to each other such proof or indication of satisfaction of the conditions set forth in Article 9 as they may have reasonably requested and, subject to the satisfaction of such conditions (or waiver by the party entitled to waive such conditions), the following:

          (a) the certificates, letters and opinions required by Article 9 shall be delivered,

          (b) the appropriate officers of Sub and CIC shall execute and deliver a Certificate of Merger ("Certificate of Merger") and Articles of Merger ("Articles of Merger") meeting the requirements of DGCL (S)252 and FBCA
      (S)607.1105, respectively, and in substantially the form of Exhibits 1.3(a) and 1.3(b), respectively,

          (c) Airgas shall deliver the Merger Consideration to the Exchange Agent as provided in Section 2.6 and

          (d) the parties shall file the Certificate of Merger and Articles of Merger with the Delaware and Florida Secretaries of State, respectively.

      None of the foregoing actions shall be deemed to have been taken unless and until all of them have been taken (and the Articles of Merger and Certificate of Merger shall not be filed until all of such other actions are taken). After the Closing, payments shall be made to CIC Shareholders in accordance with Section 2.8.

      1.4 Effects of the Merger.  The Merger shall have the effects set forth in
          ---------------------
Article 2 and in the DGCL and the FBCA. Without limiting the foregoing, at the Merger Effective Time: (a) CIC shall merge with and into Sub; (b) the separate existence of CIC shall cease; (c) the stock that is to be converted pursuant to
Article 2 shall be converted as provided in Article 2; (d) the former holders of such stock are entitled only to the rights provided in Article 2 or rights under FBCA (S)607.1302 (subject to FBCA (S)607.1320); and (e) the Merger shall otherwise have the effect provided under the applicable laws of the States of Delaware and Florida (including DGCL (S)252 and FBCA (S)607.1106).

      1.5 Certificate of Incorporation. The certificate of incorporation of
          ----------------------------
Sub, the surviving corporation, as in effect immediately prior to the Merger Effective Time shall continue thereafter to be Sub's certificate of incorporation until amended in accordance with applicable law.

      1.6 By-Laws.  The by-laws of Sub, the surviving corporation, as in
          -------
effect immediately prior to the Merger Effective Time shall continue to be Sub's by-laws thereafter until amended in accordance with such by-laws and applicable law.

      1.7 Directors and Officers of the Surviving Corporation.  The directors
          ---------------------------------------------------
and officers of Sub immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, be the directors and officers, respectively, of Sub until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with Sub's Certificate of Incorporation and by-laws and any applicable contracts; provided, however, that J. Vernon Hinely will be the Chairman of the Board of Sub and John A. Toepke will be an Executive Vice President of Sub from and after the Merger Effective Time, each until his successor shall have been duly elected or appointed or qualified or until his death, resignation or removal in accordance with Sub's by-laws and applicable contracts.

      1.8 Tax Status of the Merger.  The Merger is intended to be a
          ------------------------
reorganization within the meaning of IRC(S)(S) 368(a)(1)(A) and (a)(2)(D), respectively, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under IRC (S)(S) 368(a)(1)(A) and (a)(2)(D). Neither CIC, Airgas nor Sub shall take any position inconsistent with such intention.

      1.9 Amendment.  This Agreement may be modified or amended in any
          ---------
manner at any time and from time to time prior to the Merger Effective Time by the boards of directors of CIC, Airgas and Sub in accordance with Section 11.2 without any action by the shareholders of CIC, Airgas or Sub; provided, however, that no modification or amendment that (a) reduces or changes the form or composition of the consideration which the CIC Shareholders shall be entitled to receive pursuant to this Agreement may be made after approval of this Agreement by the CIC Shareholders without the CIC Shareholders' further approval (except to the extent specifically authorized by the CIC Shareholders in connection with approving this Agreement), (b) alters or changes any term or condition in this Agreement that would result in a material adverse effect on the holders of any class or series of shares of any party hereto without the approval of such shareholders, or (c) alters or changes any term of the certificate of incorporation of Sub without the approval of the shareholder of Sub.

                                   ARTICLE 2
           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE PARTIES;
                           EXCHANGE OF CERTIFICATES
                           ------------------------

      2.1 Certain Definitions.
          -------------------

          (a) Aggregate Class A Merger Consideration.  The "Aggregate Class A
              --------------------------------------
Merger Consideration" is determined by adding (i) $35,775,699 plus (ii) the amount determined by multiplying $43 by the number of Exercised Option Shares.

          (b) Aggregate Class B Merger Consideration.  The "Aggregate Class B
              --------------------------------------
Merger Consideration" is $5,125,000.

          (c) Average Airgas Price.  "Average Airgas Price" means the average
              --------------------
closing sales price of Airgas Common Stock on the New York Stock Exchange ("NYSE"), as reported by the Wall Street Journal for the five (5) consecutive
                             -------------------
trading days beginning on and including the business day immediately following the Form S-4 Effective Date.

          (d) Class A Divisor.  The "Class A Divisor" is the number of shares of
              ---------------
CIC Class A Common Stock that are issued and outstanding immediately prior to the Merger Effective Time.

          (e) Class A Share Value.  The "Class A Share Value" is an amount
              -------------------
determined by dividing (i) the Aggregate Class A Merger Consideration by (ii) the Class A Divisor.

          (f) Class B Divisor.  The "Class B Divisor" is the number of shares of
              ---------------
CIC Class B Common Stock that are issued and outstanding immediately prior to the Merger Effective Time.

          (g) Class B Share Value.  The "Class B Share Value" is an amount
              -------------------
determined by dividing (i) the Aggregate Class B Merger Consideration by (ii) the Class B Divisor.

          (h) Exercised Option Shares.  "Exercised Option Shares" means the
              -----------------------
number of shares of CIC Class A Common Stock into which CIC Stock Options (as defined in Section 2.8 below) are converted after the date of this Agreement and before the Merger Effective Time.

          (i) Form S-4 Effective Date.  "Form S-4 Effective Date" means the date
              -----------------------
as of which the Registration Statement to be filed with the SEC pursuant to this Agreement shall have been declared effective by the SEC.

      2.2 Effect on Capital Stock.  As of the Merger Effective Time, by virtue
          -----------------------
of the Merger and without any action on the part of the holders of the issued and outstanding shares of CIC Common Stock or of any shares of capital stock of
Sub:

          (a) Capital Stock of Sub.  All issued and outstanding shares of Sub
              --------------------
capital stock shall continue to be issued and outstanding after the Merger Effective Time.

          (b) Conversion of Class A CIC Common Stock. Each share of CIC Class A
              --------------------------------------
Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (other than shares to be canceled pursuant to Section 2.2(e) and Dissenting Shares (as hereinafter defined)) shall be converted into the following:

              (i)   Cash for Fees & Expenses Fund: One quarter of one percent
                    -----------------------------
(0.25%) of the Class A Share Value (the "Class A F & E Amount") to become part of the Fees & Expense Fund as an integral part of the conversion of CIC Common Stock pursuant to this Article 2, to be held and disbursed by the CIC Shareholders' Agent Committee as provided in Article 8; provided, however, that this clause (i) does not apply to shares of CIC Class A Common Stock that are owned (of record as of the date of this Agreement) by any person who owns (of record as of the date of this Agreement) five hundred (500) or fewer such shares in the aggregate ("De Minimis Shares"); and either

              (ii)  Cash: if a share of CIC Class A Common Stock is subject to a
                    ----
valid Cash Election, then it shall be converted into the right to receive an amount of cash equal to the Class A Share Value minus (except in the case of De Minimis Shares) the Class A F & E Amount; or

              (iii) Airgas Common Stock: if a share of CIC Class A Common Stock
                    -------------------
is not subject to a valid Cash Election, then it will be converted into that number of shares of Airgas Common Stock determined by dividing (A) an amount determined by subtracting (except in the case of De Minimis Shares) the Class A F & E Amount from the Class A Share Value by
(B) the Average Airgas Price; provided, however, that:

                    (1) No Fractional Shares:  the aggregate number of shares of
                        --------------------
      Airgas Common Stock into which shares of CIC Class A Common Stock owned by each CIC Shareholder shall be converted shall, if not a whole number, be rounded up to the next whole number of Shares of Airgas Common Stock (such CIC Shareholder's "Class A Stock Consideration");

                    (2) Lockup/Escrow Shares: an amount of each CIC
                        --------------------
      Shareholder's Class A Stock Consideration (rounded for each such CIC Shareholder up to the next whole number of shares of Airgas Common Stock) equal to fifty-five percent (55%) (subject to adjustment as provided in Section 2.9) of the number of shares of Airgas Common Stock into which such CIC Shareholder's shares of CIC Class A Common Stock would be converted pursuant to this clause (iii), assuming for purposes of this clause (2) that each such CIC Shareholder shall not have made any Cash Election or contribution to the Class A F & E Amount, shall be held and disbursed pursuant to the Lockup/Escrow Agreement in substantially the form of Exhibit 2.2(b) (the "Lockup/Escrow Agreement"), the execution of such agreement by the CIC Shareholders' Agent Committee being evidence of the implementation of the foregoing as an integral part of the conversion of the CIC Common Shares pursuant to this Article 2; provided, however, that this clause (2) shall not apply to De Minimis Shares; and

                    (3) Other Airgas Common Stock: a CIC Shareholder's remaining
                        -------------------------
      Class A Stock Consideration not subject to clause (2) shall be delivered to such CIC Shareholder in accordance with the provisions of this Agreement;

all subject to the rights and obligations of the CIC Shareholders' Agent Committee as set forth in Article 8 of this Agreement (and without limiting the foregoing, the CIC Shareholders' Agent Committee, whose power and authority are set forth in Article 8, is established pursuant to this Article 2 as an integral part of the manner and basis of converting the CIC Common Stock).

          (c) Conversion of CIC Class B Common Stock.  Each share of CIC Class B
              --------------------------------------
Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (other than shares to be canceled pursuant to Section 2.2(e) hereof and Dissenting Shares) shall be converted into the right to receive the following:

              (i)   Cash for Fees & Expenses Fund:   One quarter of one percent
                    -----------------------------
(0.25%) of the Class B Share Value (the "Class B F&E Amount") to become part of the Fees & Expense Fund as an integral part of the conversion of CIC Common Stock pursuant to this Article 2 to be held and disbursed by the CIC Shareholders' Agent Committee as provided in Article 8; and either

              (ii)  Cash: to the extent that such share, together with other
                    ----
shares of CIC Class B Common Stock owned by a holder, equals forty-five percent (45%) (subject to adjustment as provided in Section 2.9) of such holder's CIC Class B Common Stock (rounded down to the nearest whole number of such holder's CIC Class B Common Stock), the right to receive an amount of cash equal to the Class B Share Value minus the Class B F&E Amount; or

              (iii) Airgas Common Stock: to the extent not covered by clause
                    -------------------
(ii) above, that number of shares of Airgas Common Stock determined by dividing
(A) the amount determined by subtracting the Class B F&E Amount from the Class B Value (B) by the Average Airgas Price; provided, however, that:

                    (1) No Fractional Shares:  the aggregate number of shares of
                        --------------------
     Airgas Common Stock into which shares of CIC Class B Common Stock owned by each CIC Shareholder shall be converted shall, if not a whole number, be rounded up to the next whole number of shares of Airgas Common Stock (such CIC Shareholder's "Class B Stock Consideration") and;

                    (2) Lockup/Escrow Shares: each CIC Shareholder's Class B
                        --------------------
     Stock Consideration shall be held and disbursed pursuant to the Lockup/Escrow Agreement, the execution of such agreement by the CIC Shareholders' Agent Committee being evidence of the implementation of the foregoing integral part of the conversion of the CIC Common Shares pursuant to this Article 2;

all subject to the rights and obligations of the CIC Shareholders' Agent Committee as set forth in Article 8 of this Agreement (and without limiting the foregoing, the CIC Shareholders' Agent Committee, whose power and authority are set forth in Article 8, is established pursuant to this Article 2 as an integral part of the manner and basis of converting the CIC Common Stock).

          (d) Other.  At the Merger Effective Time, all shares of CIC Common
              -----
Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of CIC Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Article 2 (the "Merger Consideration") for each share of CIC Common Stock held by such holder. Without limiting the foregoing, any certificates delivered to CIC after the Merger Effective Time shall be delivered to the Exchange Agent and treated as a delivery pursuant to Section 2.7.

          (e) Cancellation of Certain Shares of CIC Common Stock.  All shares of
              --------------------------------------------------
CIC Common Stock, if any, that are owned, directly or indirectly, by CIC as of the Merger Effective Time shall be canceled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

          (f) Recapitalizations, Etc.  If any recapitalization,
              -----------------------
reclassification, merger, consolidation, split-up or reverse stock split with respect to Airgas Common Stock occurs after the date of this Agreement and prior to the Merger Effective Time, then an appropriate adjustment to the Merger Consideration to be issued in the Merger shall be made.

      2.3 Class A Cash Election Procedure.
          -------------------------------

          (a) Generally.  Each CIC Class A Shareholder (other than holders of
              ---------
CIC Common Stock to be canceled as set forth in Section 2.2(e) and Dissenting Shares) shall have the right to specify in a request made in accordance with the provisions of this Section 2.3 (herein called a "Cash Election") the percentage (not in excess of forty-five percent (45%), rounded down so that the election applies to the next lower whole share and subject to adjustment as provided in
Section 2.9, the "Maximum Cash Percentage") of his shares of CIC Class A Common Stock that he desires to have converted into the right to receive cash in the Merger; provided, however, that the foregoing Maximum Cash Percentage limitation does not apply to De Minimis Shares.

          (b) Distribution of Forms. CIC shall include a document in form and
              ---------------------
substance agreed to by CIC and Airgas (the "Form of Cash Election/Transmittal Letter") with the distribution to the CIC Shareholders of the Proxy Statement/Prospectus (as defined in Section 3.30). The Form of Cash Election/Transmittal Letter will be designed among other things to permit the CIC Class A Shareholders to exercise their right to make a Cash Election prior to the Cash Election Deadline (as defined below). Airgas shall use all reasonable efforts to make available on a prompt basis a Form of Cash Election/Transmittal Letter to any CIC Class A Shareholder who requests such form following the initial mailing of the Forms of Cash Election/Transmittal Letters and prior to the Cash Election Deadline.

          (c) Delivery of Cash Elections.  Any Cash Election shall have been
              --------------------------
made properly only if The Bank of New York (the "Exchange Agent") shall have received, by 5:00 p.m. local time in New York, New York on the date of the Cash Election Deadline, a Form of Cash Election/Transmittal Letter properly completed and signed. As used herein, "Cash Election Deadline" means the date mutually agreed to in writing by Airgas and CIC (the "Cash Election Deadline Letter") as the last day on which Forms of Cash Election/Transmittal Letters will be accepted; provided, however, that such date shall be a business day no later than five (5) business days prior to the Closing Date; provided, further, that Airgas shall have the right to set a later date of, or to extend, the Cash Election Deadline so long as such later date is no later than the Closing Date.

          (d) Limitations on Cash Election.  Any Cash Election that requests
              ----------------------------
that more than the Maximum Cash Percentage of the CIC Class A Shareholder's CIC Class A Common Stock be converted into cash shall be deemed a request that the Maximum Cash Percentage be converted into cash.

          (e) Irrevocable.  Each Form of Cash Election/Transmittal Letter shall
              -----------
become irrevocable upon receipt by the Exchange Agent (unless the Exchange Agent, in its sole and absolute discretion, permits its amendment or withdrawal).

          (f) Rules.  Airgas and CIC (before the Merger) or the Shareholders'
              -----
Agent Committee (after the Merger) shall jointly have the right to make rules and decisions (whether or not covered by such rules), not inconsistent with the terms of this Agreement, governing the validity of the Forms of Cash Election/Transmittal Letters.

      2.4 Dissenting Shares.  Notwithstanding anything in this Agreement to the
          -----------------
contrary, but only to the extent required by Chapter 607 of the FBCA, shares of CIC Common Stock that are issued and outstanding immediately prior to the Merger Effective Time and are held by CIC Shareholders who dissent from the Merger ("Dissenting Shares") shall not be converted into the right to receive Merger Consideration, but shall instead become the right to receive such consideration as may be determined to be due such holder of Dissenting Shares ("Dissenting Shareholder") pursuant to Chapter 607 of the FBCA; provided, however, that if any Dissenting Shareholder fails to establish and perfect such shareholder's entitlement to dissenters' rights as provided by Chapter 607 of the FBCA, then such Dissenting Shareholder shall forfeit dissenters' rights with respect to such Dissenting Shares and such shares shall thereupon be deemed to have been converted into the Merger Consideration to which such Dissenting Shares would otherwise have been converted pursuant to Section 2.2, subject to all other terms and conditions of this Agreement as if such CIC Shareholder had not dissented or attempted to dissent (including the requirement that such CIC Shareholder make the Shareholder Deliveries and that a portion of such Merger Consideration may be deliverable to the Lockup/Escrow Agent) (as such term is defined in the Lockup/Escrow Agreement). CIC shall give Airgas prompt notice of any written notices of any demand received by CIC for an appraisal of CIC Common Stock, and CIC shall undertake in good faith to keep Airgas reasonably informed of any other negotiations and proceedings with respect to demands for dissenters' rights under Chapter 607 of the FBCA. CIC will not, except with the prior written consent of Airgas, settle or offer to settle any such demand.

      2.5 CIC Stock Options.
          -----------------

          (a) Generally.  At the Merger Effective Time, by virtue of the Merger
              ---------
and without any further action on the part of Airgas, CIC or the holder of any unexpired and unexercised option to purchase shares of CIC Common Stock granted under the CIC 1994 Stock Option Plan (a "CIC Stock Option"), each CIC Stock Option shall be assumed by Airgas in such manner that Airgas is a corporation "assuming a stock option in a transaction to which IRC (S) 424(a) applied" within the meaning of IRC (S) 424 (or to the extent that IRC (S) 424 does not apply to any such CIC Stock Options, would be such a corporation were IRC (S) 424 applicable to such CIC Stock Options).

          (b) Specifically.  Without being limited by the foregoing, at the
              ------------
Merger Effective Time, by virtue of the Merger and without any further action on the part of Airgas, CIC or the holder of any CIC Stock Option, each CIC Stock Option shall automatically become exercisable for that number of shares of Airgas Common Stock equal to the number of shares of Airgas Common Stock that would have been issued in the Merger with respect to such CIC Stock Option had such option (assuming full vesting) been exercised immediately prior to the Merger Effective Time (rounded up to the nearest whole number of shares of Airgas Common Stock), assuming no Cash Election and no contribution to the Fees & Expense Fund and (ii) at a price per share of Airgas Common Stock equal to the per share option exercise price specified in the CIC Stock Option multiplied by a fraction, the numerator of which is the Average Airgas Price and the denominator of which is Forty Three Dollars ($43) (with the result rounded to the nearest whole cent). An example of the number of shares of Airgas Common Stock issuable after the Merger pursuant to the CIC Stock Options in accordance with the terms hereof is set forth in Exhibit 2.5(b).

          (c) Other Effects.  At the Merger Effective Time, by virtue of the
              -------------
Merger and without any further action on the part of Airgas, CIC or any holder of any CIC Stock Option: (i) all references to CIC in the CIC Stock Option Plan shall be deemed to refer to Airgas; (ii) Airgas shall assume the CIC 1994 Stock Option Plan and all of CIC's obligations with respect to the CIC Stock Options, as so amended by virtue of the foregoing; and (iii) Airgas shall issue to each holder of any outstanding CIC Stock Option a document evidencing the foregoing assumption by Airgas. It is the intention of the parties that the CIC Stock Options assumed by Airgas will qualify as incentive stock options as defined in IRC (S) 422 to the extent that they so qualified immediately prior to the Merger Effective Time.

          (d) Registration Requirements.  With respect to each share of Airgas
              -------------------------
Common Stock underlying the CIC Stock Options assumed pursuant to the foregoing, Airgas shall file and use its best efforts to keep current a registration statement on Form S-8 or other appropriate form for as long as any such option remains outstanding.

      2.6 Payments to Exchange Agent. At or prior to the Closing, Airgas shall
          --------------------------
make the following deliveries to the Exchange Agent in trust for the benefit of the CIC Shareholders (and Airgas shall cause the Exchange Agent to make the corresponding deliveries to the CIC Shareholders and the Lockup/Escrow Agent, as applicable, promptly after the Closing):

          (a) Cash Merger Consideration. An amount of cash equal to the total
              -------------------------
amount of cash consideration due to the CIC Shareholders as determined pursuant to Section 2.2 above;

          (b) Airgas Common Shares -- For Lockup/Escrow.  Airgas share
              -----------------------------------------
certificates made in the respective names of the CIC Shareholders, each for the respective number of shares of Airgas Common Stock into which such CIC Shareholder's shares of CIC Common Stock shall have been converted and are subject to the Lockup/Escrow as provided in Section 2.2 above ("Lockup/Escrow Shares"); and

          (c) Airgas Common Shares -- For CIC Shareholders.  Airgas share
              --------------------------------------------
certificates made in the respective names of the CIC Shareholders, each for the respective number of shares of Airgas Common Stock into which such CIC Shareholder's shares of CIC Common Stock shall have been converted and are not subject to the Lockup/Escrow as provided in Section 2.2 above ("Non-Lockup Shares").

      2.7 CIC Shareholder Deliveries.  No CIC Shareholder shall be entitled
          --------------------------
to receive consideration pursuant to this Agreement unless and until the following deliveries are made to the Exchange Agent (the "Shareholder Deliveries"):

          (a) Transmittal Letter.  In the case of a CIC Class A Shareholder, a
              ------------------
Form of Cash Election/Transmittal Letter, and in the case of a CIC Class B Shareholder, a transmittal letter in form and substance agreed to by CIC and Airgas (the "Class B Transmittal Letter "), in each case duly executed by such CIC Shareholder (such deliveries, collectively, the "Transmittal Letters");

          (b) Share Certificates, Etc.  Share certificates representing the CIC
              ------------------------
Common Stock in the name of such CIC Shareholder (or an affidavit reasonably satisfactory to Airgas regarding the loss, theft or destruction of such share certificates).

      2.8 Payments to CIC Shareholders.  As soon as practicable after the later
          ----------------------------
of (a) the Merger Effective Time or (b) its receipt of a CIC Shareholder's Specified Deliveries (even if such receipt occurs after the second anniversary of the Closing), the Exchange Agent shall make the following distributions with respect to such CIC Shareholder and if such deliveries are made with respect to a portion of such CIC Shareholder's CIC Common Stock, the distribution shall be made with respect to those shares):

          (a) Cash to the CIC Shareholder.  To such CIC Shareholder, a bank
              ---------------------------
check or wire transfer, as requested by such CIC Shareholder in its Cash Election (or if not so specified, a bank check), in an amount equal to the cash consideration into which such CIC Shareholder's CIC Common Stock was converted pursuant to Section 2.2. In no event shall the holder of any surrendered certificates be entitled to receive interest on any of the cash consideration to be received in the Merger that is paid within a reasonable time after such payment is due.

          (b) Airgas Common Shares to the CIC Shareholder.  To such CIC
              -------------------------------------------
Shareholder, a share certificate representing the number of Non-Lockup Shares into which such CIC Shareholders' shares of CIC Common Stock were converted in the Merger pursuant to Section 2.2.

          (c) Airgas Common Shares to the Lockup/Escrow Agent.  To the
              -----------------------------------------------
Lockup/Escrow Agent, a share certificate representing the number of Lockup/Escrow Shares into which each CIC Shareholders' shares of CIC Common Stock were converted in the Merger pursuant to Section 2.2.

          (d) Class A F&E Amount and Class B F&E Amount.  To the CIC
              -----------------------------------------
Shareholders' Agent Committee, cash in the amount of the Class A F&E Amount and the Class B F&E Amount in amounts determined in accordance with Section 2.2.

          (e) Transfers; Escheat.  If a check is to be issued, wire transfer
              ------------------
made payable or Airgas Common Stock certificate is to be issued in the name of a person other than the person in whose name the certificates for the shares of CIC Common Stock surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check, wire transfer or stock certificates to a person other than the registered holder of the certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a CIC Shareholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Dividends; Distributions.  No dividends or distributions that have
              ------------------------
been declared will be paid to persons entitled to receive certificates for shares of Airgas Common Stock until such persons surrender their certificates for shares of CIC Common Stock (or an affidavit reasonably satisfactory to Airgas regarding the loss, theft or destruction of such share certificates), at which time all such dividends shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends that are paid within a reasonable time after such payment is due. No interest shall be payable on cash payments made pursuant to this Article 2 within a reasonable time after such payment is due.

      2.9 Adjustments to Cash Merger Consideration.  Notwithstanding anything in
          ----------------------------------------
this Agreement to the contrary, if the Cash Elections (treating Dissenting Shares as if a valid one hundred percent (100%) Cash Election were made with respect to such shares) plus cash paid to CIC Class B Shareholders would otherwise result in the Aggregate Cash Consideration exceeding the Aggregate Stock Consideration, then each CIC Shareholders' Unadjusted Cash Percentage will be decreased pro rata on a basis proportionate with all of the other CIC Shareholders' Unadjusted Cash Percentages until the Aggregate Stock Consideration is equal to or exceeds the Aggregate Cash Consideration; provided, however, that no CIC Shareholder's Adjusted Cash Percentage shall be more than two percentage points lower than his Unadjusted Cash Percentage; and provided further that Cash Elections with respect to DeMinimis Shares are not subject to
any adjustment.   If a CIC Class A Shareholder's Unadjusted Cash Percentage is
adjusted pursuant to the foregoing, then the percentage of his Class A Stock Consideration subject to the Lockup/Escrow Agreement pursuant to Section 2.2
(b)(iii)(2) (using the same assumptions set forth therein) shall be increased by an amount equal to the amount determined by subtracting his Adjusted Cash Percentage from his Unadjusted Cash Percentage. As an illustration, if a Class A CIC Shareholders' Cash Election is reduced from forty-five percent (45%) to forty-four percent (44%), then his lockup/escrow percentage will increase from fifty-five percent (55%) to fifty-six percent (56%). The following definitions are used in this Section 2.9:

          (a) "Adjusted Cash Percentage" means the percentage of a CIC Shareholders' portion of the Aggregate Merger Consideration that is payable to him promptly after the Closing in cash after any adjustments provided in this
Section 2.9.

          (b) "Aggregate Cash Consideration" means the amount of Aggregate Merger Consideration payable promptly after the Closing in cash pursuant to this Agreement.

          (c) "Aggregate Merger Consideration" means, collectively the Aggregate Class A Merger Consideration and the Aggregate Class B Merger Consideration.

          (d) "Aggregate Stock Consideration" means the amount of Aggregate Merger Consideration payable promptly after the Closing in Airgas Common Stock pursuant to this Agreement.

          (e) "Unadjusted Cash Percentage" means, in the case of a CIC Class A Shareholder, the otherwise valid cash percentage elected pursuant to his Cash Election and, in the case of a CIC Class B Shareholder, forty-five percent (45%).

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF CIC
                     -------------------------------------

      CIC represents to Airgas and Sub as follows:

      3.1 Organization and Good Standing.  CIC is a corporation duly organized,
          ------------------------------
validly existing and in good standing under the corporation laws of the State of Florida, and CIC has full corporate power and corporate authority to carry on its business as such business is now being conducted. Except as set forth in
Section 3.1 of the CIC Disclosure Schedule, CIC is qualified as a foreign corporation in accordance with the corporate laws of all jurisdictions in which the failure to so qualify would have a material adverse effect on CIC. Except as set forth in Section 3.1 of the CIC Disclosure Schedule, CIC has no subsidiaries or more than five percent (5%) equity or other ownership interest in any entity.

      3.2 Capitalization.  CIC's authorized capital stock consists solely of
          --------------
2,000,000 shares of Class A Common Stock, no par value, of which no more than 903,993 shares, on a fully-diluted basis, will be issued and outstanding on the Closing Date, and 25,000 shares of Class B Common Stock, no par value, of which 25,000 shares, on a fully-diluted basis, will be issued and outstanding on the Closing Date. Each of the outstanding shares of capital stock of CIC was validly issued and is fully paid and non-assessable on the date hereof, and was issued in compliance with all applicable federal and state laws concerning the issuance of securities. Except as set forth in Section 3.2 of the CIC Disclosure Schedule, CIC has not reserved any shares of capital stock for issuance and there are no outstanding options, warrants, restricted stock awards, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from CIC shares of capital stock of any class, no outstanding securities of CIC that are convertible into shares of capital stock of CIC of any class, and no outstanding options, warrants or rights to purchase from CIC any such convertible securities (collectively, "Rights"). The names and addresses of, and number of shares held by, all shareholders of CIC and the names, addresses and interest (including, if applicable, vesting status, exercise price and date of grant) of all holders of Rights, all as reflected in CIC's records, are set forth in Section 3.2 of the CIC Disclosure Schedule. Except as set forth in Section 3.2 of the CIC Disclosure Schedule, CIC does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock.

      3.3 Articles of Incorporation and Bylaws.  Attached to Section 3.3 of the
          ------------------------------------
CIC Disclosure Schedule are (a) a copy of the Articles of Incorporation of CIC, as currently in effect, certified as of a recent date by the Secretary of State of the State of Florida, and (b) a copy of the By-laws of CIC, as currently in effect.

      3.4 Directors, Officers and Employees.  Section 3.4 of the CIC Disclosure
          ---------------------------------
Schedule lists each current director and officer of CIC. CIC has provided Airgas with a list or lists of each director, officer and employee of CIC whose wages and salaries (including commissions and bonuses, but excluding contributions to plans in which he participates) paid to him in the year ended December 31, 1996 exceeded $50,000, showing each such person's name, position, and such compensation for such year.

      3.5 Corporate Approval.  Subject to obtaining the necessary approvals
          ------------------
of the CIC Shareholders, CIC has the necessary corporate power and authority to execute, deliver and perform this Agreement and each other document to be executed and delivered by CIC pursuant to this Agreement (collectively, the "CIC Delivered Documents"). The execution, delivery and performance by CIC of this Agreement and each CIC Delivered Document have been, or will have been prior to the Closing Date, duly authorized by CIC's Board of Directors, and, subject to such authorization, the approval of the CIC Shareholders and the filing of the Certificate of Merger and Articles of Merger pursuant to Section 1.3, and no other corporate proceeding on the part of CIC is necessary for the execution, delivery and performance of this Agreement by CIC.

      3.6 Consents and Approvals; No Violations.  Except as set forth in
          -------------------------------------
Section 3.6 of the CIC Disclosure Schedule, neither the execution, delivery nor performance of this Agreement will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws of CIC, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (i) except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on CIC and would not, or would not be reasonably likely to, materially impair the ability of CIC to consummate the Merger or the other transactions contemplated hereby, and (ii) except for any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the state securities or "blue sky" laws, state takeover laws, and the filing and recordation of the Certificate of Merger and the Articles of Merger pursuant to Section 1.3, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which CIC is a party or by which any of its properties or assets may be bound and that is listed (or required to be listed) in the CIC Disclosure Schedule, or (d) violate any applicable law applicable to CIC or any of its properties or assets, except in the case of clauses (c) and (d) for violations, breaches or defaults which would not have a material adverse effect on CIC.

      3.7 Binding Obligation.  The CIC Delivered Documents when executed
          ------------------
and delivered by CIC, have been or will be, as the case may be, duly and validly executed and delivered by CIC. This Agreement and each document and instrument to be executed and delivered by CIC pursuant hereto constitutes or will constitute a legal, valid and binding obligation of CIC, enforceable in accordance with their respective terms, except to the extent that its enforceability may be subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers; provided, however, that the Certificate of Merger and the Articles of Merger will not be effective until filed with the Delaware and Florida Secretaries of State, respectively.

      3.8 Interest in Competitors.  Except as disclosed in Section 3.8 of the
          -----------------------
CIC Disclosure Schedule, to CIC's knowledge, no officer or director of CIC owns more than five percent (5%) of any equity or other interest in any entity which engages in any business, nor directly or indirectly engages in any business, which is competitive with the business of CIC.

      3.9 Personal Property. Except as listed in Section 3.9 of the CIC
          -----------------
Disclosure Schedule, CIC owns or leases all of the machinery, equipment, vehicles, furniture, fixtures, cylinders, tanks, bulk storage vessels, and other tangible personal property (a) that CIC currently uses in the conduct of its business and (b) that is listed in that certain depreciation schedule attached to Section 3.9 of the CIC Disclosure Schedule, except that no representation or warranty is made as to the property listed in categories 16065 (furniture and fixtures), 16066 (tools) and 16068 (dry ice boxes) other than there is an adequate number of dry ice boxes to operate the business consistent with CIC's past practices (the property covered by clause (a) or (b), excluding the exceptions, is referred to as the "Subject Property"). Except as listed in
Section 3.9 of the CIC Disclosure Schedule, the Subject Property is in working order and operating condition, subject to normal wear and tear and maintenance in the ordinary course of business and CIC has good, valid and unencumbered title thereto (subject only to such security interests or other encumbrances as are listed in Section 3.9 of the CIC Disclosure Schedule and Permitted Liens). Such property is in the possession of CIC or its customers (or such customer's customers) and, if not in CIC's possession is held pursuant to binding agreements obligating CIC's customer to return or reimburse CIC for such property. Except as set forth in Section 3.9 of the CIC Disclosure Schedule, the demurrage and rental records for CIC's bulk storage vessels and other equipment in the possession of customers have been kept in accordance with good industry practice and are substantially complete and accurate, and all of the tanks, bulk storage vessels and other equipment reflected on such records are either in the possession of CIC's customers or those customers are liable to CIC for the value or return of the tanks, bulk storage vessels and other equipment reflected thereon. Section 3.9 of the CIC Disclosure Schedule identifies all bulk storage vessels and other property, if any, used in CIC's business and not owned or leased by CIC. Except as set forth in Section 3.9 of the CIC Disclosure Schedule, all material customer disputes relating to CIC's right to collect revenue for the cylinders and/or bulk storage vessels leased to customers are promptly investigated by CIC and adjustments are made currently to CIC's records.

      3.10 Inventories.  Except as set forth in Section 3.10 of the CIC
           -----------
Disclosure Schedule, all inventories held by CIC in its business are useable or saleable in the ordinary course, have been recorded on a first-in first-out basis, consist solely of inventories of the kind and quality regularly used or produced in CIC's business, and are good and merchantable.

      3.11 Real Property. All real property currently owned by or leased to
           -------------
CIC is listed in Section 3.11 of the CIC Disclosure Schedule (individually and collectively the "Real Property"). All real property previously owned or leased by CIC after December 31, 1984 is listed in Section 3.11 of the CIC Disclosure Schedule (individually and collectively the "Previous Locations"). To CIC's knowledge, the current use of each parcel of Real Property is in compliance with all applicable zoning ordinances (or variances therefrom) and other governmental regulations, and CIC has not received any written or, to CIC's knowledge, any other form of notice of any uncorrected violation of housing, building, safety or fire ordinances. To CIC's knowledge, there are no unpaid assessments for any public improvements, nor has CIC received any written or, to CIC's knowledge, any other form of notice from an appropriate Governmental Entity of intention to make any public improvements for which CIC may be assessed directly or by reason of a leasehold interest or otherwise. Except as set forth in Section 3.11 of the CIC Disclosure Schedule, CIC has not installed asbestos in any buildings, structures or appurtenances. Except as set forth in Section 3.11 of the CIC Disclosure Schedule, the Real Property has not been used, and the Previous Locations during the period of CIC's ownership or occupancy thereof, were not used by CIC, any third party acting on behalf of, or at the direction of CIC (a "Directed Third Party"), or, to the knowledge of CIC, by any other third party for the generation, manufacture, storage or disposal of, and there has not been transported to or from the Real Property, or during the period of CIC's ownership or occupancy thereof the Previous Locations, by CIC, any Directed Third Party, or, to the knowledge of CIC, by any other third party, any Hazardous Substances or Wastes (as those terms are hereinafter defined), except in compliance with all applicable laws; to CIC's knowledge, there are no Hazardous Substances or Wastes present on or under or emanating from the Real Property in violation of applicable laws; there has been no Contamination (as hereinafter defined) at the Real Property during the period of CIC's ownership or occupancy thereof at the Previous Locations, by CIC, any Directed Third Party, or, to CIC's knowledge, by any other third party; there has been no unlawful use of the Real Property, by CIC, any Directed Third Party nor, to CIC's knowledge, by any other third party, that may, under any applicable law, require any closure or cessation of the use of the Real Property assuming its current use or impose upon CIC, its successors or assigns, any monetary obligations; CIC has not been identified by any Governmental Entity or individual in any pending or, to CIC's knowledge, threatened action, litigation, proceeding or investigation as a responsible party or potentially responsible party for any liability for disposal or release of any Hazardous Substances or Wastes; no lien or superlien has been recorded or, to CIC's knowledge, threatened against the Real Property or (to CIC's knowledge) the Previous Locations for any liability in connection with any environmental contamination; neither the Real Property nor, to CIC's knowledge, the Previous Locations have been listed on either the National Priorities List, as defined in CERCLA, or any state listing of hazardous sites; and, to CIC's knowledge, the Real Property is in material compliance with all currently applicable laws relating to environmental, health and safety matters. Except as disclosed in Section 3.11 of the CIC Disclosure Schedule, there are no underground storage tanks at the Real Property and any underground tanks previously removed from the Real Property were removed and any environmental contamination associated with such tanks was remediated in each case in material compliance with all then applicable laws. For the purposes of this Agreement: (a) the term "Contamination" shall mean the uncontained presence of Hazardous Substances at the Real Property, or arising from the Real Property, which may require remediation under any applicable law which in the case of the Real Property, is in effect at the Closing Date and, in the case of the Previous Locations, was in effect during the period of CIC's ownership or occupancy thereof; (b) the term "Hazardous Substances" shall mean any flammables, explosives, radioactive materials, asbestos, ureaformaldehyde, hazardous wastes, toxic substances or any other elements or compounds designated as a "hazardous substance," "pollutant" or "contaminant" in the Hazardous Waste Laws; (c) "Hazardous Waste Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. (S) 9600 et seq.,
                                                                        ------
or in the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6991

et seq., or any other applicable federal, state or local law or regulation; and
------
(iv) "Wastes" shall mean any hazardous wastes, residual wastes, solid wastes or other wastes as those terms are defined in the Hazardous Waste Laws.

      3.12 Accounts and Notes Receivable.  Except as set forth in Section
           -----------------------------
3.12 of the CIC Disclosure Schedule, all accounts and notes receivable of CIC relating to its business arose in the ordinary and usual course of its business and, subject to the allowance for doubtful accounts reflected on CIC's December 31, 1996 financial statements (the "Doubtful Accounts Allowance"), are good and collectible (net of the Doubtful Accounts Allowance) within 180 days of the Closing Date, without recourse to legal action.

      3.13 Insurance Policies.  All of CIC's current policies of insurance
           ------------------
are listed in Section 3.13 of the CIC Disclosure Schedule. Except as set forth in Section 3.13 of the CIC Disclosure Schedule, with respect to such policies:
(a) premiums currently due and payable have been paid; (b) CIC is in compliance in all material respects with all requirements that, if not complied with, could be reasonably expected to result in a termination of any of such policies; (c) to CIC's knowledge, such policies are sufficient for compliance by CIC with all requirements of applicable law and of all agreements listed in Section 3.14 of the CIC Disclosure Schedule to which CIC is a party; and (d) have a stated term that extends through the Closing Date. No claim has been made on any such policies since December 31, 1995 except as noted in Section 3.13 of the CIC Disclosure Schedule.

      3.14 Leases, Contracts, Etc.
           ----------------------

           (a) Indebtedness.  Section 3.14 of the CIC Disclosure Schedule lists
               ------------
all promissory notes, instruments and other documents and contracts (collectively, the "Debt Instruments") relating to (i) any indebtedness of CIC for borrowed money, (ii) any indebtedness of CIC by way of capital leases, lease-purchase arrangements and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property owned or used by CIC (and the amounts of such indebtedness), and (iii) all loans of money or commitments to loan money to any past or present officers, employees, directors, consultants or shareholders of CIC (specifically excluding entertainment, travel and similar advances made in the ordinary course of business).

          (b) Guaranties.  Section 3.14 of the CIC Disclosure Schedule lists all
              ----------
contracts making CIC liable (whether by guaranty, suretyship agreement, indemnification agreement or contribution agreement), or obligating it in any way to provide funds in respect of, or obligating it to guarantee, serve as surety for or assume, any debt, dividend or other liability or obligation of any Person (except endorsements made in the ordinary course of business in connection with the deposit of items for collection) (collectively, the "Guaranties").

          (c) Leases.  Section 3.14 of the CIC Disclosure Schedule lists each
              ------
written or oral lease, sublease, rental contract or similar contract, pursuant to which CIC leases, subleases, holds, rents or is entitled to the use of any real or personal property, either as lessee or tenant, except those which (i) can be canceled by CIC upon ninety (90) or fewer days' notice without penalty, the acceleration of rent or the exercise of an option to purchase the leased property or (ii) involve an annual rental of $12,000 or less.

          (d) Certain Other Material Contracts  Section 3.14 of the CIC
              --------------------------------
Disclosure Schedule lists each contract of the type listed in clauses (i) through (xii) below to which CIC is a party or bound or to which it or its properties and assets are subject, whether written or oral, and each and every amendment, modification or supplement to any of them (individually a "Material Contract" and collectively, the "Material Contracts"); provided, however, that such list may omit Debt Instruments, Guaranties, Leases, Intellectual Property Licenses, Insurance Policies and employee-related matters disclosed in the CIC Disclosure Schedule (or not required to be disclosed in the CIC Disclosure Schedule):

              (i)    entered into not in the ordinary course of business;

              (ii) having a remaining noncancellable term of one (1) year or more and involving the purchase or sale of goods or services the value of which aggregates or is reasonably expected to aggregate One Hundred Thousand ($100,000) or more per year;

              (iii) requiring CIC to purchase a specified part or all of its goods or services from any one or more parties, except those which (i) can be canceled by CIC upon ninety (90) or fewer days' notice without penalty or acceleration of payments, or (ii) involve an annual amount of $12,000 or less;

              (iv) for Leases (as defined in Section 3.14(c) above, except substitute "lessor or landlord" for "lessee or tenant") by CIC of its property, except those for cylinders, tanks, bulk storage vessels and/or dry ice boxes entered into in the ordinary course of business;

              (v) restricting or limiting the right or ability of CIC to compete, whether by restricting territories, customers or otherwise, in any line of business not prohibited by its Articles of Incorporation;

              (vi) providing for a joint venture or partnership agreement with any other person;

              (vii) in which the payments are based on results or involving royalties based on sales or production;

              (viii) in which CIC grants any Person a lien evidenced by a properly filed or recorded financing statement, mortgage, deed of trust or other similar instrument (other than a Permitted Lien) on any property or asset of CIC, including any factoring agreement for the assignment of accounts receivable;

              (ix) for the construction or modification of any building or structure or for the incurrence of any other capital expenditure involving payments of more than fifteen thousand dollars ($15,000);

              (x) with any independent contractors, sales agents, resellers, distributors or representatives;

              (xi)   which require any political or charitable contributions; or

              (xii)  which in any respect grant a power of attorney.

The Debt Instruments, Guaranties, Leases and Material Contracts listed in
Section 3.14 of the CIC Disclosure Schedule are referred to herein as the "Scheduled Contracts."

Copies of all of the written Scheduled Contracts have been made available to Airgas, and, except as set forth in Section 3.14 of the CIC Disclosure Schedule, each is a binding agreement and contains the entire agreement of the parties thereto with respect to the subject matter thereof. Except as set forth in
Section 3.14 of the CIC Disclosure Schedule, CIC is not, and to CIC's knowledge, no other party is, in default under any such Scheduled Contract nor has any event occurred which, after the giving of notice or the passage of time, or both, would constitute a default under any such Scheduled Contract which default or event would have a material adverse effect on CIC.

      3.15 Patents, Etc.  Except as set forth in Section 3.15 of the CIC
           ------------
Disclosure Schedule: (a) CIC has no patents, trademarks, trade names, copyrights, or applications therefor, nor any licenses, assignments or agreements with others relating thereto (excluding those for computer software having a purchase price of less than $1,000 per application); (b) none of the persons listed in Section 11.6 currently has reason to believe that another person has a valid claim that CIC is infringing on a patent, trademark, trade name or copyright in the conduct of CIC's business as such business is currently being conducted; and (c) to CIC's knowledge, CIC has the full right to use its corporate name and all trade names in all places where CIC now does business.

      3.16 Labor Contracts, Employment Contracts and Employee Benefit Plans.
           ----------------------------------------------------------------
Section 3.16 of the CIC Disclosure Schedule lists the bonus, pension, profit sharing, or retirement income, stock purchase, stock option, employment, hospitalization insurance or similar agreements, plans or practic es, formal or informal, covering any of the employees of CIC, or under which CIC has any present or future obligation or liability or under which any current or former employee of CIC has any present or future rights or benefits ("Employee Plans") but such term does not include workers' compensation arrangements or payroll practices (such as overtime, jury duty and the like) or fringe benefits not involving more than $100 for any such benefit per person per year (such as expense accounts or newspaper, magazine, newsletter or journal subscriptions). With respect to each Employee Plan provided by CIC which is an Employee Pension Benefit Plan, as defined in Section 3.2 of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), which is intended to be qualified within the meaning of IRC (S) 401(a) ("Pension Plan"), except as disclosed in
Section 3.16 of the CIC Disclosure Schedule, a copy of the latest available summary plan description, Internal Revenue Service ("IRS") determination letter, and IRS Form 5500 for the most recent year have been made available to Airgas. Except as set forth in Section 3.16 of the CIC Disclosure Schedule, (a) each Pension Plan has been determined by the IRS to be qualified as to form, (b) to CIC's knowledge, each Employee Plan has been operated and administered in accordance with the requirements of ERISA and the IRC, (c) to CIC's knowledge no Employee Plan nor any trustee or administrator thereof has engaged in a "prohibited transaction" (as defined in ERISA (S) 406 or in IRC (S) 4975) which would subject such Employee Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Employee Plan to the liability set forth in ERISA (S) 409(a) or to the tax or penalty on prohibited transactions imposed by ERISA (S) 502 or IRC (S) 4975, (d) CIC is not and has never been a party to a Multi-Employer Plan and CIC has no current or due "withdrawal liability" with respect to any such Multi-Employer Plan, (e) CIC is not a party to any collective bargaining agreement or other labor union or similar agreement, (f) CIC is not the subject of or, to CIC's knowledge, threatened by any strike or, to CIC's knowledge, other organized labor disturbance by any group of employees, and, to CIC's knowledge, no attempt or plan to organize CIC's employees is threatened or contemplated and (g) there are not any reported material pending claims against CIC under workmen's compensation, occupational safety and health, ERISA or similar applicable laws.

      3.17 Litigation.  Except as set forth in Section 3.17 of the CIC
           ----------
Disclosure Schedule, (a) there is no litigation, proceeding or governmental investigation pending or, to CIC's knowledge, threatened against, or relating to, CIC or its employees (in connection with CIC's business), CIC's properties or business, or the transactions contemplated by this Agreement, that could be reasonably expected to have a material adverse effect on CIC (other than those with respect to which CIC gives notice to Airgas as required by Section 2.4) and
(b) CIC is not operating under, subject to, or in default with respect to any order, judgment, injunction or decree of arbitrator or Governmental Entity.

      3.18 Franchises, Permits and Licenses. Section 3.18 of the CIC
           --------------------------------
Disclosure Schedule contains a list of all material franchises, permits, licenses, approvals and other authorizations from federal, state and local Governmental Entities held by CIC in connection with its business as presently conducted, and there are no additional material franchises, permits, licenses, approvals or authorizations necessary for the conduct of CIC's business as presently conducted; provided, however, that the foregoing does not require disclosure of state and local business or similar licenses required of businesses generally.

      3.19 Customers and Suppliers.  CIC has made available to Airgas a
           -----------------------
complete list of all of CIC's customers with whom CIC has done business during the twelve months ended December 31, 1996. Except as set forth in Section 3.19 of the CIC Disclosure Schedule: (a) none of CIC's customers accounted for more than 5% of CIC's revenues during such period; (b) no customer whose purchases during 1996 represented more than 1% of CIC's operating revenues (net of returns), during 1996 or supplier (representing $100,000 or more in purchases by CIC in 1996) of CIC has given CIC written (or, to CIC's knowledge, any other form of) notice that such customer or supplier, as the case may be, intends to terminate or modify its relationship with CIC; (c) CIC has not engaged in any forward selling or granted any unusual sales or terms of sale to any customer which are currently applicable; and (d) there are no customer prepayments or deposits.

      3.20 Stock Records, Etc.  CIC's stock records and minute books that
           ------------------
have been made available to Airgas are all of those of which CIC is aware, and nothing has been removed from them by CIC to conceal information from Airgas.

      3.21 Taxes.  Except as set forth in Section 3.21 of the CIC Disclosure
           -----
Schedule: (a) CIC has prepared and filed all foreign, federal, state, county and local income, excise, withholding, property, sales, use, franchise and other tax returns and related information (including information returns) required to be filed up to and including the date hereof ("Covered Tax Returns"), in accordance with applicable law, and has paid in full all taxes, interest, penalties, assessments or deficiencies thereon which have become due pursuant to such returns or pursuant to any assessment which has become payable or otherwise ("Tax" or "Taxes") , subject to any extension granted for the filing of any return or for the payment of any Tax; (b) all such returns are true and correct;
(c) all monies required to be withheld by CIC for income taxes, social security and other payroll Taxes have been collected or withheld, and either paid to the respective Governmental Entities, set aside in accounts for such purpose, or accrued, reserved against and entered upon its books and CIC is not liable for any taxes or penalties for failure to comply with any of the foregoing; (d) there are no unresolved material deficiencies for Taxes claimed, proposed or assessed by any Governmental Entity; (e) Section 3.21 of the CIC Disclosure Schedule lists all federal, state and/or local audits, investigations, claims and/or assessments with respect to Taxes of CIC since January 1, 1992; (f) there is no audit, investigation, claim or assessment pending or, to CIC's knowledge, threatened against CIC for any alleged deficiency in any Tax; and (g) there are no waivers or extensions of statutory periods of limitation in effect with respect to any Taxes of CIC. Section 3.21 of the CIC Disclosure Schedule lists all federal income tax returns for the three fiscal years ended December 31, 1993, 1994 and 1995 that have been provided or made available to Airgas.

      3.22 Financial Information.  Attached to Section 3.22 of the CIC
           ---------------------
Disclosure Schedule are (a) CIC's audited balance sheets and related statements of income, stockholders' equity and changes in cash flow for the three fiscal years ended December 31, 1993, 1994, and 1995 and (b) CIC's internally-prepared (unaudited) balance sheets and related statements of income, stockholders' equity and changes in cash flow for the twelve (12) month period ended December 31, 1996 (the "Financial Statements"). Except as set forth in Section 3.22 of the CIC Disclosure Schedule, the Financial Statements (including the notes thereto) (i) are in accordance with the books and records of CIC, (ii) the audited Financial Statements present fairly, in all material respects, the financial position of CIC as of the specified balance sheet date and the results of its operations and cash flows for the periods then ended in conformity with generally accepted accounting principles consistently applied and contain an unqualified report of CIC's independent public accountants, and (iii) the unaudited December 31, 1996 balance sheets and related statements of income were generally prepared in accordance with the practices used by CIC in 1996 for other such interim financial statements.

      3.23 Absence of Undisclosed Liabilities.  Except (a) as and to the
           ----------------------------------
extent expressly reflected or specifically reserved against in the Financial Statements (which reserves are adequate, appropriate and reasonable and are disclosed in Section 3.23 of the CIC Disclosure Schedule), (b) as disclosed in
Section 3.23 of the CIC Disclosure Schedule, (c) for liabilities not of the type required to be reflected or disclosed in a balance sheet (or the notes to it) that exist solely by reason of the mere existence of contracts or plans listed (or not required to be listed) in the CIC Disclosure Schedule, and (d) for trade payables and similar ordinary and necessary liabilities arising in the ordinary course of business, and (e) liabilities not required to be disclosed pursuant to the other representations and warranties in this Agreement, to CIC's knowledge, CIC has no liabilities of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due which have had or could reasonably be expected to have a material adverse effect on the assets owned, leased or currently used by CIC or on CIC's business, financial condition or results of operation.

      3.24 Absence of Certain Changes.  Except as set forth in Section 3.24
           --------------------------
of the CIC Disclosure Schedule, since September 30, 1996, there has not been:

           (a) Any material adverse change in the assets, equity, liabilities, earnings or business of CIC;

           (b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business or properties of CIC;

           (c) Any reorganization, declaration, setting aside or payment of any dividend or other distribution in respect of any of CIC's capital stock, or any direct or indirect redemption, purchase or other acquisition by CIC of any such stock;

           (d) Any increase in the compensation payable or to become payable by CIC to any of its salaried employees or any increase in bonus payment or arrangement made to or with any such employees, except in the ordinary course of CIC's business;

           (e) Any transfer by CIC of any of its assets or any interests therein, or any encumbering of any such assets or interests, other than (i) the sale of inventory in the ordinary course of CIC's business, loans or leases of cylinders, tanks, bulk storage vessels and dry ice boxes in the ordinary course of CIC's business, as permitted in this Agreement or (ii) otherwise in the ordinary course of business or Permitted Liens; or

           (f) Any capital expenditures or capital contributions, except for those previously committed, for those appropriate to repair, maintain or replace equipment as CIC determines, for those made in accordance with CIC's budget, and for those otherwise incurred in the ordinary course of CIC's business.

      3.25 Conditions Affecting the Company.  Except as set forth in Section
           --------------------------------
3.25 of the CIC Disclosure Schedule, the persons listed in Section 11.6 have not formed a conclusion in light of facts actually known to them that any conditions that exist with respect to CIC's markets, products, facilities, personnel or raw material supplies which would materially adversely affect CIC's business or prospects, other than such conditions as may be generally known to the public or to the industry in which CIC participates or may affect the industry in which CIC participates as a whole.

      3.26 No Brokers.  All negotiations relative to this Agreement and the
           ----------
transactions contemplated hereby have been carried on by CIC with Airgas without the intervention of any person as a result of any act of CIC (and, to CIC's knowledge, without the intervention of any other person) in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

      3.27 Compliance with Laws.  Except as set forth in Section 3.27 of the
           --------------------
CIC Disclosure Schedule, CIC has complied and is in compliance, in all material respects, with all applicable laws applicable to CIC's business and assets the failure to comply with which has had, or could be reasonably expected to have, a material adverse effect on the assets owned, leased or currently used by CIC or on CIC's business, financial condition or results of operations, and there is no outstanding notice of any uncorrected material violation of any such applicable law; provided, however, that the foregoing does not apply to the extent that the act or omission or fact or circumstance that constitutes a breach is covered by a more specific representation or warranty or a representation or warranty as to such acts or omissions or facts and circumstances is specifically disclaimed.

      3.28 Banks, Etc.  Section 3.28 of the CIC Disclosure Schedule lists
           ----------
the name of each bank, savings and loan association, or other financial institution with which CIC has accounts (including a general description of the account, such as operating or payroll), certificates of deposit or safe deposit boxes, the appropriate account numbers, and the name of all persons authorized to draw thereon or to have access thereto.

      3.29 Transactions with Related Parties.  Except as set forth in
           ---------------------------------
Section 3.29 of the CIC Disclosure Schedule, neither any present officer, director or, to CIC's knowledge, shareholder of CIC, nor any affiliate of such officer, director or, to CIC's knowledge, shareholder, is currently a party to any transaction with CIC, including any agreement providing for the employment of, furnishing of services by, rental of assets from or to, otherwise requiring payments to, any such officer, director, shareholder or affiliate other than the payment of normal salaries, wages, bonuses, director fees and reimbursements of ordinary expenses.

      3.30 Disclosures.  To CIC's knowledge, none of the information
           -----------
supplied by CIC or its authorized representatives in writing expressly for inclusion (and so included or relied on for information included) in (a) a Registration Statement on Form S-4 to be filed with the SEC by Airgas for the purpose of registering the shares of Airgas Common Stock to be issued pursuant to the Merger (the "Registration Statement") or (b) the Proxy Statement/Prospectus included in the Registration Statement (the "Proxy Statement/Prospectus"), at the respective times that (i) the Registration Statement becomes effective, (ii) the Proxy Statement/Prospectus is mailed to shareholders and (iii) any meeting of shareholders (and any adjournment thereof) is held to consider, or written consents are effective with respect to approval of, the Merger, as such Proxy Statement/Prospectus or Registration Statement is then amended or supplemented, shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      3.31 No Material Omission.  To CIC's knowledge, no representation or
           --------------------
warranty by CIC in this Agreement either (a) contains any untrue statement of a material fact or (b) omits to state a fact necessary to make such representation or warranty (giving full effect to any dollar, time or other limitation specified in, and only with respect to the subject matter contained in, such representation or warranty) not materially misleading. The foregoing does not impose any obligation to disclose the implication of disclosed facts.

      3.32 No Reliance on Forecasts.  In the negotiation and consideration
           ------------------------
of the transactions contemplated by this Agreement, CIC and its Board of Directors have not relied upon any information or documents concerning Airgas and its business or financial results except: (i) information and documents that are publicly available, (ii) representations and warranties made by Airgas in this Agreement, and (iii) disclosure of interim financial results made pursuant to this Agreement. In the course of negotiations, Airgas and CIC exchanged information regarding hypothetical situations, based on various assumptions, of the results of operations of the combined companies and possible market prices for the Airgas Common Stock. CIC makes no (and expressly disclaims any) representation or warranty regarding any such hypothetical situations provided by it, including those that may contain forecasts or projections of its future operating results, and CIC disclaims reliance on any such hypothetical situations provided by Airgas or third parties.

      3.33 Express Disclaimer.  No representation or warranty is made by CIC
           ------------------
except as set forth in this Article 3.

                                   ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF AIRGAS AND SUB
               ------------------------------------------------

Airgas and Sub hereby jointly and severally represent and warrant to CIC as follows:

      4.1  Organization and Standing; Power and Authority.  Airgas and Sub
           ----------------------------------------------
are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have the full corporate power and corporate authority to carry on their respective businesses, as they are now being conducted, and to execute, deliver and perform this Agreement, and each document to be executed and delivered by Airgas and/or Sub pursuant to this Agreement. Airgas and Sub are each qualified as a foreign corporation in all jurisdictions in which the failure so to qualify would have a material adverse effect on Airgas or Sub, taken as a whole. Except as set forth in Section 4.1 of the Airgas Disclosure Schedule, Airgas has no subsidiaries or equity or other interest in any entity. Sub is a newly-formed entity which has not conducted any business and, except as set forth herein, has incurred no liabilities.

      4.2  Capitalization.  As of February 6, 1997, the authorized capital
           --------------
of Airgas consisted of 200,000,000 shares of common stock, $.01 par value per share, of which 68,217,251 shares have been validly issued and are outstanding, fully paid and nonassessable, and 20,000,000 shares of preferred stock and 30,000 shares of redeemable preferred stock, none of which is issued and outstanding on the date hereof. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares have been validly issued and are outstanding, fully paid and nonassessable on the date hereof. As of February 6, 1997, there were options outstanding to acquire 6,689,820 shares of Airgas Common Stock pursuant to the Airgas Option Plan.
Each such option has been duly authorized, and the shares of Airgas Common Stock issuable upon exercise of the options, when issued and paid for in accordance with the Airgas Option Plan, will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.2 of the Airgas Disclosure Schedule or as described above, Airgas has not reserved any shares of capital stock for issuance and there are no outstanding options, restricted stock awards, warrants, calls, commitments or rights of any character to purchase or otherwise to acquire from Airgas shares of capital stock of any class, no outstanding securities of Airgas that are convertible into shares of capital stock of Airgas of any class, and no outstanding options, warrants or rights to purchase from Airgas any of such convertible securities.

      4.3  Corporate Approval.
           ------------------

           (a) Each of Airgas and Sub has the necessary corporate power and authority to execute, deliver and perform this Agreement and each other document to be executed and delivered by it pursuant to this Agreement (collectively, the "Airgas/Sub Delivered Documents"). The execution, delivery and performance of this Agreement and of the Airgas/Sub Delivered Documents have been duly authorized by the respective Boards of Directors of Airgas and Sub, as the case may be (which authorizations shall not have been modified prior to the Closing Date and shall be in full force and effect on the Closing Date), and no other corporate proceeding on the part of Airgas or Sub is necessary for the execution, delivery and performance of this Agreement by Airgas and Sub. Subject to the filing of the Certificate of Merger and Articles of Merger pursuant to Section 1.3, the performance by each of Airgas and Sub of their respective obligations hereunder and under the Airgas/Sub Delivered Documents does not violate any provision of the Certificate of Incorporation or the By-Laws of either Airgas or Sub or the applicable rules and regulations of the NYSE, the stock exchange on which the Airgas Common Stock is publicly traded.

           (b) Airgas Common Stock - Valid Issuance. The shares of Airgas Common
               ------------------------------------
Stock to be issued to each holder of CIC Common Stock in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable, and, upon the effectiveness of the Registration Statement to be filed by Airgas with the SEC pursuant to this Agreement, will be issued in compliance with the Securities Act. From and after the Merger Effective Time, the assumption by Airgas of the CIC Options pursuant to Section 2.5 will be duly authorized and the shares that will be issuable upon exercise of such options, pursuant to the terms set forth in Section 2.5 and the Airgas Option Plan, will be duly authorized, validly issued, fully paid, and nonassessable. A sufficient number of shares have been reserved under Airgas' Option Plan to provide for the assumption of the CIC Options.

      4.4  Consents and Approvals; No Violations.  Except as set forth in
           -------------------------------------
Section 4.4 of the Airgas Disclosure Schedule, neither the execution, delivery nor performance of this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws or similar organizational documents of Airgas or Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (i) except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Airgas or Sub and would not, or would not be reasonably likely to, materially impair the ability of Airgas or Sub to consummate the Merger or the other transactions contemplated hereby and (ii) except for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the state securities or "blue sky" laws and the filing and recordation of the Certificate of Merger and Articles of Merger as required by the DGCL and the FBCA, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Airgas or Sub is a party or by which any of their properties or assets may be bound or (d) violate any applicable law applicable to Airgas or Sub or any of their properties or assets, except in the case of clauses (c) and
(d) for violations, breaches or defaults which would not have a material adverse effect on Airgas or Sub.

      4.5  Binding Obligation.  The Airgas/Sub Delivered Documents, when
           ------------------
executed and delivered by Airgas and/or Sub (as applicable) have been or will be, as the case may be, duly and validly executed and delivered by Airgas and Sub. This Agreement and each Airgas/Sub Delivered Document constitutes or will constitute a legal, valid and binding obligation of Airgas and Sub (as applicable), enforceable in accordance with its respective terms, except to the extent that its enforceability may be subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors' rights, including, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, provided, however, that the Certificate of Merger and the Articles of Merger will not be effective until filed with the Delaware and Florida Secretaries of State, respectively.

      4.6  Consents.  Neither Airgas nor Sub is subject to any applicable
           --------
law or other restriction that would prevent the consummation of this Agreement that would require the consent of any third party to the consummation of this Agreement or any of the transactions contemplated hereby or, to the knowledge of Airgas or Sub, that would result in any penalty, forfeiture or termination which would be materially adverse to Airgas or Sub as a result of such consummation, other than the consents described in Section 4.6 of the Airgas Disclosure Schedule.

      4.7  Obligations; Absence of Violation.  Sub has no obligations other
           ---------------------------------
than those contemplated by this Agreement. Neither the execution, delivery nor performance of this Agreement constitutes a violation or default under, or conflicts with, or will result in the creation of any encumbrances on any of the assets owned by Airgas or Sub under, any term or provision of the respective Certificate of Incorporation or Bylaws of Airgas or Sub, or any agreement, including, any contract, license, commitment, lease, instrument, arrangement or understanding to which Airgas or Sub is a party or to which Airgas, Sub or any of their respective property is subject, or by which Airgas, Sub or any of their respective property is bound, where such encumbrance would be materially adverse to Airgas or Sub.

      4.8  Disclosure.  To Airgas' knowledge, none of the information
           ----------
supplied by Airgas or its authorized representatives in writing expressly for inclusion (and so included or relied on for information included) in (a) this Agreement, (b) the Registration Statement and (c) the Proxy Statement/Prospectus at the respective times that (i) the Registration Statement becomes effective,
(ii) the Proxy Statement/Prospectus is mailed and (iii) any meeting of shareholders (and any adjournment thereof) is held to consider, or written consents are effective with respect to approval of, the Merger, as such Proxy Statement/Prospectus or Registration Statement is then amended or supplemented, shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Proxy Statement/Prospectus will comply in all material respects as to form with applicable provisions of the Securities Act and the Exchange Act.

      4.9  SEC Reports.  Airgas (a) has furnished CIC with copies of its
           -----------
Annual Report on Form 10-K for the fiscal year ended March 31, 1996, Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996 and all other reports or registration statements filed by Airgas with the SEC under applicable laws, rules and regulations since March 31, 1996 (all such reports and registration statements being herein collectively called the "SEC Filings"), each as filed with the SEC; each such SEC Filing when it became effective or was filed with the SEC, as the case may be, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each SEC Filing did not on the date of effectiveness or filing, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of circumstances under which they were made, not misleading. Airgas has made all filings required to be made under the Exchange Act for the twelve (12) months prior to the date hereof.

      4.10  Absence of Material Adverse Change.  Other than as set forth in
            ----------------------------------
Section 4.10 of the Airgas Disclosure Schedule, since September 30, 1996, there has been (a) no event, circumstance or change which would constitute a material adverse change in the business, assets, condition or results of operations of Airgas; and (b) no claim, action, suit, proceeding or investigation which would have a material adverse effect on the condition of Airgas.

      4.11  No Reliance on Forecasts.  In the negotiation and consideration
            ------------------------
of the transactions contemplated by this Agreement, Airgas, Sub and their respective Boards of Directors have not relied upon any information or documents concerning CIC and its business or financial results except: (i) representations and warranties made by CIC in this Agreement and (ii) disclosure of interim financial results made pursuant to this Agreement. In the course of negotiations, Airgas and CIC exchanged information regarding hypothetical situations, based on various assumptions, of the results of operations of the combined companies and possible market prices for the Airgas Common Stock. Neither Airgas nor the Sub makes any (and expressly disclaims any) representation or warranty regarding any such hypothetical situations provided by it, including those that may contain forecasts or projections of its future operating results, and Airgas and Sub each disclaim reliance on any such hypothetical situations provided by CIC or third parties.

      4.12  Express Disclaimer. No representation or warranty is made by Airgas
            ------------------
or Sub except as set forth in this Article 4.


                                   ARTICLE 5
                       COVENANTS CONCERNING CONDUCT AND
                  TRANSACTIONS PRIOR TO MERGER EFFECTIVE TIME
                  -------------------------------------------

      5.1  Access.
           ------

           (a) To CIC.  Between the date of this Agreement and the Merger
               ------
Effective Time, CIC will provide Airgas full access to the offices, books, records, officers, directors and key employees of CIC during normal business hours and upon reasonable notice, and will furnish, and use its diligent efforts to cause its independent accountants to furnish, such financial and operating data and other information with respect to the business and properties of CIC as Airgas may reasonably request, including all contracts, licenses, agreements and arrangements with clients, customers, vendors, lessors, licensors and suppliers of CIC; provided however, that nothing in this Agreement requires that CIC disclose to Airgas any information (such as price lists) that it reasonably thinks could, in Airgas' possession, have a material adverse effect on CIC if the Closing does not occur; and provided further that Airgas shall conduct its review of CIC's business so as not to interfere unnecessarily with CIC's ongoing business operations.

           (b) To Airgas.  Between the date of this Agreement and the Merger
               ---------
Effective Time, Airgas will provide CIC full access to the offices, books, records, officers, directors and key employees of Airgas during normal business hours and upon reasonable notice, and will furnish and use its diligent efforts to cause its independent accountants to furnish, such financial and operating data and other information with respect to the business and properties of Airgas as CIC may reasonably request, including all contracts, licenses, agreements and arrangements with clients, customers, vendors, lessors, licensors and suppliers of Airgas; provided, however, that nothing in this Agreement requires that Airgas disclose to CIC any information (such as price lists) that it reasonably thinks could, in CIC's possession, have a material adverse effect on Airgas if the Closing does not occur; and provided further that CIC shall conduct its review of the Airgas' business so as not to interfere unnecessarily with Airgas' ongoing business obligations.

      5.2  Operations of CIC.
           -----------------

           (a) Generally.  Between the date of this Agreement and the Merger
               ---------
Effective Time, except reasonably required to carry out its obligations hereunder, or otherwise with Airgas' consent, CIC (i) will conduct its operations only according to its ordinary and usual course of business and (ii) will use its good faith efforts to preserve its business organization, to preserve its present relationships with its customers, suppliers, licensors, licensees, representatives, agents, consultants, key employees and any other persons having material business relations with it (but the foregoing does not limit CIC's right to make changes that it deems appropriate), to maintain its regular property maintenance program, and to maintain its current insurance policies in respect of its business and properties.

           (b) Specifically.  Between the date of this Agreement and the Merger
               ------------
Effective Time, except as expressly contemplated by this Agreement, as otherwise reasonably required to carry out its obligations hereunder, and except as set forth in Exhibit 5.2, and without limiting the generality of paragraph (a) of this Section 5.2, CIC will not: (i) issue any capital stock, bonds or other corporate securities or debt instruments, or issue or grant any options, restricted stock awards, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable for capital stock, except pursuant to the terms and provisions of CIC Options outstanding as of the date hereof, (ii) except in accordance with prior practice, declare, set aside, or pay any dividend or distribution with respect to its capital stock,
(iii) directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, (iv) effect a split, reclassification or other change in or of any of its capital stock, (v) amend its Articles of Incorporation or Bylaws,
(vi) grant any increase in the compensation payable or to become payable by CIC to officers or employees of CIC, except for pay raises, bonuses (other than the payment of bonuses consistent with the disclosure in Section 3.16 of the CIC Disclosure Schedule), commissions, profit sharing distributions and 401(k) matching payments made in the ordinary course of business consistent with CIC's practice prior to the date of this Agreement, (vii) except as may be necessary in order to consummate the transactions contemplated by this Agreement or for draws under existing lines of credit in the ordinary course of business, enter into or amend any material agreement, mortgage, loan, security or other agreement relating to the borrowing or lending of money or extension of credit except in the ordinary course of business,
(viii) except for negotiable instruments endorsed in the ordinary course of business, directly or indirectly guarantee or agree to guarantee the obligations of others, (ix) without providing notice to Airgas, enter into any agreement, contract or commitment not in the ordinary course of business, or enter into any agreement, contract or commitment in the ordinary course of business in excess of $100,000, (x) place or allow to be placed on any of its assets or properties any encumbrance (other than Permitted Liens), (xi) cancel any material indebtedness owing to CIC or any material claims that CIC may possess or waive any rights of substantial value except for write-downs and write-offs of receivables and inventory in the ordinary course of business, (xii) sell, assign or transfer any intellectual property, except in the ordinary course of business, (xiii) sell or otherwise dispose of any interest in real property or personal property other than in the ordinary course of business, (xiv) commit any act or omit to do any act that will or reasonably could be expected to cause a material breach of any material agreement, license, contract or commitment,
(xv) violate in any material respect, any applicable law (which violation would be reasonably expected to have a material adverse effect on CIC's assets, financial condition or results of operations), (xvi) make or authorize any capital expenditures except those previously committed, those as may be necessary for repair, maintenance or replacement, those in accordance with its budget or those disclosed in Section 3.14 of the CIC Disclosure Schedule, (xvii) acquire a material amount of assets except in the ordinary course of business, (xviii) engage in any activity or transaction or incur any obligation (by conduct or otherwise) that would be reasonably expected to have a material adverse effect on its business and operations, (xix) make any loan or advance to any shareholder, officer, employee or director of CIC or any relative or affiliate of any of the foregoing other than credit terms extended in the ordinary course of business; or (xx) enter into or agree to enter into any transaction with or for the benefit of any officer, employee or director or any relative or affiliate of any of the foregoing (except for transactions with Tomco\\2\\ Equipment Company, Florida Carbonic, Inc. and Dry Ice Sales, Inc. in the ordinary course of business and consistent with past practice).

      5.3  Financial Statements.  Until the Merger occurs, CIC shall, within
           --------------------
thirty (30) days after the end of each month following the date of this Agreement, deliver to the other party its consolidated balance sheet as of the end of such month and the related consolidated statements of operations and cash flows of CIC, for such month and for the period from the beginning of the current fiscal year to the end of such month, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year (such financial statements are referred to herein as "Interim Financial Statements"). The chief financial officer of CIC, shall certify upon delivery that except as set forth in such certificate the Interim Financial Statements (i) are in accordance with the books and records of CIC, (ii) present fairly the financial condition and results of operations of CIC, as of the dates and for the periods indicated, subject to the limitations arising from its historical practices) and (iii) have been prepared in accordance with CIC's accounting principles consistently applied for such statements.

      5.4  Confidentiality and Nondisclosure.
           ---------------------------------

           (a) Generally.  Solely in connection with the due diligence
               ---------
investigations necessary to consummate the Merger pursuant to this Agreement, Airgas, Sub and CIC have disclosed and expect to continue to disclose Confidential Information (as herein defined) to the other parties to the transaction.

           (b) Confidential Information.  For purposes of this Section 5.4,
               ------------------------
"Confidential Information" means any information, technical data or know-how, including that which relates to research, products, software, services, developments, inventions, processes, specifications, designs, drawings, diagrams, engineering, marketing techniques, documentation, customer information, pricing information, procedures, data, concepts, financial information and employee files disclosed by the disclosing party, which is designated in writing to be confidential or proprietary, or if given orally, is confirmed promptly in writing as having been disclosed as confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records immediately prior to the time of disclosure (and the receiving party has provided the other party with written notice of such prior possession either prior to the execution and delivery of this Agreement or if the receiving party later becomes aware of (through disclosure by the other party or otherwise) some aspect of the Confidential Information as to which it had prior possession, promptly upon its becoming aware of such Confidential Information), (ii) before or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party,
(iii) is approved for release by the disclosing party; or (iv) the receiving party demonstrates that the Confidential Information is required by applicable law to be disclosed, but then [A] only to the extent disclosure is required and [B] after giving the other party such notice of such obligation so that it may seek a protective order or other similar or appropriate relief, and the receiving party shall also undertake in good faith to have such disclosed Confidential Information treated confidentially consistent with the terms of this Section.

           (c) Restricted Use.  Each party to this Agreement agrees not to use
               --------------
the Confidential Information of any party for its own use or for any purpose, except as set forth in Section 5.4(a) above. Each party further agrees not to copy, alter, modify, disassemble, reverse engineer or decompile any item of the Confidential Information unless permitted in writing by the disclosing party.

           (d) Nondisclosure. Each party agrees not to disclose the Confidential
               -------------
Information to any third parties or to any of its employees except those employees, advisers and attorneys who have a need to know the Confidential Information for the purposes described in Section 5.4(a), but only if they are provided a copy of, and agree in writing for the benefit of the other party to be bound by the restrictions and obligations of, this Section 5.4 (or a letter to such effect approved by the other party); and the receiving party will enforce such obligations against such other persons or entities. Each of the parties further agrees that it shall protect the confidentiality of, and take all necessary steps to prevent disclosure of, the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons and to advise the other party in writing of any misappropriation or misuse by any person of such Confidential Information of which it may become aware.

           (e) Return.  Any materials or documents which are furnished by the
               ------
disclosing party, and all copies thereof, will be returned by the receiving party promptly following the earlier of (i) the termination of this Agreement or
(ii) receipt of a written request for the return of such information.

           (f) No License or Warranty. No license is granted to any party hereto
               ----------------------
under any patents, copyrights or other proprietary rights by the disclosure of any information hereunder, nor is any warranty made as to such information.

           (g) Remedies.  Each party understands and agrees that, because of the
               --------
unique nature of the Confidential Information, the disclosing party will suffer immediate, irreparable harm in the event the receiving party fails to comply with any of its obligations under this Section 5.4, that monetary damages will be inadequate to compensate the disclosing party for such breach, and that the disclosing party shall have the right to enforce the provisions of this Section
5.4 by injunctive or other equitable remedies. Each party waives any requirement that a party undertaking to enforce any provision of this Section
5.4 must post a bond or take any similar action as a condition to making such claim.

                                   ARTICLE 6
                              FURTHER AGREEMENTS
                              ------------------

      6.1  Expenses.  Except as otherwise provided in this Agreement, Airgas
           --------
and CIC will pay their own respective expenses (excluding the expenses of any shareholder) incurred in preparing for, entering into and carrying out this Agreement and consummating the transactions contemplated hereby, whether or not the Merger is consummated.

      6.2  Shareholders' Meeting or Consents.  The Board of Directors of CIC
           ---------------------------------
shall recommend to the CIC Shareholders the approval of this Agreement and the transactions contemplated hereby; and shall include such recommendation in the Proxy Statement/Prospectus; provided, however, that CIC may withdraw, modify or change such recommendation to the extent that the Board of Directors of CIC determines, after having received the advise of outside legal counsel to CIC, that the failure to withdraw, modify or change such recommendation is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law. To permit shareholder consideration and approval of the Merger, CIC shall cause to be duly called a special meeting of the CIC Shareholders (the "CIC Special Meeting") to be held as promptly as practicable after the Registration Statement is declared effective for the purpose of obtaining the shareholder approval required in connection with the transactions contemplated hereby . CIC agrees that, except if and to the extent permitted by applicable law, it will not hold such CIC Special Meeting or solicit proxies to vote thereat or written consents in lieu thereof until the Registration Statement has been declared effective.

      6.3  No Solicitation.  From the date hereof until the earlier of (i)
           ---------------
the termination of this Agreement pursuant to Article 9 or the (ii) the Merger Effective Time, neither CIC nor any of its officers, directors, employees, representatives, agents, affiliates nor any investment banker, attorney or accountant retained by CIC, shall, directly or indirectly, solicit, participate in any way in discussions or negotiations with, or provide any information to or enter into any agreement with, any corporation, partnership, person or other entity or group (other than Airgas or any affiliate or an associate of Airgas) concerning any merger, sale of any material portion of CIC's assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving the acquisition of CIC. CIC shall promptly notify Airgas in writing of any such inquiry, contact or proposal (including successive inquiries, contacts or proposals) and shall in such notice indicate the identity of the person and the terms and conditions of any inquiry, contact or proposal, including price.

      6.4  News Releases.  Except as may be otherwise required for
           -------------
compliance with applicable securities laws, neither Airgas nor CIC shall issue or approve any news release or other public announcement concerning the Merger without the prior approval of the other (which shall not be unreasonably withheld or delayed), except (a) as may be required by applicable law, including the rules, regulations or practices of the SEC or the NYSE or (b) in connection with notifying its shareholders of this Agreement or the transactions contemplated hereby. If a public statement is required to be made by applicable law, the party making such statement shall be entitled to include explanatory information or commentary in addition to required information . The parties shall consult with each other in advance to the extent reasonably practicable as to the contents and timing of the public statement. Without limiting the foregoing, Airgas shall be given prior notice of any general announcement or general notice to CIC's employees concerning the transactions contemplated by this Agreement.

      6.5  SEC Filing.  Airgas and CIC shall (together or pursuant to an
           ----------
allocation of responsibility to be agreed upon between them) (i) prepare and file with the SEC as soon as practicable the Proxy Statement/Prospectus and the Registration Statement, (ii) respond to comments of and furnish all information requested or required by the SEC, (iii) use their diligent efforts to have such Registration Statement (with the Proxy Statement/Prospectus included therein) promptly declared effective by the SEC, (iv) take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement and (v) take all other reasonable actions that may be necessary to satisfy any requirements imposed in connection with the Merger by federal or state securities laws or regulations or any other applicable laws.

      6.6  Certain Employee Matters.
           ------------------------

           (a) Continued Employment.  Except as otherwise provided in Subsection
               --------------------
(c) below, each employee who continues as an employee of CIC after the Closing will be covered under Airgas' benefits plans for comparable employees. Without limiting the foregoing and subject to Subsection (c) below, all time such employees have been employed by CIC shall be counted for eligibility participation, vesting and (except for defined benefit pension plans) benefit accrual purposes under all of Airgas' employee benefit plans.

           (b) Vacation. Airgas shall cause Sub to continue to recognize all
               --------
accrued but unused vacation for employees of CIC as disclosed in Exhibit 6.6(b). Airgas shall cause Sub to give each employee credit for prior years of service with CIC for purposes of calculating vacation that may be received pursuant to Sub's vacation policy that may be in effect from time to time after Closing and will waive any eligibility requirements of such policy with respect to such employees.

           (c) Group Insurance Plans.  Airgas will cause Sub to continue CIC's
               ---------------------
group insurance plans in their current form for CIC's employees on the Closing Date and continue such plans in such form until it has arranged for such employees to participate in another plan maintained by Airgas (and Airgas shall obtain the waiver of the waiting period for participation in such plan, first day at work requirement and any restrictions and limitations on pre-existing medical conditions under such plan for employees participating in and covered immediately prior to the Merger Effective Time by CIC's group insurance plans).

           (d) 401(k) Plan.  Airgas shall cause Sub to make contributions and
               -----------
other decisions for the current plan year under CIC's 401(k) plan disclosed in
Section 3.16 of the CIC Disclosure Schedule in accordance with the 1996 practices (consistent with the plan documents and applicable law). Airgas shall cause CIC to make distributions from the 401(k) plan to terminated employees in accordance with the plan documents and applicable law but otherwise as soon as is practicable.

      6.7  Certain Assets. Commencing on the Closing Date and continuing
           --------------
until the first anniversary of the Closing Date, J. Vernon Hinely (and/or Florida Carbonic, Inc. and/or Dry Ice Sales, Inc.) shall have an option to acquire the assets and business of CIC's dry ice operations (including customer lists and all related assets and the right to hire local dry ice employees, but excluding real property) in Miami and/or Jacksonville, Florida in accordance with the terms of Exhibit 6.7.

      6.8  NYSE Listing.  Prior to the Closing Date, Airgas shall use its
           ------------
best efforts to cause to be authorized for listing on the NYSE (subject only to official notice of issuance) the shares of Airgas Common Stock to be issued as Merger Consideration pursuant to this Agreement and the shares of Airgas Common Stock issuable pursuant to the exercise after the Merger of the CIC Stock Options.

      6.9  Rule 145.  Airgas covenants for a period of two years (or such
           --------
shorter period as shall be required to permit sales of the Airgas Common Stock) following the Merger Effective Time that it will file any reports required to be filed by it under the Securities Act and the Exchange Act, and the rules and regulations adopted by the SEC thereunder (or, if Airgas is not required to file such reports, it will, upon the request of any holder of shares of Airgas Common Stock issued in connection with the Merger, make publicly available other information so long as it is necessary to permit sales under Rule 145 under the Securities Act but only if Airgas otherwise makes such information publicly available) and that it will take such further action as any holder of Airgas Common Stock issued in connection with the Merger may reasonably request, all to the extent required from time to time to enable such shareholders to sell shares of Airgas Common Stock within the limitation of the exemptions provided by (a) Rule 145 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC.

      6.10  Insurance.  Airgas acknowledges that certain insurance policies
            ---------
that were obtained on behalf of both CIC and Tomco\\2\\ Equipment Company ("Tomco\\2\\") contain provisions for retroactive premium and dividend adjustments. Such policies may continue to have retroactive adjustments that will need to be allocated between CIC and Tomco\\2\\ before and after the Closing. The parties agree for each other's benefit and for the benefit of Tomco\\2\\ that such allocations will be made fairly, consistent with CIC and Tomco\\2\\'s prior practice, and that any credits due to Tomco\\2\\ will be paid promptly by CIC.

      6.11  Release of Tomco Collateral.  Airgas agrees for the benefit of
            ---------------------------
Tomco\\2\\ that it (a) shall in good faith undertake to obtain the release by Jefferson-Pilot Life Insurance Company of all liens and security interests in Tomco\\2\\'s assets that secure CIC's obligations to Jefferson-Pilot (which obligations are listed in section 3.14 of the CIC Disclosure Schedule), (b) shall in good faith undertake to file or cause the filing of all UCC termination statements, terminations of mortgages and other similar documents necessary to evidence such release in the public records and (c) if such releases are not obtained and evidence of terminations not so filed, shall indemnify, defend and hold Tomco\\2\\ harmless against any liability, loss, cost or expense, including attorneys' fees and expense arising as a result of or in connection with such liens and security interests.

      6.12  Hinely Office Furniture and Fixtures.  Airgas does hereby agree
            ------------------------------------
to notify J. Vernon Hinely at least 30 days prior to disposition of any of the furniture and fixtures currently in his office in Orlando, Florida (the "Office Furniture") and, if he gives counter notice within such 30-day period electing to purchase some or all of the Office Furniture, to sell him each such elected item of the Office Furniture at its then-depreciated book value.

                                   ARTICLE 7
                                INDEMNIFICATION
                                ---------------

      7.1  Indemnification.  If the Closing occurs, then from and after the
           ---------------
Merger Effective Time, to the extent and as provided in this Article 7, Airgas, Sub and their respective executive officers and directors (all such persons who are entitled to indemnification are hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") shall be indemnified and held harmless by the CIC Shareholders (the "Indemnifying Persons") from and against any and all damages, claims losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses (the "Damages"):

           (a) arising out of any breach of a representation, warranty or covenant of CIC contained in this Agreement or any of the CIC Delivered Documents;

           (b) arising from any failure to make filings if such were required pursuant to the matter disclosed in Item I of Section 3.27 of the CIC Disclosure Schedule;

           (c) relating to any additional investigation and/or remediation as a result of the former presence of two USTs at 1300 Bellwood Road;

           (d) relating to any additional investigation and/or remediation as a result of the former presence of two USTs at 2502 NW 38th Street, Miami, Florida; and

           (e) for any decrease in any tax benefits ("Tax Benefits") otherwise available to Sub for any taxable period ending after the Closing Date by reason of an adjustment with respect to any return for Taxes filed by CIC on or prior to the Closing Date in an amount equal to the aggregate net difference between the actual tax liability of Sub (or its assignee) and the tax liability that would have been incurred by Sub (or its assignee) if any such Tax Benefits had not been reduced in the aggregate).

      7.2  Procedures for Claims.  The Indemnified Persons' rights to be
           ---------------------
indemnified under this Article 7 shall be subject to the following procedures:

           (a) Notice of Claim.  If an Indemnified Person shall in good faith
               ---------------
have any claim for Damages, Airgas shall promptly give notice thereof to the Shareholders' Agent Committee and the Lockup/Escrow Agent, including a brief description of the facts upon which such claim is based and the quantifiable nature of the Damages (a "Notice of Claim").

           (b) Notice of Objection. If the Shareholders' Agent Committee desires
               -------------------
in good faith to dispute a claim for indemnification, or a portion thereof, it shall notify Airgas and the Lockup/ Escrow Agent in writing of its objections thereto (a "Notice of Objection") within thirty (30) days following its receipt of a Notice of Claim. If the Shareholders' Agent Committee does not make a Notice of Objection within such thirty (30) days period, then the subject Notice of Claim shall be satisfied as provided in Section 7.5 below.

           (c) Arbitration.  If, within sixty (60) days after Airgas' receipt of
               -----------
a Notice of Objection, Airgas and the Shareholders' Agent Committee shall not have reached agreement as to the claim in question, then the claim for indemnification shall be submitted to and settled by arbitration as provided below (it being expressly understood and agreed that if such Notice of Objection is duly given, it is the intention of the parties and the Shareholders' Agent Committee that any such claim shall be resolved by arbitration as provided in this section). Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by Airgas and the Shareholders' Agent Committee in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect (the "Rules"). The arbitration shall be held in such place in the Atlanta, Georgia metropolitan area as may be specified by the arbitrator (or any place agreed to by Airgas, the Shareholders' Agent Committee and the arbitrator), and shall be conducted in accordance with the Rules and (regardless of any other choice of law provision in this Agreement) the United States Arbitration Act (9 U.S.C. (S)(S) 1-16) to the extent not inconsistent with this Agreement (and the "Expedited Procedures" set forth in the Rules shall be applicable to any disputes involving less than $50,000). The decision of the arbitrator will be final and binding upon the parties, and judgment upon the arbitrator's decision may be entered in any court of competent jurisdiction.

           (d) Release of Claim.  Notwithstanding any other provision of this
               ----------------
Section 7.2, Airgas may at any time assume full control over and responsibility for any claim by giving notice to the Shareholders' Agent Committee and the Lockup/Escrow Agent withdrawing the Notice of Claim and waiving its indemnification rights with respect to the subject claim.

      7.3  Third Party Claims.
           ------------------

           (a) Notice of Third Party Claim.  Within fifteen (15) days after
               ---------------------------
receipt of notice of commencement of any action by any third party evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, Airgas shall give the Shareholders' Agent Committee written notice thereof together with a copy of such claim, process or other legal pleading (a "Notice of Third Party Claim"), and the Shareholders' Agent Committee shall have the obligation to undertake the defense, settlement, compromise or other disposition thereof through a legal representative of the Shareholders' Agent Committee's own choosing. Airgas and its counsel shall have the right to be present at the negotiation, defense and settlement of such action or claim, and any settlement or compromise of any such action or claim shall be subject to the approval of Airgas which approval shall not be unreasonably withheld or delayed.

           (b) Defense by Airgas.  In the event that the Shareholders' Agent
               -----------------
Committee by the thirtieth (30th) day after receipt of a Notice of Third Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim) does not elect to defend against such claim, Airgas will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Person subject to the right of the Shareholders' Agent Committee to approve (which approval shall not be unreasonably withheld or delayed) any compromise or settlement and to assume, on behalf of the Indemnifying Persons, the defense of such claims at any time prior to settlement, compromise or final determination thereof; and provided further, that if the Shareholders' Agent Committee submits to Airgas a bona fide settlement offer from the third party claimant of any Third Party Claim (which settlement offer shall include as an unconditional term of it the release by the claimant or the plaintiff to Airgas from all liability in respect of such claim) and Airgas refuses to consent to such settlement, then thereafter the Shareholders'

Agent Committee's liability to Airgas for indemnification with respect to such third party claim shall not exceed the settlement amount included in such bona fide settlement offer, and Airgas shall either assume the defense of such third party claim or pay the Shareholders' Agent Committee's reasonable attorney's fees and other out-of-pocket costs incurred thereafter in continuing the defense of such third party claim. Notwithstanding the forgoing, Airgas shall have the right to retain control of the defense of any third party action or claim described in Section 7.2(a) which (i) involves potential Damages in excess of the amount determined by subtracting (A) the sum of all Final Determinations (as defined in the Lockup/Escrow Agreement) plus the potential Damages in such third party action from (B) $5,000,000 or (ii) could reasonably be expected to materially adversely affect Airgas or its operations. In such event, the Shareholders' Agent Committee and its counsel shall have the right to be present at the negotiation, defense and settlement of such action or claim, and any settlement or compromise of any such action or claim shall be subject to the approval of the Shareholders' Agent Committee, which approval shall not be unreasonably withheld or delayed.

      7.4  Limitations on Indemnification Rights.
           -------------------------------------

           (a) Outside Date for Claims. No claim for indemnification pursuant to
               -----------------------
this Article 7 shall be made unless a Notice of Claim with respect to such is given in compliance with Section 7.2(a) on or prior to the Termination Date (as defined herein).

           (b) Offset for Insurance Proceeds.  Any claim for Damages hereunder
               -----------------------------
shall be offset or reduced by the amount of any third party insurance proceeds as to which there is no reimbursement or comparable obligation received by the Indemnified Person for such Damages.

           (c) Deductible.  The Indemnified Persons shall be entitled to
               ----------
indemnification pursuant to this Article 7 only to the extent that the aggregate amount of indemnified Damages exceeds $500,000 (the "Deductible"); provided, however, that the foregoing limitation shall not apply to any Damages arising as a result of disclosure or failure to disclose that a party demonstrates was solely for the purpose of misleading the other party or a breach of the representation and warranty in Section 3.26.

           (d) Cap.  The Indemnified Persons shall only be entitled to
               ---
indemnification pursuant to this Article 7 for up to $5,000,000 in Damages after giving effect to the Deductible (except that such cap shall not apply to any Damages arising as a result of a breach of the representation and warranty in
Section 3.26).

           (e) Lockup/Escrow as Sole Source. The Lockup/Escrow shall be the sole
               ----------------------------
and exclusive source for the satisfaction of such indemnification rights. No CIC Shareholder shall have any liability or obligation with respect to such indemnification rights except through the application of his Lockup/Escrow Shares as provided herein and in the Lockup/Escrow Agreement.

           (f) Mitigation of Damages.  The Indemnified Person shall act in good
               ---------------------
faith and in a commercially reasonable manner to mitigate any Damages it may suffer.

           (g) Third Party Claims.  The Indemnified Person may not make a claim
               ------------------
for Damages arising out of a third party claim unless the third party has made its claim in writing.

           (h) Knowledge of Breaches.  No Indemnified Person shall be
               ---------------------
indemnified, or have any other recovery, for Damages arising from any inaccuracy in, or a breach of, any representation, warranty, covenant or agreement by CIC if Airgas had actual knowledge at or before the Closing that such representation, warranty, covenant or agreement was inaccurate or breached. For purposes of this Section 7.4(h), Airgas shall be deemed to have actual knowledge of any such facts actually known to any of Andrew R. Cichocki, John T. Winn, III or Thomas Mason after (i) a meeting (telephonic or otherwise) of them (and Airgas' attorneys representing it in this transaction) devoted to a review of this Agreement and their due diligence reports and (ii) a discussion with an individual who could reasonably be expected to have knowledge of or familiarity with such facts.

      7.5  Satisfaction of Indemnification Obligations.  Subject to the
           -------------------------------------------
procedures and limitations set forth in this Article 7 and to the provisions of the Lockup/Escrow Agreement, claims for Damages shall be satisfied by the Lockup/Escrow Agent as provided in the Lockup/Escrow Agreement.

      7.6  Other Rights and Remedies Not Affected.  If the Merger is consummated
           --------------------------------------
as contemplated herein, this Article 7 and the Lockup/Escrow Agreement shall set forth the sole and exclusive remedy and recourse (and corresponding liability for the CIC Shareholders) of any Indemnified Person for Damages or any other claim, cause of action or right of any nature against CIC or the CIC Shareholders in connection with this Agreement, and the consummation of the Merger and the transactions contemplated hereby and thereby; provided, however, in the event of fraud by CIC or any CIC Shareholder in connection with this Agreement and the consummation of the Merger and the transactions contemplated hereby and thereby, then the indemnification rights of the Indemnified Person under this Article 7 are independent of and in addition to such rights and remedies as the Indemnified Person may have at law or in equity or otherwise, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

      7.7  Survival of Representations, Warranties and Covenants.  All
           -----------------------------------------------------
representations, warranties and agreements in this Agreement or in any document delivered pursuant to this Agreement shall survive the Closing for a period of one (1) year following the Closing Date (the "Termination Date") and, thereafter, to the extent a good faith claim is made prior to the Termination Date (but only as to those representations, warranties and agreements (or portions thereof) claimed to have been breached), until such claim is finally determined or settled.

      7.8  Consent as to Representation.  AIRGAS AND SUB EACH ACKNOWLEDGE THAT
           ----------------------------
THE LAW FIRM OF SUTHERLAND, ASBILL & BRENNAN, L.L.P. IS EXPECTED, AFTER THE MERGER, TO REPRESENT THE CIC SHAREHOLDERS AND THE CIC SHAREHOLDERS' AGENT COMMITTEE IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT IT SHALL BE ENTITLED TO REPRESENT THE CIC SHAREHOLDERS AND THE CIC SHAREHOLDERS' AGENT COMMITTEE IN ANY DISPUTES THAT ARISE

CONCERNING THIS AGREEMENT OR ANY OTHER AGREEMENT TO BE DELIVERED PURSUANT TO THIS AGREEMENT AND WAIVES ANY CONFLICT OF INTEREST THAT MAY RESULT FROM ITS REPRESENTING CIC UNDER THIS AGREEMENT OR OTHERWISE.

                                   ARTICLE 8
                         SHAREHOLDERS' AGENT COMMITTEE
                         -----------------------------

      8.1  Appointment and Acceptance.  As an integral component of the
           --------------------------
conversion of CIC Common Stock pursuant to Article 2 and in order to facilitate the consummation of the transactions contemplated by this Agreement and resolution of matters after the Closing between Airgas, Sub and the CIC Shareholders, each of J. Vernon Hinely, John A. Toepke, and Jonathan I. Wax and the successors of each of them, acting as provided in this Agreement, are hereby irrevocably constituted and appointed by each CIC Shareholder as his attorney-in-fact and agent in his name, place and stead in connection with the transactions contemplated by this Agreement (collectively, the "CIC Shareholders' Agent Committee"), and acknowledges that such appointment, being a component of the conversion of the CIC Common Stock and being relied upon by Airgas and the Lockup/Escrow Agent, is coupled with a interest. By executing and delivering this Agreement under the heading "CIC Shareholders' Agent Committee," each of such individuals hereby (a) accepts his appointment and authorization to act as a member of the CIC Shareholders' Agent Committee as attorney-in-fact and agent on behalf of the CIC Shareholders in accordance with the terms of this Agreement, and (b) agrees to perform his obligations under, and otherwise comply with, this Agreement.

      8.2  Authorization.  Each CIC Shareholder fully and completely,
           -------------
without restriction:

           (a) Execution and Delivery of Agreements.  Authorizes and directs the
               ------------------------------------
CIC Shareholders' Agent Committee: (i) to prepare, finalize, modify, approve and authorize all exhibits, schedules and other attachments to any CIC Delivered Document and such approval and authorization may be conclusively evidenced by the signature of any member of the CIC Shareholders' Agent Committee, (ii) to deliver to Airgas on his behalf as provided in this Agreement his share certificates representing his CIC Common Stock, a Transmittal Letter relating to such CIC Common Stock duly endorsed by him, and all other materials to be delivered in connection with this Agreement, (iii) to execute, deliver, and to accept delivery of, on his behalf, the Lockup/Escrow Agreement and the other agreements, instruments and documents to be, or as, delivered by or on behalf of the CIC Shareholders pursuant to this Agreement, (iv) to execute, deliver, and to accept delivery of, on his behalf such amendments as may be deemed by the CIC Shareholders' Agent Committee in its sole discretion to be appropriate under any CIC Delivered Document, (v) to endorse his certificates representing Airgas Common Stock delivered pursuant to this Agreement and/or execute a stock transfer power in his name with respect to the Airgas Common Stock represented by such certificates to facilitate and implement the actions contemplated by the Lockup/Escrow Agreement and this Agreement and (vi) to execute and deliver, and to accept delivery of, on his behalf such agreements, instruments and other documents as may be deemed by the CIC

Shareholders' Agent Committee in its sole discretion to be appropriate under any CIC Delivered Document;

           (b) Notices & Determinations.  Agrees to be bound by all notices
               ------------------------
received, by all agreements and determinations made, and by all agreements, instruments and other documents executed and delivered by the CIC Shareholders' Agent Committee under any CIC Delivered Document;

           (c) Disputes & Consents.  Authorizes the CIC Shareholders' Agent
               -------------------
Committee: (i) to dispute or to refrain from disputing any claim made by Airgas under any CIC Delivered Document; (ii) to negotiate and compromise any dispute which may arise under, and to exercise or refrain from exercising remedies available under any CIC Delivered Document and to sign any releases or other documents with respect to such dispute or remedy; (iii) to waive any condition contained in any CIC Delivered Document; (iv) to give any and all consents under any CIC Delivered Document; and (v) to give such instructions and to do such other things and refrain from doing such other things as the CIC Shareholders' Agent Committee in its sole discretion deems necessary or appropriate to carry out the provisions of any CIC Delivered Document; and

           (d) Payments - Receipt & Disbursements.  Authorizes and directs the
               ----------------------------------
CIC Shareholders' Agent Committee: (i) to receive any payments made to the CIC Shareholders or to the CIC Shareholders' Agent Committee on the CIC Shareholders' behalf pursuant to any CIC Delivered Document, (ii) to invest such funds pending their disbursement in such manner as the CIC Shareholders' Agent Committee in its sole discretion deems appropriate, and (iii) to disburse to the CIC Shareholders payments made to the CIC Shareholders' Agent Committee under any CIC Delivered Document (specifically including the Lockup/Escrow Agent) in accordance with their percentage interest in the Merger Consideration (excluding DeMinimis Shares) (their "Interests"), but only after (A) payment of any accountants', attorneys' and others' fees and expenses incurred by or on behalf of the CIC Shareholders in connection with any CIC Delivered Document and (B) withholding such amount from any distribution (including from any distribution of Airgas Common Stock pursuant to the Lockup/Escrow Agreement, the CIC Shareholders' Agent being authorized to sell a portion of such shares on a prorata basis to convert them into cash) as the CIC Shareholders' Agent Committee, in its sole and absolute discretion, deems reasonable to pay such costs and expenses that it thinks may be incurred after the Closing relating to potential disputes arising with respect to indemnification or other obligations of the CIC Shareholders under any CIC Delivered Document or this Agreement (such amounts to be held in, and disbursed from, the Fees & Expenses Fund as described in Section 2.2).

      8.3  Fees & Expenses Fund. The Fees and Expenses Fund shall be held by the
           --------------------
CIC Shareholders' Agent Committee in an interest-bearing account in a bank and shall be used to pay fees, costs, expenses and contingencies under any CIC Delivered Document and those incurred in representing the CIC Shareholders with respect to other matters arising out of any CIC Delivered Document. The CIC Shareholders' Agent Committee may from time-to-time distribute to the CIC Shareholders in accordance with their Interests amounts in the Fees & Expenses Fund that the CIC

Shareholders' Agent Committee, in its sole and absolute discretion, determines are in excess of the amounts necessary to pay fees, costs, expenses and contingencies under any CIC Delivered Document.

      8.4  Procedural Matters.
           ------------------

           (a) Meetings and Written Consents.  Actions by the CIC Shareholders'
               -----------------------------
Agent Committee shall be made either (i) at a meeting (which can be conducted by a telephone call) or (ii) by written consent.

           (b) Required Vote or Signatures.  Decisions of the CIC Shareholders'
               ---------------------------
Agent Committee at a meeting may be made only if two of the three members are participating, and decisions shall require the affirmative vote of two members. Written consents shall be effective when signed by all members of the CIC Shareholders' Agent Committee.

      8.5  Reliance.  Each of the CIC Shareholders hereby expressly acknowledges
           --------
and agrees (a) that the CIC Shareholders' Agent Committee is authorized to act on his behalf notwithstanding any dispute or disagreement among the CIC Shareholders and (b) that Airgas, the Lockup/Escrow Agent and any other person shall be entitled to rely on any and all actions taken (or not taken) by the CIC Shareholders' Agent Committee under any CIC Delivered Document that appear to have been taken in accordance with this Agreement without any duty of inquiry as to the genuineness of the writing or other communication and without any obligation of inquiry of any of the CIC Shareholders.

      8.6  Successors.  If a member of the CIC Shareholders' Agent Committee
           ----------
resigns or ceases to function in his capacity as such for any reason whatsoever, then the other members shall promptly appoint a successor and give notice to Airgas and the Lockup/Escrow Agent; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then the CIC Shareholders who own (or owned) at least fifty-one percent (51%) of the Interests may appoint a successor; and provided, further, that if for any reason no successor has been appointed pursuant to the foregoing provision within forty-five (45) days, then any member of the CIC Shareholders' Agent Committee may petition a court of competent jurisdiction for appointment of a successor. The CIC Shareholders may at any time and for any reason remove any one or more members of the CIC Shareholders' Agent Committee by written consent of the CIC Shareholders who own (or owned immediately prior to the Merger Effective Time) at least fifty-one percent (51%) of the Interests and may contemporaneously therewith appoint a successor or successors by such written consent. The appointment of a successor pursuant to the foregoing shall be by a written instrument (i) that is signed by the requisite number of persons or by a judge or clerk of a court competent jurisdiction and (ii) that sets forth the explanation of how such persons satisfy the foregoing voting requirements, and promptly thereafter a copy of such instrument shall be given to Airgas and the other members of the CIC Shareholders' Agent Committee.

      8.7  Survival of Authorizations. EACH CIC SHAREHOLDER: (A) INTENDS FOR THE
           --------------------------
AUTHORIZATION AND AGREEMENTS IN THIS AGREEMENT TO REMAIN IN FORCE IF

HE SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED OR INCOMPETENT; (B) DOES HEREBY AUTHORIZE SUCH RECORDINGS AND FILINGS OF THIS AGREEMENT AS ANY PERSON DEEMS APPROPRIATE; AND (C) DOES HEREBY DIRECT THAT NO FILING OF ANY INVENTORY OR POSTING OF A SURETY BOND SHALL BE REQUIRED OF ANY PERSON.

      8.8  Certain Limitations.  No member of the CIC Shareholders' Agent
           -------------------
Committee shall have any liability whatsoever (whether at law, in equity or otherwise) to any CIC Shareholder for any act or omission relating to this Agreement except such that arises from gross negligence or willful misconduct.

      8.9  Indemnification.  The CIC Shareholders hereby jointly and severally
           ---------------
agree to indemnify and hold each of the members of the CIC Shareholders' Agent Committee harmless for any and all liability, loss, cost, damage or expense (including attorneys' fees and expenses) reasonably incurred or suffered as a result of the performance of his duties under any CIC Delivered Document or this Agreement, except such that arises from gross negligence or willful misconduct.

      8.10 No Implied Agency or Partnership.  No party other than the CIC
           --------------------------------
Shareholders' Agent Committee is the agent or representative of any other party. Except as provided with respect to the CIC Shareholders' Agent Committee, nothing in this Agreement shall be construed to make a party liable to any other person for or on account of any claim or act or omission of any other party. Nothing in this Agreement shall be construed to create a partnership or joint venture among the parties.

      8.11 Expenses.  No member of the CIC Shareholders' Agent Committee is
           --------
entitled to any fee for his activities pursuant to this Agreement, but each shall be reimbursed from the Fees & Expenses Fund (to the extent it has sufficient funds) or by the CIC Shareholders for his reasonable expenses (including attorneys' fees and expenses) actually incurred in connection with his performance of his duties in accordance with this Agreement.

                                   ARTICLE 9
                       CONDITIONS TO OBLIGATION TO CLOSE
                       ---------------------------------

      9.1  Conditions Precedent to Obligations of CIC.  The obligation of CIC to
           ------------------------------------------
effect the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

           (a) The representations and warranties made by Airgas and Sub in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for changes in the ordinary course of Airgas' and Sub's business, or as otherwise permitted by this Agreement, after the date of this Agreement);

           (b) Airgas and Sub shall have performed in all material respects and be in compliance in all material respects with all covenants, agreements and undertakings required to be performed or complied with by Airgas and Sub pursuant to this Agreement.

           (c) No material adverse change shall have occurred or, to CIC's or Airgas' knowledge, been threatened (and no condition, event or development shall have occurred or, to CIC's or Airgas' knowledge, been threatened involving a prospective change) in the condition of Airgas taken as a whole between the date of this Agreement and the Closing Date.

           (d) Airgas and Sub shall have delivered to CIC a certificate, dated as of the Closing Date and executed by a duly authorized officer of each of Airgas and Sub, certifying to CIC's satisfaction the conditions specified in Sections 9.1(a), and 9.1(b) and 9.1(c) of this Agreement.

           (e) CIC shall have received from 1 McCausland, Keen & Buckman, counsel to Airgas, an opinion, dated as of the Closing Date, in substantially the form set forth as Exhibit 9.1(e).

           (f) Airgas shall have delivered to CIC a certificate dated as of the Closing Date, and executed by the officers of Airgas, that to its knowledge none of the information supplied by Airgas or its authorized representatives in writing expressly for inclusion (and so included or relied on for information included), in the Registration Statement as then amended or supplemented, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (g) The CIC Shareholders shall have approved this Agreement and the Merger in accordance with the FBCA and the Articles and By-laws of CIC after the Registration Statement on Form S-4 has been declared effective and distributed to the CIC Shareholders, in accordance with applicable law.

           (h) Sub shall have executed and delivered a five-year employment and non-competition agreement to J. Vernon Hinely in form and substance as agreed to by Airgas and CIC (the "Hinely Employment Agreement").

           (i) Sub shall have executed and delivered a three-year employment and non-competition agreement to John A. Toepke in form and substance as agreed to by Airgas and CIC (the "Toepke Employment Agreement").

           (j) Sub shall have executed and delivered a three-year employment and non-competition agreement to Forest D. Templeton in form and substance as agreed to by Airgas and CIC (the "Templeton Employment Agreement").

           (k) Sub shall have executed and delivered a three-year employment and non-competition agreement to Sandra Fowler Hurt in form and substance as agreed to by Airgas and CIC (the "Fowler Hurt Employment Agreement").

           (l) The shares of Airgas Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE subject only to official notice of issuance.

      9.2  Conditions Precedent to Obligations of Airgas and Sub.  The
           -----------------------------------------------------
obligations of Airgas and Sub to effect the Merger are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

           (a) The representations and warranties made by CIC in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of each date (except for changes in the ordinary course of CIC's business, or otherwise permitted by this Agreement, after the date of this Agreement);

           (b) CIC shall have performed in all material respects and be in compliance in all material respects with all covenants, agreements and undertakings required to be performed or complied with by CIC pursuant to this Agreement.

           (c) No material adverse change shall have occurred (and no condition, event or development shall have occurred involving a prospective material adverse change) in the condition of CIC taken as a whole between the date of this Agreement and the Closing Date.

           (d) CIC shall have delivered to Airgas and Sub a certificate, dated as of the Closing Date and executed by a duly authorized officer of CIC, certifying to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) of this Agreement.

           (e) Airgas and Sub shall have received from Sutherland, Asbill & Brennan, L.L.P., counsel to CIC, an opinion dated as of the Closing Date, in substantially the form set forth as Exhibit 9.2(e).

           (f) CIC shall have delivered to Airgas and Sub a certificate, dated as of the Closing Date and executed by CIC, that to CIC's knowledge none of the information supplied by CIC or its authorized representatives in writing expressly for inclusion (and so included or relied on for information included) in the Registration Statement as then amended or supplemented, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (g) The Hinely Employment Agreement and the Toepke Employment Agreement shall have been executed and delivered by the respective individuals named therein.

      9.3  Conditions to Obligations of Airgas, Sub and CIC.  The obligations of
           ------------------------------------------------
Airgas, Sub and CIC to effect the Merger are also subject to the satisfaction or waivers (subject to applicable law), prior to or at the Closing, of each of the following conditions:

           (a) The Merger and this Agreement shall have been approved and adopted by the CIC Shareholders in accordance with applicable law and dissenters' rights with respect to no more than ten percent (10%) of the issued and outstanding shares of CIC Class A Common Stock (and no shares of CIC Class B Common Stock) shall have been properly asserted in accordance with the FBCA (and not have been forfeited in accordance with the FBCA).

           (b) All permits, approvals and consents of any Governmental Entity or other person or entity necessary or appropriate for consummation of the Merger, (including those listed in Section 3.6 of the CIC Disclosure Schedule and Section 4.4 of the Airgas Disclosure Schedule) shall have been obtained, and there shall not be any pending action or proceeding commenced by or before any Governmental Entity that challenges the issuance of such permits, approvals or consents.

           (c) There shall not be in effect any order or decision of a court of competent jurisdiction, any statute, rule or regulation or any pending action, suit or proceeding before any Governmental Entity that prevents or challenges the Merger.

           (d) On the Closing Date there shall not be a stop order in effect with respect to the Registration Statement.

           (e) The Lockup/Escrow Agreement shall have been executed by the parties thereto.

           (f) Continuity of interest certificates in form and substance satisfactory to Airgas and the CIC Shareholders' Agent Committee have been received from owners of such number of Lockup/Escrow Shares which in the aggregate represent no less than fifty percent (50%) of the Aggregate Merger Consideration.

           (g) CIC and the CIC Shareholders shall have received from Airgas' counsel, McCausland, Keen & Buckman, an opinion that the Merger constitutes a tax-free reorganization under the IRC and as to certain other matters in substantially the form of Exhibit 9.3(g).

      9.4  Post-Closing Actions.  If, at any time or from time to time after the
           --------------------
Merger Effective Time, Airgas shall determine that any further conveyance, assignment or other document or any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of CIC (including those in office prior to the Merger Effective Time) and the CIC Shareholders shall at Airgas' expense execute and deliver all such instruments and take all such actions as Airgas may reasonably determine to be necessary or advisable in order to carry out the purposes of this Agreement.

                                  ARTICLE 10
                     TERMINATION AND ABANDONMENT; REMEDIES
                     -------------------------------------

      10.1 Termination and Abandonment.  This Agreement may be terminated
           ---------------------------
and the Merger abandoned at any time before the Closing Date, whether before or after adoption or approval of this Agreement by the Boards of Directors of Airgas and CIC, or the shareholders of CIC, under any one or more of the following circumstances:

           (a) by the mutual consent of Airgas, Sub and CIC;

           (b) by either Airgas or CIC if the Merger shall not have been consummated by August 31, 1997 and no action has been brought to enforce the performance of this Agreement;

           (c) by Airgas by notice to CIC given on or before the seventh business day following the Form S-4 Effective Date that it is terminating because the Average Airgas Price is less than $19;

           (d) by CIC by notice to Airgas given on or before the seventh business day following the Form S-4 Effective Date that it is terminating because the Average Airgas Price is more than $27;

           (e) by either Airgas or CIC, if any court of competent jurisdiction in the United States, or other United States Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

           (f) by Airgas, if any of the conditions set forth in Sections 9.2(a),
(b) or (c) have not been complied with or performed in any material respect on or before the Closing Date (or the date that would otherwise be the Closing Date had such conditions been complied with), or if any of the deliveries to be made by CIC at the Closing are not made by CIC on the date that would otherwise have been the Closing Date were all other conditions satisfied or waived; provided, however, that if such noncompliance, nonperformance or failure to deliver can be cured or eliminated, then Airgas shall not terminate under this subsection (e) unless and until (i) it has given CIC written notice that noncompliance or nonperformance has occurred, specifying the nature of same and the action required to cure same and (ii) CIC shall not have cured or eliminated such noncompliance or nonperformance within fifteen (15) days after such notice is received;

           (g) by CIC, if any of the conditions set forth in Sections 9.1 have not been complied with or performed in any material respect on or before the Closing Date (or the date that would otherwise be the Closing Date had such conditions been complied with), or if any of the deliveries to be made by Airgas or Sub at the Closing are not made by Airgas or Sub (as applicable) on the date that would otherwise have been the Closing Date were all other conditions satisfied or waived; provided, however, that if such noncompliance, nonperformance or failure to deliver can be cured or eliminated, then CIC shall not terminate under this subsection (f) unless and until (i) it has given Airgas written notice that noncompliance or nonperformance has occurred, specifying the nature of same and the action required to cure same and (ii) Airgas shall not have cured or eliminated such noncompliance or nonperformance within fifteen (15) days after such notice is received.

      10.2 Effect of Abandonment and Termination.  In the event this
           -------------------------------------
Agreement is terminated and the Merger is abandoned as provided in this Article 9, this Agreement shall immediately become wholly void and of no effect, and the parties shall be released from all further obligations hereunder; provided, however, that (a) Section 5.4 of this Agreement shall not be extinguished but shall survive such termination and abandonment and (b) no termination will prejudice any claim either party may have under this Agreement that arises prior to the effective date of such termination.

                                  ARTICLE 11
                           MISCELLANEOUS PROVISIONS
                           ------------------------

      11.1 Good Faith.  The parties shall in good faith undertake to
           ----------
perform their obligations in this Agreement, to satisfy all conditions and otherwise comply in as prompt a manner as is practicable within the terms of this Agreement.

      11.2 Entire Agreement; Amendment.  This Agreement, including the
           ---------------------------
Exhibits and Disclosure Schedules hereto, the other documents delivered or to be delivered pursuant hereto, and the two page agreement regarding evaluation of a proposed acquisition and confidential information dated August 16, 1996 between Airgas and CIC contain the entire agreement among the parties hereto and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. Subject to applicable law and
Section 1.9 above, this Agreement may be modified or amended by a writing duly executed by Airgas and CIC, which modification or amendment shall be binding upon all of the parties hereto. This Agreement and the rights and obligations of any party hereunder may not be assigned by any party without the prior written consent of the other parties hereto. All covenants, agreements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns.

      11.3 Waivers.  No failure or delay on the part of any party in
           -------
exercising any power, right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof, or the exercise of any other right or power under this Agreement.

      11.4 Notices.  Each notice, communication and delivery under this
           -------
Agreement: (a) shall be made in writing signed by the party making it; (b) shall specify the section of this Agreement to which its relates; (c) shall either be delivered in person or by telecopier or nationally recognized next business day delivery service; (d) unless given in person, shall be given to the address specified below; (e) shall be deemed given (i) if delivered in person, on the dated delivered, (ii) if sent by telecopier, on the date transmitted or (iii) if sent by nationally recognized next business day delivery service (with costs prepaid), on the first business day after so sent; and (f) shall be deemed received (i) if delivered in person, on the date of personal delivery, (ii) if telecopied, on the day transmitted or (iii) if sent by nationally recognized next business day delivery service, on the first business day after so sent.
The addresses and requirements for copies are as follows:

              (i)    if to Airgas and/or Sub:

                     Airgas, Inc.
                     Radnor Court
                     259 Radnor-Chester Road, Suite 100
                     Radnor, Pennsylvania 19087-5240
                     Attention:  Peter McCausland
                     Telecopier No.: (610) 687-1052
                     Confirm No.: (610) 902-4304

              with a copy (which shall not constitute notice) to:

                     McCausland, Keen & Buckman
                     Radnor Court
                     259 Radnor-Chester Road, Suite 160
                     Radnor, Pennsylvania 19087
                     Attention: Robert H. Young, Jr.
                     Telecopier No.: (610) 341-1099 or 1098
                     Confirm No.: (610) 341-1000

              (ii)   if to CIC:

                     If prior to the Closing:
                     -----------------------
                     Carbonic Industries Corporation
                     3700 Crestwood Parkway
                     Suite 200
                     Duluth, Georgia 30136-5583
                     Attention: J.A. Toepke
                     Telecopier No.: 770/717-2222
                     Confirm No.: 770/717-2200 ex. 109
                     and to:

                     Carbonic Industries Corporation
                     1610 South Division Avenue
                     Orlando, Florida 32805-4755
                     Attention: J. Vernon Hinely
                     Telecopier No.: 407/841-0330
                     Confirm No.: 407/843-8534

                     if after the Closing, to:
                     ------------------------

                     J. Vernon Hinely
                     1473 Montcalm
                     Orlando, Florida 32806
                     407/857-4214

                     and to:

                     John A. Toepke
                     1301 Pinehurst Road, P.O. Box 445
                     Grayson, Georgia 30221-1126
                     770/978-0299

              with a copy whether before or after the Closing (which shall not constitute notice) to:

                     Sutherland, Asbill & Brennan, L.L.P.
                     999 Peachtree Street, N.E.
                     Atlanta, Georgia 30309-3996
                     Attention: Thomas B. Hyman, Jr.
                     Telecopier No.: 404/853-8806
                     Confirm No.: 404/853-8000

              (iii) if to the CIC Shareholders' Agent Committee, to the addresses on Exhibit 11.4 or as the members thereof may otherwise advise a party.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.

      11.5 Governing Law.  This Agreement shall be construed and enforced
           -------------
in accordance with, and the legal relations between the parties shall be governed by the laws of, the State of Delaware (without regard to its rules or principles relating to conflicts of laws) except that the corporate approvals and filings contemplated by this Agreement shall be controlled by the corporate laws of the States of Florida and Delaware, as appropriate.

      11.6 Attribution of Knowledge.  For the purposes of this Agreement
           ------------------------
the phrases "to CIC's knowledge" or "to its knowledge" and variations of them when used with respect to CIC shall refer to all matters actually known to any of Julian K. Dominick, David W. Fike, Robert F. Harkrider, J. Vernon Hinely, Sandra Fowler Hurt, W. Lamar Lightsey or Thomas E. Matthews, Forest D. Templeton, John A. Toepke or Jonathan I. Wax at the time of the execution and delivery of this Agreement and at Closing. CIC acknowledges that the aforementioned Mr. Fike, Ms. Fowler Hurt, Mr. Templeton, Mr. Toepke and Mr. Wax, with Mr. Hinely present and participating by telephone, met with Terri Wecker of Sutherland, Asbill & Brennan, L.L.P. on March 4, 1996, and during that meeting reviewed and discussed the then most recent draft of Article 3 and the CIC Disclosure Schedule. When any matter was raised at such meeting as to which disclosure may be required pursuant to Article 3 and the people present determined that another individual should be appropriately consulted to provide further information as to such matter, then such individual was so consulted by at least one of the CIC employees present at that meeting with an individual who could reasonably be expected to have knowledge of or familiarity with a matter as to which disclosure may be required as a result of such meeting.

      11.7 General Definitions. For purposes of this Agreement:
           -------------------

      "Adjusted Cash Percentage" is defined in Section 2.9(a).
       ------------------------

      "Aggregate Cash Consideration" is defined in Section 2.9(d).
       ----------------------------

      "Aggregate Class A Merger Consideration" is defined in Section 2.1(a).
       --------------------------------------

      "Aggregate Class B Merger Consideration" is defined in Section 2.1(b).
       --------------------------------------

      "Aggregate Merger Consideration" is defined in Section 2.9(c).
       ------------------------------

      "Aggregate Stock Consideration" is defined in Section 2.9(d).
       -----------------------------

      "Airgas" means Airgas, Inc., a Delaware corporation.
       ------

      "Airgas/Sub Delivered Documents" is defined in Section 4.3(a).
       ------------------------------

      "Airgas Common Stock" means the common stock, par value $.01 per share, of
       -------------------
Airgas.

      "Airgas Stock Option" is defined in Section 2.5(b).
       -------------------

      "applicable law" means each provision of any constitution, statute,
       --------------
law, ordinance, code, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted, promulgated or issued by any Governmental Entity.

      "Articles of Merger" means the Articles of Merger required under (S)1.3.
       ------------------

      "Average Airgas Price" is defined in Section 2.1(c).
       --------------------

      "Cash Election" is defined in Section 2.3(a).
       -------------

      "Cash Election Deadline" is defined in Section 2.3(c).
       ----------------------

      "Cash Election Deadline Letter" is defined in Section 2.3(c).
       -----------------------------

      "CERCLA" is defined in Section 3.11.
       ------

      "Certificate of Merger" means the Certificate of Merger required
       ---------------------
under DGCL (S)1.3.

      "CIC" means Carbonic Industries Corporation, a Florida corporation.
       ---

      "CIC Common Stock" means, collectively, the CIC Class A Common Stock and
       ----------------
the CIC Class B Common Stock.

      "CIC Delivered Documents" is defined in Section 3.5.
       -----------------------

      "CIC Shareholders" means the holders of record (determined in each
       ----------------
case as of the date and time that is consistent with the purposes of the provision in which such term is used) of issued and outstanding CIC Common Stock.

      "CIC Stock Option" is defined in Section 2.5(a).
       ----------------

      "CIC Class A Common Stock" means the Class A Common Stock, par value
       ------------------------
$2.00 per share, of CIC.

      "CIC Class B Common Stock" means the Class B Common Stock, par value
       ------------------------
$2.00 per share, of CIC.

      "CIC Shareholders' Agent Committee" is defined in Article 8.
       ---------------------------------

      "CIC Special Meeting" is defined in Section 6.2.
       -------------------

      "Class A Divisor" is defined in Section 2.1(d).
       ---------------

      "Class A F & E Amount" is defined in Section 2.2(b).
       --------------------

      "Class A Share Value" is defined in Section 2.1(e).
       -------------------

      "Class A Stock Consideration" is defined in Section 2.2(b).
       ---------------------------

      "Class B Divisor" is defined in Section 2.1(f).
       ---------------

      "Class B F & E Amount" is defined in Section 2.2(c).
       --------------------

      "Class B Share Value" is defined in Section 2.1(g).
       -------------------

      "Class B Stock Consideration" is defined in Section 2.2(c).
       ---------------------------

      "Class B Transmittal Letter" is defined in Section 2.7(a).
       --------------------------

      "Closing" means the Closing of the Merger.
       -------

      "Closing Date" is defined in Section 1.2.
       ------------

      "Confidential Information" is defined in Section 5.4(b).
       ------------------------

      "Contamination" is defined in Section 3.11.
       -------------

      "Contract" means any contract of any kind whatsoever, together with
       --------
all related amendments, modifications, supplements, waivers and consents.

      "Covered Tax Returns" is defined on Section 3.21.
       -------------------

      "Damages" is defined in Section 7.1.
       -------

      "De Minimis Shares" is defined in Section 2.2(b).
       -----------------

      "Deductible" is defined in Section 7.4(c).
       ----------

      "Debt Instruments" is defined in Section 3.14(a).
       ----------------

      "DGCL" means the Delaware General Corporation Law, as in effect at the
       ----
time with respect to which it is used.

      "Directed Third Party" is defined in Section 3.11.
       --------------------

      "Dissenting Shareholder" is defined in Section 2.4.
       ----------------------

      "Dissenting Shares" is defined in Section 2.4.
       -----------------

      "Doubtful Accounts Allowance" is defined in Section 3.12.
       ---------------------------

      "Employee Plans" is defined in Section 3.16.
       --------------

      "ERISA" is defined in Section 3.16.
       -----

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.
       ------------

      "Exchange Agent" means The Bank of New York.
       --------------

      "Exercised Option Shares" is defined in Section 2.1(h).
       -----------------------

      "FBCA" means the Florida Business Corporation Act, as in effect at the
       ----
time with respect to which it is used.

      "Financial Statements" is defined in Section 3.22.
       --------------------

      "Form of Cash Election/Transmittal Letter" is defined in Section 2.3(b).
       ----------------------------------------

      "Form S-4 Effective Date" is defined in Section 2.1(i).
       -----------------------

      "Fowler Hurt Employment Agreement" is defined in Section 9.1(k).
       --------------------------------

      "Governmental Entity" means any legislative, executive, judicial,
       -------------------
quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body or person.

      "Guaranties" is defined in Section 3.14(b).
       ----------

      "Hazardous Substances" is defined in Section 3.11.
       --------------------

      "Hazardous Waste Laws" is defined in Section 3.11.
       --------------------

      "Hinely Employment Agreement" is defined in Section 9.1(h).
       ---------------------------

      "Indemnified Person" and "Indemnified Persons" is defined in Section 7.1.
       ------------------       -------------------

      "Indemnifying Persons" is defined in Section 7.1.
       --------------------

      "Interim Financial Statements" is defined in Section 5.3.
       ----------------------------

      "Interests" is defined in Section 8.2(d).
       ---------

      "IRC" means the Internal Revenue Code of 1986, as amended, and any
       ---
successor statute.

      "Jefferson-Pilot" is defined in Section 6.11.
       ---------------

      "lien" means any mortgage, deed to secure debt, deed of trust,
       ----
security interest, lien, pledge, charge, encumbrance or adverse claim of any kind whatsoever, any other security arrangement of any nature whatsoever.

      "Lockup/Escrow Shares" is defined in Section 2.6(b).
       --------------------

      "Lockup/Escrow Agent" is defined in the Lockup/Escrow Agreement.
       -------------------

      "Lockup/Escrow Agreement" is defined in Section 2.2(b).
       -----------------------

      "Material Contract" and "Material Contracts" is defined in Section
       -----------------       ------------------
3.14(d).

      "Maximum Cash Percentage" is defined in Section 2.3(a).
       -----------------------

      "Merger" means the merger of CIC with and into Sub.
       ------

      "Merger Consideration" is defined in Section 2.2(d).
       --------------------

      "Merger Effective Time" means the time the Merger becomes effective as
       ---------------------
determined in accordance with the DGCL and the FBCA.

      "Non Lockup Shares" is defined in Section 2.6(c).
       -----------------

      "Notice of Claim" is defined in Section 7.2(a).
       ---------------

      "Notice of Objection" is defined in Section 7.2(b).
       -------------------

      "Notice of Third Party Claim" is defined in Section 7.3(a).
       ---------------------------

      "NYSE" means the New York Stock Exchange.
       ----

      "party" or "parties" means each or all, as appropriate, of the persons
       -----      ------
who have executed and delivered this Agreement, each permitted successor or assign of a party, and when appropriate to effect the binding nature of this Agreement for the benefit of another party, any other successor or assign of a party.

      "pending" means that written notice of the act or omission or fact or
       -------
circumstance with respect to which such term is used has been received by the person with respect to which such term is used.

      "Pension Plan" is defined in Section 3.16.
       ------------

      "Permit" means any license, permit, authorization or certificate issued
       ------
by a governmental authority.

      "Permitted Lien" means any (i) lien described in the Financial
       --------------
Statements; (ii) lien for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and which have been disclosed in Section 3.21 of the CIC Disclosure Schedule (to the extent that such liens or Taxes were not properly accrued on the Financial Statements); (iii) lien imposed by applicable law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like incurred in the ordinary course of business for sums not yet delinquent; (iv) unperfected purchase money security interest existing in the ordinary course of business without the execution of a security agreement; or (v) other liens, encumbrances or restrictions which do not, individually or in the aggregate, have a material adverse effect on CIC's business operations as currently conducted.

      "Person" means any individual, sole proprietorship, partnership, joint
       ------
venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any that is a governmental authority.

      "Plan" means any plan, program or policy and all related amendments,
       ----
modifications, supplements, waivers and consents.

      "Previous Locations" is defined in Section 3.11.
       ------------------

      "Proxy Statement/Prospectus" is defined in Section 3.30.
       --------------------------

      "Real Property" is defined in Section 3.11.
       -------------

      "Registration Statement" is defined in Section 3.30.
       ----------------------

      "Restriction" means any option, right of refusal or similar right or
       -----------
other restriction of any nature whatsoever (including any arising from existing or threatened litigation, but excluding transfer restrictions that may arise from federal and/or state security laws).

      "Rights" is defined in Section 3.2.
       ------

      "Rules" is defined in Section 7.2(c).
       -----

      "Scheduled Contracts" is defined in Section 3.14(d).
       -------------------

      "SEC Filings" is defined in Section 4.9.
       -----------

      "Securities Act" means the Securities Act of 1933, as amended.
       --------------

      "Shareholder Deliveries" is defined in Section 2.7.
       ----------------------

      "Sub" means Airgas Carbonic Industries, Inc., a Delaware corporation
       ---
and wholly-owned subsidiary of Airgas.

      "Subject Property" is defined in Section 3.9.
       ----------------

      "Subsidiary", when used to determine the relationship of CIC to
       ----------
another entity, means an entity of which an aggregate of 30% or more of the stock of any class or 30% or more of other ownership interests is owned of record or beneficially by CIC, or by one or more subsidiaries of CIC, or by any combination of CIC and one or more Subsidiaries.

      "Tax" or "Taxes" is defined in Section 3.21.
       ---      -----

      "Tax Benefits" is defined in Section 7.1.
       ------------

      "Templeton Employment Agreement" is defined in Section 9.1(j).
       ------------------------------

      "Termination Date" is defined in Section 7.7.
       ----------------

      "This Agreement" includes this agreement as set forth in this document
       --------------
and any amendments or other modifications and supplements, and all exhibits, schedules and other attachments, to it.

      "Threatened" means any act that would cause one reasonably to believe
       ----------
that the act, omission, fact or circumstance with respect to which such word is used is likely to occur.

      "Toepke Employment Agreement" is defined in Section 9.1(i).
       ---------------------------

      "Tomco\\2\\" is defined in Section 6.10.
       ----------

      "Transmittal Letter" is defined in Section 2.7(a)
       ------------------

      "Unadjusted Cash Percentage" is defined in Section 2.9(e).
       --------------------------

      "Wastes" is defined in Section 3.11.
       ------

      11.8  Certain Rules of Construction.  The following rules of
            -----------------------------
construction apply to this Agreement: (a) "including" and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations; (b) "copy" or "copies" shall mean that the copy or copies of the material to which it relates are true, correct and complete; (c) when "Article", "Section", "Subsection", "Exhibit" or "Schedule" is capitalized in this Agreement, such shall refer to such item of or to this Agreement unless the context clearly provides otherwise; (d) titles and captions of or in this Agreement and the cover sheet and table of contents of this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; and (e) whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders.

      11.9   Time of the Essence; Computation of Time.  Time is of the
             ----------------------------------------
essence of each and every provision of this Agreement. If the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any public or legal holiday, whether federal or of a state in which the party having such privilege or duty resides or has its principal place of business, then the party having such privilege or duty shall have until 5:00 p.m. local time on the next succeeding regular business day to exercise such privilege or to discharge such duty.

      11.10  Severability.  If any provision of this Agreement that is not
             ------------
essential to accomplishing its purposes, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      11.11  No Joint Venture.  Nothing contained in this Agreement will be
             ----------------
deemed or construed as creating a joint venture or partnership between any of the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will holder itself out as having any authority or relationship in contravention of the Section.

      11.12  Absence of Third Party Beneficiary Rights.  No provisions of
             -----------------------------------------
this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party or any other person or entity unless specifically provided otherwise herein, and, except as so provided, however, all provisions thereof will be personal solely between the parties to this Agreement; provided, however, that the CIC Shareholders, and the holders of the CIC Options, to the extent of their right to have such options assumed by substituting therefor options issued pursuant to the Airgas Option Plan, are intended beneficiaries of this Agreement and the documents referenced herein.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused this Agreement to be executed on its behalf, as of the date first set forth above.

                                AIRGAS, INC.

                                By: /s/ Andrew R. Cichocki
                                    ----------------------
                                     Andrew R. Cichocki
                                     Vice President

                                AIRGAS CARBONIC INDUSTRIES, INC.

                                By: /s/ Andrew R. Cichocki
                                    ----------------------
                                     Andrew R. Cichocki
                                     Vice President


                                CARBONIC INDUSTRIES CORPORATION

                                By: /s/ J. Vernon Hinely
                                    --------------------
                                     J. Vernon Hinely
                                     Chairman and President


                                THE MEMBERS OF THE SHAREHOLDERS'
                                  AGENT COMMITTEE

                                /s/ J. Vernon Hinely
                                --------------------
                                J. Vernon Hinely

                                /s/ John A. Toepke
                                ------------------
                                John A. Toepke

                                /s/ Jonathan I. Wax
                                -------------------
                                Jonathan I. Wax



                  [Certifications are on the following page]

               Certification of Carbonic Industries Corporation
               ------------------------------------------------

          The undersigned secretary of Carbonic Industries Corporation, the merging corporation, certifies pursuant to Delaware General Corporation Law
(S)251(c) that a majority of the shares of its capital stock voted for the adoption of the foregoing Plan and Agreement of Merger.

          DULY EXECUTED on ____________ __, 1997.




                                    -----------------------------
                                    Julian K. Dominick, Secretary
                                    Carbonic Industries Corporation


               Certification of Airgas Carbonic Industries, Inc.
               -------------------------------------------------

          The undersigned secretary of Airgas Carbonic Industries, the surviving corporation, certifies pursuant to Delaware General Corporation Law (S)251(c) that 100% of the shares of its capital stock adopted by written consent pursuant to Delaware General Corporation Law (S)228 the foregoing plan and agreement of merger.

          DULY EXECUTED on ____________ __, 1997.



                                    --------------------------
                                    _______________, Secretary
                                    Airgas Carbonic Industries, Inc.


                               *   *   *   *   *

                                                    EXHIBIT 1.3(a) TO CIC/AIRGAS
                                                    MERGER AGREEMENT
                                                    ============================

                             CERTIFICATE OF MERGER
                                      OF
                        CARBONIC INDUSTRIES CORPORATION
                                 WITH AND INTO
                       AIRGAS CARBONIC INDUSTRIES, INC.
                       ================================

   The undersigned corporations do hereby certify:

   FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

        Name                                 State Of Incorporation
        ----                                 ----------------------

        Carbonic Industries Corporation              Florida

        Airgas Carbonic Industries, Inc.             Delaware

   SECOND: That an agreement of merger among the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of the State of Delaware.

   THIRD: The name of the surviving corporation of the merger is Airgas Carbonic Industries, Inc.

   FIFTH: That the executed agreement of merger is on file at the principal place of business of Airgas Carbonic Industries, Inc. the surviving corporation, at 3700 Crestwood Parkway -Suite 200 Duluth, GA 30136-5583.

   SIXTH: That a copy of the agreement of merger will be furnished by Airgas Carbonic Industries, Inc., the surviving corporation, on request and without cost, to any stockholder of any of the constituent corporation.

   SEVENTH: This Certificate of Merger shall be effective at 11:59:59 p.m. E._.T. on ______________ __, 1997.

   DULY EXECUTED, delivered and certified, under seal, by a duly authorized officer of each of the merging corporation and the surviving corporation, respectively, on ___________ ____, 1997.


Carbonic Industries Corporation             Airgas Carbonic Industries, Inc.


By:                                         By:
   -------------------------                   -------------------------
   J. Vernon Hinely                              Andrew R. Cichocki
   Chairman and President                        Vice President


                               *   *   *   *   *

                                                    EXHIBIT 1.3(b) TO CIC/AIRGAS
                                                    MERGER AGREEMENT
                                                    ============================

                              ARTICLES OF MERGER
                                      OF
                        CARBONIC INDUSTRIES CORPORATION
                                 WITH AND INTO
                       AIRGAS CARBONIC INDUSTRIES, INC.
                       ================================

     The undersigned corporations do hereby certify with respect to the merger of Carbonic Industries Corporation, a Florida corporation, with and into Airgas Carbonic Industries, Inc., a Delaware corporation, (the "Merger") that:

          1. The Plan and Agreement of Merger by and among Airgas, Inc., Airgas Carbonic Industries, Inc. and Carbonic Industries Corporation, dated as of March ___, 1997, is attached to and incorporated into these Articles of Merger as Exhibit A (the "Plan of Merger").
               ---------

          2. The Plan of Merger was adopted by the sole shareholder of Airgas Carbonic Industries, Inc., the surviving corporation on __________ ___, 1997.

          3. The Plan of Merger was adopted by the shareholders of Carbonic Industries Corporation, the merging corporation, on __________ ___, 1997.

          4. These Articles of Merger shall be effective at 11:59:59 p.m. E._.T. on ______________ __, 1997.

          DULY EXECUTED, delivered and certified, under seal, by a duly authorized officer of each of the surviving corporation and the merging corporation, respectively, on ___________ ____, 1997.


     Airgas Carbonic Industries, Inc.           Carbonic Industries Corporation


     By:                                        By:
        ----------------------------               -----------------------------
        Andrew R. Cichocki                         J. Vernon Hinely
        Vice President                             Chairman and President


                               *   *   *   *   *

                                                            EXHIBIT 2.2(b) TO
                                                            CIC/AIRGAS
                                                            MERGER AGREEMENT
                                                            ================



================================================================================



                                   CIC/AIRGAS



                            LOCKUP/ESCROW AGREEMENT



                       Dated as of                 , 1997
                                   ------------ ---


================================================================================

                               TABLE OF CONTENTS
                               -----------------

ARTICLE 1: BACKGROUND & DEFINITIONS
===================================
     1.1  Background.......................................................... 1
          ----------
     1.2  Definitions......................................................... 1
          -----------
          (a)  In Merger Agreement............................................ 1
               -------------------
          (b)  Airgas Shares.................................................. 1
               -------------
          (c)  Airgas Stock Value............................................. 1
               ------------------
          (e)  Proportionate Interest......................................... 2
               ----------------------
          (f)  Other.......................................................... 2
               -----
     1.3  Certain Rules of Construction....................................... 2
          -----------------------------

ARTICLE 2: THE LOCK-UP/ESCROW SHARES
====================================
     2.1  Shares Subject to Agreement......................................... 2
          ---------------------------
     2.2  Recapitalizations................................................... 2
          -----------------
     2.3  Dividends........................................................... 2
          ---------
     2.4  Voting Rights....................................................... 3
          -------------

ARTICLE 3: DISTRIBUTIONS TO AIRGAS AS TO INDEMNIFICATION CLAIMS
===============================================================
     3.1  Generally........................................................... 3
          ---------
          (a)  Undisputed Indemnification Claim............................... 3
               --------------------------------
          (b)  Agreement...................................................... 3
               ---------
          (c)  Arbitration Decision........................................... 3
               --------------------
          (d)  Court Decision................................................. 3
               --------------
     3.2  Satisfaction of Final Determinations................................ 4
          ------------------------------------
          (a)  Each CIC Shareholder's Share of Each Final Determination....... 4
               --------------------------------------------------------
          (b)  Satisfaction of Each CIC Shareholder's Share of Final
               -----------------------------------------------------
                Determination................................................. 4
                -------------
     3.3  Obligation to Execute and Deliver................................... 4
          ---------------------------------

ARTICLE 4: DISTRIBUTIONS TO THE CIC SHAREHOLDERS
================================================
     4.1  Early Termination................................................... 4
          -----------------
     4.2  At Second Anniversary............................................... 5
          ---------------------
     4.3  Certain Retained Amounts............................................ 5
          ------------------------
          (a)  To Airgas...................................................... 5
               ---------
          (b)  To the CIC Shareholders' Agent Committee....................... 5
               ----------------------------------------
     4.4  Distribution to the CIC Shareholders' Agent Committee............... 5
          -----------------------------------------------------

ARTICLE 5: DISPOSITION OF SHARES SUBJECT TO, AND RELEASE OF SHARES
==================================================================
     FROM, THIS AGREEMENT
     ====================
     5.1  General............................................................. 6
          -------
     5.2  Written Request..................................................... 6
          ---------------
     5.3  Determination of CIC Shareholders' Agent Committee.................. 6
          --------------------------------------------------
     5.4  Effect of CIC Shareholders' Agent Committee's Determination......... 6
          -----------------------------------------------------------

      5.5  Conditional Approval of Proposed Disposition......................  7
           --------------------------------------------
      5.6  Release of Lockup/Escrow Shares From this Agreement...............  7
           ---------------------------------------------------
      5.7  Certain Limitation Until ______________, 1998.....................  7
           ---------------------------------------------
      5.8  Certain Permitted Transfers.......................................  7
           ---------------------------

ARTICLE 6: THE LOCK-UP/ESCROW AGENT
===================================
      6.1  Powers............................................................  8
           ------
      6.2  Fees, Expenses and Indemnification of the Lockup/Escrow Agent.....  9
           -------------------------------------------------------------
      6.3  Records and Reports...............................................  9
           -------------------

ARTICLE 7: JUDICIAL PROCEEDINGS
===============================
      7.1  Acceptance of Jurisdiction........................................ 10
           --------------------------
      7.2  Service of Process................................................ 10
           ------------------
      7.3  Non-exclusive..................................................... 10
           -------------

ARTICLE 8: MISCELLANEOUS
========================
      8.1  No Limitation; Beneficial Rights.................................. 11
           --------------------------------
      8.2  Good Faith; Further Assurances; Cooperation....................... 11
           -------------------------------------------
      8.3  Notices........................................................... 11
           -------
      8.4  Assignment; Successors in Interest................................ 13
           ----------------------------------
           (a)  By a CIC Shareholder......................................... 13
                --------------------
           (b)  By Airgas.................................................... 13
                ---------
           (c)  Binding Nature............................................... 13
                --------------
           (d)  Successors; Ratification..................................... 13
                ------------------------
      8.5  Controlling Law; Integration; Amendment; Waiver................... 14
           -----------------------------------------------
      8.6  Counterparts...................................................... 14
           ------------
                              *     *     *     *

                                  CIC/AIRGAS
                            LOCKUP/ESCROW AGREEMENT
                            =======================

     THIS IS A LOCKUP/ESCROW AGREEMENT ("this Agreement") by and among
Airgas, Inc., a Delaware corporation ("Airgas"), the shareholders of Carbonic Industries Corporation, a Florida corporation ("CIC"), who have adopted this Agreement by submitting the Transmittal Letter in connection with the conversion of their CIC shares pursuant to the Merger Agreement, (as defined below) and which is also established as an integral aspect of the Merger (as defined below) and who are identified on Exhibit A to this Agreement (the "CIC Shareholders"),
                          ---------
_________________,/1/ as the Lockup/Escrow Agent (the "Lockup/Escrow Agent"), and J. Vernon Hinely, John A. Toepke and Jonathan I. Wax as the CIC Shareholders' Agent Committee and dated as of _____________ __, 1997/2/, and by which such parties, for good and valuable consideration (the mutuality, adequacy and sufficiency of which are hereby acknowledged), hereby agree as follows:


     ARTICLE 1: BACKGROUND & DEFINITIONS.
     ===================================

     1.1  Background.  Pursuant to that certain merger agreement among Airgas,
          ----------
Airgas Carbonic Industries, Inc. (a subsidiary of Airgas), and CIC dated as of ___________ __, 1997 (the "Merger Agreement"), Airgas has acquired CIC by merger (the "Merger"). The Merger Agreement provides that a portion of the Airgas Shares (as defined below) to be issued in the Merger shall be delivered to, and held by, the Lockup/Escrow Agent in accordance with this Agreement.

     1.2  Definitions.
          -----------

          (a)   In Merger Agreement. Capitalized terms in this Agreement have
                -------------------
the same meaning as in the Merger Agreement, except as specifically provided to the contrary in this Agreement.

          (b)   Airgas Shares. "Airgas Shares" means the $0.01 par value common
                -------------
stock of Airgas.

          (c)   Airgas Stock Value.  "Airgas Stock Value" is $______/share/3/
                ------------------
adjusted for any subsequent recapitalization, reclassification, merger, consolidation, split-up or reverse stock split as agreed by Airgas and the CIC Shareholders' Agent Committee.

          (d)   Indemnification Claim. "Indemnification Claim" means a claim for
                ---------------------
indemnification made by Airgas in accordance with Merger Agreement Article 7.

---------------------

/1/To be a bank.

/2/To be completed with the Closing Date.

/3/To be completed at the Closing. This is the same amount as the "Average Airgas Price" in the Merger Agreement.

          (e)   Proportionate Interest.  "Proportionate Interest" means the
                ----------------------
percentage determined on the basis of the relative number of Lockup/Escrow Shares as set forth in Exhibit A. Such Proportionate Interests may hereafter change as a result of adjustments in accordance with Section 8.4(d), and Airgas and the CIC Shareholders' Agent Committee shall revise Exhibit A from time-to-time to reflect changes pursuant to the foregoing.

          (f)   Other.  The parties further agree that:  (i) "this Agreement"
                -----
includes any amendments or other modifications and supplements, and all attachments, to it; (ii) "party," "parties", "parties to this Agreement" and variations of such means each or all, as appropriate, of the persons who have executed and delivered or adopted this Agreement, each permitted successor or assign of such party and, when appropriate to effect the binding nature of this Agreement for the benefit of any other party, any other successor or assign of such a party; and (iii) "person" means any individual, sole proprietorship, partnership, corporation, joint venture, limited liability company, estate, trust, unincorporated organization, association, institution, or other entity or governmental authority.

     1.3  Certain Rules of Construction. The following rules of construction
          -----------------------------
apply to this Agreement: (a) "including" and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations; (b) when "Article", "Section", "Subsection", "Exhibit" or "Schedule" is capitalized in this Agreement, such shall refer to such item of or to this Agreement; (c) titles and captions of or in this Agreement and the cover sheet and table of contents of this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; (d) whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders; and (e) each attachment to this Agreement is hereby incorporated into this Agreement and is hereby made a part of this Agreement as if set out in full in the first place that reference is made to it.


     ARTICLE 2: THE LOCK-UP/ESCROW SHARES.
     ====================================

     2.1  Shares Subject to Agreement.  In accordance with Merger Agreement
          ---------------------------
(S)2.8(c), Airgas shall cause the number of Airgas Shares to be delivered to the Lockup/Escrow Agent on behalf of each CIC Shareholder (as determined in accordance with Merger Agreement (S) 2.2) to be delivered to the Lockup/Escrow Agent, and such Airgas Shares shall be held by the Lockup/Escrow Agent pursuant to the terms of this Agreement.

     2.2  Recapitalizations.  Airgas shall (or it shall cause its transfer
          -----------------
agent to) deliver directly to the Lockup/Escrow Agent all certificates for shares resulting from recapitalizations, reclassifications, mergers, consolidations, split-ups, stock splits, stock dividends and similar transactions in respect of Lockup/Escrow Shares, and such shall be held in accordance with the provisions of this Agreement.

     2.3  Dividends.  All dividends (whether in cash or in Airgas Stock, or
          ---------
other property, but excluding distributions covered by Section 2.2) or other income earned or paid on the

Lockup/Escrow Shares shall belong to the CIC Shareholders. Airgas shall pay such dividends and/or other earnings directly to the CIC Shareholders contemporaneously with the payment to its other shareholders.

     2.4  Voting Rights.  Until such time (if any) that Airgas Shares are
          -------------
distributed to Airgas pursuant to this Agreement, the CIC Shareholders shall retain all voting rights with respect to the Lockup/Escrow Shares, and, for that purpose, the Lockup/Escrow Agent shall execute and deliver to the CIC Shareholders all necessary proxies.

     ARTICLE 3: DISTRIBUTIONS TO AIRGAS AS TO INDEMNIFICATION CLAIMS.
     ===============================================================

     3.1  Generally.  Whenever one of the following shall have occurred:
          ---------

          (a)   Undisputed Indemnification Claim. Airgas' giving to the
                --------------------------------
     Lockup/Escrow Agent a copy of an Indemnification Claim (i) that (A) specifies the quantifiable nature of the loss sustained by Airgas, (B) states that Airgas is entitled to payment from the Lockup/Escrow Agreement for such Indemnification Claim in accordance with Merger Agreement Article 7 and this Agreement, and (C) states that a copy of such Indemnification Claim has been delivered to the CIC Shareholders' Agent Committee and (ii) as to which the CIC Shareholders' Agent Committee fails to give to the Lockup/Escrow Agent written notice of a good faith objection to payment of such Indemnification Claim within thirty (30) days after the date such copy is deemed received pursuant to Merger Agreement (S)11.4.

          (b)   Agreement.  Delivery to the Lockup/Escrow Agent of a certificate
                ---------
     signed by Airgas and the CIC Shareholders' Agent Committee specifying an amount to be paid to Airgas to indemnify Airgas in accordance with Merger Agreement Article 7;

          (c)   Arbitration Decision.  Delivery to the Lockup/Escrow Agent of a
                --------------------
     written and signed decision of an arbitrator, stating that the decision was made in accordance with Merger Agreement (S)7.2(c) and that the amount stated in such decision is owed to Airgas in accordance with Merger Agreement Article 7; or

          (d)   Court Decision. Delivery to the Lockup/Escrow Agent of a
                --------------
     certified copy of a judgment no longer subject to appeal (as set forth in an opinion of Airgas' lawyers satisfactory to the Lockup/Escrow Agent) directing the payment of an amount from the Lockup/Escrow Shares to Airgas to indemnify Airgas in accordance with Merger Agreement Article 7;

(any such undisputed Indemnification Claim, agreement or decision being referred to as a "Final Determination"), then the Lockup/Escrow Agent shall deliver to Airgas in payment of such Final Determination that number of Airgas Shares having a value equal to the specified amount, all as determined in accordance with Section 3.2 below; provided, however, that the aggregate value of the distributions to Airgas pursuant to this Article 3 may not exceed $5,000,000 of Airgas Stock (valued at the Airgas Stock Value) with respect to Final Determinations for breaches of representations, warranties, covenants and agreements in the Merger Agreement excluding Merger Agreement (S) 3.26.

     3.2  Satisfaction of Final Determinations.  All Final Determinations
          ------------------------------------
pursuant to Section 3.1 above shall be satisfied as follows:

          (a)   Each CIC Shareholder's Share of Each Final Determination. The
                --------------------------------------------------------
     share of each Final Determination to be borne by each CIC Shareholder shall be determined by multiplying such CIC Shareholder's Proportionate Interest times the amount of the Final Determination (such product, the "CIC Shareholder's Share of the Final Determination").

          (b)   Satisfaction of Each CIC Shareholder's Share of Final
                -----------------------------------------------------
     Determination. Each CIC Shareholder's Share of each Final Determination
     -------------
     shall be satisfied from his Lockup/Escrow Shares (reduced by such shareholder's share of Final Determinations previously satisfied).

In order to effect the foregoing (or if applicable, any distribution pursuant to Article 4), the Lockup/Escrow Agent shall deliver to Airgas a certificate or certificates representing the Lockup/Escrow Shares of each CIC Shareholder for a number of Airgas Shares having a value at least equal to each such CIC Shareholder's Share of the Final Determination. If any such certificate represents more than such CIC Shareholder's Share of the Final Determination, then Airgas shall issue (or shall cause to be issued) a new share certificate representing the balance of the Lockup/Escrow Shares to such CIC Shareholder (without cost to such CIC Shareholder or the Lock-up/Escrow Agent) and shall return it to the Lock-up/Escrow Agent to be held in accordance with this Agreement.

     3.3  Obligation to Execute and Deliver.  Airgas and the CIC Shareholders'
          ---------------------------------
Agent Committee agree to execute instructions to the Lockup/Escrow Agent in order to carry out the provisions of this Article 3 (and also of Article 4) on a prompt and reasonable basis, all subject to their respective rights and obligations under the Merger Agreement.

     ARTICLE 4: DISTRIBUTIONS TO THE CIC SHAREHOLDERS.
     ================================================

     4.1  Early Termination. If a "Termination Tax Opinion" is received, then
          -----------------
the Lockup/Escrow Agent shall distribute all of the Lockup/Escrow Shares to the CIC Shareholders' Agent Committee; provided, however, that if such opinion is received prior to __________ __, 1998/4/, then the number of Lockup Escrow Shares that are distributed shall be reduced by an amount of the Lockup/Escrow Shares equal to (a) $6,000,000 in value (valued at the Airgas Stock Value) multiplied by a fraction, the numerator of which is the number of Airgas Shares into which CIC Shares were converted in the merger (assuming that the shares converted into cash were converted into Airgas Shares) and the denominator of which is the number of Airgas Shares into which CIC Shares were converted in the merger (assuming that the shares converted into

-----------------

/4/The first anniversary of the Closing Date.

cash were converted into Airgas Shares and further assuming that no dissenters rights were exercised), less (b) the amount of any prior distribution of Lockup/Escrow Shares (valued at the Airgas Stock Value) to Airgas in accordance with Article 3. "Termination Tax Opinion" means either (i) a legal opinion from a law firm satisfactory to Airgas and the CIC Shareholders' Agent Committee that the distribution contemplated by this Section 4.1 and any subsequent disposition of the Lockup/Escrow Shares so distributed would not cause the Merger to fail to qualify as a "reorganization" within the meaning of IRC (S) 368(a) or (ii) a legal opinion in the form of Exhibit B from Sutherland, Asbill & Brennan, L.L.P.
                             ---------
(or any successor firm).

     4.2  At Second Anniversary. On __________ __, 1999/5/, the Lockup/Escrow
          ---------------------
Agent shall distribute the Lockup/Escrow Shares then held by it to the CIC Shareholders' Agent Committee, less an amount of Lockup/Escrow Shares equal in value (valued at the Airgas Stock Value) to the amount of any Indemnification Claim with respect to which there has been no Final Determination.

     4.3  Certain Retained Amounts.  To the extent Lockup/Escrow Shares, which
          ------------------------
were due to be distributed to the CIC Shareholders pursuant to Section 4.2, were not so distributed by reason of Indemnification Claims as to which there has been no Final Determination ("Retained Lockup/Escrow Shares"), such Retained Lockup/Escrow Shares shall continue to be held by the Lockup/Escrow Agent pursuant to this Agreement solely with respect to the specific matter covered by each such Indemnification Claim (and not with respect to any other matter or any other Indemnification Claims) until the Lockup/Escrow Agent has received a Final Determination relating to such Retained Lockup/Escrow Shares. Upon receipt of such Final Determination, the Lockup/Escrow Agent shall, as the case may be:

          (a)   To Airgas:  distribute to Airgas the amount, if any, of such
                ---------
Retained Lockup/Escrow Shares to which it is entitled pursuant to the Final Determination, in accordance with Sections 3.1 and 3.2; and

          (b)   To the CIC Shareholders' Agent Committee: distribute such
                ----------------------------------------
balance to the CIC Shareholders' Agent Committee.

     4.4  Distribution to the CIC Shareholders' Agent Committee.  The
          -----------------------------------------------------
Shareholders' Agent Committee shall, subject to its rights in Merger Agreement
(S) 8.2(d) (and in that connection, Airgas agrees to reissue shares generally in accordance with the last two sentences of Section 3.2 in order to effect the CIC Shareholders' Agent Committee's rights in accordance with Merger Agreement (S) 8.2(d)), distribute to the CIC Shareholders the Lockup/Escrow Shares distributed to it pursuant to the terms of this Article 4; provided, however, that if the CIC Shareholders' Agent Committee directs, the Lockup/Escrow Agent shall distribute such balance directly to the CIC Shareholders on whose behalf such Retained Lockup/Escrow Shares were held.

-------------------

/5/The second anniversary of the Closing Date.

     ARTICLE 5: DISPOSITION OF SHARES SUBJECT TO, AND RELEASE OF SHARES FROM,
     ========================================================================
     THIS AGREEMENT.
     ==============

     5.1  General.  If any CIC Shareholder desires to sell, transfer, give
          -------
(whether in trust or otherwise), pledge, encumber, hypothecate, or dispose in any fashion of all or any of his, hers or its Airgas Shares held by the Lockup/Escrow Agent subject to this Agreement, such CIC Shareholder, the CIC Shareholders' Agent Committee, Airgas and the Lockup/Escrow Agent shall follow the procedures set forth in this Article.

     5.2  Written Request.  The CIC Shareholder desiring to engage in any
          ---------------
proposed sale, transfer, gift, pledge, encumbrance, hypothecation, or other disposition of all or any of his Lockup/Escrow Shares subject to this Agreement (a "Proposed Disposition") must submit in writing (in a form reasonably acceptable to the CIC Shareholders' Agent Committee) to the CIC Shareholders' Agent Committee and to Airgas a request for authorization to engage in the Proposed Disposition (the "Request"). The Request shall contain all the details of the Proposed Disposition as the CIC Shareholder in good faith determines the CIC Shareholders' Agent Committee and Airgas might need to make the determination required under Section 5.3, and the CIC Shareholders' Agent Committee and Airgas may require the CIC Shareholder to supplement the Request with additional information that the Lockup/Escrow Agent and Airgas in good faith determine is needed to make the determination required under Section 5.3.

     5.3  Determination of CIC Shareholders' Agent Committee.  The CIC
          --------------------------------------------------
Shareholders' Agent Committee and Airgas shall review the Request (and any supplemental information) as promptly as reasonably practicable and shall determine whether or not, in the sole and complete discretion of the CIC Shareholders' Agent Committee and Airgas, there is a meaningful risk that the Proposed Disposition, if consummated, would cause the Merger to fail to qualify as a "reorganization" within the meaning of IRC (S) 368(a). In discharging this duty, the CIC Shareholders' Agent Committee and Airgas, in their sole and complete discretion, may do any, all, or none of the following: (a) consult with expert counsel, with the expense thereof to be paid by the CIC Shareholder making the request; (b) require the CIC Shareholder to make available expert counsel, at the CIC Shareholder's expense, with whom the CIC Shareholders' Agent Committee and Airgas may consult; (c) require the CIC Shareholder's expert counsel to deliver a legal opinion, at the CIC Shareholder's expense and satisfactory to the CIC Shareholders' Agent Committee and Airgas, that the Proposed Disposition, if consummated, would not cause the Merger to fail to qualify as a "reorganization" within the meaning of IRC (S) 368(a); or (d) conditionally approve the Proposed Disposition, including, but not limited to, the imposition of any of the conditions referenced in Section 5.5. Such CIC Shareholder shall also pay the fees and expenses of any counsel retained by the CIC Shareholders' Agent Committee to assist and advise it in its review of the Request.

     5.4  Effect of CIC Shareholders' Agent Committee's Determination.  If the
          -----------------------------------------------------------
CIC Shareholders' Agent Committee and Airgas determine that there is no meaningful risk that the Proposed Disposition, if consummated, would cause the Merger to fail to qualify as a "reorganization" within the meaning of IRC (S) 368(a), then the Proposed Disposition shall be approved, subject to whatever conditions (including any of those referenced in Section 5.5) the

CIC Shareholders' Agent Committee and Airgas may impose and give notice of such determination to the CIC Shareholder, then such CIC Shareholder may consummate the Proposed Disposition (but no other transaction with respect to the Lockup/Escrow Shares). If the CIC Shareholders' Agent Committee and Airgas fail to determine that there is no such substantial risk, the Proposed Disposition shall not be approved and shall not be consummated. ANY ATTEMPTED DISPOSITION OF AIRGAS SHARES SUBJECT TO THIS AGREEMENT OTHER THAN PURSUANT TO A PROPOSED DISPOSITION THAT IS APPROVED BY THE CIC SHAREHOLDERS' AGENT COMMITTEE AND AIRGAS PURSUANT TO THIS ARTICLE 5 SHALL BE NULL AND VOID AND OF NO FORCE OR EFFECT WHATSOEVER.

     5.5  Conditional Approval of Proposed Disposition.  The CIC Shareholders'
          --------------------------------------------
Agent Committee and Airgas may impose any condition to their approval of any Proposed Disposition that the CIC Shareholders' Agent Committee and Airgas decide in their sole and absolute discretion may reduce the risk that the Proposed Disposition could cause the Merger to fail to qualify as a "reorganization" within the meaning of IRC (S) 368(a), including: (a) requiring other parties to the Proposed Disposition to execute and deliver to each of them an instrument setting forth its specific agreement that the Airgas Shares that are the subject of the Proposed Disposition will remain subject to this Agreement after consummation of the Proposed Disposition; (b) requiring that any indebtedness which is to be secured in whole or in part by the Airgas Shares pursuant to the Proposed Disposition provide the lender full recourse against the CIC Shareholder in an event of default; or (c) requiring that the Proposed Disposition occur, or not occur, within a specific time frame.

     5.6  Release of Lockup/Escrow Shares From this Agreement.  In connection
          ---------------------------------------------------
with any approval of a Proposed Disposition, the CIC Shareholders' Agent Committee and Airgas, in their sole and complete discretion, shall also determine whether the Airgas Shares that are the subject of the Proposed Disposition shall remain subject to the terms and conditions of this Agreement or, if the Proposed Disposition is consummated, shall be released from the terms and conditions of this Agreement. Airgas Shares released from this Agreement shall be delivered by the Lockup/Escrow Agent to the CIC Shareholder on whose behalf such Airgas Shares were held.

     5.7  Certain Limitation Until ______________, 1998./6/  Notwithstanding the
          ---------------------------------------------
foregoing, no release of Lockup/Escrow Shares with respect to any CIC Shareholders prior to ________________, 1998 may include a number of Lockup/Escrow Shares equal to the aggregate number of Airgas Shares that would reduce a distribution pursuant to Section 4.1 multiplied by his Proportionate Interest.


     5.8  Certain Permitted Transfers.  Notwithstanding the foregoing or any
          ---------------------------
other provisions of this Agreement (other than Section 5.7), the CIC Shareholders Agent Committee and Airgas shall approve any proposed sale, transfer, gift, pledge, encumbrance, hypothecation, or other disposition of all or any of his Lockup/Escrow Shares subject to this Agreement (a

-----------------

/6/The first anniversary of the Closing.

"Proposed Permitted Disposition") described by any CIC Shareholder in writing (in a form reasonably acceptable to the CIC Shareholders' Agent Committee and Airgas) to the CIC Shareholders' Agent Committee and to Airgas that involves any of the following (the "Permitted Disposition Request"):

          (a) any transfer by the requesting CIC Shareholder outright or in trust or to any other entity to or for the benefit of himself, his spouse, or any of his lineal descendants (and in determining an individual shareholder's lineal descendants for this purpose, any person adopted according to law at any time shall thereafter for all purposes be treated as a child born to the one who adopts such person); provided, however, that the transferee adopts and joins this Agreement and provides a duly executed coy of a joinder and adoption instrument to Airgas and the CIC Shareholders' Agent Committee;

          (b)   the death of the requesting CIC Shareholder; or

          (c)   the divorce of the requesting CIC Shareholder.

The Permitted Disposition Request shall contain all the details of the Proposed Permitted Disposition as the CIC Shareholder in good faith determines the CIC Shareholders' Agent Committee and Airgas might need to confirm the event required under this Section 5.8, and the CIC Shareholders' Agent Committee and Airgas may require the CIC Shareholder to supplement the Permitted Disposition Request with additional information that the Lockup/Escrow Agent and Airgas in good faith determine is needed to make the determination required under this Section.

     ARTICLE 6: THE LOCK-UP/ESCROW AGENT.
     ===================================

     6.1  Powers.  The Lockup/Escrow Agent:
          ------

          (a) may rely upon and shall be protected in relying and acting upon opinions of counsel;

          (b) undertakes to perform only such duties as are expressly set forth in this Agreement (and no implied covenants, duties or obligations shall bind or be enforceable against the Lockup/Escrow Agent);

          (c) may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it pursuant to this Agreement and believed by it to be genuine and to have been signed or presented by the proper party or parties and shall not be responsible for (and shall not be under a duty to examine or pass upon) the validity, binding effect, execution or sufficiency of this Agreement or the Merger Agreement or any other agreement, document or instrument delivered pursuant to this Agreement or the Merger Agreement;

          (d) shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred by this Agreement or the Merger Agreement, and may consult with counsel of its choice, and shall have full and complete authori-zation and protection for any action taken or suffered by it pursuant to this Agreement in good faith;

          (e) may resign and be discharged from his duties or obligations pursuant to this Agreement by giving notice in writing of such resignation to the CIC Shareholders' Agent Committee and Airgas specifying a date thirty (30) days or more after the date of such notice when such resignation shall take effect, whereupon the CIC Shareholders and Airgas shall appoint a new Lockup/Escrow Agent; and

          (f) in the event of a dispute or disagreement between the Lockup/Escrow Agent and any other person with respect to any Lockup/Escrow Shares which is not resolved or determined to its satisfaction within a reasonable time and which is not the subject of arbitration proceedings or legal proceedings for such resolution or determination, may (i) deposit the Lockup/Escrow Shares or the portion of it subject to such dispute or disagreement with a court of competent jurisdiction and interplead any other person involved in accordance with applicable rules of legal procedure; and thereupon (ii) the Lockup/Escrow Agent shall refuse to comply with any claims or demands of the parties with respect to such dispute or disagreement as long as such dispute or disagreement may continue until (A) the right of the adverse claimants shall have been finally adjudicated or (B) all differences shall have been resolved by agreement of the persons involved and the Lockup/Escrow Agent shall have been notified in writing of such agreement signed by such persons.

     6.2  Fees, Expenses and Indemnification of the Lockup/Escrow Agent.  The
          -------------------------------------------------------------
Lockup/Escrow Agent: (a) shall be entitled to a fee as compensation for its services rendered under this Agreement from Airgas and the CIC Shareholders' Agent Committee (fifty percent (50%) each) as set forth in Exhibit C; (b) shall
                                                           ---------
be reimbursed by Airgas and the CIC Shareholders' Agent Committee (fifty percent (50%) each) for its reasonable expenses (including attorneys' fees, costs and expenses) actually incurred or made by it in connection with disputes or controversies arising under this Agreement or in connection with the regular administration of the Lockup/Escrow Shares; and (c) shall be indemnified by Airgas and the CIC Shareholders (fifty percent (50%) each) for, and be held harmless against, any loss, liability, cost or expense (including reasonable attorneys' fees, costs and expenses) actually incurred by the Lockup/Escrow Agent without gross negligence or bad faith on its part in connection with its execution, delivery or performance of this Agreement, including any cost or expense of defending itself against any loss or liability which arises in connection with disputes or controversies arising pursuant to this Agreement.

     6.3  Records and Reports.  The Lockup/Escrow Agent shall keep full records
          -------------------
of the administration of the Lockup Shares, which shall record all transactions of the Lockup/Escrow Agent with respect to this Agreement. Such records shall be open to inspection at any time during regular business hours by any other party. Whenever it is deemed necessary or appropriate by Airgas or the CIC Shareholders' Agent Committee (but no more frequently than quarterly) and as of the date of the removal or resignation of the Lockup/Escrow Agent, the Lockup/Escrow Agent shall prepare, within sixty (60) days following such date, an inventory of the Lockup/Escrow Shares and a statement of receipts, disbursements and other transactions effected by it during the period from the last report date to the date of such removal or resignation. Nothing in this Agreement shall deprive the Lockup/Escrow Agent of its right to have its accounts judicially settled, at its expense, if it so desires. The CIC Shareholders and/or the CIC Shareholders' Agent Committee and Airgas shall have the right to make or have made an audit of the Lockup/Escrow Agent's accounts as often as desired (including verification of the securities and assets in it), and for that purpose the Lockup/Escrow Agent shall make all relevant records available at the expense of the requesting person.

     ARTICLE 7: JUDICIAL PROCEEDINGS.
     ===============================

     7.1  Acceptance of Jurisdiction.  Any judicial proceeding, legal or
          --------------------------
equitable, brought against a party and involving this Agreement or any related document may be brought in any court of competent jurisdiction, state, federal or otherwise, in the State of __________/7/ (the "Jurisdictional Courts"); and, by execution and delivery of this Agreement, each party irrevocably and unconditionally (i) accepts for itself and its properties the nonexclusive jurisdiction and venue of the Jurisdictional Courts and (ii) agrees to be bound by any judgment as to it or its properties rendered by the Jurisdictional Courts and involving this Agreement or any related document. Without limiting the foregoing, each party hereby irrevocably and unconditionally waives, and agrees not to use as a defense, to the fullest extent permitted by applicable law [A] any objection which it may now or hereafter have to the laying of jurisdiction or venue in the Jurisdictional Courts (including any defense that it is not personally subject to the jurisdiction or venue of the Jurisdictional Courts) and [B] any Indemnification Claim that any such forum is an inconvenient forum.

     7.2  Service of Process.  Service of process in any judicial proceeding,
          ------------------
legal or equitable, brought against a party and involving this Agreement may be made either in accordance with Section 8.3 or in accordance with applicable law.

     7.3  Non-exclusive.  Nothing contained in this Agreement shall prevent a
          -------------
party from bringing any action or exercising any rights against another party, either personally or against any property of such other party, in any other jurisdiction; and initiating such proceeding or taking such action in any other jurisdiction shall not constitute a waiver of the submission made by each of the parties to the personal jurisdiction and venue of the Jurisdictional Courts pursuant to this Section or of the agreement contained in Section 8.6 that the laws of the State of _________/8/ shall govern the rights under this Agreement of each of the parties. The means of obtaining personal jurisdiction and venue and perfecting service of process set forth above are not exclusive but are cumulative and in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by applicable law.


-----------------

/7/The state where the Lockup/Escrow Agent is located.

/8/The state where the Lockup/Escrow Agent is located.

     ARTICLE 8: MISCELLANEOUS.
     ========================

     8.1  No Limitation; Beneficial Rights.  All beneficial interests in the
          --------------------------------
Lockup/Escrow Shares are the property of the CIC Shareholders subject only to the specific rights of Airgas set forth in this Agreement and Merger Agreement
Article 7.

     8.2  Good Faith; Further Assurances; Cooperation.  The parties shall in
          -------------------------------------------
good faith undertake to perform their obligations in this Agreement, and to cause the procedures contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Each party shall do such things as may be reasonably requested by any other party in order more effectively to implement or carry out the intent of this Agreement. The parties shall cooperate fully with each other and their respective counsel, accountants and other advisors in connection with any actions that are necessary or appropriate as part of their respective obligations or rights under this Agreement, including a party's providing reasonable access to relevant information in its possession or under its control.

     8.3  Notices.  Each notice, communication and delivery under this
          -------
Agreement: (a) shall be made in writing signed by the party giving it; (b) shall specify the section of this Agreement pursuant to which given; (c) shall either be delivered in person or by telecopier (but only if a number is set forth below or has been provided in accordance with this Section 8.3), a nationally recognized next business day courier service or Express Mail; (d) unless delivered in person, shall be given to the address specified below; (e) shall be deemed to be given (i) if delivered in person, on the date delivered, (ii) if sent by telecopier, on the date transmitted (if the party giving the notice, or its employee or agent, has no reason to believe that the transmission was not made or received), (iii) if sent by a nationally recognized next business day courier with all costs paid, on the date delivered to such courier service, or
(iv) if sent by Express Mail (with postage and other fees paid), on the date mailed; (f) shall be deemed to be received (i) if delivered in person, on the date delivered, (ii) if sent by telecopier, on the date transmitted (if the party giving the notice, or its employee or agent, has no reason to believe that the transmission was not made or received), (iii) if sent by a nationally recognized next business day courier with all costs paid, on the first business day after the date delivered to such courier service, or (iv) if sent by Express Mail (with postage and other fees paid), on the first business day after the date mailed. Such notice shall not be effective unless copies are provided contemporaneously as specified below, but neither the manner nor the time of giving notice to those to whom copies are to be given (which need not be the same as the addressee) shall control the date notice is given or received. The addresses and requirements for copies are as follows:

If to Airgas                            with a copy to:
------------                            --------------
Airgas, Inc.                            McCausland, Keen & Buckman
Suite 100-Radnor Court                  Suite 160-Radnor Court
259 Radnor-Chester Road                 259 Radnor-Chester Road
Radnor, Pennsylvania 19087              Radnor, Pennsylvania 19087
Attention:   Peter McCausland           Attention: Robert H. Young, Jr.
   Telecopier No.: 610/687-1052            Telecopier No.:610/341-1099
   Confirm No.: 610/687-5253               Confirm No.: 610/341-1000

If to one or more of the CIC           with a copy to:
Shareholders, to the address           --------------
specified on Exhibit A to this
             ---------
Agreement for such CIC Shareholder,    Thomas B. Hyman, Jr.
with a copy to (A) anyone specified    Sutherland, Asbill & Brennan, L.L.P.
on such attachment as to whom a copy   999 Peachtree Street, N.E.
is to be given and (B) to the CIC      Atlanta, Georgia 30309
Shareholders' Agent Committee (as        Telecopier No.: 404/853-8806
provided below)                          Confirm:  404/853-8098


If to CIC Shareholders' Agent Committee, to:
-------------------------------------------

J. Vernon Hinely                       Jonathan I. Wax
________________________               2214 Bohler Road
Orlando, FL  ______                    Atlanta, GA 30327
  Telecopier: ___________                Telecopier No.: 404/____________
  Confirm: _____________                 Confirm: 404/352-2511
        and
John A. Toepke                         with a copy to:
________________________               --------------
____________, GA _______
  Telecopier: ___________              Thomas B. Hyman, Jr.
  Confirm: _____________               Sutherland, Asbill & Brennan, L.L.P.
           and                         999 Peachtree Street, N.E.
                                       Atlanta, Georgia 30309-3996
                                         Telecopier No.: 404/853-8806
                                         Confirm:  404/853-8098

                                       If to the Lockup Agent, to:
                                       --------------------------

                                       --------------------------
                                       --------------------------
                                       --------------------------
                                         Telecopier: __________
                                         Confirm: _____________


with a copy to:
--------------

--------------------------
--------------------------
--------------------------
  Telecopier: __________
  Confirm: _____________


Such notice shall be given to such other representative or at such other address as may be designated in a notice given pursuant to the foregoing. If notice is given pursuant to this Section of a permitted successor or assign, then notice shall be given as set forth above to such permitted successor or assign.

     8.4  Assignment; Successors in Interest.
          ----------------------------------

          (a)   By a CIC Shareholder.  Except for any transfer or assignment of
                --------------------
rights under this Agreement, in whole or in part, upon the death of a CIC Shareholder to the heirs, descendants or beneficiaries of such deceased CIC Shareholder (who take subject to this Agreement) or except as may be determined by the Lockup/Escrow Agent and Airgas in connection with an approved Proposed Disposition of Lockup/Escrow Shares pursuant to Article 5 of this Agreement, no assignment or transfer by operation of law or otherwise, in whole or in part, by a CIC Shareholder of his rights under this Agreement shall be made.

          (b)   By Airgas.  Except with the prior written consent of the CIC
                ---------
Shareholders' Agent Committee (which shall not be unreasonably withheld or delayed): (i) no assignment by operation of law or otherwise by Airgas of its rights and obligations under this Agreement shall be made other than to an entity that controls Airgas or is controlled by or is in common control with or a successor to a substantial portion or all of the business of Airgas (but then only if such entity expressly assumes all the obligations and liabilities of Airgas under this Agreement either by operation of law or by specific assumption executed by the assignee); and (ii) no transfer by operation of law or otherwise by Airgas of a substantial part of its business shall be made unless all the obligations and liabilities of Airgas under this Agreement are assumed in connection with such transfer either by operation of law or by specific assumption executed by the transferee. In any such event, Airgas shall remain liable for the performance of all such assigned, transferred and assumed obligations, which liability shall be a primary obligation for full and prompt performance rather than a secondary guarantee of collectibility of damages.

          (c)   Binding Nature. This Agreement shall be binding upon the parties
                --------------
and their respective legal representatives, heirs, descendants, beneficiaries and assigns (whether or not permitted), shall inure to the benefit of the parties to this Agreement and their respective legal representatives, heirs, descendants, beneficiaries and permitted successors and assigns (and to no other person or entity whatsoever).

          (d)   Successors; Ratification.  If there is a successor to a CIC
                ------------------------
Shareholder, his interest in the Lockup/Escrow Shares as reflected in Exhibit A
                                                                      ---------
shall be allocated among his successors as certified to the CIC Shareholders' Agent Committee and Airgas by an appropriate person. Without limiting the foregoing or any other provision of this Agreement and without acknowledging the necessity therefor, the CIC Shareholders shall undertake in good faith to have any heir, descendant, beneficiary, personal representative or other successor or assign of a deceased or incapacitated CIC Shareholder ratify and confirm the agreements and obligations of such CIC Shareholder (including the authority of the Lockup/Escrow Agent) under this Agreement.

     8.5  Controlling Law; Integration; Amendment; Waiver.  This Agreement
          -----------------------------------------------
is governed by, and shall be construed and enforced in accordance with, the laws of the State of _________/9/ except those that would render such choice of law ineffective, except the right, power and capacity of each CIC Shareholder who is not an individual shall be determined in accordance with and governed by the laws of the state or other jurisdiction where the will, trust agreement or other document that established or created the authority of such shareholder to act was executed. This Agreement (together with the Merger Agreement) supersedes all prior negotiations, agreements and understandings between the parties with respect to its subject matter, constitutes the entire agreement between the parties with respect to its subject matter, and may not be altered or amended except in writing signed by the party against whom the alteration or amendment is to be enforced. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce the same; and no waiver by any party of any provision (or breach of any provision) of this Agreement, whether by conduct or other wise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

     8.6  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts (one counterpart reflecting the signatures of all parties), each of which shall be deemed to be an original, and it shall not be necessary in making proof of this Agreement or its terms to account for more than one of such counterparts. This Agreement may be executed by each party upon a separate copy, and one or more execution pages (and for these purposes, a photocopy of the Transmittal Letters (as defined in the Merger Agreement) shall be sufficient) may be detached from one copy of this Agreement and attached to another copy in order to form one or more counterparts.



-----------------

/9/The state where the Lockup/Escrow Agent is located.

     DULY EXECUTED and delivered by the parties, under seal, as of ___________ __, 1997.

Airgas:                       Airgas, Inc.
------

                              By:__________________________________
                                  Name:__________________________
                                  Title:___________________________

The CIC Shareholders'
Agent Committee:
---------------               ----------------------------------
                              J. Vernon Hinely
                              __________________________________
                              John A Toepke
                              __________________________________
                              Jonathan I. Wax

The Lockup/Escrow Agent:
-----------------------

                              -----------------------------------
                              By:________________________________
                              Name:______________________________
                                Title:___________________________



                           *     *     *     *     *

                                                EXHIBIT A TO
                                                CIC/AIRGAS
                                                LOCKUP/ESCROW AGREEMENT
                                                =======================


                              LOCKUP/ESCROW SHARES
                              --------------------

   Name, Address &                  Number of
Social Security Number        Lockup/Escrow Shares       Proportionate Interest
----------------------        --------------------       ----------------------


                         [TO BE ADDED PRIOR TO CLOSING]



                           *     *     *     *     *

                                                         EXHIBIT B TO CIC/AIRGAS
                                                         LOCKUP/ESCROW AGREEMENT
                                                         =======================


                       [LETTERHEAD OF SA&B APPEARS HERE]
                                                              ________ __, 199__


______________________, as
Lockup/Escrow Agent
__________________________
__________________________
________________, __ ______

Airgas, Inc.                             CIC Shareholders' Agent Committee
Suite 100--Radnor Court                  ________________________________
259 Radnor-Chester Road                  ________________________________
Radnor, PA  19087-5240                   __________________  _____  _______

          Re: Termination Tax Opinion Under the CIC/Airgas Lockup/Escrow Agreement dated ____________ __, 1997 (the "Lockup/Escrow Agreement")

Dear Addressees:

     This letter is being provided to you pursuant to Lockup/Escrow Agreement
(S) 4.1 and is intended to be the "Termination Tax Opinion" referred to in that section.

     A former shareholder of [the personal representative of a former shareholder of] Carbonic Industries Corporation ("CIC") has requested our opinion that the distribution of Airgas, Inc. ("Airgas") common stock (the "Airgas Shares") from the Lockup/Escrow Agreement and the subsequent disposition of any of such Airgas Shares thereby distributed from the Lockup/Escrow Agreement will not cause the merger of CIC with and into a subsidiary of Airgas (the "Merger"), which was effected on __________ __, 1997, to fail to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "IRC").

     At the time of the Closing, McCausland, Keen & Buckman opined that the Merger did qualify as a reorganization within the meaning of IRC (S) 368(a), and we are relying on such opinion, including the assumption in it ( based in part on the satisfaction of a closing condition in the merger agreement pursuant to which the Merger was effected(the "Merger Agreement")) that CIC shareholders receiving Airgas Shares in the Merger that represented more than fifty percent (50%) of the Aggregate Merger Consideration in the Merger had, at the Merger Effective Time, no plan or intent to sell, exchange or otherwise dispose of any Airgas Shares received in the Merger.

     We have received a certificate from such requesting person (a copy of which is attached) stating (a) that [describe the facts giving rise to the change in circumstances] and (b) that such factual circumstances arose subsequent to the Merger Effective Time. We have assumed, without

Lockup/Escrow Agent, Airgas, Inc.
and the CIC Shareholders' Agent Committee
______________ __, 199_
Page 2

investigation, that the facts set forth in such certificate are accurate, but to our actual knowledge, none of such facts is false nor is our reliance on them, under the circumstances, unreasonable. When used in this letter, "to our actual knowledge" means the current conscious awareness of facts or other information by the lawyer in this firm who has signed this letter.

     Based upon the assumptions set forth above and the attached certificate, it is our opinion that the distribution of the Airgas Shares from the Lockup/Escrow Agreement and the subsequent disposition of such Airgas Shares will not cause the Merger to fail to qualify as a reorganization within the meaning of IRC (S) 368(a).

     The opinion expressed in this letter [a] is strictly limited to the matters stated in this letter, and without limiting the foregoing, no other opinions are to be implied, [b] without limiting the foregoing, is being rendered solely with respect to the federal income tax consequences of the release and disposition specifically set forth above, and we hereby expressly disclaim any opinion as to the treatment of such release and disposition under the income or other tax laws of any foreign, state or local jurisdiction, and [c] speaks only as of its date; and we are under no obligation, and do not undertake, to advise the Lockup/Escrow Agent, Airgas, the CIC Shareholders' Agent Committee or any other person or entity of changes of law or fact that occur after the date of this letter, even though the change may affect the legal analysis or a legal conclusion in this letter.

     Except as otherwise indicated in this letter, each capitalized term in this letter has the same meaning as it has as a capitalized term in the Lockup/Escrow Agreement and/or the Merger Agreement unless the context clearly indicates to the contrary.

     This letter is delivered in connection with the proposed release of the Airgas Shares from the Lockup/Escrow Agreement, may not be relied upon by the addressees for any other purpose or by anyone else for any purpose, and may not be quoted, published or otherwise disseminated, without in each instance our prior written consent.

                              Very truly yours,

                              Sutherland, Asbill & Brennan, L.L.P.


                              By: ________________________

                                  _____________________
                                  a partner

                                                EXHIBIT C TO
                                                CIC/AIRGAS
                                                LOCKUP/ESCROW AGREEMENT
                                                =======================


                                      FEES
                                      ====


                   [TO BE OBTAINED FROM LOCKUP/ESCROW AGENT]

                                                    EXHIBIT 2.5(b) TO CIC/AIRGAS
                                                    MERGER AGREEMENT
                                                    ============================

                                ISO CONVERSIONS
                                ---------------

CAVEAT:  THIS IS FOR ILLUSTRATIVE PURPOSES ONLY BASED ON A HYPOTHETICAL AVERAGE
------               --------------------------
AIRGAS PRICE OF $21.50. THE ACTUAL AVERAGE AIRGAS PRICE MAY BE MORE OR LESS THAN $21.50.

                           *     *     *     *     *

-------------------------------------------------------------------------------------------------------------------------
Name of
Optionholder                        Current Option                              Substituted Airgas Option
                       --------------------------------------------------------------------------------------------------
                          # Shares      Price          Total     Exchange    # Shares       Price          Total
                                                                  Ratio
-------------------------------------------------------------------------------------------------------------------------
J.V. Hinely                 15,000      $14.22      $213,300.00      2.00      30,000       $7.11         $213,300.00
-------------------------------------------------------------------------------------------------------------------------
John A. Toepke              10,000      $14.22      $142,200.00      2.00      20,000       $7.11         $142,200.00
-------------------------------------------------------------------------------------------------------------------------
David W. Fike                8,000      $14.22      $113,760.00      2.00      16,000       $7.11         $113,760.00
-------------------------------------------------------------------------------------------------------------------------
Sandra Fowler Hurt           5,000      $14.22      $ 71,100.00      2.00      10,000       $7.11         $ 71,100.00
-------------------------------------------------------------------------------------------------------------------------
Forest D. Templeton          5,000      $14.22      $ 71,100.00      2.00      10,000       $7.11         $ 71,100.00
-------------------------------------------------------------------------------------------------------------------------
Robert E. Hurt, III          4,000      $14.22      $ 56,880.00      2.00       8,000       $7.11         $ 56,880.00
-------------------------------------------------------------------------------------------------------------------------
Jason C. Bramhall, V         4,000      $14.22      $ 56,880.00      2.00       8,000       $7.11         $ 56,880.00
-------------------------------------------------------------------------------------------------------------------------
Michael L. Albert            4,000      $14.22      $ 56,880.00      2.00       8,000       $7.11         $ 56,880.00
-------------------------------------------------------------------------------------------------------------------------
Michael A. Dirth             1,000      $14.22      $ 14,220.00      2.00       2,000       $7.11         $ 14,220.00
-------------------------------------------------------------------------------------------------------------------------
William G. Allen             1,000      $14.22      $ 14,220.00      2.00       2,000       $7.11         $ 14,220.00
-------------------------------------------------------------------------------------------------------------------------
Chester A. Harvey            4,000      $14.22      $ 56,880.00      2.00       8,000       $7.11         $ 56,880.00
-------------------------------------------------------------------------------------------------------------------------
David M. Little              1,000      $14.22      $ 14,220.00      2.00       2,000       $7.11         $ 14,220.00
-------------------------------------------------------------------------------------------------------------------------
Leonard McConnell            4,000      $14.22      $ 56,880.00      2.00       8,000       $7.11         $ 56,880.00
-------------------------------------------------------------------------------------------------------------------------
Jerry Stanley                1,000      $14.22      $ 14,220.00      2.00       2,000       $7.11         $ 14,220.00
-------------------------------------------------------------------------------------------------------------------------
James E. Exum                3,000      $14.22      $ 42,660.00      2.00       6,000       $7.11         $ 42,660.00
-------------------------------------------------------------------------------------------------------------------------
Anthony Belenchia            1,000      $15.79      $ 15,790.00      2.00       2,000       $7.90         $ 15,790.00
-------------------------------------------------------------------------------------------------------------------------
Gene Wallace                 1,000      $16.45      $ 16,450.00      2.00       2,000       $8.23         $ 16,450.00
-------------------------------------------------------------------------------------------------------------------------

                           *     *     *     *     *

                                                    EXHIBIT 6.6(b) TO CIC/AIRGAS
                                                    MERGER AGREEMENT
                                                    ============================


                                ACCRUED VACATION
                                ----------------

     The following reports are attached hereto:

     1. CIC Vacation Report as of paydate 1/31/97 for employees paid semi-monthly.

     2.  CIC Vacation Report as of paydate 2/07/97 for employees paid weekly.

     Vacation days have accrued since the date of the foregoing reports and will continue to accrue until Closing based on the yearly allowances listed on such reports. CIC will cooperate with Airgas to provide updated vacation reports prior to Closing as reasonably requested by Airgas.

                              CIC VACATION REPORT

AS OF PAYDATE 1/31/97
EMPLOYEES PAID SEMI-MONTHLY

DATE OF HIRE   EMPLOYEE NAME                      VACATION DAYS   VACATION DAYS
                                                     ALLOWED          TAKEN

11/15/1964     TOEPKE, JOHN A.                         20.0            0.0

08/01/1966     HINELY, J.V.                            20.0            0.0

08/01/1967     HOUGHTON, MELBA A.                      20.0            0.0

01/15/1968     HARVEY, CHESTER A.                      20.0            0.0

06/10/1968     TAYLOR, CLYDE F.                        20.0            0.0

12/01/1969     HALEY JR., DAVID E.                     10.0            0.0

12/16/1971     ALLEN, WILLIAM G.                       20.0            0.0

12/16/1971     LALUMIA, CARL R.                        20.0            0.0

12/16/1971     WALKER, DANNY L.                        20.0            0.0

07/15/1972     EXUM, JAMES E.                          20.0            0.0

03/15/1976     BROOKE, ROBERT K.                       20.0            0.0

08/23/1976     PETROSKY, MARY T.                       20.0            3.0

10/11/1976     BEASLEY, JAMES W.                       20.0            0.0

10/05/1977     SPIGLER, SALLY-ANN C.                   20.0            0.0

11/12/1979     WEIS, MICHAEL S.                        20.0            0.0

07/09/1981     PARHAM, LARRY M.                        20.0            0.0

09/24/1981     LITTLE, DAVID M.                        20.0            2.0

11/09/1981     BAXTER, WILLIAM E.                      20.0            0.0

01/01/1982     TEMPLETON, FOREST D.                    20.0            0.0

07/01/1982     BRAMHALL V., JASON C.                   20.0            0.0

04/12/1983     HURT, SANDRA FOWLER                     20.0            0.0

04/18/1983     BROWN, BOBBY O.                         19.0            2.0

09/19/1983     HURT III, ROBERT E.                     19.0            0.0
--------------------------------------------------------------------------------

DATE OF HIRE  EMPLOYEE NAME                         VACATION       VACATION
                                                  DAYS ALLOWED    DAYS TAKEN


10/01/1983     FIKE, DAVID W.                          20.0            0.0

05/27/1985     MCCONNELL, LEONARD J.                   17.0            0.0

07/08/1985     CLENDENEN, DAVID E.                     17.0            2.0

11/05/1985     WARNER, JAMES R.                        17.0            0.0

01/01/1986     ALBERT, MICHAEL L.                      16.0            0.5

05/27/1986     CANIZARES JR., ROLANDO                  16.0            0.0

08/01/1986     PATTERSON, RONALD R.                    16.0            2.0

04/10/1987     JOYNER, JANE S.                         15.0            0.0

06/15/1987     AINSWORTH, STEVEN B.                    15.0            0.0

07/20/1987     JORDAN, JIMMY C.                        15.0            0.0

09/28/1987     LITTLE, CHARLIE M.                      15.0            0.0

12/07/1987     GOFF, DAVID B.                          15.0            0.0

07/11/1988     MOORE, REX A.                           15.0            0.0

08/09/1988     WARNER II, JAMES R.                     15.0            2.0

05/01/1990     THOMAS, JAMES W.                        15.0            0.0

09/01/1990     BROOKS JR., FRED                        15.0            0.0

04/12/1991     HANSON, LARRY THOMAS                    10.0            8.0

06/20/1991     BURLESON, ROBERT MILTON                 10.0            0.0

10/01/1991     FARROW, LARRY E.                        10.0            0.0

10/01/1991     WALLACE, E. GENE                        10.0            0.0

10/21/1991     LUNA, DEBBIE J.                         10.0            0.0

01/13/1992     WARTH, DARRIN ANTHONY                   10.0            0.0

01/15/1992     DAVIS, ROYCE ROBERT                     10.0            0.0

07/06/1992     STANLEY, JERRY                          10.0            0.0

07/13/1992     COLLINS, JAMES EDWARD                   10.0            0.0

03/01/1993     ACOSTA, RAFAEL E.                       10.0            0.0
--------------------------------------------------------------------------------

DATE OF HIRE  EMPLOYEE NAME                        VACATION       VACATION
                                                 DAYS ALLOWED    DAYS TAKEN


09/20/1993     DIRTH, MICHAEL A.                       10.0            0.0

04/18/1994     BELENCHIA, PAUL ANTHONY                 10.0            0.0

05/02/1994     OEXMAN, LANCE W.                        10.0            0.0

05/09/1994     ALEXANDER, WILLIAM S.                   10.0            0.0

06/01/1994     FEMIANI, FLORA D.                       10.0            0.0

06/27/1994     JONES, SHAWN S.                         10.0            1.0

07/01/1994     EARHART, ROBERT SCOTT                   10.0            0.0

08/14/1994     YOUNG, KIRT B.                          10.0            0.0

10/10/1994     RODRIGUEZ-LABARCA, MIGU                 10.0            0.0

11/22/1994     HAIRSTON, THOMAS J.                     10.0            0.0

01/01/1995     COOKE, STEVEN JOHN                      20.0            0.0

10/31/1995     ARCHIBALD, DAVID M.                     10.0            0.0

11/21/1995     SMITH, CHRISTOPHER M.                   10.0            0.0

04/05/1996     CHILDS, KIMBERLY A.                      5.0            0.0

04/30/1996     RECKER, BONNIE D.                       10.0            0.0

10/07/1996     CLARK, SHAWN K.***                       5.0            0.0

11/15/1996     BROOKE, MICHAEL P.***                    5.0            0.0

11/15/1996     SEAGROVES JR., HAROLD T.***              5.0            0.0

================================================================================

GRAND TOTALS                                          972.0           22.5
================================================================================

     ***Eligible on anniversary date

                              CIC VACATION REPORT

AS OF PAYDATE 1/31/97
EMPLOYEES PAID SEMI-MONTHLY

DATE OF HIRE  EMPLOYEE NAME               VACATION       VACATION      PART
                                        DAYS ALLOWED    DAYS TAKEN     TIME

12/16/1971    CRAWLEY, HORACE M            20.0            0.0

06/25/1974    STANFORD, JOHNNIE A          20.0            0.0

11/15/1976    WALTON, RONALD A             20.0            0.0

10/17/1978    SMITH, LOWELL A              20.0            5.0

03/05/1979    CLEMONS, MICHAEL R           20.0            7.0

04/24/1979    PRITCHER, BOBBY D            20.0            0.0

01/15/1982    BEALE, CARLTON R             20.0            0.0

04/01/1983    NETTLES, CHHARLES B          19.0            0.0

05/16/1983    NASH, SUE B                  NE              0.0          PT

06/12/1983    DOSS, DAVID L                19.0            0.0

12/12/1983    BROWN, THOMAS C              19.0            0.0

05/14/1984    WYNN, WILLIAM T              18.0            1.0

11/02/1985    SPAULDING, CLARENCE E        17.0            0.0

01/06/1986    MCMULLIN, HENRY L            16.0            0.0

11/03/1986    MICKIE, MILTON H             16.0            0.0

06/27/1987    NORTON, PHILLIP H            15.0            0.0

06/29/1987    OJEDA, MANUEL M              15.0            0.0

07/20/1987    JORDAN, JIMMY C              15.0            0.0

09/14/1987    CLENDENEN, BRUCE A.          15.0            0.0

02/10/1988    JOHNSON, GERALD T.           15.0            0.0

05/03/1988    PARRISH, DAVID P.            15.0            0.0

07/25/1988    PACIFICO JR, PETER P         15.0            0.0

07/28/1988    MCLENDON, ANN W              15.0            0.0
--------------------------------------------------------------------------------

09/17/1988    STEVENS, DONNIE M            15.0            0.0

03/20/1989    KING, CHARLES S              15.0            0.0

04/04/1989    FRANKLIN, MICHAEL            15.0            2.0

04/22/1989    HENDRICK SR, MALVIN L        15.0            1.0

06/13/1989    MARTIN, JAMES E              15.0            1.0

01/02/1990    CAMINERO, ISAAC A            15.0            0.0

01/22/1990    WILLIS, REBECCA M            15.0            0.0

02/19/1990    HENSLEY, JAMES D             15.0            0.0

03/31/1990    ROUSCH, WILLIAM SCOTT        15.0            1.0

04/20/1990    SWEENEY JR, DONALD E         NE              0.0          PT

05/14/1990    ALEXANDER, JEFFREY L         15.0            0.0

12/17/1990    EUDY, WANNA ADELLE           15.0            5.0

12/17/1990    IRWIN, WILLIAM R             15.0            0.0

01/07/1991    HOWARD, JAMES BRDLEY         10.0            0.0

01/17/1991    BROWN, JIMMY W.              10.0            0.0

05/20/1991    HACKLER, ELDON GLEN          10.0            0.0

06/19/1991    VERGES, RAUL A               10.0            0.0

07/01/1991    BROOKS III, WILLIAM FRA      10.0            0.0

07/08/1991    HUNTSBERRY, WALTER A         10.0            0.5

07/08/1991    OLIVE, WINFRED G             10.0            0.0

07/12/1991    WADE, WALT LEE               10.0            0.0

08/12/1991    BRANDT, GLENN W              10.0            0.0

12/24/1991    SEAY, CLARENCE EDWARD        10.0            0.0

04/02/1992    STONNELL, WADE RHODES        10.0            0.0

04/06/1992    RANDLE, CHARLIE RAY          10.0            3.0

05/21/1992    DOUTHIT, KENNETH WAYNE       10.0            0.0

06/01/1992    WILLIAMS, H. VALENTINE       10.0            0.0
--------------------------------------------------------------------------------

07/01/1992    SORTWELL, ROBERT GLENN       10.0            1.0

07/05/1992    MACCAULEY, RICHARD E         10.0            0.0

07/24/1992    BUSH, STEVEN CRAIG           10.0            0.0

08/23/1992    BUCHANAN, GILBERT D          10.0            0.0

09/14/1992    LAMKIN, CLYDE M              10.0            0.0

11/04/1992    MYERS, MATTHEW W             10.0            0.0

12/01/1992    SILVA, OMAR                  10.0            0.0

01/14/1993    STAFFORD, ERIC E             10.0            0.0

02/01/1993    VATER, REGAN D               10.0            0.0

02/07/1993    DARDEN, HENRY A              10.0            4.0

04/11/1993    WARD, STEVEN L.              10.0            0.0

04/19/1993    DOWNEY JR., RYLIE F          10.0            0.0

05/22/1993    STAFFORD, MICHAEL L          10.0            0.0

05/24/1993    COFFMAN, ROY A               10.0            0.0

06/28/1993    WYNN JR., WILLIAM T          10.0            0.0

08/21/1993    VATER, ROBIN L               10.0            0.0

08/29/1993    HARVEY, WESLEY B             10.0            2.0

09/19/1993    QUICK, HERMAN L              10.0            2.0

10/06/1993    LOWMAN, PAUL M               10.0            0.0

11/14/1993    TUCKER, JAMES D              10.0            1.0

12/06/1993    THOMAS, NATHANIEL            10.0            0.0

01/02/1994    ARRINGTON, DANIEL ANTON      10.0            1.0

02/04/1994    DYSON JR., JOHN P            10.0            0.0

02/13/1994    KIRKENDOLL, D. DAVID*         3.0            0.0          (PT)

04/18/1994    JERRETT, DAVID E             10.0            0.0

05/13/1994    SPEARMAN, CHARLES F          10.0            0.0

05/16/1994    DIETRICH, MARK ALAN          10.0            0.0
--------------------------------------------------------------------------------

05/31/1994    VAUGHN, CHRISTOPHER W        10.0            0.0

06/06/1994    SCHNEIDER, SUSAN M           10.0            0.0

06/08/1994    WILLIS, WENDY R.             NE              0.0          TEMP

06/20/1994    DOLLY, DALE ALLEN            10.0            0.0

06/20/1994    HARIG, TERRY L.              10.0            0.0

06/20/1994    O'OPRY, STEVE L              10.0            0.0

06/27/1994    HATFIELD, GERALD W           10.0            0.0

07/02/1994    LUSK, BRIAN K                N/E             0.0          (PT)

07/11/1994    CALHOUN, WAYNON D            10.0            0.0

07/11/1994    GRAY, CHARLES R              10.0            0.0

07/11/1994    SPENCE, ROBERT G             10.0            0.0

08/01/1994    RUSSELL JR., JAMES LOWE      10.0            0.0

08/11/1994    MOORE, RANDY L               10.0            0.0

08/14/1994    YOUNG, KIRT B                10.0            0.0

08/15/1994    WILBURN, RANDY               10.0            0.0

08/23/1994    ADAMS, SCOTTIE D             10.0            0.0

08/28/1994    BASS, LUTHER C               10.0            0.0

08/29/1994    REISSIG, TIMOTHY L           10.0            0.0

08/29/1994    WOLFE, RONALD J              10.0            1.5

09/01/1994    LUCAS, JAMES GLENN           10.0            0.0

09/05/1994    DAVIS, LAURIE B              10.0            1.0

09/11/1994    NABORS, DONALD R             10.0            0.0

09/11/1994    STOKES, JOHN W               10.0            0.0

09/20/1994    OSBORN, WILLIAM C.           10.0            0.0

09/21/1994    PEMBROKE, GARY R             10.0            10.0

09/26/1994    BURKE, LEE R                 10.0            0.0

09/29/1994    WEED, STEVEN M               10.0            1.0

10/06/1994    CARTER, FRED C               10.0            0.0
--------------------------------------------------------------------------------

10/10/1994    NESBITT, NATHANIEL           10.0            0.0

10/31/1994    HARIG, TODD A                10.0            0.0

11/07/1994    CARSWELL SR., GREGORY        10.0            0.0

11/16/1994    BUTLER, ZANE A.              10.0            0.0

11/28/1994    FINLEY, JAMES R              10.0            1.0

12/07/1994    SHORTRIDGE, LOUIS H          10.0            0.0

12/18/1994    CODY JR., CHARLES NORMA      10.0            1.5

12/19/1994    SMITH, ALFRED J              10.0            2.0

01/03/1995    ROSS, RICHARD                10.0            0.0

01/23/1995    MODE, RAYMOND L              10.0            0.0

01/26/1995    PERRY, RONNIE L              10.0            0.0

02/12/1995    MASONE, ANTHONY A            10.0            0.0

02/14/1995    CROCKER, ROBERT T            10.0            3.0

02/20/1995    BURKE SR., KENNETH B         10.0            0.0

02/20/1995    LYLE, CLYDE J                10.0            0.0

02/20/1995    PREVATTE, ERIC T             10.0            0.0

02/21/1995    CREASY SR., ANTHONY S        10.0            0.0

03/27/1995    SHARPE IV, JOSEPH F          10.0            0.0

04/02/1995    WALLS, TERRY D               10.0            5.0

04/10/1995    HOSLER, NELSON J             10.0            0.0

04/17/1995    JOHNSON, ANDRE               10.0            0.0

05/01/1995    HARPER, LARRY B.             10.0            0.0

05/07/1995    PRITCHER, BRUCE D            10.0            0.0

05/15/1995    BEACH, THOMAS J              10.0            0.0

06/01/1995    VATER, JOSEPH E              NE              0.0          PT

06/09/1995    BASS, HENRY CALVIN           10.0            0.0

06/30/1995    STEPHENS, CHARLES M          10.0            0.0

07/09/1995    NELSON, BENJIE K             10.0            0.0
--------------------------------------------------------------------------------

07/12/1995    REIS, DAVID M                10.0               0.0

07/24/1995    WHITLEY, BARRY D             10.0               0.0

07/27/1995    SCUDDER, GENE R.             10.0               0.0

08/03/1995    MARSHALL JR., CORNELIUS      10.0               0.0

08/07/1995    FAVRO, MICHAEL STEPHEN       10.0               0.0

08/23/1995    GAHM, EDWARD W               NE                 0.0       PT

08/30/1995    GOBER, DAWN D                10.0               0.0

09/11/1995    CASSIDY, ROGER L             10.0               0.0

09/17/1995    BOWDEN, SUZANNE B            10.0               0.0

09/24/1995    BOSWELL, BOBBY T             10.0               0.0

10/01/1995    BARNES, WILLIE               10.0               1.0

10/01/1995    FLOYD JR., CHARLES S         10.0               0.0

10/02/1995    TURBERG, DONA RAE            10.0               0.0

10/09/1995    LANIER JR, RELFERD R         10.0               0.0

10/10/1995    CONNER, LYNDELL              10.0               0.0

12/05/1995    HARDIN, FRANKLIN R           10.0               0.0

12/05/1995    PRINCE, KELLY R              7.0                0.0       PT

01/31/1996    HAMILTON JR., ROBERT J       5.0                0.0

02/12/1996    DILLASHAW, ABBY J**          5.0                0.0

02/18/1996    HARRIS, DENNIS W**           5.0                0.0

02/27/1996    JONES, MARIO D**             5.0                0.0

03/04/1996    BEASLEY JR, JAMES W**        5.0                0.0

03/18/1996    BULLOCK, RODNEY E**          5.0                0.0

04/04/1996    SLONE, TONJA L**             5.0                0.0

04/08/1996    KEEN, WAYNE A**              5.0                0.0

04/22/1996    PRATS, BRENDA A**            5.0                0.0

05/09/1996    EAGLESON, JASON Y**          5.0                0.0

05/13/1996    APPLING, TIMOTHY R**         5.0                0.0
--------------------------------------------------------------------------------

05/26/1996    LEE, GERRICK J**             5.0             0.0

06/10/1996    FRAZIER, JOHNNIE A           NE              0.0          PT

06/12/1996    PENA, REYNALDO J**           5.0             0.0

06/16/1996    OGBURN, WALLACE J**          5.0             0.0

06/25/1996    FUSSELL, CARLERANDEL Q**     5.0             0.0

06/25/1996    SPRAGUE, MICHAEL C**         5.0             0.0

07/08/1996    BREWER, SARA I**             5.0             0.0

07/08/1996    CHATHAM, JERALD A            NE              0.0          TEMP

07/08/1996    DEWOLF, WALTER DERRICK**     5.0             0.0

07/08/1996    JAQUES, CATHERINE E**        5.0             0.0

07/11/1996    GIVENS, LARRY D**            5.0             0.0

07/14/1996    SHANK, GERMAINE I**          5.0             0.0

07/17/1996    DELI, VERONICA I**           5.0             0.0

07/17/1996    MCCOLLUM, LLOYD N**          5.0             0.0

08/09/1996    FERGUSON, DONALD L**         NE              0.0          PT

08/11/1996    TAYLOR, GREGORY K**          5.0             0.0

08/19/1996    EDWARDS, CHARLES L**         5.0             0.0

08/25/1996    BARNETT JR., WILLIAM G**     5.0             0.0

08/28/1996    ALEXANDER, JOSEPH B**        5.0             0.0

08/29/1996    SMITH, CHARLES L**           5.0             0.0

09/29/1996    DARLINGTON, KENNETH**        5.0             0.0

10/02/1996    SCARBOROUGH, JIMMY N**       5.0             0.0

10/20/1996    RUFF, NATHANIEL F**          5.0             0.0

11/05/1996    LUKE, MARVIN L**             5.0             0.0

11/09/1996    CONLEY, HARRY D**            5.0             0.0

11/12/1996    JONES, GREG L**              5.0             0.0

11/13/1996    SMITH, MICHAEL L**           5.0             0.0
--------------------------------------------------------------------------------

11/17/1996    COOPER, JERRY R**              5.0           0.0

11/26/1996    DOWDELL, LAWA A**              5.0           0.0

12/01/1996    DOWNEY, PHIO D**               5.0           0.0

12/09/1996    LAW, TROY A**                  5.0           0.0

12/20/1996    MUNSON, JACOB M**              5.0           0.0

12/30/1996    DEAR JR, JAMES E**             5.0           0.0

12/30/1996    GRANTHAM, STEVEN**             5.0           0.0

01/21/1997    RHOADS, DAVID L***             0.0           0.0

01/27/1997    HANNIGAN, DAWN R***            0.0           0.0

01/27/1997    WOOD, TIMOTHY R***             0.0           0.0

01/29/1997    HAYMES, LAURA***               0.0           0.0
================================================================================
Grand Totals                               1864.0          64.5
================================================================================
     NE=Not Eligible
     *Eligible 12/1/97
     **Eligible on anniversary date
     ***Eligible anniversary date 1998

                                                       EXHIBIT 6.7 TO CIC/AIRGAS
                                                       MERGER AGREEMENT
                                                       =========================

            TERMS OF SALE OF JACKSONVILLE & MIAMI DRY ICE OPERATIONS
            --------------------------------------------------------

The option is to acquire the assets and business of Carbonic Industries Corporation's dry ice operations (including customer lists, all related assets and the right to hire local dry ice employees, but excluding real property) in Miami or Jacksonville on the following basic terms:

1.  The option is exercisable at the election of the holder to:
        (i)   acquire Miami operations only; or
        (ii)  acquire both Jacksonville and Miami operations (i.e., Jacksonville
                      ----
              cannot be acquired without Miami).

2.  The Jacksonville operations will include the dry ice production facilities
                                     -------
    and business.

3. Consideration for the Miami operations will be as follows (in addition to items 5 and 6 below):
        (i)   Closing date purchase price = the lesser of book value (of the
                                                ------
              acquired assets as of the CIC/Airgas merger date) or $100,000;
        (ii)  Contingent purchase price = $-0-;
        (iii) Real property rental = $2,000/month triple net (term, renewal options, escalators, etc. to be negotiated).

4. Consideration for the Jacksonville operations will be as follows (in addition to items 5 and 6 below):
        (i)   Closing date purchase price = the greater of book value (of the
                                                -------
              acquired assets as of the CIC/Airgas merger date) or $250,000;
        (ii)  Contingent purchase price = $-0-;
        (iii) Installment payments = $90,000/year payable on the 1st, 2nd and 3rd anniversaries of the closing (equivalent to 48% of combined 1996 operating income for Jacksonville & Miami);
        (iv) Real property rental = $3,500/month triple net (term, renewal options, escalators, etc. to be negotiated).

5. The purchaser(s) will execute a 5-year liquid CO\\2\\ requirements contract (commencing as of the closing of the purchase of dry ice operations pursuant to this option) with CIC at competitive prices to be negotiated.

6. When and if there is a closing of a sale of dry ice operations pursuant to this option, Florida Carbonic, Inc. and Dry Ice Sales, Inc. will each enter into a right of first refusal agreement with Airgas for the sale of substantially all of their respective stock or assets.

                               *   *   *   *   *

                                                    EXHIBIT 9.1(e) TO CIC/AIRGAS
                                                    MERGER AGREEMENT



                    [McCausland, Keen & Buckman Letterhead]

                               ___________, 1997



Carbonic Industries Corporation
 and its Shareholders
3700 Crestwood Parkway, Suite 200
Duluth, Georgia 30136

Ladies and Gentlemen:

     This opinion is being furnished to you pursuant to Section 9.1(e) of the Agreement and Plan of Reorganization by and among Airgas, Inc., a Delaware corporation ("Airgas"), Airgas Carbonic Industries, Inc., a Delaware corporation and wholly-owned subsidiary of Airgas ("Sub"), and Carbonic Industries Corporation, a Florida corporation ("CIC"), dated as of March 12, 1997 (the "Reorganization Agreement"). The Reorganization Agreement provides for the acquisition of CIC by Airgas pursuant to a statutory merger of CIC with and into Sub on the terms and conditions set forth in the Reorganization Agreement (the "Merger"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

     We have acted as legal counsel to Airgas and Sub in connection with the negotiation, preparation, execution and delivery of the Reorganization Agreement. We have examined Airgas' and Sub's Articles of Incorporation, as amended, CIC's Bylaws, Sub's Bylaws, resolutions of Airgas' and Sub's respective Boards of Directors respecting the Reorganization Agreement, and the transactions contemplated thereby, and such other documents as we deemed necessary or appropriate for the purpose of rendering this opinion. As to the due incorporation and existence in good standing of Airgas and Sub, we are relying upon certificates, instruments and telephonic or telegraphic communications from public and corporate officials. With respect to factual matters, we are relying upon letters furnished to us by officers of Airgas and Sub, as well as the representations and warranties made and expressed by Airgas and Sub in the Reorganization Agreement and other documents delivered by CIC to Airgas and Sub in connection with the Merger, and we have assumed that the same are true, correct and complete as of the dates thereof and hereof. Nothing has come to our attention that would cause us to believe that such certificates

Carbonic Industries Corporation
 and its Shareholders
_______________, 1997
Page 2
--------------------------------------------------------------------------------


and letters furnished to us by officers of Airgas and Sub are not true, correct and complete as of the dates thereof and hereof.

     In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals. Except as set forth herein, we have made no independent examination or search of public or corporate records or of factual matters.

     Our review of the Reorganization Agreement and the agreements, instruments and documents delivered pursuant to the Reorganization Agreement, has been limited to conformity with the matters relating to the corporate laws of the State of Delaware and the United States of America, and we express no opinion concerning conformity of the Reorganization Agreement or any agreement, instrument or other document delivered pursuant to the Reorganization Agreement, with the laws of any jurisdiction other than the State of Delaware and the United States of America.

     Based upon the foregoing, we are of the opinion that:

            1. Airgas and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have the full corporate power and corporate authority to carry on their respective businesses, as they are now being conducted, and to execute and deliver the Reorganization Agreement and the related documents called for therein and to consummate the transactions contemplated thereby. Airgas and Sub are each qualified as a foreign corporation in all jurisdictions in which the failure so to qualify would have a material adverse effect on Airgas or Sub, taken as a whole.

            2. The shares of Airgas Common Stock to be issued to the CIC Shareholders pursuant to the Reorganization Agreement, when issued in accordance with the terms of the Reorganization Agreement, and the shares of Airgas Common Stock issuable upon exercise of the Airgas Stock Options issued under Airgas' 1984 Stock Option Plan (the "1984 Plan") in substitution for options to acquire shares of CIC Common Stock, when issued and paid for in accordance with the terms of, and upon exercise of the Airgas Stock Options granted under, the 1984 Plan, will be validly issued, fully paid and nonassessable.

            3. Each of Airgas and Sub has the necessary corporate power and authority to enter into the Reorganization Agreement and to carry out their respective obligations thereunder. The execution and delivery of the Reorganization Agreement by Airgas and Sub, the performance

Carbonic Industries Corporation
 and its Shareholders
_______________, 1997
Page 3
--------------------------------------------------------------------------------

by Airgas and Sub of their respective obligations thereunder, and the consummation by Airgas and Sub of the transactions contemplated thereby, have been duly authorized by the respective Boards of Directors of Airgas and Sub, as the case may be (which authorizations have not been modified and are in full force and effect), and no other corporate proceeding on the part of Airgas or Sub is necessary for the execution and delivery of the Reorganization Agreement by Airgas and Sub, and, subject to the filing of the Certificate of Merger and the Articles of Merger pursuant to Section 1.3(b) of the Reorganization Agreement, the performance by each of Airgas and Sub of their respective obligations thereunder and the consummation by Airgas and Sub of the transactions contemplated thereby, does not violate any provision of the Articles of Incorporation or the By-Laws of either Airgas or Sub, or of any law, ordinance, regulation, rule, order, judgment, injunction or decree, does not breach any contract, commitment, lease, agreement, instrument or other restriction, except as described in Schedule 4.6 to the Reorganization Agreement, or to the best of our knowledge, does not result in any penalty, forfeiture to termination which would be materially adverse to Airgas or Sub.

            4. No filing, authorization or approval, governmental or otherwise, is necessary to enable Airgas or Sub to enter into, and to perform each of their obligations under, the Reorganization Agreement and the documents referenced therein, except for (i) the filing of the Certificate of Merger and Articles of Merger with the Delaware Secretary of State and Florida Secretary of State, respectively, and (ii) such filings as may be required to comply with federal and state securities laws.

            5. The shares of Airgas Common Stock to be issued to each holder of CIC Common Stock in connection with the Merger will be issued in compliance with the Securities Act of 1933, as amended.

            6. The Reorganization Agreement has been duly and validly executed and delivered by Airgas and Sub. The Reorganization Agreement and each document and instrument executed by Airgas pursuant thereto constitutes a legal, valid and binding obligation of Airgas, enforceable in accordance with its respective terms, except to the extent that its enforceability may be subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

Carbonic Industries Corporation
 and its Shareholders
_______________, 1997
Page 4
--------------------------------------------------------------------------------


            7. Neither the execution and delivery of the Reorganization Agreement nor the consummation of the transactions contemplated thereby constitutes a violation or default under, or conflicts with, or will result in the creation of any lien on any of the assets owned by Airgas or Sub under, any term or provision of the respective Articles of Incorporation or Bylaws of Airgas or Sub, or any material agreement, including, without limitation, any material contract, license, commitment, lease, instrument, arrangement or understanding to which Airgas or Sub is a party or to which Airgas, Sub or any of their respective property is subject, or by which Airgas, Sub or any of their respective property is bound, where such lien would be materially adverse to Airgas or Sub, taken as a whole.

     We are members of the bar of the Commonwealth of Pennsylvania and accordingly do not express or purport to express any opinions with respect to laws other than the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. To the extent the laws of other states would apply to any matters that are the subject of this opinion, we have assumed, with your consent, that the laws of such jurisdictions are the same as the laws of Pennsylvania.

     The opinions expressed herein are rendered solely for the benefit of CIC and may not be relied upon, used or quoted in any manner whatsoever by any other person or entity for any purpose without the prior written consent of an officer of this firm.

                                        Very truly yours,

                                        McCAUSLAND, KEEN & BUCKMAN


                                        By: ____________________________________
                                              James G. Logue, Vice President

                                                    EXHIBIT 9.2(e) TO CIC/AIRGAS
                                                    MERGER AGREEMENT
                                                    ============================


                               [SA&B Letterhead]

                                                         [Closing Date] __, 1997
                                                         --------------


Airgas, Inc.
Suite 100-Radnor Court
259 Radnor-Chester Road
Radnor, PA  19087-5240

          Re:  Certain Matters Relating to Carbonic Industries Corporation
               ("CIC")

Ladies and Gentlemen:

          We have acted as counsel to CIC in connection with its execution, delivery and performance to date of that certain merger agreement by and among CIC, Airgas, Inc., Airgas Carbonic Industries, Inc. ("Airgas") and dated as of March __, 1997 (the "Merger Agreement") and the Lock-Up/Escrow Agreement (together with the Merger Agreement, the "Transaction Documents") and have participated on behalf of the CIC in connection with the transactions to date contemplated by the Transaction Documents (the "Transaction").

          This letter is provided to you at the request of CIC pursuant to Merger Agreement (S)9.2(e).

          Except as otherwise indicated in this letter, each capitalized term in this letter has the same meaning as it has as a capitalized term in the Merger Agreement unless the context clearly indicates to the contrary.

          This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991) as modified by Annex 1 attached to this letter (which is hereby expressly incorporated into, and made a part of, this letter). As a consequence, this letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and such Annex 1, and this letter should be read in conjunction with such.

          The opinions herein are limited to: (i) Georgia law; (ii) to the extent applicable, the corporation laws of the States of Florida and Delaware and such corporation laws shall be deemed to consist solely of the provisions of the Florida Business Corporation Act and General Corporation Law of the State of Delaware, in each case without annotations, appearing in Corporations--Covering
                                                         ----------------------
Corporation Practice-Procedure-Law published by Prentice Hall Information
----------------------------------
Services as, respectively, the Florida Business Corporation Act (the "Florida

Airgas, Inc.
_____________________, 1997
Page 2

Corporation Laws") and the Delaware General Corporation Laws (the "Delaware Corporation Laws"); and (iii) the federal law of the United States. We further call Airgas's attention to the fact that the Merger Agreement provides that it shall be governed by the laws of the State of Delaware, other than approvals of certain corporate approvals and filings which shall be governed by the corporate laws of the State of Florida and the State of Delaware as appropriate. We are not experts on such laws and do not purport to express in this letter our opinions with respect to them, including the enforceability of any contractual choice of law provisions but, rather (and except as set forth in clause (ii) of the first sentence of this paragraph), have assumed that Delaware law is identical in all respects to Georgia law.

          In connection with this letter, we have reviewed copies of each of the Transaction Documents executed by CIC, and we have reviewed such other documents and given consideration to such matters of law and fact as we have deemed appropriate, in our professional judgment, to render the opinions expressed in this letter. We have relied upon factual representations made by CIC in the Merger Agreement and made by CIC in a certificate of CIC's officers delivered to us ("Officers' Certificate"), in each case without any independent investigation of them, but to our actual knowledge, none of such factual representations is false nor is our reliance on them, under the circumstances, unreasonable. When used in this letter, "to our actual knowledge" means the current conscious awareness of facts or other information by the lawyers in this firm who have signed this letter or who have had active involvement in negotiating the Transaction, preparing the Transaction Documents or this letter, and solely as to information relevant to a particular opinion issue or confirmation regarding a particular factual matter, who are primarily responsible for providing the response concerning that particular opinion issue or confirmation.

          Based on and subject to the foregoing, we are of the opinion that:

          1. CIC, based solely on a Certificate of Existence issued by the Secretary of State of the State of Florida dated ___________ __, 1997 (and we have assumed that it was given on the date of this letter) is duly and validly existing and in good standing under the Florida Corporation Laws.

          2. CIC has the corporate power and authority to own or lease its properties and to engage generally in the carbon dioxide manufacture and distribution business.

          3. Based solely upon our review of CIC's articles of incorporation, bylaws, corporate minutes and share records and the Officers' Certificate:

Airgas, Inc.
_____________________, 1997
Page 3


               (a) CIC's authorized capital consists of 1,000,000 Class A common shares, par value $2.00 per share, of which 903,993 shares are issued and outstanding and 25,000 Class B common shares, par value $2.00 per share, of which 25,000 shares are issued and outstanding (such issued and outstanding shares being referred to in this letter as the "CIC Shares"); and there are no authorized or outstanding calls, options or other rights, commitments, undertakings or understandings to acquire any CIC Shares or other capital shares or equity interests of CIC or obligations convertible into CIC Shares or other capital shares or other equity interests of any kind or class of CIC or securities of any kind or class of CIC; and

               (b) no provision of CIC's articles of incorporation or bylaws will prevent any CIC Shareholder from voting his, her or its shares in favor of the Transaction.

          4. The execution and delivery by CIC of, and performance on or before the Closing by CIC of its agreements in, the Transaction Documents do not and will not, with lapse of time or giving of notice or both: (a) violate CIC's articles of incorporation or bylaws as in effect on the date of this letter; (b) breach, or result in a default under, any existing obligation of CIC under any agreement to which it is a party and which is listed in the CIC Disclosure Schedule; or (c) breach or otherwise violate any existing obligation of CIC under any court or administrative order, writ, judgment or decree that names CIC and is listed in the CIC Disclosure Schedule.

          5. The execution and delivery by CIC of, and performance by CIC of its agreements in, the Transaction Documents neither is prohibited by, nor subjects CIC to a fine, penalty or other similar sanction under, any statute or regulation directly applicable to CIC or the Transaction.

          6. If, notwithstanding the parties' choice of the law of the State of Delaware as the governing law of the Transaction Documents, a court were to apply the law of the State of Georgia to it, then (assuming that the law of the State of Delaware is identical in all respects to the law of the State of Georgia) each Transaction Document would be enforceable against CIC Shareholders in accordance with its terms.

          7. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Florida and the Secretary of the State of Delaware in accordance with Merger Agreement (S)1.3, the Merger shall become effective, and without limiting the foregoing, CIC Shares shall thereupon be converted as provided in Merger Agreement Article 2.

Airgas, Inc.
_____________________, 1997
Page 4


          The following do not constitute legal opinions but are merely confirmations of factual information known to us, but the following confirmations are subject to all of the assumptions, limitations and qualifications in this letter and its attachments:

               (a) In reliance on the certificate issued by the Secretary of State of the State of Georgia dated ___________ __, 1997 and attached to this letter, as of _________ __, 1997, CIC was qualified to do business as a foreign corporation and in good corporate standing in the State of Georgia.

               (b) Except for matters that are set forth in the exhibits or schedules to the Merger Agreement or that involve stated claims against CIC in an amount less than $25,000, to our actual knowledge, since December 31, 1996, we have not given substantive attention in the form of legal consultation or representation with regard to either
          (i) pending litigation to which CIC is a defendant (including without limitation by reason of counterclaims or cross-claims by others in any litigation by CIC against any party) or (ii) litigation, claims or assessments overtly threatened against CIC (all such terms and phrases having the meaning provided in the American Bar Association Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information (December 1975)).

               (c) In addition, and subject to the exclusions, qualifications and assumptions set forth in this letter and its attachments, we confirm to Airgas that, to our actual knowledge, there are no actions or proceedings against CIC, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which seek to affect the enforceability of any Transaction Document.

          The opinions and confirmations of facts expressed in this letter [a] are strictly limited to the matters stated in this letter, and without limiting the foregoing, no other opinions or confirmations of facts are to be implied, and [b] speak only as of its date, and we are under no obligation, and do not undertake, to advise Airgas or any other person or entity of changes of law or fact that occur after the date of this letter, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this letter.

Airgas, Inc.
_____________________, 1997
Page 5


          This letter is delivered in connection with the consummation of the Transaction, may be relied upon only by Airgas in connection with such matter, may not be relied upon by Airgas for any other purpose or by anyone else for any purpose, and may not be quoted, published or otherwise disseminated, without in each instance our prior written consent.

                                    Very truly yours,

                                    Sutherland, Asbill & Brennan, L.L.P.


                                    By:
                                        --------------------------------
                                          Thomas B. Hyman, Jr.
                                          a partner


TBH/clw

                                    Annex 1 to the Letter of SA&B to Airgas with
                                    respect to CIC dated ___________ __, 1997 --
                                    Page 1 of 3
                                    ============================================

     This Annex is a part of the letter referred to above, and each capitalized term in this Annex has the same meaning as it has as a capitalized term in such letter unless the content clearly indicates to the contrary.

PART ONE:  DEFINED TERMS:  The definition of "Law" in the Accord includes the
------------------------
constitution of the Opining Jurisdiction.

PART TWO:  EXCLUDED LEGAL ISSUES:  The following modification made to the issues
--------------------------------
excluded by Accord (S)19:

1. Accord (S)19(e) is amended to include the legal issue of filing and notice requirements as to the Hart-Scott-Rodino Act.

PART THREE:  CERTAIN ASSUMPTIONS: The following modification is made to the
--------------------------------
assumptions of Accord (S)4:

1. Subsection (m) is amended by adding the following at the end of it: ", and potential violations or breaches of or defaults under such contracts are evaluated on the basis that the law of the State of Georgia is the governing law."

PART FOUR:  THE GENERAL QUALIFICATIONS:
--------------------------------------

1. Accord (S)13 is amended by adding the following as an equitable principles limitation:

     (h) requiring consideration of the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than CIC.

2. Accord (S)14(a) is amended by adding the following to the end of that subsection: ", including specifically the effect of O.C.G.A. (S)11-1-102(3)."

3.   Accord (S)14(i) is amended by substituting the following:

     (i) may, in the absence of a waiver or consent by a guarantor, discharge such guarantor as a result of (A) the discharge of the guaranteed obligation, (B) any change in the nature or terms of the guaranteed obligation, (C) any release or compounding with any co-guarantor, (D) any action of a creditor that injures the guarantor or increases the risk to which the guarantor is exposed, including any impairment of collateral for the guaranteed obligation, or (E) any failure by the creditor to comply with the provisions of O.C.G.A. (S)(S)10-7-23 or 10-7-24.

                                    Annex 1 to the Letter of SA&B to Airgas with
                                    respect to CIC dated ___________ __, 1997 --
                                    Page 2 of 3
                                    ============================================

4. Accord (S)14 is further amended by adding the following, as to which we express no opinion:

     (a) the enforceability of provisions purporting to require arbitration of disputes;

     (b) the enforceability of provisions prohibiting competition, the solicitation or acceptance of customers, of business relationships or of employees, the use or disclosure of information, or other activities in restraint of trade;

     (c) the enforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages, or for premiums on prepayment, acceleration, redemption, cancellation, or termination, to the extent any such provisions are deemed to be penalties or forfeitures;

     (d) the enforceability of waivers or advance consents that have the effect of waiving statutes of limitation, marshaling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, the right to jury trial or, in certain cases, notices;

     (e) the enforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind;

     (f) the effect of a course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement or the enforceability of provisions permitting modifications of an agreement only in writing;

     (g) the enforceability of provisions that determinations by a party or party's designee are conclusive;

     (h)  the effect of laws requiring mitigation of damages;

     (i) the enforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform;

                                    Annex 1 to the Letter of SA&B to Airgas with
                                    respect to CIC dated ___________ __, 1997 --
                                    Page 3 of 3
                                    ============================================

     (j) the effect of agreements as to rights of set off otherwise than in accordance with the applicable law; or

     (k) enforceability of any provisions of any Transaction Document specifying the governing law of such Transaction Document.



                               *   *   *   *   *

                                                    EXHIBIT 9.3(g) TO CIC/AIRGAS
                                                                MERGER AGREEMENT



                   [McCausland, Keen & Buckman, Letterhead]


                            ________________, 1997


Airgas, Inc.
259 Radnor-Chester Road, Suite 100
Radnor, Pennsylvania 19087-5240

Carbonic Industries Corporation and its Shareholders
1610 South Division Avenue
Orlando, Florida 32805-4755

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Agreement and Plan of Merger (the "Agreement") by and among Airgas, Inc., a Delaware corporation ("Parent"), Airgas Carbonic Industries, Inc., a Delaware corporation ("Sub") and Carbonic Industries Corporation, a Florida corporation ("CIC"), dated March 12, 1997. Pursuant to the Agreement CIC will merge with and into Sub (the "Merger"), and Sub will be the surviving corporation in the Merger.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to Parent and Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

     1.  The Agreement;

     2.  The Registration Statement on Form S-4 (File No. 333-       ),
including the Proxy Statement/Prospectus included therein (the "Registration Statement";

     3. Representations made to us by Parent and Sub in a letter reproduced as Exhibit A hereto;

     4. Representations made to us by CIC in a letter reproduced as Exhibit B hereto (the "CIC Representation Letter");

     5.  Representations made by certain stockholders of CIC (the
"Representative CIC Stockholders") contained in certain continuity of interest certificates delivered by them to Parent pursuant to the closing condition in
Section 9.3(f) of the Agreement (the "Continuity of Interest Certificates"), which form of certificate is reproduced as Exhibit C hereto ; and

     6. Such other instruments and documents related to the formation, organization and operation of Parent, Sub and CIC or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

     A. Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Merger Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     B. The Merger will be effective under the laws of the States of Delaware and Florida;

     C. Based on those certain representations of CIC and the Representative CIC Stockholders as provided in the CIC Representation Letter and Continuity of Interest Certificates, respectively, and the assumptions made in the last and next to last sentences of this Paragraph C, there does not exist as of the Merger Effective Time any plan or intention of CIC stockholders to sell, exchange, or otherwise dispose of a number of shares of Parent common stock received in the Merger that would reduce the CIC stockholders' ownership of Parent common stock to a number of shares having a value, as of the Merger Effective Time, of less than 50 percent of the value of all of the formerly outstanding capital stock of CIC immediately prior to the Merger Effective Time. For this purpose, shares of CIC capital stock exchanged for cash or other property, (including without limitation, cash received pursuant to the perfection of dissenters' rights) will be treated as outstanding CIC capital stock immediately prior to the Merger Effective Time. Moreover for this purpose, shares of CIC capital stock and shares of Parent common stock held by CIC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger Effective Time have been and will be considered.

     D. No outstanding indebtedness of CIC represents equity for tax purposes; no outstanding equity of CIC represents indebtedness for tax purposes; no outstanding indebtedness of CIC represents indebtedness of a CIC stockholder for tax purposes.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code, the exchange of CIC capital stock by the CIC stockholders solely for Parent common stock, subject to the representations expressed below, will be an exchange described in Section 354 of the Code, neither Parent, Sub nor CIC will recognize gain or loss as a result of the Merger, and no gain or loss will be recognized by CIC stockholders for federal income tax purposes with respect to their receipt of Parent Common Stock in exchange for their CIC capital stock.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     2. This opinion addresses only the matters specifically set forth above and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction. In particular, we express no opinion regarding (i) whether and the extent to which any CIC stockholder who has provided or will provide services to Parent or Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Parent common stock received by any such CIC stockholder in the Merger; (iii) the potential application of the "golden parachute" provisions (sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (sections 55, 56 and 57) of the Code or sections 357 and 424 of the Code, or the regulations promulgated thereunder; (iv) the corporate-level post-Merger tax consequences to Parent, Sub or CIC, including without limitation, the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of CIC and Sub after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in Parent common stock acquired by CIC stockholders in the Merger; (vi) the tax consequences of any transaction in which a right to acquire Parent common stock was received; and (vii) the tax consequences of the Merger as applied to specific stockholders of CIC and/or holders of options or warrants for CIC capital stock.

     3. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof (including, without limitation the terms and provisions of Sections 9.3 (a) and (f) of the Agreement), or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     4. This opinion has been delivered to you for the purpose of satisfying the condition set forth in Section 9.3(g) of the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.


                                               Very truly yours,

                                               McCausland, Keen & Buckman

                                               By:
                                                  ------------------------------
                                                   Marc S. Maser, Vice President

                                                         EXHIBIT A TO McCAUSLAND
                                                      KEEN & BUCKMAN TAX OPINION

                              [Airgas Letterhead]

                             _______________, 1997

McCausland, Keen & Buckman
Radnor Court
259 Radnor-Chester Road, Suite 160
Radnor, Pennsylvania 19087-5240


          RE: Merger pursuant to Agreement and Plan of Merger (the "Agreement") dated March 12, 1997, by and among Airgas, Inc., a Delaware corporation ("Parent"), Airgas Carbonic Industries, Inc., a Delaware corporation ("Sub") and Carbonic Industries Corporation, a Florida corporation ("CIC")
                ---------------------------------------------------------------

Ladies and Gentlemen:

     This letter is supplied to you in connection with your rendering of an opinion regarding certain federal income tax consequences of the Merger (as defined in Section 9.3(g) of the Agreement). Unless otherwise defined herein, capitalized terms not defined herein shall have the meanings set forth in the Agreement.

     A.   Representations.  After consulting with its counsel and auditors
          ---------------
regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that the following facts are true as of the Merger Effective Time:

     1. Except as described in the attached schedule, the Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and Parent and Sub have no plan or intention to waive or modify further any such material term or condition.

     2. The ratio for exchange of shares of capital stock of CIC for common stock of Parent in the Merger was negotiated through arm's length bargaining. Accordingly, the undersigned believes that the fair market value of the Parent common stock and cash consideration to be received by CIC stockholders in the Merger will be approximately equal to the fair market value of the CIC capital stock surrendered by CIC stockholders in exchange therefor.

     3. The total fair market value of all consideration other than Parent's common stock received by CIC's stockholders in the Merger (including, without limitation, cash paid to CIC's stockholders perfecting dissenters' rights) will be less than fifty percent (50%) of the aggregate fair market value of CIC's capital stock outstanding immediately prior to the Merger.

McCausland, Keen & Buckman
March  , 1997
Page 2

     4. Prior to the Merger, Parent will be in "Control" of Sub. As used herein, "Control" shall consist of direct ownership of stock possessing at least Eighty Percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least Eighty Percent (80%) of the total number of shares of all other classes of stock of Sub. For purposes of determining "Control", a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

     5. The management of Parent and Sub have no knowledge of, and believe that there does not exist any plan or intention by the CIC stockholders to sell, exchange, or otherwise dispose of a number of shares of Parent common stock received in the Merger that would reduce the CIC stockholders' ownership of Parent common stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding capital stock of CIC immediately prior to the Merger. For purposes of this representation, shares of CIC capital stock exchanged for cash or other property, (including without limitation, cash received pursuant to the perfection of dissenters' rights) will be treated as outstanding CIC capital stock immediately prior to the Merger. Moreover, shares of CIC capital stock and shares of Parent common stock held by CIC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. In addition, the management of Parent and Sub are not aware of any transfers of CIC capital stock by any holders thereof prior to the Merger Effective Time which were made in contemplation of the Merger.

     6. As a result of the Merger, CIC will transfer to Sub at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of CIC held by it immediately prior to the Merger. For this purpose, amounts used to pay CIC stockholders perfecting dissenters' rights or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by CIC during the period beginning on the date of commencement of negotiations between Parent and CIC regarding the Merger and ending at the Merger Effective Time (the "Pre-Merger Period") will be considered as assets held by CIC immediately prior to the Merger.

     7. The assumption by Sub of the liabilities of CIC pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of CIC to Sub pursuant to the Merger.

     8. No liabilities of any person other than CIC will be assumed by Sub or Parent in the Merger, and none of the shares of capital stock of CIC to be surrendered in exchange for Parent common stock in the Merger will be subject to any liabilities.

McCausland, Keen & Buckman
March  , 1997
Page 3

     9. Parent has no plan or intention to cause Sub to issue additional shares of stock after the Merger that would result in Parent losing Control of Sub. In addition thereto, Parent has no plan or intention to reaquire any of its stock issued pursuant to the Merger.

     10. Except for transfers described in both Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended ("Code") and Treas. Reg. (S)1.368-2(j)(4), Parent has no plan or intention to liquidate Sub, to merge Sub into another corporation or entity, to sell, distribute or otherwise dispose of the stock of Sub, or to cause Sub to sell or otherwise dispose of any its assets except for dispositions made in the ordinary course of business or payment of expenses incurred by Sub pursuant to the Merger.

     11. Parent intends that following the Merger, Sub will continue CIC's historic business or use a significant portion of CIC's historic business assets in a business.

     12. Parent and Sub will pay their respective expenses, if any, incurred in connection with the Merger. Neither Parent nor Sub will pay any of the expenses of the stockholders of CIC incurred in connection with the Merger.

     13. There is no intercorporate indebtedness existing between Parent and CIC or between Sub and CIC that was issued, acquired, or will be settled at a discount.

     14. Neither Parent nor Sub is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     15. Neither Parent nor Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     16.  No stock of Sub will be issued to the CIC stockholders in the Merger.

     17. None of the compensation received by any stockholder-employee of CIC pursuant to any employment, consulting or similar arrangement with Parent or Sub will be separate consideration for, or allocable to, any of his shares of CIC capital stock. None of the shares of common stock of Parent received by any stockholder-employee of CIC pursuant to the Merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of CIC pursuant to any such employment consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

McCausland, Keen & Buckman
March  , 1997
Page 4



     18. Parent and Sub are authorized to make all of the representations set forth herein.

     B.   Reliance by You in Rendering Opinion; Limitations on Your Opinion.
          -----------------------------------------------------------------

     1. Parent and Sub recognize that (i) your opinion will be based on the representations set forth herein and on the statements contained in the Agreement and documents related thereto, and (ii) your opinion will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

     2. Parent and Sub recognize that your opinion will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinion.

                                    Very truly yours,

                                    Airgas, Inc.


                                    By:
                                       -----------------------------------------
                                       Authorized Officer

                                    Airgas Carbonic Industries, Inc.



                                    By:
                                       ----------------------------------------
                                       Authorized Officer

                                                        EXHIBIT B TO McCAUSLAND,
                                                      KEEN & BUCKMAN TAX OPINION


                  [Carbonic Industries Corporation Letterhead]

                               ____________, 1997

McCausland, Keen & Buckman
Radnor Court
259 Radnor-Chester Road, Suite 160
Radnor, Pennsylvania 19087-5240

          RE: Merger pursuant to Agreement and Plan of Merger (the "Agreement") dated March 12, 1997, by and among Airgas, Inc., a Delaware corporation ("Parent"), Airgas Carbonic Industries, Inc., a Delaware corporation ("Sub") and Carbonic Industries Corporation, a Florida corporation ("CIC")
                               ----------------------------------------
Ladies and Gentlemen:

          This letter is supplied to you in connection with your rendering of an opinion regarding certain federal income tax consequences of the Merger (as defined in Section 9.3 (g)of the Agreement). Unless otherwise defined herein, capitalized terms not defined herein shall have the meanings set forth in the Agreement.

          A.  Representations.  After consulting with its counsel and auditors
              ---------------
regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are true as of the Merger Effective Time.

          1. Except as described in the attached schedule, the Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and CIC has no plan or intention to waive or modify further any such material term or condition.

          2. The ratio for exchange of shares of capital stock of CIC for common stock of Parent in the Merger was negotiated through arm's length bargaining. Accordingly, the undersigned believes that the fair market value of the Parent common stock and cash consideration to be received by CIC stockholders in the Merger will be approximately equal to the fair market value of the CIC capital stock surrendered by CIC stockholders in exchange therefor.

          3. Consistent with Paragraph 1 above, the total fair market value of all consideration other than Parent's common stock received by CIC's stockholders in the Merger (including, without limitation, cash paid to CIC's stockholders perfecting dissenters' rights) will be less than fifty percent (50%) of the aggregate fair market value of CIC's capital stock outstanding immediately prior to the Merger.

McCausland, Keen & Buckman
___________________, 1997
Page 2

          4. Other than shares of CIC capital stock or options to acquire CIC capital stock issued to present or former service providers (including, without limitation, employees and directors) of CIC in the ordinary course of business, no issuance of CIC's capital stock has occurred or will occur during the period beginning on the date of commencement of negotiations between Parent and CIC regarding the Merger and ending at the Merger Effective Time (the "Pre-Merger Period"), other than pursuant to options, warrants or agreements outstanding prior to the Pre-Merger Period or issued in the ordinary course of business during the Pre-Merger Period.

          5. Based on inquiry of those persons listed in Section 11.6 of the Agreement (the "Management of CIC"), CIC has no knowledge of, and believes that there does not exist any plan or intention by the CIC stockholders to sell, exchange, or otherwise dispose of a number of shares of Parent common stock received in the Merger that would reduce the CIC stockholders' ownership of Parent common stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding capital stock of CIC immediately prior to the Merger. For purposes of this representation, shares of CIC capital stock exchanged for cash or other property (including without limitation, cash received pursuant to the perfection of dissenters' rights) will be treated as outstanding CIC capital stock immediately prior to the Merger. Moreover, shares of CIC capital stock and shares of Parent common stock held by CIC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. In addition, the Management of CIC is not aware of any transfers of CIC capital stock by any holders thereof prior to the Merger Effective Time which were or will be made in contemplation of the Merger.

          6. As a result of the Merger, CIC will transfer to Sub at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of CIC held by it immediately prior to the Merger. For this purpose, amounts used to pay CIC stockholders perfecting dissenters' rights or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by CIC during the "Pre-Merger Period" will be considered as assets held by CIC immediately prior to the Merger. CIC has not redeemed any of the CIC capital stock, made any distribution with respect to any of the CIC capital stock, or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of CIC by Sub pursuant to the Merger.

          7. To CIC's knowledge, the assumption by Sub of the liabilities of CIC pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of CIC to Sub pursuant to the Merger.

          8. The liabilities of CIC assumed by Sub and the liabilities to which the transferred assets CIC are subject were incurred by CIC in the ordinary course of its business. No liabilities of any

McCausland, Keen & Buckman
___________________, 1997
Page 3

person other than CIC will be assumed by Sub or Parent in the Merger.

          9. Parent, Sub and CIC will pay their respective expenses, if any, incurred in connection with the Merger. None of Parent, Sub, and CIC will pay any of the expenses of the stockholders of CIC incurred in connection with the Merger.

          10. There is no intercorporate indebtedness existing between Parent and CIC or between Sub and CIC that was issued, acquired, or will be settled at a discount.

          11. CIC is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

          12. CIC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          13. On the date of the Merger, the fair market value of the assets of CIC will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

          14. None of the compensation received by any stockholder-employee of CIC pursuant to any employment, consulting or similar arrangement (including Controlling Shareholder Employment Agreement) is or will be separate consideration for, or allocable to, any of his shares of CIC capital stock.
None of the shares of common stock of Parent received by any stockholder-employee of CIC pursuant to the Merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of CIC pursuant to any such employment consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          15. CIC is authorized to make all of the representations set forth herein.

          B.   Reliance by You in Rendering Opinion; Limitations on Your
               ---------------------------------------------------------
               Opinion.
               -------

          1. CIC recognizes that (i) your opinion will be based on the representations set forth herein and on the statements contained in the Agreement and documents related thereto, and (ii) your opinion will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

McCausland, Keen & Buckman
___________________, 1997
Page 4

          2. CIC recognizes that your opinion will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinion.

                                        Very truly yours,

                                        Carbonic Industries Corporation


                                        By: ____________________________________
                                            J. Vernon Hinely, as President

                                                        EXHIBIT C TO McCAUSLAND,
                                                      KEEN & BUCKMAN TAX OPINION


                      CONTINUITY OF INTEREST CERTIFICATE
                      ----------------------------------

     The undersigned is completing and delivering this Continuity of Interest Certificate to Carbonic Industries Corporation ("CIC") in connection with the merger (the "Merger") of CIC into Airgas Carbonic Industries, Inc., a wholly-owned subsidiary ("Airgas Sub") of Airgas, Inc. ("Airgas").

1.   Ownership of Airgas Shares.
     --------------------------

     (a) Do you own any shares of Airgas stock? _____ YES ______ NO. (If no, please proceed to question 2. If yes, please complete items 1(b), 1(c) and, if applicable, 1(d) below)

     (b)  How many shares of Airgas stock do you own? _________

     (c)  Did you acquire any of these shares after April 22, 1996?   ____YES
          _____NO

     (d)  If the answer to 1(b) is "yes," did you acquire any of these shares in
          anticipation of the Merger? _____ YES   _____ NO.

2.   Ownership of CIC Shares.
     -----------------------

     (a)  How many shares of CIC Class A common stock do you own? ____________

     (b)  How many shares of CIC Class B common stock do you own? ____________

     (c) Were any of these shares acquired after April 22, 1996? ______ YES ____ NO

               If YES, please briefly describe the circumstances under which you acquired the shares and list the approximate dates and the number of shares involved:______________________________________________
               _________________________________________________________________
               _________________________________________________________________
               _________________________________________________________________
               _________________________________________________________________

     (d) Were any of these CIC shares acquired in anticipation of the Merger? ____ YES ___ NO

               If YES, please briefly describe the circumstances under which you acquired the shares and list the approximate dates and the number of shares involved:______________________________________________
               _________________________________________________________________
               _________________________________________________________________
               _________________________________________________________________

Continuity of Interest
Certificate - Page 2 of 3
-------------------------

     (e) Have you sold, exchanged or otherwise disposed of any CIC shares since April 22, 1996? ______ YES _______ NO.

               If YES, please briefly describe the circumstances and list the approximate dates and the number of shares involved:_____________
               _________________________________________________________________
               _________________________________________________________________
               _________________________________________________________________

     (f) Have you sold, exchanged or disposed of any CIC shares in anticipation of the Merger? ______ YES ______ NO

               If YES, please briefly describe the circumstances and list the approximate dates and the number of shares involved:_____________
               _________________________________________________________________
               _________________________________________________________________
               _________________________________________________________________

3.   No Intention to Sell Lockup Shares.
     ----------------------------------

     I do not have any present plan or intention to sell, exchange or otherwise dispose of any of my Lockup Shares and will not have any such plan or intention at the time the Merger becomes effective. My "Lockup Shares" means the shares of Airgas common stock that will represent a portion (between 55% and 57%) of my proceeds from the Merger and will be held for a period of time pursuant to the Lockup/Escrow Agreement (all as further described in the Proxy Statement and Prospectus relating to the Merger and dated __________ ___, 1997).

4.   Intentions Regarding Other Airgas Shares
     ----------------------------------------

     I do not have any present plan or intention to sell, exchange or otherwise dispose of (a) any other shares of Airgas common stock that I will receive in the Merger (i.e. non-Lockup Shares) or (b) any shares of Airgas stock that I own; and I will not have any such plan or intention at the time the
     Merger becomes effective.   ______ TRUE ______ FALSE.

     If FALSE, please briefly explain___________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________
     ___________________________________________________________________________

Continuity of Interest
Certificate - Page 3 of 3
-------------------------

5.   Importance of Certificate
     -------------------------

     I represent that the statements contained in this certificate are true and accurate. I understand that the truthfulness and accuracy of this certificate is important to achieving the tax treatment of the Merger described in the Proxy Statement and Prospectus.

     I also understand that the parties to the Merger and their respective counsel are in part relying on the truth an accuracy of this certificate as well as the certificates of the other CIC shareholders to conclude that the Merger is a reorganization within the meaning of the Internal Revenue code.

     Accordingly, I have obtained such legal and financial counsel as I have deemed appropriate to assist me in filling out this certificate (but I did not obtain any such counsel if I did not feel it was necessary).

6.   Obligation to Notify CIC of Changes.
     -----------------------------------

     I will notify CIC in writing prior to the time that the Merger becomes effective of any changes in my intentions or my ownership of CIC or Airgas shares that would make any information contained in this certificate untrue or inaccurate. I will send such notice to CIC at ________________________,
     ____________.


  Dated _____________ ____, 1997.



                                    --------------------------------------------
                                    (Please print exact name of shareholder)


                                    By:_________________________________________
                                          (Signature)

                                    Name:_______________________________________
                                         (Please print)

                                    Title:______________________________________
                                         (If applicable)

                                                      EXHIBIT 11.4 TO CIC/AIRGAS
                                                      MERGER AGREEMENT
                                                      ==========================


                       CIC SHAREHOLDERS' AGENT COMMITTEE
                       ---------------------------------


J. Vernon Hinely
1473 Montcalm
Orlando, Florida 32806


John A. Toepke
1301 Pinehurst Road
Grayson, Georgia 30221-1126



Jonathan I. Wax
2214 Bohler Road
Atlanta, Georgia 30327-1104

                                                                      APPENDIX B


                 Florida Statutes Governing Dissenters' Rights


607.1301.    Dissenters' rights; definitions

      The following definitions apply to (S)(S) 607.1302 and 607.1320:

      (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to (S) 607.1104, the date prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302.    Right of shareholders to dissent

      (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

             (a) Consummation of a plan of merger to which the corporation is a party:
                    1. If the shareholder is entitled to vote on the merger, or

                    2. If the corporation is a subsidiary that is merged with its parent under (S) 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of (S) 607.1104;

             (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to (S) 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

             (c) As provided in (S) 607.0902(11), the approval of a control-share acquisition;

             (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

             (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                    1. Altering or abolishing any preemptive rights attached to any of his shares;

                    2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                    3.    Effecting an exchange, cancellation, or
reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or affecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                    4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

                    5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

                    6. Reducing the stated dividend preference of any of his preferred shares; or

                    7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

             (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

      (2)    A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

      (3) A shareholder may dissent as to less than all the shares registered in his name. In the event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

      (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

      (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320.    Procedure for exercise of dissenters' rights

      (1) (a) If a proposed corporate action creating dissenters' rights under (S) 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of (S)(S) 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

                   1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

                   2. Note vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

             (b) If proposed corporate action creating dissenters' rights under (S) 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of (S)(S) 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

      (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

      (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares.
Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed within the corporation.

      (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

           (a)   Such demand is withdrawn as provided in this section;

           (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

           (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

           (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

      (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

           (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

           (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

      (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

      (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

      (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

      (9) The costs and expenses of any such proceeding shall be determine by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

      (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefore, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         The Registrant's Amended and Restated Certificate of Incorporation includes a provision limiting the liability of its directors and officers and its stockholders, to the maximum extent permitted by law, for money damages except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with all of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 21. Exhibits and Financial Statement Schedules

(a)    Exhibits.

*2.1 Agreement and Plan of Merger by and among Airgas, Inc., Airgas Carbonic Industries, Inc. and Carbonic Industries Corporation (the "Merger Agreement") is Appendix A to the Proxy Statement/Prospectus included in
         Part I and is incorporated herein by reference..

 3.1 Amended and Restated Certificate of Incorporation of Airgas, Inc. dated as of August 7, 1995 (Incorporated by reference to Exhibit 3.1 to the Company's September 30, 1995 Quarterly Report on Form 10-Q).

 3.2 Airgas, Inc. By-Laws Amended and Restated November 29, 1994 (Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended March 31, 1996. ["1996 Form 10-K"]).


----------------------------------
*        Filed herewith.
**       To be filed by amendment.

 4.1 Seventh Amended and Restated Loan Agreement dated August 10, 1995 between Airgas, Inc. and certain banks and NationsBank of North Carolina, N.A. ($375,000,000 credit facility). (Incorporated by reference to Exhibit 4.1 to the Company's September 30, 1995 Quarterly Report on Form 10-Q).

 4.3 Loan Agreement dated February 5, 1996 between Airgas, Inc. and certain banks and NationsBank of North Carolina, N.A. ($100,000,000 credit facility). (Incorporated by reference to Exhibit 4.3 of the Company's 1996 Form 10-K).

 4.4 Loan Agreement dated June 28, 1996 between Airgas, Inc. and NationsBank, N.A. ($100,000 credit facility). (Incorporated by reference to Exhibit 4 of the Company's June 28, 1996 Report on Form 8-K/A).

*4.5 Indenture dated as of August 1, 1996 of Airgas, Inc. to Bank of New York, Trustee.

*4.6     Form of Airgas, Inc. Medium-Term Note (Fixed Rate)

*4.7     Form of Airgas, Inc. Medium-Term Note (Floating Rate)

         There are no other instruments with respect to long-term debt of the Company that involve indebtedness or securities authorized thereunder exceeding 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to file a copy of any instrument or agreement defining the rights of holders of long-term debt of the Company upon request of the Securities and Exchange Commission.

**5 Opinion of McCausland, Keen & Buckman regarding legality of the shares of the Company's Common Stock being registered.

*8       Form of Opinion of McCausland, Keen & Buckman regarding tax matters is
         Exhibit 9.3(g) to the Merger Agreement included in Part I and incorporated herein by reference.

10.1 Agreement between the Company and Peter McCausland, dated January 8, 1991, and form of Common Stock Purchase Warrant. (Incorporated by reference to Exhibit 10.16 to the Company's March 31, 1992 report on Form 10-K).

10.2 Common Stock Purchase Warrant held by Britton H. Murdoch and certain other employees and other persons (Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Common Stock Purchase Warrants, which are substantially identical in all material respects except as to the parties thereto, held by certain employees, including the following Executive Officers and a Director, and other persons are not being filed: Hermann Knieling, Kenneth A. Keeley, Alfred B. Crichton, Gordon
         L. Keen, Jr., William Sanford, Scott Melman and Ronald Beebe and Director, Merril Stott). (Incorporated by reference to Exhibit 10.17 to the Company's March 31, 1993 report on Form 10-K).


---------------------------------
*        Filed herewith.
**       To be filed by amendment.

10.3 Amended and Restated 1984 Stock Option Plan for Directors (Non-Employees), as amended. (Incorporated by reference to Exhibit 10.1 to the Company's September 30, 1995 report on Form 10-Q).

10.4 1989 Non-Qualified Stock Option Plan for Directors (Non-Employees), as amended. (Incorporated by reference to Exhibit 10.7 to the Company's March 31, 1992 report on Form 10-K).

10.5 Amendment to the 1989 Non-Qualified Stock Option Plan for Directors (Non-Employees) as amended through August 7, 1995 (Incorporated by reference to Exhibit 10.2 to the Company's September 30, 1995 Quarterly Report on Form 10-Q).

10.6     1994 Employee Stock Purchase Plan. (Incorporated by reference to
         Exhibit 10.19 to the Company's March 31, 1993 report on Form 10-K).

10.7 Amended and Restated Joint Venture Agreement dated March 31, 1992 between American Carbide and Carbon Corporation and Elkem Metals Company. (Incorporated by reference to Exhibit 10.5 to the Company's March 31, 1992 report on Form 10-K).

10.8     Airgas, Inc. Management Incentive Plan (Incorporated by reference to
         Exhibit 10.3 to the Company's September 30, 1995 Quarterly Report on Form 10-Q).

10.9 Joint Venture Agreement dated June 28, 1996 between Airgas, Inc. and National Welders Supply Company, Inc. and J.A. Turner, Jr., Judith Carpenter, J.A. Turner, III, and Linerieux B. Turner and Molo Limited Partnership, Turner (1996) Limited Partnership, Charitable Remainder Unitrust for James A. Turner, Jr. and Foundation for the Carolinas (Incorporated by reference to Exhibit 2.1 to the Company's June 28, 1996 Report on Form 8-K).

 11 Statement re: Computation of earnings per share (Incorporated by reference to Exhibit 11 to the 1996 Form 10-K).

*21      Subsidiaries of the Company.

*23.1    Consent of KPMG Peat Marwick LLP.

*23.2    Consent of Osburn, Henning and Company.

**23.3   Consent of McCausland, Keen, & Buckman (included in Exhibit 5)

*24      Powers of Attorney (included in signature page).

*99.1    Form of proxy to be used by Carbonic Industries Corporation.

*99.2 Form of Cash Election/Transmittal Letter for Carbonic Industries Corporation Class A Common Stock.

*99.3 Form of Transmittal Letter for Carbonic Industries Corporation Class B Common Stock.

 99.4    Form of Transmittal Letter for Continuity of Interest Certificate.
---------------------------------
*        Filed herewith.
**       To be filed by amendment.

         (b)      Financial Statement Schedules

         Schedule II - Valuation and Qualifying Accounts

         All other schedules for which provision is made in the applicable accounting regulations promulgated by the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Item 22.  Undertakings

         (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (1) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SCHEDULE II
                                 CONSOLIDATED
                         AIRGAS, INC. AND SUBSIDIARIES
               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
               For the Years Ended March 31, 1996, 1995 and 1994
                           (In thousands of dollars)


Column A                             Column B          Column C
--------                             --------          --------
                                                       Additions
                                                       ---------
                                                                Charged
                                     Balance at    Charged to  (Credited)
                                     Beginning      Cost and    to Other
Description                          of Period      Expense     Accounts
------------                         ---------     ----------   ------------
1996 Accounts Receivable --
 Allowance for doubtful accounts . . $ 4,161       $ 2,719       $ 1,313(1)

 LIFO cost reserve . . . . . . . . .   1,061           282            --
 Insurance reserves. . . . . . . . .   6,304        19,510           262

1995 Accounts Receivable --
 Allowance for doubtful accounts . . $ 4,207       $ 3,102       $ 1,033(1)
 LIFO cost reserve . . . . . . . . .     659           402            --
 Insurance reserves. . . . . . . . .   5,341        17,038           132

1994 Accounts Receivable --
 Allowance for doubtful accounts . . $ 3,392       $ 2,884       $ 1,155(1)
 LIFO cost reserve . . . . . . . . .     465           194            --
 Insurance reserves. . . . . . . . .   7,046        13,031           165

                                              (COLUMNS CONTINUED)

                                  SCHEDULE II
                                 CONSOLIDATED
                         AIRGAS, INC. AND SUBSIDIARIES
               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
               For the Years Ended March 31, 1996, 1995 and 1994
                           (In thousands of dollars)

(Columns Continued)


Column A                                Column D            Column E
--------                                --------            --------
                                                             Balance
                                                            at End of
Description                             Deductions           Period


------------                            --------------       --------
1996 Accounts Receivable --
 Allowance for doubtful accounts . . .   $ (4,797)(2)        $ 3,396
 LIFO cost reserve . . . . . . . . . .         --              1,343
 Insurance reserves. . . . . . . . . .    (20,779)             5,297

1995 Accounts Receivable --
 Allowance for doubtful accounts . . .   $ (4,181)(2)        $ 4,161
 LIFO cost reserve . . . . . . . . . .         --              1,061
 Insurance reserves. . . . . . . . . .    (16,207)             6,304

1994 Accounts Receivable --
 Allowance for doubtful accounts . . .   $ (3,224)(2)        $ 4,207
 LIFO cost reserve . . . . . . . . . .         --                659
 Insurance reserves. . . . . . . . . .    (14,901)             5,341

----------
(1) Includes collections on accounts previously written-off and allowances for doubtful accounts of businesses acquired less the allowance for doubtful accounts of businesses sold.

(2) Write-off of uncollectible accounts.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the Town of Radnor, State of Pennsylvania on this 20th day of March, 1997.

                                       AIRGAS, INC.



                                       By: /s/PETER McCAUSLAND
                                           -------------------------------------
                                           Peter McCausland
                                           Chairman of the Board and Chief
                                            Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter McCausland and Todd R. Craun. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


             Signature                                         Title                                            Date
             ---------                                         -----                                            ----
/s/Peter McCausland                     Director, Chairman of the Board and                                 March 20, 1997
--------------------------------
Peter McCausland                        Chief Executive Officer

/s/Hermann Knieling                     President and Chief Operating Officer                               March 20, 1997
--------------------------------
Hermann Knieling

/s/Thomas C. Deas, Jr.                  Vice President & Chief Financial Officer                            March 20, 1997
------------------------------          (Principal Financial Officer)
Thomas C. Deas, Jr.

/s/ Jeffrey P. Cornwell                 Assistant Vice President and Corporate                              March 20, 1997
------------------------------          Controller (Principal Accounting Officer)
Jeffrey P. Cornwell

/s/ W. Thacher Brown                                         Director                                       March 20, 1997
------------------------------
W. Thacher Brown

                                                             Director
--------------------------------
  Frank B. Foster, III

/s/ Dr. Robert E. Naylor                                     Director                                       March 20, 1997
--------------------------------
Dr. Robert E. Naylor

                                                             Director
-----------------------------------
  Robert L. Yohe

/s/John A.H. Shober                                          Director                                       March 20, 1997
---------------------------------
  John A. H. Shober

/s/Merril L. Stott                                           Director                                       March 20, 1997
---------------------------------
  Merril L. Stott

/s/Erroll C. Sult                                            Director                                       March 20, 1997
---------------------------------
  Erroll C. Sult

 /s/Argeris N. Karabelas                                     Director                                       March 20, 1997
---------------------------------
  Argeris N. Karabelas